Filed Pursuant to Rule 424(b)(3)
File Number 333-142395

Prospectus

34,141,864 Shares

GMH COMMUNITIES TRUST

Common Shares of Beneficial Interest

This prospectus relates to up to 34,141,864 common shares of beneficial interest of GMH Communities Trust that the selling shareholders named in this prospectus may offer for sale from time to time. We are registering the offering of the common shares to provide the selling shareholders with the ability to sell their shares in this offering registered under the Securities Act of 1933, but this prospectus does not necessarily mean that the selling shareholders will offer or sell the shares. The selling shareholders named in this prospectus either currently own the common shares they are offering, or may acquire these common shares through the conversion of the units of limited partnership interest in our operating partnership, GMH Communities, LP, into common shares. The selling shareholders may request that these units of limited partnership interest be converted into common shares at any time in accordance with the terms of the partnership agreement for our operating partnership. With respect to certain of the selling shareholders, we are filing the registration statement of which this prospectus is a part pursuant to the terms of registration rights agreements. We will not receive any of the proceeds from the sale of any common shares by the selling shareholders, but will incur expenses in connection with the offering.

The selling shareholders from time to time may offer and sell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. These sales may be made on the New York Stock Exchange or other exchanges on which our common shares are then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then current market prices or at prices otherwise negotiated. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement which will accompany this prospectus. A prospectus supplement also may add, update or change information contained in this prospectus.

Our common shares are listed on the New York Stock Exchange under the symbol “GCT.”  On June 1, 2007, the last reported sale price of our common shares on the New York Stock Exchange was $10.86 per share.

Investing in our common shares involves a high degree of risk. You should carefully consider the risk factors described under the heading “Risk Factors” in this prospectus beginning on page 6 before investing in our common shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 8, 2007

No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or the underwriters. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

Market data and forecasts used in this prospectus have been obtained from independent industry sources as well as from research reports prepared for other purposes. We have not independently verified the data obtained from these sources. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements in this prospectus.

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SUMMARY

The following summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus, including “Risk Factors” and the financial statements and unaudited pro forma financial information, and related notes, appearing elsewhere in this prospectus, before making a decision to invest in our common shares. Our operating partnership, GMH Communities, LP, commenced operations on July 27, 2004, and, upon completion of our initial public offering in November 2004, GMH Communities Trust, through a wholly owned subsidiary, became the sole general partner of GMH Communities, LP. We currently own and operate all of our assets through our operating partnership. In this prospectus, unless the context suggests otherwise, references to “our company,” “we,” “us” and “our” mean GMH Communities Trust, including our operating partnership, GMH Communities, LP, as well as our other direct and indirect subsidiaries.

The historical operations described in this prospectus prior to the completion of our initial public offering in November 2004 refer to the historical operations of our predecessor entities. We have described our operations in this prospectus as if the historical operations of our predecessor entities were conducted by us.

Our Company

We are a self-advised, self-managed, specialty housing company that focuses on providing housing to college and university students residing off-campus and to members of the U.S. military and their families. Through our operating partnership, we own and operate our student housing properties and own equity interests in joint ventures that own our military housing privatization projects. Generally, we provide through our taxable REIT subsidiaries the development, construction, renovation and management services for our military housing privatization projects and property management services for student housing properties owned by others. In addition, through our operating partnership, we provide consulting services with respect to the management of certain student housing properties owned by others, including colleges, universities and other private owners. We are one of the leading providers of housing, lifestyle and community solutions for students and members of the U.S. military and their families.

GMH Communities Trust was formed in May 2004 to continue and expand upon the student and military housing businesses of our predecessor entities and other affiliated entities, collectively referred to as GMH Associates. GMH Associates was founded in 1985 principally to acquire, develop and manage commercial and residential real estate, focusing on student housing. Beginning in 1999, GMH Associates also competed for the award of contracts to develop, construct, renovate and manage housing units for members of the U.S. military and their families, referred to as military housing privatization projects. We seek to capitalize on the highly fragmented student housing market at colleges and universities and the related need for quality and affordable off-campus, privately owned student housing. Focusing on this opportunity, we have, and prior to our formation, GMH Associates had, acquired or entered into joint ventures that acquired student housing properties strategically located near college or university campuses. In addition, we have continued to expand upon the military housing business developed by GMH Associates and to seek the award of additional military housing privatization projects granted by the Department of Defense, or DoD, under the 1996 National Defense Authorization Act.

We elected to be treated as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, or the Code, commencing with our taxable year ended December 31, 2004, and intend to continue to qualify as a REIT. We perform certain management and other services relating to student and military housing, which if performed directly by a REIT could adversely affect its qualification as a REIT, through our taxable REIT subsidiaries, GMH Military Housing, LLC and College Park Management TRS, Inc. A “taxable REIT subsidiary” is an entity, taxed as a corporation, in which a REIT directly or indirectly holds shares and which makes a joint election with the REIT to be treated as a taxable REIT subsidiary of the REIT. Taxable REIT subsidiaries are generally subject to federal income taxation in the same manner as regular corporations and not as REITs. The extent to which a REIT can conduct its operations through a taxable REIT subsidiary is limited by provisions of the Code, which require that (i) dividends from a taxable REIT subsidiary, together with other nonqualifying gross income of the REIT, constitute not more than 25% of the REIT’s gross income in any taxable year and (ii) securities issued by taxable REIT subsidiaries represent not more than 20% of the value of the REIT’s total assets as of the close of any quarter of a taxable year of the REIT.

As of March 31, 2007, we owned or had ownership interests in 77 student housing properties, containing a total of 14,432 units and 46,696 beds. We also owned seven undeveloped or partially developed parcels of land held for development as student housing properties, and we managed a total of 18 student housing properties owned by others, containing a total of 3,053 units and 9,900 beds, as well as 51 units and 279 beds currently under construction. See also the section below titled “2007 Business Strategy” for a discussion of certain transactions that have or will impact our ownership interests in certain of these student housing properties.

With respect to our military housing segment, as of March 31, 2007, our operating partnership had an ownership interest in, and through various wholly-owned subsidiaries operated, 10 military housing privatization projects, comprising an aggregate of approximately 20,364 end-state housing units on 25 military bases. End-state housing units are the housing units, including units subject to new construction and existing units, whether or not subject to renovation, that are approved for completion and management by the end of the initial development period, or IDP,  for the project.

With respect to projects under exclusive negotiations and which are not yet in operation, we have been chosen by the Department of the Army to design, construct and manage two single soldier housing projects, located at Fort Bliss and Fort Stewart. These two projects are among the first of unaccompanied housing privatization awards made by the Army. During the first quarter of 2007, we also announced that we were selected by the Department of the Navy to enter into exclusive negotiations for the design, construction, management and maintenance of the military family housing at 11 Southeast Region Navy bases in five states. The 50-year term of the Navy Southeast project is expected to commence with a six-year IDP that is valued in excess of $700 million and covering approximately 5,501 end-state housing units. Also during the first quarter of 2007, we announced that we were selected by the Department of the Army to enter into exclusive negotiations for the family housing privatization project at the U.S. Military Academy at West Point, New York, which is expected to have a five-year IDP with project costs valued in excess of $160 million and cover 628 end-state housing units. Most recently, in May 2007, we announced that we were selected by the Department of the Army to enter into exclusive negotiations for the family housing privatization project at Fort Jackson in Columbia, South Carolina. The Fort Jackson project is expected to have a six-year IDP with project costs valued in excess of $180 million and cover 990 end-state housing units.

2007 Business Strategy

In December 2006, we announced that our management expected to implement a business strategy beginning in 2007 that would involve the sale, refinancing and/or entrance into joint ventures covering a number of our currently-owned student housing properties. Our management developed this plan primarily in an effort to raise capital proceeds that could be used to repay outstanding indebtedness under our line of credit with Wachovia Bank. In connection with this business strategy, we completed the refinancing of four of our student housing properties in February 2007, for a total of $90.0 million in new 10-year mortgage debt at a fixed interest rate of 5.6%. We used the net proceeds from this refinancing to repay $73.6 million in outstanding borrowings under the Wachovia line of credit, which resulted in the replacement of the indebtedness under the Wachovia line of credit that was carrying a variable LIBOR-based interest rate of 7.32% as of the date of the refinancing. Immediately following this transaction, we had approximately $137.8 million in remaining borrowings outstanding under the Wachovia line of credit.

In addition, on April 13, 2007, we entered into a joint venture transaction with Fidelity Real Estate Group covering a total of six student housing properties. As of April 13, 2007, we had completed the transfer of our 100% interest in five of the six properties into the joint venture entity, which is currently owned 90% by Fidelity and 10% by us. The transfer of our interest in the sixth property to be included in the joint venture is expected to be completed during the second quarter of 2007, upon receipt of lender approval of the joint venture’s assumption of the existing mortgage indebtedness on that property. In connection with the closing of the five properties that are part of the joint venture, Fidelity contributed approximately $19.8 million into the joint venture, and the joint venture simultaneously placed new mortgage indebtedness on the properties in an aggregate amount of $88.0 million. The new mortgage debt has a five-year term and requires interest-only payments at a fixed rate of approximately 5.52%. We received net proceeds from the joint venture transaction totaling approximately $56.1 million, and used the proceeds to repay an equal amount of existing indebtedness outstanding under the Wachovia line of credit.

Also, on May 7, 2007, we entered into a revolving note facility, under the terms of a Note Purchase Agreement, with Merrill Lynch, Pierce, Fenner & Smith Incorporated. Under this note facility, our operating partnership may issue up to an aggregate principal amount of $100.0 million in notes outstanding at any time through April 30, 2010, and, subject to certain conditions, may be increased to up to an additional $25 million in notes outstanding. On May 7, 2007, our operating partnership issued a note to Merrill Lynch for approximately $90.7 million, which was used to pay a $1.0 million commitment fee to Merrill Lynch, closing costs and to repay principal and interest due under, and to terminate, the Wachovia line of credit. The initial note was issued with an interest rate of 7.07% and has a term through April 30, 2010. On June 1, 2007, we redeemed an outstanding principal amount of notes under this facility equal to $30.5 million, resulting in a remaining balance of $60.2 million in principal of notes outstanding under the facility. Additional notes may be issued at any time upon notice by our operating partnership, and we will have the ability to repay amounts under outstanding notes and redraw such amounts through the issuance of new notes, provided that the maximum amount of notes outstanding at any time during the term of the Note Purchase Agreement may not exceed an aggregate principal amount of $100.0 million, or $125 million to the extent permitted to be increased. Under the terms of the note purchaser agreement, the notes will be issued to Merrill Lynch and may thereafter be transferred to “qualified institutional buyers” in accordance with Rule 144A of the Securities Act of 1933, as amended. The notes will be administered under the terms of a Trust Indenture with U.S. Bank Trust National Association, serving as trustee of the notes. The notes are issuable at an annual interest of LIBOR plus 1.75%, will require monthly payments of interest only, and are secured solely by the fees and equity preferred returns we receive in connection with our military housing projects currently in operation, as well as those to be received under the Navy Southeast project and West Point project for which we are currently under exclusive negotiations.  For additional information regarding the terms of this transaction, see the section of prospectus titled “Our Business and Properties — Note Facility.”report.

On May 24, 2007, we completed the sale of three student housing properties to SCI Real Estate Investments, LLC, and received an aggregate of approximately $27.8 million in net proceeds after the repayment of existing mortgage debt on the properties totaling approximately $37.0 million. We used approximately $23.2 million of the proceeds from these completed sales to repay outstanding indebtedness under our note facility through Merrill Lynch, and the remaining $4.6 million in proceeds are being held in escrow for up to 180 days pending the Company’s completion of a 1031 exchange transaction. Pursuant to our agreement with SCI, we have agreed to sell an additional two student housing properties. The timing of completion for the remaining two sale properties under the agreement, as well as one additional property sale to a different buyer, is contingent upon the timing of lender approval of applicable loan assumptions, which is currently expected to occur by the end of the second quarter of 2007 or early in the third quarter of 2007. We expect to use proceeds from the pending sale transactions to redeem outstanding notes under the Trust Indenture with U.S. Bank Trust as discussed above and for general working capital purposes.

Summary Risk Factors

You should carefully consider the matters discussed in “Risk Factors” prior to deciding whether to invest in our common shares. Some of these risks include:

•                  if we were to default in the future on any of our mortgage or other indebtedness, the loss of any of our assets  securing such debt could adversely affect our business or result in the secured indebtedness under our line of credit being immediately due and payable;

•                  our internal control over financial reporting may not be sufficient to ensure timely and reliable financial information;

•                  pending material litigation or the commencement of an investigation by the SEC could adversely affect the Company’s financial condition and results of operations;

•                  we have reported net losses in the past and may continue to do so in the future;

•                  since our initial public offering, our cash flow from operations has been insufficient to fund our dividend distributions to our shareholders, and it could continue to be so in the future. To the extent our cash flow from operations is insufficient to fund our dividend distributions, we expect to borrow funds or to lower our dividend distributions;

•                  historically, we have experienced rapid growth in our student housing and military housing businesses and may not be able to adapt our management and operational systems to respond to the acquisition and integration of these properties and investments in privatization projects, or to respond to new properties and projects that we acquire in the future, without unanticipated disruption or expense;

•                  we expect our real estate investments to continue to be concentrated in student housing and military housing, making us more vulnerable to economic downturns in these housing markets than if our investments were diversified across several industry or property types;

•                  virtually all of our student housing leases, which typically have a 12-month lease term, become subject to renewal with existing student residents or lease-up with new student residents during July and August of each year, which coincides with the start of the academic year at most colleges and universities. If we are unable to renew or lease-up our student housing properties prior to the start of the academic year, our chances of leasing these properties during subsequent months is reduced, and correspondingly, our rents and operating results will be adversely affected;

•                  certain military bases for which we own and operate a military housing privatization project have been approved for reduction of troops or closure under the Base Realignment and Closure, or BRAC, regulations. Our operating revenues from these projects and the value of our equity interest in the projects may be reduced, and our overall military housing segment revenues could be adversely affected with respect to the military bases under any of these military housing privatization projects;

•                  as a result of the anticipated closure of the Brunswick Naval Air Station covered by our Navy Northeast Region military housing privatization project, our joint venture with the Department of the Navy that owns the project must modify the terms of the project documents to amend various construction scope and timing requirements that were set prior to the BRAC announcement. Certain initial construction requirements under the original scope have not been met due to construction delays at bases slated for closure, and therefore the joint venture is currently in default under the terms of the trust indenture relating to the bonds issued to finance the project. The exercise of any default remedies by the bondholders relating to this project may adversely impact the operations of the project and our equity investment in the project;

•                  we rely on key partners and contractors in connection with the construction and development of our military housing privatization projects, and our inability to maintain these relationships or to engage new partners or subcontractors under commercially acceptable terms to us could impair our ability to successfully complete the construction and development of our military housing privatization projects and to obtain new military housing privatization projects;

•                  if Congress does not approve appropriations each year relating to the provision of the BAH paid to members of the U.S. military, which is the primary source of rental revenues under our military housing privatization projects, or if BAH were eliminated, our operating revenues and projected returns on investments from our military housing privatization projects would be significantly reduced;

•                  Gary M. Holloway, Sr., our president, chief executive officer and chairman of our board of trustees, may have conflicts of interest as a result of his ownership of an entity that provides services to us and leases space from us;

•                  our executive officers and certain of our trustees may have conflicts of interest in connection with their ownership of limited partnership units in our operating partnership; and

•                  one of our trustees may have a conflict of interest as a result of his affiliation with Vornado Realty Trust, one of our largest shareholders on a fully-diluted basis.

Selling Shareholders

This prospectus relates to up to 34,141,864 common shares that the selling shareholders named in this prospectus may offer for sale from time to time. The selling shareholders named in this prospectus either currently own the common shares they are offering, or may acquire these common shares upon the conversion of their units of limited partnership interest in our operating partnership, GMH Communities, LP, into common shares.

Use of Proceeds

We will not receive any proceeds from the sale by the selling shareholders of the common shares being offered by this prospectus. We have agreed, however, to pay various expenses relating to registration of these common shares under applicable securities laws.

Restrictions on Ownership of Our Common Shares

Our declaration of trust generally prohibits any shareholder, other than (i) Gary M. Holloway, Sr. and certain persons related to Mr. Holloway, (ii) Steven Roth, who is the chairman and chief executive officer of Vornado Realty Trust, certain persons related to him, and (iii) Vornado Realty L.P., which is the operating partnership of Vornado Realty Trust, and certain persons related to Vornado Realty L.P. and certain transferees or assignees of Vornado Realty L.P. or related persons, from beneficially or constructively owning more than 7.1% in value of our outstanding shares or more than 7.1% in value or in number of shares, whichever is more restrictive, of our outstanding common shares. Our declaration of trust provides that a person will not be subject to the ownership limits if such person has provided the board of trustees with such representations and evidence, and has entered into such agreements and undertakings, as are satisfactory to the board of trustees, in its reasonable discretion, to establish that (i) such person is entitled to the “look-through” treatment with respect to the REIT requirement that not more than 50% of the value of our shares may be owned, directly, indirectly or under applicable attribution rules, by five or fewer individuals (as defined to include certain entities), (ii) such person’s direct, indirect or constructive ownership of interests in our direct or indirect tenants will not adversely affect our ability to qualify as a REIT, (iii) such person’s direct, indirect or constructive ownership of our shares will not adversely affect our ability to qualify as a REIT and (iv) such person has agreed that shares directly, indirectly or constructively owned by such person in excess of 7.1% of our common shares (as determined by reference to number or value, whichever is more restrictive) or 7.1% of our outstanding shares (as determined by reference to value) will automatically be transferred to a charitable trust as necessary to prevent ownership in excess of those levels from adversely affecting our ability to qualify as a REIT. The exemption described in the preceding sentence will automatically cease to apply in the event that such person is or becomes ineligible for the “look-through” treatment described in the preceding sentence and will not prevent the application of the provisions in the declaration of trust relating to ownership of shares in excess of the ownership limitations to shares owned by the person granted an exemption where another person treated under applicable attribution rules as owning shares owned by the person granted an exemption owns, directly, indirectly or under the applicable attribution rules, shares in excess of the ownership limitation applicable to such other person. The board of trustees may grant other exemptions from the ownership limitations in certain circumstances. Mr. Holloway and certain related persons are prohibited from owning more than 20% in value of our outstanding shares or more than 20% in value or in number of shares, whichever is more restrictive, of our outstanding common shares, and Steven Roth and certain persons related to him are prohibited from owning more than 8.5% in value of our outstanding shares or more than 8.5% in value or in number of shares, whichever is more restrictive, of our outstanding common shares. See “Description of Shares—Restrictions on Ownership and Transfer.”

Dividend Policy

We intend to distribute to our shareholders each year all or substantially all of our REIT taxable income so as to avoid paying corporate income tax and excise tax on our earnings and to qualify for the tax benefits afforded to REITs under the Code. The actual amount and timing of distributions, if any, will be at the discretion of our board of trustees and will depend upon our actual results of operations and a number of other factors discussed in “Price Range of Common Shares and Dividend Policy,” including:

•                  the amount of revenues from our owned student housing portfolio and third-party management segment;

•                  the amount of revenues received in connection with our military housing privatization projects;

•                  the consulting and management fees received with respect to student housing properties owned by others;

•                  our debt service obligations; and

•                  our operating expenses.

We cannot assure you that we will have cash available for distributions at historical levels. See “Risk Factors.”

Our Principal Office and Other Information

Our principal executive offices are located at 10 Campus Boulevard, Newtown Square, Pennsylvania 19073. Our telephone number is (610) 355-8000. Our Internet address is www.gmhcommunities.com. We make available free of charge on or through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our Internet web site and the information contained therein or connected thereto do not constitute a part of this prospectus.

RISK FACTORS

An investment in our common shares involves a number of risks. The risks described below represent the material risks you should carefully consider before making an investment decision. If any of these risks occurs, our business, liquidity, financial condition and results of operations could be materially and adversely affected, in which case the price of our common shares could decline significantly and you could lose all or part of your investment.

Risks Relating to Our Business and Growth Strategy

If we were to default in the future on any of our mortgage or other indebtedness, the loss of any of our assets securing such debt could adversely affect our business or result in the secured indebtedness under our current note facility being immediately due and payable.

A substantial portion of our student housing properties are secured by first mortgages. In addition, as discussed in the section of this prospectus titled “Our Business and Properties — Note Facility,” in connection with obtaining our current $100.0 million revolving note facility with Merrill Lynch, we granted the lender a security interest in the cash flows from our military housing business. Our cash flow may be insufficient to make required payments of principal and interest on our debt. Any default in payment of our indebtedness or violation of any covenants in our loan documents could result in the loss of our investment in the properties or assets securing the debt or, in certain instances, could result in our debt obligations under our note facility being immediately due and payable, to the extent that we are unable to obtain waivers of financial covenants from our lenders or amend the loan documents. Additionally, some of our indebtedness contains cross default provisions. A default under a loan with cross default provisions could result in default on other indebtedness.

Pending material litigation or the commencement of an investigation by the SEC could adversely affect the Company’s financial condition and results of operations.

There have been several class action complaints filed against the Company and our chief executive officer and former chief financial officer. As of the date of this prospectus, the court has appointed a lead plaintiff, but the class has not yet been certified. The amended complaint filed by the lead plaintiff alleges, among other things, that the defendants committed securities fraud in connection with the offer, purchase and sale of the Company’s common shares between May 5, 2005 and March 10, 2006. In addition, the sellers of a portfolio of student housing properties that we acquired in June 2005, who received units of limited partnership interests in our operating partnership in connection with the transaction, have filed suit against us under a similar securities fraud claim. The outcome of this litigation is uncertain, and although the Company will defend itself against the claims made in these lawsuits, no assurance can be given as to the outcome of this litigation. For a discussion of this pending and threatened litigation, see the section of this prospectus titled “Legal Proceedings.” Costs associated with defending this securities litigation, or with the payment of any judgments in or settlements of such litigation, could adversely affect the Company’s financial condition and results of operations.

In addition, after we alerted the SEC of our 2006 Audit Committee investigation and related matters, the SEC staff initiated an informal inquiry in connection with these matters. If the SEC ultimately investigates these matters, or any restatements of our financial statements, the investigation could adversely affect the Company’s ability to access the capital markets. In addition, the Company could incur significant legal, accounting and other costs in connection with responding to any such investigation, and could be required to pay large civil penalties and fines resulting from any enforcement actions that could be instituted by the SEC. The SEC also could impose other sanctions against us or certain of our executive officers. These additional costs, together with the likely strain on management’s time and attention and other of our operational resources in addressing any such investigation, could adversely affect our financial condition and results of operations.

We have reported net losses in the past and may continue to do so in the future.

For the second, third and fourth quarters of 2006, and the full year ended December 31, 2006, we reported net losses. With respect to the periods during 2006, these losses were primarily attributable to increased expenses incurred during those periods relating to our previously disclosed Audit Committee special investigation and activities of the Special Committee of the Board of Trustees. We also have experienced increases in expenses relating to our student housing business, and to the extent we are unable to manage those expenses going forward, our operating results from this segment could contribute to additional losses for the Company on a consolidated basis. As referenced in the risk factor above, we also may incur significant legal expenses relating to defending the pending securities litigation against the Company. If our student housing and military housing businesses do not generate sufficient revenue from operations to maintain profitability, we may continue to experience losses from operations.

Since our initial public offering, our cash flow from operations has been insufficient to fund our dividend distributions to our shareholders, and it could continue to be so in the future. To the extent our cash flow from operations is insufficient to fund our dividend distributions, we expect to borrow funds or to lower our dividend distributions.

Since completion of our initial public offering, we have used borrowings under our prior credit facilities to pay a portion of dividend distributions to our shareholders. We expect that during 2007 our cash flow from operations will continue to be the primary source of funding for our distributions to shareholders, and that to the extent that we are unable to fund our dividend distributions with cash flow from operations, we may be required to borrow funds in order to make distributions at historical levels. Under our current note facility with Merrill Lynch, we are not required to obtain lender  consent to the use of funds borrowed thereunder for payment of any future dividend distributions provided that we maintain certain financial covenants. See the section of this prospectus titled “Our Business and Properties — Line of Credit.” If we seek to borrow funds from another lending source, we may be required to obtain prior consent from our current lenders. To the extent that we do not have sufficient funds from operations to fund our dividend distributions at historical levels, either from cash flows or borrowed funds, we may be required to lower our dividend distributions. Any additional indebtedness that we incur with respect to payment of our dividend distributions also will increase our leverage and could decrease our ability to borrow money for other needs, such as the acquisition or development of student housing properties and investments in military housing privatization projects.

Our internal control over financial reporting may not be sufficient to ensure timely and reliable financial information.

As discussed under Item 9A of our Annual Report on Form 10-K for the year ended December 31, 2005, in connection with the completion of the audit of our financial statements for the fiscal year ended December 31, 2005 and an investigation performed by our Audit Committee commenced during the first quarter of 2006, the Company identified and communicated to the Company’s independent registered public accounting firm “material weaknesses” involving internal control over financial reporting and its function. Although management’s report on internal control over financial reporting as contained in Item 9A of our Annual Report on Form 10-K for the year ended December 31, 2006 indicates the presence of no material weaknesses in internal control as of December 31, 2006, there can be no assurance that internal control systems will continue to remain effective going forward, or that further remediation efforts will not be required in order to maintain our internal control over financial reporting.

The Company’s growth could continue to place stress on its internal control systems, and there can be no assurance that the Company’s current control procedures will be adequate. Even after corrective actions have been implemented, the effectiveness of the Company’s internal control over financial reporting may be limited by a variety of risks, including faulty human judgment and simple errors, omissions and mistakes, inappropriate management override of procedures, and risk that enhanced controls and procedures may still not be adequate to assure timely and reliable financial information. If the Company fails to have effective internal control over financial reporting in place, it could be unable to provide timely and reliable financial information.

We commenced operations through our operating partnership in 2004, have a limited history of operating and owning our student housing properties and military housing privatization projects, and therefore may have difficulty successfully and profitably operating our business.

We have only recently commenced operations through the acquisition of our student housing properties, investments in military housing privatization projects and agreements to manage student housing for others by our operating partnership in connection with our initial public offering in November 2004 and the related formation transactions at the time of our initial public offering. As a result, we have a limited operating history and limited experience in owning these student housing properties and operating these military housing privatization projects. Furthermore, we acquired most of our student housing properties and investments in military housing privatization projects we own as of the date of this prospectus primarily within the past two years and we have limited operating histories for the properties currently under management. Consequently, our historical operating results and the financial data set forth in this prospectus may not be useful in assessing our likely future performance. We cannot assure you that we will be able to generate sufficient net income from operations to make distributions to our shareholders.

Historically, we have experienced rapid growth in our student housing and military housing businesses and may not be able to adapt our management and operational systems to respond to the acquisition and integration of these properties and investments in privatization projects, or to respond to new properties and projects that we acquire in the future, without unanticipated disruption or expense.

We acquired all of our student housing properties and investments in military housing privatization projects since July 2004 and expect to continue to acquire additional student housing properties and invest in military housing privatization projects going forward.

As a result of the rapid historical growth of our portfolio, we cannot assure you that we will be able to adapt our management, administrative, accounting and operational systems, or hire or retain sufficient operational staff to integrate these student housing properties and military housing privatization projects into our portfolio and manage any future acquisitions of additional student housing properties or military housing privatization projects without operating disruptions or unanticipated costs. Our failure to successfully integrate any future student housing property acquisitions, student housing property management contracts or military housing privatization projects into our portfolio could have a material adverse effect on our results of operations and financial condition and our ability to make distributions to our shareholders.

We expect our real estate investments to continue to be concentrated in student housing and military housing, making us more vulnerable to economic downturns in these housing markets than if our investments were diversified across several industry or property types.

We elected to be treated as a REIT for federal income tax purposes in connection with the filing of our tax return for the taxable year ended December 31, 2004, and we expect to continue to qualify as a REIT in the future. Accordingly, we will invest primarily in real estate. We intend to acquire, manage, and to a lesser extent, develop student housing properties, and to develop, construct, renovate and manage military housing properties. We are subject to risks inherent in concentrating investments in real estate. The risks resulting from a lack of diversification become even greater as a result of our business strategy to invest primarily in student and military housing properties. A downturn in the student or military housing markets could negatively affect our ability to lease our properties to new student residents and our ability to profitably operate our military housing privatization projects or obtain new privatization projects. These adverse effects could be more pronounced than if we diversified our investments outside of real estate or outside of the student and military housing markets.

If we are unable to successfully perform our obligations under our current student housing property management agreements and current military housing privatization projects, our ability to execute our business plan and our operating results could be adversely affected.

We cannot assure you that we will be able to successfully manage our student housing properties, or develop, construct, renovate and manage the military housing properties under our privatization projects, or that we will be able to perform our obligations under our current student housing property management agreements or military housing privatization projects. If we are unable to perform, we may be unable to execute our business plan, which could have a material adverse effect on our operating results and financial condition and our ability to make distributions to our shareholders.

We have agreed with Vornado Realty L.P. that our activities will satisfy certain requirements. If we are unable to satisfy these requirements we could be liable for substantial amounts.

In connection with the investment by affiliates of Vornado Realty L.P. in our operating partnership and the issuance of a warrant to Vornado Realty L.P., we and our operating partnership have agreed to certain restrictions regarding our activities and assets and the activities and assets of our operating partnership. If we breach any of these agreements, and, as a result, Vornado Realty L.P. fails to maintain its qualification as a REIT or otherwise incurs liability for any tax, penalty or similar charges, we and our operating partnership could be exposed to substantial liability for damages attributable to our breach.

We are subject to risks associated with the general development of housing properties, including those associated with construction, lease-up, financing, real estate tax exemptions, cost overruns and delays in obtaining necessary approvals, and the risk that we may be unable to meet schedule or performance requirements of our contracts.

We intend to continue to acquire, manage, and to a lesser extent, develop student housing properties, and to develop, construct, renovate and manage military housing properties under our privatization projects, in accordance with our business plan. We also engage in the development and construction of student housing properties. These activities may include the following risks:

•       construction/renovation costs of a property may exceed original estimates, possibly making the development uneconomical;

•       occupancy rates and rents at newly completed student housing properties or military housing properties may be insufficient to make the properties profitable to us or to provide sufficient cash flows to fund future development, construction or renovation periods;

•       acceptable financing may not be available on favorable terms for development or acquisition of a property;

•       leasing of a property may take longer than expected;

•       development efforts may be abandoned;

•       obtaining real estate tax exemptions acceptable to the DoD; and

•       new construction may not be completed on schedule, resulting in increased debt service expense and development costs, delayed leasing and possible termination of our management contracts (particularly with respect to our military housing privatization projects).

In addition, any new development or management activities, regardless of whether or not they are ultimately successful, typically will require a substantial portion of the time and attention of our management. Development and management activities also are subject to risks relating to the inability to obtain, or delays in obtaining, the necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations.

The development and operation of real estate projects entails certain risks, including risks that costs of a project may exceed original estimates, and that the project will fail to conform to building plans, specifications and timetables, which may in turn be affected by strikes, weather, government regulations and other conditions beyond our control. In addition, we may become liable for injuries and accidents occurring on our properties and for environmental liabilities related to our property sites.

Our management has limited prior experience operating a REIT or a public company. These limitations may impede the ability of our management to execute our business plan successfully and operate our business profitably.

Our management has limited prior experience in operating a REIT or in managing a publicly owned company, or managing growth at levels that may occur in the future. We cannot assure you that the operating performance of our student housing properties and military housing privatization projects will not decline under our management. We may be unable to hire additional personnel on a timely basis. Therefore, you should be especially cautious in drawing conclusions about the ability of our management team to execute our business plan.

Specific Risks Related to Our Student Housing Business

Virtually all of our student housing leases, which typically have a 12-month lease term, become subject to renewal with existing student residents or lease-up with new student residents prior to the start of the academic year at colleges and universities. If we are unable to renew or lease-up our student housing properties prior to the start of the academic year, our chances of leasing these properties during subsequent months is reduced, and correspondingly, our rents and operating results will be adversely affected.

As a result of the student demand for rental housing during the several months prior to the beginning of the academic year at colleges and universities, which typically lasts from January through July, we generally lease our student housing properties to students under 12-month leases during this period. During this lease-up period, we typically will execute the majority of our leases for student housing units and therefore are dependent on the effectiveness of the marketing efforts of our on-site management teams. Because the terms of these leases will end at, or near the same time, we must re-lease the majority of our student housing units during this limited timeframe. If our marketing and leasing efforts are unsuccessful during this limited lease-up period, we may be unable to lease a substantial majority of our student housing units. Consequently, the failure to adequately market and lease-up our properties could have a material adverse effect on our operating results and financial condition.

We face significant competition from university-owned on-campus student housing, from other off-campus student housing properties and from traditional multi-family housing located near colleges and universities.

On-campus student housing has certain advantages over off-campus student housing in terms of physical proximity to the university campus and integration of on-campus facilities into the academic community. Colleges and universities can generally avoid real estate taxes and borrow funds at lower interest rates than we and other private owners and operators can.

Currently, the off-campus student housing industry is fragmented with no participant holding a significant market share. We also compete with national and regional owner-operators of off-campus student housing in a number of markets, as well as with smaller local owner-operators. Our properties often compete directly with a number of student housing complexes that are located near or in the same general vicinity of many of our properties. These competing student housing complexes may be newer than our properties, located closer to campus, charge less rent, possess more attractive amenities or offer more services or shorter terms or more flexible leases.

Rental income at a particular property could also be affected by a number of other factors, including the construction of new on-campus and off-campus residences, increases or decreases in the general levels of rents for housing in competing communities, increases or decreases in the number of students enrolled at one or more of the colleges or universities in the property’s market and other general economic conditions.

We believe that a number of other large national companies with substantial financial and marketing resources may be potential entrants in the student housing business. The entry of one or more of these companies could increase competition for students and for the acquisition, development and management of other student housing properties.

Our student housing operations may be adversely affected by changing university admission and housing policies and our inability to maintain relationships with local colleges and universities.

A change in university admission policies could adversely affect our ability to lease our student housing properties. For example, if a university reduces the number of student admissions or requires that a certain class of students (e.g., freshmen) live in a university-owned facility, the demand for beds at our properties may be reduced and our occupancy rates may decline. We may be unable to modify our marketing efforts to compensate for a change in a college’s or university’s admission policy prior to the commencement of the annual lease-up period or any additional marketing efforts may be unsuccessful.

In addition, our ability to successfully lease our student housing properties depends on a number of factors, including maintaining good relationships with college and university communities (especially in connection with colleges and universities that refer students to us) and our continued ability to attract student residents to our properties. Many colleges and universities assist their students in the identification of attractive student-friendly off-campus housing through the distribution of off-campus property materials and the recommendation of college- and university-approved off-campus housing properties on their web sites. If colleges and universities change their policies on recommending off-campus student housing to their students, or cease distribution of off-campus student housing marketing materials to their students, our ability to attract student residents and to lease and collect rents on our student housing properties could be adversely affected. Consequently, the failure to maintain relationships with local colleges and universities could have a material adverse effect on our student housing business.

We may be unable to successfully acquire, develop and manage student housing properties on favorable terms.

Our future growth within the student housing business is dependent upon our ability to successfully acquire or develop new properties on favorable terms. As we acquire or develop additional properties, we will be subject to risks associated with managing new properties, including lease-up and integration risks. Newly-acquired properties may not perform as expected and may have characteristics or deficiencies unknown to us at the time of acquisition. During the remainder of 2007, we may seek to acquire or develop new student housing properties solely through joint ventures with third parties. There can be no assurance that future acquisition and development opportunities will be available to us on terms that meet our investment criteria, that we will be able to identify suitable joint venture partners on terms acceptable to us, or that we will be successful in capitalizing on such opportunities. Our ability to capitalize on such opportunities will be largely dependent upon external sources of capital that may not be available to us on favorable terms, or at all.

Our ability to acquire properties on favorable terms and successfully operate them may expose us to the following significant risks:

•       potential inability to acquire a desired property because of competition from other real estate investors;

•       we may be unable to locate acceptable joint venture partners with whom we would negotiate to acquire and/or develop  the properties;

•       competition from other potential acquirers may significantly increase a property’s purchase price;

•       we may be unable to finance our equity portion of an acquisition on favorable terms or at all;

•       we may have to incur significant capital expenditures to improve or renovate acquired properties;

•       we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations;

•       market conditions may result in higher than expected vacancy rates and lower than expected rental rates; and

•       we may acquire properties subject to liabilities without any recourse, or with only limited recourse, to the sellers, or with liabilities that are unknown to us, such as liabilities for clean-up of undisclosed environmental contamination, claims by tenants, vendors or other persons dealing with the former owners of our properties and claims for indemnification by members, directors, officers and others indemnified by the former owners of our properties.

Our failure to finance property acquisitions on favorable terms, or operate acquired properties to meet our financial expectations, could adversely affect our financial condition and results of operations.

The lenders of certain non-recourse mortgage indebtedness that we assume or place on our properties could have recourse against us for the full amounts of their loans under certain circumstances.

As of December 31, 2006 and March 31, 2007, we had $1,028.3 million and $962.7 million, respectively, in aggregate principal amount of mortgage debt secured by our properties. In general, mortgage debt is non-recourse to our subsidiary that owns the property and places the mortgage debt on the property, and will be non-recourse to us. However, the terms of each of the loans to which the mortgage debt relates include provisions that enable the lender to have recourse to the borrower generally if the borrower misrepresented certain facts or committed fraud. If one or more of the borrowers under our mortgage indebtedness exercises its rights to recourse against us for the full amount of the mortgage debt outstanding under their loans, our liquidity and financial condition could be adversely affected.

Specific Risks Related to our Military Housing Business

Certain military bases for which we own and operate a military housing privatization project have been approved for reduction of troops or closure under the Base Realignment and Closure, or BRAC, regulations. Our operating revenues from these projects and the value of our equity interest in the projects may be reduced, and our overall military housing segment revenues could be adversely affected with respect to the military bases under any of these military housing privatization projects.

As part of the DoD’s substantial reduction in the size of the U.S. military following the end of the Cold War, the federal government undertook four rounds of BRAC beginning in 1988, and again in 1991, 1993 and 1995. The fifth round of BRAC was initiated in 2004 and was completed on November 9, 2005, when, under current legislation, the final list of additional bases recommended for realignment or closure was approved by both President Bush and Congress. The BRAC law sets out a process that includes specific dates for government action and the creation of an independent commission appointed by the President. By way of background, the DoD released its initial recommendations for BRAC in May 2005, and the BRAC Commission then voted to amend the DoD’s initial list on July 19, 2005. Under the BRAC Commission’s revisions, several bases were removed from the DoD’s list of bases targeted for closure, including the Submarine Base in New London, Connecticut and the Portsmouth Naval Shipyard in Kittery, Maine, both of which are part of our Navy Northeast Region military housing privatization project. In addition, the BRAC Commission also proposed a less significant realignment at the Fort Eustis base under our Fort Eustis/Fort Story project in Newport News, Virginia than was proposed by the DoD. However, the BRAC Commission proposed to close the Naval Air Station in Brunswick, Maine, which had been recommended by the DoD to be realigned. Finally, the BRAC Commission voted to uphold the DoD’s recommendation to close the Walter Reed Army Medical Center in Washington, DC. In September 2005, President Bush accepted the BRAC Commission’s recommendations in their entirety. On November 9, 2005, the BRAC round was completed when Congress approved the BRAC Commission’s recommendations in their entirety.

Under the final BRAC list as compared to the original DoD recommendations, the possible number of affected military housing units covered by our existing projects was reduced from 2,500 to 700 units, which remaining 700 units are located at the Naval Air Station in Brunswick, Maine. We believe that the closure of the Walter Reed Army Medical Center will not result in the loss of housing units, as these housing units are likely to be utilized by personnel who will be relocated from serving at Walter Reed to serving at nearby military medical facilities.

If a base for which we maintain a privatization project is realigned or closed, our main source of tenants, members of the U.S. military and their families, will not continue to require housing at or near the base, resulting in a decreased rental revenue stream. This in turn may jeopardize our ability to collect future fees, and the value of our equity interest in the project could be adversely affected due to a reduction in its scope, to the extent that we are unable to re-lease any vacant units. The military housing privatization initiative had not been undertaken at the time of previous BRAC rounds, and therefore there is no historical information regarding the impact of a base closure on a military housing privatization project. To date, there has been no indication from the DoD or the BRAC Commission that the federal government has factored into its analysis the possible effects that a base closure or realignment resulting from BRAC could have with respect to the outstanding debt financing for a project. In addition, prior BRAC rounds have shown that even once a base is approved for closure or realignment, the actual closing or realignment of the base could take several years to be completed. Accordingly, management currently expects that the closure of the Naval Air Station in Brunswick, Maine will not occur for at least three years. We are unable to determine with any certainty, however, the specific impact, and the timing of any such impact, that base closures and realignments at our projects will have on our military housing operating results, other than the possible cessation or reduction of fees related to the affected bases.

In addition, it is inherent in the nature of military service that members of the military may be deployed and stationed away from a particular base for an extended period of time or permanently be reassigned to another base. As a result of such absences, dependents may move out of military housing facilities resulting in vacant housing units to be managed and re-leased by us. Typical military housing lease agreements, which have a one-year lease term and continue month-to-month thereafter, provide that a military resident may terminate a lease and be released from any further obligations under the lease upon receipt of orders requiring the resident to be deployed or temporarily or permanently stationed away from the base for more than 90 days by providing us with proof of orders and an appropriate letter from the resident’s commanding officer. If we are unable to re-lease these vacant units, the management fee revenue derived from the project’s rental revenues will decrease, and the project may be unable to be appropriately funded for construction and renovation of units throughout the term of the project. We also may be unable to receive any other fees that we may have otherwise earned under the project, and the projected, or any, return on our investment in the project. Any such effect could have an adverse effect on our financial condition and results of operations.

If there are significant numbers of base closures, force reductions or troop deployments that affect our existing military housing privatization projects, we may be unable to achieve the anticipated operating revenues to be derived from these projects and our results of operations may be adversely affected.

As a result of the anticipated closure of the Brunswick Naval Air Station covered by our Navy Northeast Region military housing privatization project, our joint venture with the Department of the Navy that owns the project must modify the terms of the project documents to amend various construction scope and timing requirements that were set prior to the BRAC announcement. Certain initial construction requirements under the original scope have not been met due to construction delays at bases slated for closure, and therefore the joint venture is currently in default under the terms of the trust indenture relating to the bonds issued to finance the project. The exercise of any default remedies by the bondholders relating to this project may adversely impact the operations of the project and our equity investment in the project.

As a result of the initial BRAC recommendations relating to the Submarine Base in New London, Connecticut, the Portsmouth Naval Shipyard in Kittery, Maine, and the Naval Air Station in Brunswick, Maine, each of which are included in our Navy Northeast Region project, our joint venture with the Navy that owns the project delayed construction of new housing units at these bases throughout 2005 and 2006. Once the final BRAC recommendations as approved by Congress removed the Submarine Base and Naval Shipyard from the closure list, the joint venture re-commenced construction at those two locations but has continued to delay construction at the Brunswick Naval Air Station. The project documents that were executed at the time of award of the project to our joint venture with the Navy did not provide for a reduced scope for the project in the event that bases under the project were targeted for reduction or closure. As a result, the project documents still contemplate that we will complete the original scope of project and contain covenants that require completion of construction of a certain number of housing units at each base included in the project by times that were agreed upon prior to the BRAC announcements. While we are currently working with the Navy to modify the project documents to reduce the scope of the project in light of the closure of the Brunswick Naval Air Station, and the members of the joint venture have provided initial approval of the revised scope for the project, the joint venture may be unable to complete the necessary amendments prior to the date that such construction scope and time requirements are required to be met and cured, and such inability to complete the necessary amendments in time could trigger a default under the project documents. In addition, due to the aforementioned construction delays, the joint venture was unable to meet a requirement to deliver a certain number of new construction housing units under the terms of the trust indenture that covers the bonds originally issued to finance the project. The joint venture was required to provide notice of this anticipated default to the bondholder representative and other related parties under the terms of the trust indenture, and did so in July 2006 and December 2006. As a result of this technical default, the trust indenture provides that a majority of the bondholders or the bond trustee can elect to declare all of the principal of, premium, if any, and interest on the bonds immediately due and payable. Such an acceleration of the bonds could result in the foreclosure on all or a portion of the project assets to the extent that the project’s available cash is insufficient to pay the bondholders in full. While the bonds are nonrecourse to us, to the extent that the bondholders are able to foreclose on all or a portion of the project, our future income stream from the project and our initial equity investment in the joint venture would be significantly or completely impaired. There also can be no guarantee that we will be able to complete amendments to the project documents and trust indenture needed to address the reduced scope of the project prior to the triggering of other events of default under the terms of such documents.

The joint ventures that own our military housing privatization projects have high leverage ratios which could cause us to lose cash flows and our investments in those projects if the joint ventures are unable to pay their debt service obligations.

Typically, up to 90% of the capitalization of the joint ventures that own our military housing privatization projects is debt, such as through the sale of taxable bonds to the public. These joint ventures generally are not required to be consolidated with our operations, and as a result this indebtedness is not reflected on our balance sheet. As a result of the high leverage ratios of these joint ventures, reductions in their revenues could impair their ability to service their debt. For example, if the BAH paid to members of the U.S. military is reduced, the personnel is reduced at the bases where our projects are located or these bases are closed, the revenue generated by these joint ventures could decrease. In addition, to the extent that any of our projects are restructured, resulting in a significant loss of end-state housing units covered by the project, the revenues generated by the project would be reduced and could materially impair the ability to make payments to bondholders for bonds issued in connection with the project’s financing. If any of the joint ventures covering our military housing privatization projects cannot service its indebtedness, we may not be paid with respect to certain projects on our development, construction, renovation and/or management fees, which would adversely affect our operating results. We also could lose our entire initial equity and any other additional investments in the project, which could adversely affect our financial condition.

Our ability to earn development, construction/renovation and management fees, including related incentive fees, depends on the joint ventures that own our military housing privatization projects achieving specified operating milestones and thresholds.

The joint ventures that own our military housing privatization projects derive substantially all of their revenues from the BAH of their tenants. This revenue is then paid out by the joint ventures according to a distribution “waterfall” plan set forth in the joint ventures’ governing documents. Other than the standard management fee we earn, which is typically 2% to 3% of the BAH-related project revenues, and other disbursements, such as routine maintenance, utilities, taxes and insurance, no funds are available to be paid out to us until the joint ventures’ debt service obligations are satisfied. Thereafter, we only earn incentive management fees, preferential and other returns and on-going construction/renovation and development fees if the joint venture achieves operating milestones and thresholds specified in their governing documents, such as maintaining a certain number of end-state housing units online or completing the construction or renovation of a certain number of housing units by certain dates. Due to the inherent inability to predict possible delays in construction or renovation as a result of weather or unknown site conditions (such as environmental or structural concerns), our joint ventures with the military could experience construction/renovation delays that could impact the joint venture’s ability to meet deadlines or achieve operating milestones/thresholds. Our joint ventures have historically sought change orders in order to approve certain construction/renovation delays or approve additional draws needed to complete construction/renovation work relating to such delays. These change orders must be approved by the lenders associated with the financing of the project, and there can be no guarantee that the joint venture’s change orders will be approved in order to meet the operating milestones/thresholds under the project documents, or at all. Accordingly,  we cannot assure you that the joint ventures will achieve these operating milestones and thresholds, or that if the joint ventures achieve these milestones and thresholds, that funds will remain to pay incentive management fees, preferential and other returns and on-going construction/renovation and development fees. If the joint ventures fail to achieve these milestones and thresholds or, if funds are not available to pay incentive management fees, preferential and other returns and on-going construction/renovation and development fees, the operating results of our military housing business could fluctuate significantly over the course of the project and could suffer.

We rely on key partners and contractors in connection with the construction and development of our military housing privatization projects, and our inability to maintain these relationships or to engage new partners or subcontractors under commercially acceptable terms to us could impair our ability to successfully complete the construction and development of our military housing privatization projects and to obtain new military housing privatization projects.

We are dependent upon our relationships with partners and subcontractors in connection with the construction, renovation and development of our military housing privatization projects. Particularly, our management team has relationships with Balfour Beatty Construction (formerly known as Centex Construction Company, LLC), The Benham Companies, LLC, and Phelps Development, LLC. Subject to the terms of our agreements with these construction, renovation and design partners and contractors, these parties provide services to those military housing privatization projects in which they are involved. To the extent that we are unable to maintain our relationships with these partners and contractors or to engage new partners and contractors under terms acceptable to us, our ability to complete a project in a timely fashion, or at a profit, may be impaired. If the amount we are required to pay for these services exceeds the amount we have estimated in bidding for military housing privatization projects or other fixed-price work, we could experience losses in the performance of these projects. In addition, if a partner or subcontractor was unable to deliver its services according to our negotiated terms with them for any reason, including the deterioration of its financial condition, another subcontractor would need to be obtained to perform the services, potentially at a higher price. This may result in the significant delay or additional costs associated with performance under our military housing privatization projects, the adverse effect on our operating results through a reduction in the profit to be realized, or the recognition of a loss on a project for which the services were needed. In addition, if we are unable to successfully manage the provision of services by our partners and contractors, we may not be awarded future military housing privatization projects.

We are subject to the risks associated with conducting business with the federal government, such as the government’s discontinuation of federal funding for some or all of its military housing privatization projects and the need to win new military housing privatization projects through a competitive bidding process.

We are subject to risks associated with conducting business with the federal government. The DoD, pursuant to its authority granted under the 1996 National Defense Authorization Act, has approved, as of March 9, 2007, the award of 78 military housing privatization projects to private owners, and the future award of an additional 41 projects. Any Congressional action to reduce budgetary spending by the DoD could limit the continued funding of these private-sector projects and could limit our ability to obtain additional privatization projects, which would have a material adverse effect on our business. The risks of conducting business with the federal government also include the risk of civil and criminal fines and the risk of public scrutiny of our performance at high profile sites.

In addition, privatization projects are currently awarded pursuant to a competitive bidding process, which differs procedurally with respect to each U.S. military branch. Generally, after a proposed site has been identified by a military branch for privatization, prospective companies must submit a proposal complying with specified guidelines demonstrating that the company will be able to successfully complete the project in accordance with the government requirements. The project winner is awarded the exclusive right to develop, construct, renovate and manage family housing at a military base throughout the duration of the ground lease, typically for a 50-year period. The competition pursuing privatization projects currently consists of a small, distinguished list of national and international developers, owners and operators of commercial and residential real estate. We cannot predict whether the number of companies that we compete against for the award of privatization projects will increase significantly in the future, or that we will be able to effectively compete against other private owners for projects awarded in the future.

The termination of the DoD’s authority to grant privatization projects, the reduction of government funding for such projects and our inability to effectively compete for the award of future projects could have a material adverse effect on our military housing business and, correspondingly, on our operating results and financial condition.

If Congress does not approve appropriations each year relating to the provision of the BAH paid to members of the U.S. military, which is the primary source of rental revenues under our military housing privatization projects, or if BAH were eliminated, our operating revenues and projected returns on investments from our military housing privatization projects would be significantly reduced.

Each year Congress must appropriate a budget for BAH for all of the branches of the U.S. military. We cannot assure you that such appropriations will be made in any given year, the appropriation each year will occur on a timely basis, or the amount of BAH appropriated will be sufficient to keep up with escalations in cost of living expenses. Moreover, we cannot assure you that the method of calculation, timing of payment, analysis of comparable market rents, cost of living increases or other issues affecting the amount and receipt of BAH by members of the U.S. military will not change from time to time, with possible material adverse consequences for the amount of operating revenues generated by our military housing privatization projects. The foregoing description of BAH is based on current law and DoD procedures. Congress can change the law and the DoD can revise its procedures at any time. We cannot assure you that such changes will not be made and, if changes are made, such changes may have a material adverse effect on the level of our operating revenues generated by our privatization projects.

If we are unable to reach definitive agreements regarding the military housing privatization projects that are under exclusive negotiations with the U.S. military or as to which we are participating in a solicitation process, we would be unable to recover any costs incurred during the period of exclusivity or solicitation.

When we are initially selected for a military housing privatization project through the bidding process, we receive only the right to enter into exclusive negotiations with the applicable U.S. military branch, and the award of the project to us is subject to final approval from the U.S. military branch and Congress. During this exclusivity period, or during a pre-award solicitation period, each of which typically lasts between six months to one year, we will develop and present our plans to develop, construct, renovate and manage the project and may incur significant costs during this process. These costs include, among other things, surveyors, equipment, vehicles, on-site personnel salary and wages, inventory, and office and administrative set-up costs.

We cannot assure you that we will receive final approval from Congress on the award of any projects currently under exclusive negotiations or as to which we are participating in a solicitation process, or that the U.S. military branch will not decide to award the project to a competitor at the end of our exclusive negotiations or the solicitation process. In addition, awards of exclusive negotiations by the U.S. military are subject to protest by bidders who were involved in the solicitation process, but were not ultimately chosen to be awarded exclusive negotiations for the subject project. If we do not receive final approval on the award of the project from the U.S. military branch or Congress or the military branch loses a protest of an award of exclusive negotiations to us, we may be unable to recover all of the costs that we have incurred during the exclusivity period or the solicitation process through our general military housing operations. Our failure to recover costs that we incur in connection with military housing privatization projects that are under exclusive negotiations or as to which we are participating in a solicitation process may cause the operating results of our military housing business to be adversely affected.

Risks Relating to Our Organization and Structure

Our Board of Trustees may authorize the issuance of additional shares that may cause dilution.

Our declaration of trust authorizes our Board of Trustees, without shareholder approval, to:

•       amend the declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class that we have the authority to issue;

•       authorize the issuance of additional common or preferred shares, or units of our operating partnership which may be convertible into common shares; and

•       classify or reclassify any unissued common shares or preferred shares and to set the preferences, rights and other terms of such classified or reclassified shares, including preferred shares that have preference rights over the common shares with respect to dividends, liquidation, voting and other matters or common shares that have preference rights with respect to voting.

The issuance of additional shares could be substantially dilutive to our existing shareholders.

Our Board of Trustees may approve the issuance of a class or series of common or preferred shares with terms that may discourage a third party from acquiring us.

Our Board of Trustees may classify or reclassify any unissued common or preferred shares and establish the preferences and rights (including the right to vote, participate in earnings and convert into common shares) of any such shares. Therefore, our Board of Trustees could authorize the issuance of a class or series of common or preferred shares with terms and conditions which could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of the common shares might receive a premium for their shares over the then current market price of our common shares.

Our rights and the rights of our shareholders to take action against our trustees and officers are limited, which could limit your recourse in the event of actions taken that are not in your best interests.

Our declaration of trust authorizes us and our bylaws require us to indemnify and advance expenses to our trustees and officers for actions taken by them in those capacities to the fullest extent permitted by Maryland law. In addition, our declaration of trust limits the liability of our trustees and officers for money damages, except for liability resulting from:

•       actual receipt of an improper benefit or profit in money, property or services; or

•       a final judgment based upon a finding of active and deliberate dishonesty by the trustee or officer that was material to the cause of action adjudicated.

As a result, we and our shareholders may have more limited rights against our trustees and officers than might otherwise exist.

Our ownership limitations may restrict business combination opportunities.

To qualify as a REIT under the Code, no more than 50% of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain types of entities) during the last half of each taxable year (other than our first REIT taxable year). Our declaration of trust prohibits, subject to certain exceptions, direct or indirect ownership (including by virtue of applicable constructive ownership rules) by any person of more than 7.1% of our outstanding shares (as determined by reference to value) or more than 7.1% of our outstanding common shares (as determined by reference to number or value, whichever is more restrictive), other than (i) Gary M. Holloway, Sr. and certain related persons, who are permitted in the aggregate to own up to 20% of the value of our outstanding shares or up to 20% of the number or value of our outstanding common shares, whichever is more restrictive, (ii) Steven Roth and certain related persons, who are permitted in the aggregate to own up to 8.5% of the value of our outstanding shares or up to 8.5% of the number or value of our common shares, whichever is more restrictive,  and (iii) Vornado Realty L.P., certain persons related to Vornado Realty L.P., certain of transferees or assignees of Vornado Realty L.P. or related persons and affiliates of such transferees or assignees, to which no ownership limit applies. Generally, common shares owned by affiliated owners will be aggregated for purposes of the ownership limitation. The definition of “person” in our declaration of trust is broader than the definition of “individual” that applies under the Code for purposes of the REIT qualification requirement that no more than 50% of our outstanding shares of beneficial interest be owned, directly or indirectly, by five or fewer individuals. As a result, our declaration of trust will prohibit share ownership in some circumstances where the ownership would not cause a violation of the REIT ownership requirement. Any transfer of our common shares that would violate the ownership limitation under our declaration of trust will be null and void, and the intended transferee will acquire no rights in such shares, or such common shares will be designated as “shares-in-trust” and transferred automatically to a trust effective at the close of business on the day before the purported transfer of such shares. The beneficiary of a trust will be one or more charitable organizations named by us. The ownership limitation could have the effect of delaying, deterring or preventing a change in control or other transaction in which holders of common shares might receive a premium for their common shares over the then current market price or which such holders might believe to be otherwise in their best interests. The ownership limitation provisions also may make our common shares an unsuitable investment vehicle for any person seeking to obtain, either alone or with others as a group, ownership of more than 7.1% in value of our outstanding shares or more than 7.1% in number or value, whichever is more restrictive, of our outstanding common shares.

Our executive officers and certain of our trustees may experience conflicts of interest in connection with their ownership interests in our operating partnership.

Certain of our executive officers and trustees, including Gary M. Holloway, Sr., may experience conflicts of interest relating to their ownership interests in our operating partnership. With regard to ownership interests in our operating partnership, as of March 31, 2007, Mr. Holloway beneficially owned approximately 24.0% limited partnership interest in our operating partnership and our other executive officers, including Bruce F. Robinson, who is also one of our trustees, collectively owned  approximately 1.8% of the limited partnership interests in our operating partnership. Michael D. Fascitelli, also one of our trustees, is the president and a member of the Board of Trustees of Vornado Realty Trust, which, indirectly through its operating partnership and an affiliated entity, owned an aggregate of 7,337,857 units, or approximately 10.1% of the limited partnership interests in our operating partnership, and 2,517,247 of our common shares, or approximately 6.1% of GMH Communities Trust. Conflicts may arise as a result of these persons’ ownership interests in, or their affiliates’ interests in, our operating partnership to the extent that their interests as limited partners diverge from our interests, particularly with regard to transactions, such as sales of assets or the repayment of indebtedness, that could be in our best interests and our shareholders but may have adverse tax consequences to the limited partners in our operating partnership.

Gary M. Holloway, Sr. may have conflicts of interest as a result of his ownership of an entity that provides services to us and leases space from us.

Mr. Holloway owns a 100% equity interest in GMH Capital Partners, LP, an entity that provides property management and real estate brokerage services for office, retail, industrial, multi-family and corporate properties as well as general contracting and construction management services and acquisition, disposition and development services. GMH Capital Partners, LP is not contractually prohibited from competing with us. In addition, GMH Capital Partners, LP leases space in our corporate headquarters, which we acquired in connection with our initial public offering. As a result of the ongoing ownership interests that Mr. Holloway owns in GMH Capital Partners, LP, there may be conflicts of interest with regard to the terms that we enter into pursuant to our lease to GMH Capital Partners, LP. In addition, we may engage GMH Capital Partners, LP to provide certain real estate brokerage services for us in the future.

Because Gary M. Holloway, Sr. owns a significant number of units in our limited partnership, he may be able to exert substantial influence on our management and operations, which may prevent us from taking actions that may be favorable to our shareholders.

As of March 31, 2007, Mr. Holloway beneficially owned approximately 24.0% of the outstanding units of limited partnership interest in our operating partnership. If the maximum number of units redeemable for our common shares by Mr. Holloway were actually redeemed, Mr. Holloway would beneficially own approximately 20.0% of our outstanding common shares. Although the terms of our declaration of trust limit Mr. Holloway’s ability to redeem his limited partnership interests to up to 20.0% of our outstanding common shares, such an ownership concentration of our shares may adversely affect the trading price of our common shares if investors perceive disadvantages to owning shares in companies with controlling shareholders. If we were to redeem the maximum number of Mr. Holloway’s units for common shares and Mr. Holloway were to retain those shares, he would have the ability to exert significant influence over all matters requiring approval of our shareholders, including the election and removal of trustees and any proposed merger, consolidation or sale of substantially all of our assets. In addition, he could influence significantly the management of our business and affairs. This concentration also could have the effect of delaying, deferring or preventing a change of control of us or impeding a merger or consolidation, takeover or other business combination that could be favorable to you. Further, Mr. Holloway’s concentration of ownership in our operating partnership affords him the ability to exert substantial influence over matters, such as a merger, consolidation or sale of substantially all of the assets of our operating partnership, all of which, under certain circumstances, require the consent of limited partners owning more than 50% of the partnership interest of the limited partners (other than those held by us or our subsidiaries).

One of our trustees may have a conflict of interest as a result of his affiliation with Vornado Realty Trust, one of our largest shareholders on a fully-diluted basis.

Mr. Fascitelli, one of our trustees, is the president and a member of the Board of Trustees of Vornado Realty Trust. As described elsewhere in this prospectus, our operating partnership was initially formed in July 2004 through a joint venture between entities owned by Mr. Holloway and Vornado Realty L.P., the operating partnership of Vornado Realty Trust. In connection with our formation transaction, we issued a warrant to Vornado Realty L.P., under which Vornado has purchased 6,666,667 units of limited partnership in our operating partnership. On May 2, 2006, the expiration date under the warrant, Vornado received an additional 1,817,247 of our common shares through a net, or cashless, exercise feature of the warrant. Vornado also purchased 700,000 shares in our 2005 follow-on offering of common shares. Vornado CCA Gainesville, LLC, an affiliate of Vornado Realty L.P., also owns 671,190 units of limited partnership interest in our operating partnership, which were issued in connection with the contribution of an interest in a student housing property to our operating partnership at the time of our initial public offering. In addition, we are required to register for resale the common shares issuable upon exercise of the warrant and the other units currently held by Vornado CCA Gainesville, LLC. Under the terms of the warrant, Vornado has the right to designate for election to our Board of Trustees Mr. Fascitelli or such other officer of Vornado who is reasonably acceptable to us, so long as it holds common shares or units of limited partnership interest in our operating partnership acquired under the warrant at an aggregate price of not less than $10.0 million. Vornado exercised this right in August 2005, and Mr. Fascitelli was elected to serve on our Board of Trustees on August 10, 2005. As of result of the foregoing, Mr. Fascitelli could experience conflicts of interest between his duties to us and our shareholders and his duties to Vornado and its shareholders.

Some of our executive officers and trustees have other business interests that may hinder their ability to allocate sufficient time to the management of our operations, which could jeopardize our ability to execute our business plan.

Some of our executive officers and trustees have other business interests that may hinder their ability to spend adequate time on our business. Mr. Holloway retains 100% of the interests in GMH Capital Partners, LP, an entity that we did not acquire in our formation transactions, and several other entities relating to GMH Associates. GMH Capital Partners, LP provides various property management services and real estate brokerage services for office, retail, industrial, multi-family and corporate properties as well as construction management services and acquisition, disposition and development services. Mr. Holloway’s employment agreement permits him to continue to provide management and other services to this entity, and the provision of such services may reduce the time Mr. Holloway is able to devote to our business.

Maryland law may discourage a third party from acquiring us.

Maryland law provides broad discretion to our Board of Trustees with respect to its duties in considering a change in control of our company, including that our board is subject to no greater level of scrutiny in considering a change in control transaction than with respect to any other act by our Board.

The Maryland Business Combination Act restricts mergers and other business combinations between our company and an interested shareholder. An “interested shareholder” is defined as any person who is the beneficial owner of 10% or more of the voting power of our common shares and also includes any of our affiliates or associates that, at any time within the two year period prior to the date of a proposed merger or other business combination, was the beneficial owner of 10% or more of our voting power. A person is not an interested shareholder if, prior to the most recent time at which the person would otherwise have become an interested shareholder, our Board of Trustees approved the transaction which otherwise would have resulted in the person becoming an interested shareholder. For a period of five years after the most recent acquisition of shares by an interested shareholder, we may not engage in any merger or other business combination with that interested shareholder or any affiliate of that interested shareholder. After the five year period, any merger or other business combination must be approved by our Board of Trustees and by at least 80% of all the votes entitled to be cast by holders of outstanding voting shares and two-thirds of all the votes entitled to be cast by holders of outstanding voting shares other than the interested shareholder or any affiliate or associate of the interested shareholder unless, among other things, the shareholders (other than the interested shareholder) receive a minimum price for their common shares and the consideration received by those shareholders is in cash or in the same form as previously paid by the interested shareholder for its common shares. Our Board of Trustees has adopted a resolution, reflected in our bylaws, providing that we have opted out of the

Maryland Business Combination Act. However, our Board of Trustees may opt at any time, without the approval of our shareholders, to make the statute applicable to us again. To the extent it applies, the business combination statute could have the effect of discouraging offers from third parties to acquire us and increasing the difficulty of successfully completing this type of offer.

Additionally, the “control shares” provisions of the MGCL are applicable to us as if we were a corporation. These provisions eliminate the voting rights of shares acquired in quantities so as to constitute “control shares,” as defined under the MGCL. Our bylaws provide that we are not bound by the control share acquisition statute. However, our Board of Trustees may opt to make the statute applicable to us at any time, and may do so on a retroactive basis.

We depend on the business relationships and experience of Gary M. Holloway, Sr. and our other executive officers, the loss of whom could threaten our ability to execute our strategies.

We depend on the services of Gary M. Holloway, Sr., our president, chief executive officer and chairman of our Board of Trustees, to carry out our business strategies. If Mr. Holloway were to leave the Company, it may be more difficult to locate attractive acquisition targets and manage the properties that we acquire. Additionally, as we expand, we will continue to need to attract and retain qualified additional senior executive officers. The loss of the services of any of our senior executive officers, or our inability to recruit and retain qualified personnel in the future, could have a material adverse effect on our business and financial results.

Certain of our executive officers have agreements that provide them with benefits in the event their employment is terminated by us without cause, by the executive for good reason, or under certain circumstances following a change of control of our company.

We have entered into employment agreements with each of our executive officers, including Gary M. Holloway, Sr., Bruce F. Robinson, John DeRiggi, Joseph M. Macchione and J. Patrick O’Grady that provide them with severance benefits if their employment is terminated by us without cause, by them for good reason (which includes, among other reasons, failure to be elected to the Board with respect to Mr. Holloway’s agreement, and any election by us not to renew our agreements with them), or under certain circumstances following a change of control of our company. Certain of these benefits, including the related tax indemnity with respect to the employment agreements for Mr. Holloway and Mr. Robinson, could prevent or deter a change of control of our company that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders.

Our Board of Trustees may alter our investment policies at any time without shareholder approval, and the alteration of these policies may adversely affect our financial performance.

Our major policies, including our policies and practices with respect to investments, financing, growth, debt, capitalization, REIT qualification and distributions, are determined by our Board of Trustees. Our Board of Trustees may amend or revise these and other policies from time to time without a vote of our shareholders. Accordingly, our shareholders will have limited control over changes in our policies.

We have set a targeted range for the amount of indebtedness that we incur from time to time. This target ratio may be amended or waived at any time without shareholder approval and without notice to our shareholders. In addition, our declaration of trust and bylaws do not limit the amount of indebtedness that we or our operating partnership may incur. If we become highly leveraged, then the resulting increase in debt service could adversely affect our ability to make payments on our outstanding indebtedness and harm our financial condition.

Through a wholly owned subsidiary, we are the sole general partner of our operating partnership, and, should the subsidiary be disregarded, we could become liable for the debts and other obligations of our operating partnership beyond the amount of our investment.

We are the sole general partner of our operating partnership, GMH Communities, LP, through our wholly owned subsidiary, GMH Communities GP Trust, a Delaware statutory trust, and we also owned units of limited partnership interest in our operating partnership equal to approximately 56.0% of the total partnership interests in our operating partnership as of December 31, 2006. If GMH Communities GP Trust were disregarded as the general partner, we would be liable for our operating partnership’s debts and other obligations. In such event, if our operating partnership is unable to pay its debts and other obligations, we will be liable for such debts and other obligations beyond the amount of our investment in our operating partnership. These obligations could include unforeseen contingent liabilities.

Risks Relating to Real Estate Investments

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our targeted properties and harm our financial condition.

Real estate investments are relatively illiquid. Our ability to quickly sell or exchange any of our student housing properties or military housing privatization projects in response to changes in economic and other conditions will be limited. No assurances can be given that we will recognize full value for any property that we are required to sell for liquidity reasons. Our inability to respond rapidly to changes in the performance of our investments could adversely affect our financial condition and results of operations.

Our targeted properties may not achieve forecasted results or we may be limited in our ability to finance future acquisitions, which may harm our financial condition and operating results, and we may not be able to make the distributions required to maintain our REIT status.

Acquisitions and developments entail risks that the properties will fail to perform in accordance with expectations and that estimates of the costs of improvements necessary to acquire, develop and manage properties will prove inaccurate, as well as general investment risks associated with any new real estate investment. We anticipate that acquisitions and developments will largely be financed through externally generated funds such as borrowings under credit facilities and other secured and unsecured debt financing and from issuances of equity securities. Because we must distribute at least 90% of our REIT taxable income, determined without regard to the dividends-paid deduction and by excluding any net capital gain, each year to maintain our qualification as a REIT, our ability to rely upon income from operations or cash flow from operations to finance our growth and acquisition activities will be limited. Accordingly, if we are unable to obtain funds from borrowings or the capital markets to finance our acquisition and development activities, our ability to grow would likely be curtailed, amounts available for distribution to shareholders could be adversely affected and we could be required to reduce distributions, thereby jeopardizing our ability to maintain our status as a REIT.

Newly-developed or newly-renovated properties do not have the operating history that would allow our management to make objective pricing decisions in acquiring these properties. The purchase prices of these properties will be based in part upon projections by management as to the expected operating results of such properties, subjecting us to risks that these properties may not achieve anticipated operating results or may not achieve these results within anticipated time frames. In addition, we have witnessed a compression of capitalization rates for the student housing properties that we are targeting under our investment criteria. During 2006, capitalization rates declined, and may continue to decline in the future. We, therefore, may be unable to purchase student housing properties at attractive capitalization rates.

If we suffer losses that are not covered by insurance or that are in excess of our insurance coverage limits, we could lose investment capital and anticipated profits.

We have general liability insurance that provides coverage for bodily injury and property damage to third parties resulting from our ownership of the properties that are leased to, and occupied by, our residents. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, wars and acts of terrorism that may be uninsurable or not insurable at a price we can afford. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it impracticable to use insurance proceeds to replace a property after it has been damaged or destroyed. Under these circumstances, the insurance proceeds we receive might not be adequate to restore our economic position with respect to the affected property. If any of these or similar events occur, it may reduce our return from the property and the value of our investment.

Capital expenditures for property renovations may be greater than forecasted and may adversely impact rental payments by our residents and our ability to make distributions to shareholders.

Properties, particularly those that consist of older structures, have an ongoing need for renovations and other capital improvements, including periodic replacement of furniture, fixtures and equipment. Renovation of properties involves certain risks, including the possibility of environmental problems, construction cost overruns and delays, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from other properties. All of these factors could adversely impact rental payments by our residents, have a material adverse effect on our financial condition and results of operations, and adversely affect our ability to make distributions to our shareholders.

All of our student housing properties are subject to property taxes, and some of our military housing properties may be subject to property taxes. If these taxes were to be significantly increased by applicable authorities in the future, our operating results and ability to make distributions to our shareholders would be adversely affected.

Our student housing properties are subject to real and personal property taxes, and some of our military housing properties may be subject to real and personal property taxes, that may increase as property tax rates change and as the properties are assessed or reassessed by taxing authorities. As the owner of the student housing properties and a member of or partner in the joint venture entity that owns the military housing privatization projects that cover military housing properties, we will be responsible, in whole or in part, for payment of the taxes to the government. Increases in property tax rates may adversely affect our operating results and our ability to make expected distributions to our shareholders.

Our performance and the value of our common shares will be affected by risks associated with the real estate industry.

Our ability to make expected dividend payments to our shareholders and the value of our common shares depend largely on our ability to generate cash revenues in excess of expenses, debt obligations and capital expenditure requirements. Factors that may adversely affect our ability to generate cash revenues include:

•       changes in the national, regional and local economic climate;

•       rising interest rates;

•       local conditions such as an oversupply of, or a reduction in demand for, student and military housing;

•       increased operating costs, including insurance premiums, utilities and real estate taxes;

•       attractiveness of our properties to residents;

•       costs of complying with changes in governmental regulations; and

•       competition from other real estate developers of student housing and companies pursuing the award of future military housing privatization projects.

In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases, which would adversely affect us.

As the owner and lessor of real estate, we are subject to risks under environmental laws, the cost of compliance with which, and any violation of which, could materially adversely affect us.

Our operating expenses could be higher than anticipated due to the cost of complying with existing and future environmental and occupational health and safety laws and regulations. Various environmental laws may impose liability on a current or prior owner or operator of real property for removal or redemption of hazardous or toxic substances. Current or prior owners or operators may also be liable for government fines and damages for injuries to persons, natural resources and adjacent property. These environmental laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence or disposal of the hazardous or toxic substances. The cost of complying with environmental laws could materially adversely affect amounts available for distribution to our shareholders and could exceed the value of all of our properties. In addition, the presence of hazardous or toxic substances, or the failure of our residents to properly dispose of or remediate such substances, may adversely affect our residents or our ability to use, sell or rent such property or to borrow using such property as collateral which, in turn, could reduce our revenue and our financing ability. We intend to obtain Phase I environmental assessments on any properties we acquire, manage or develop. However, even if the Phase I environmental reports do not reveal any material environmental contamination, it is possible that material environmental liabilities may exist of which we are unaware.

Although the leases for our student housing properties generally will require our student residents to comply with laws and regulations governing their operations, and to indemnify us for certain environmental liabilities that they create, the scope of their obligations may be limited. We cannot assure you that our student residents or their guarantors will be able to fulfill their indemnification obligations. In addition, environmental and occupational health and safety laws constantly are evolving, and changes in laws, regulations or policies, or changes in interpretations of the foregoing, could create liabilities where none exists today.

With regard to our military housing properties, the federal government will not indemnify us for any environmental liability on these properties. As a result, we may be exposed to substantial liability to remove or remediate hazardous or toxic substances, which could materially adversely affect our financial condition and results of operation.

Future terrorist attacks in the U.S. could harm the demand for and the value of our properties.

Future terrorist attacks in the U.S., such as the attacks that occurred on September 11, 2001, and other acts of terrorism or war, or threats of the same, could diminish the demand for and the value of our properties. The military bases at which we have privatization projects may be terrorist targets. Also, certain of our properties are near universities which contain well-known landmarks and may be perceived as more likely terrorist targets than similar, less recognizable properties. A decrease in demand in our markets would make it difficult for us to renew or re-lease our properties at lease rates equal to or above historical rates.

Terrorist attacks also could directly impact the value of our properties through damage, destruction, loss, or increased security costs, and the availability of insurance for such acts may be limited or may cost more. If we receive casualty proceeds, we may not be able to reinvest such proceeds profitably or at all, and we may be forced to recognize taxable gain on the affected property.

We may incur significant costs complying with the Americans with Disabilities Act and similar laws.

Under the Americans with Disabilities Act of 1990, or ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. Additional federal, state and local laws also may require modifications to our properties, or restrict our ability to renovate our properties. For example, the Fair Housing Amendments Act of 1988, or FHAA, requires apartment properties first occupied after March 13, 1990, to be accessible to the handicapped. We have not conducted an audit or investigation of all of our properties to determine our compliance. Noncompliance with the ADA or FHAA could result in the imposition of fines or an award or damages to private litigants and also could result in an order to correct any non-complying feature. We cannot predict the ultimate amount of the cost of compliance with the ADA, FHAA or any other legislation. If we incur substantial costs to comply with the ADA, FHAA or any other legislation, we could be materially and adversely affected.

We may incur significant costs complying with other regulations.

The properties in our portfolio are subject to various other federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these various requirements, we might incur governmental fines or private damage awards. If we are not in compliance with existing requirements, or if existing requirements change, we may have to make significant unanticipated expenditures that would materially and adversely affect us.

Risks Relating to Our Common Shares and this Offering

The market price and trading volume of our common shares may be volatile in the future.

The market price of our common shares may be highly volatile and subject to wide fluctuations in the future. The stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies’ operating performances. These broad market fluctuations could reduce the market price of our common shares. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could lead to a material decline in the market price of our common shares. In addition, the trading volume in our common shares may fluctuate and cause significant price variations to occur.

If the market price of our common shares declines significantly, you may be unable to resell your shares at or above the price per share in this offering. We cannot assure you that the market price of our common shares will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common shares include:

•       the likelihood that an active market for our common shares will continue;

•       actual or anticipated variations in our operating results;

•       changes in our funds from operations or earnings estimates;

•       publication of research reports about us or the real estate industry;

•       increases in market interest rates may lead purchasers of our common shares to demand a higher dividend rate which, if our distributions do not rise, may mean our share price will fall;

•       changes in market valuations of similar companies;

•       adverse market reaction to any increased indebtedness we incur in the future;

•       additions or departures of key management personnel;

•       actions by institutional shareholders;

•       speculation in the press or investment community;

•       general market and economic conditions; and

•       future offerings of debt securities or preferred shares, which would be senior to our common shares upon liquidation, and additional offerings of equity securities, which would dilute our existing shareholders and may be senior to our common shares for the purposes of dividend distributions, may adversely affect the market price of our common shares.

In the future, we may attempt to increase our capital resources by making offerings of debt or additional offerings of equity securities, including commercial paper, medium-term notes, senior or subordinated notes and series of preferred shares or common shares. Upon our liquidation, holders of our debt securities and preferred shares and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common shares. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common shares, or both. Our preferred shares, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our common shares. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common shares bear the risk of our future offerings reducing the market price of our common shares and diluting their share holdings in us.

Common shares eligible for future sale, including the shares covered by this prospectus, may have adverse effects on our share price.

      We cannot predict the effect, if any, of future sales of common shares, including the shares covered by this prospectus, or the availability of shares for future sales, on the market price of our common shares. Sales of substantial amounts of common shares, or the perception that these sales could occur, may adversely affect prevailing market prices for our common shares. Under the terms of our operating partnership agreement, the common shares eligible for issuance upon redemption of units of limited partnership interest in our operating partnership, including units that we may issue to third parties in the future, are required to be registered within nine months following the date of initial issuance of such units.  In addition, we filed a registration statement with respect to the 2,000,000 common shares authorized for issuance under our Equity Incentive Plan in connection with the grant of restricted common share awards, option grants or other equity-based awards authorized by the Compensation Committee of our Board of Trustees. We also may issue from time to time additional common shares or units of limited partnership interest in our operating partnership in connection with the acquisition of properties and we may grant additional demand or piggyback registration rights in connection with these issuances. Sales of substantial amounts of common shares or the perception that these sales could occur may adversely effect the prevailing market price for our common shares. In addition, the sale of these shares could impair our ability to raise capital through a sale of additional equity securities.

The market value of our common shares could decrease based on our performance and market perception and conditions.

The market value of our common shares may be based primarily upon the market’s perception of our growth potential and current and future cash dividends, and may be secondarily based upon the market value of our underlying assets. We expect the market price of our common shares to be influenced by the dividend on our common shares relative to market interest rates. Rising interest rates may lead potential buyers of our common shares to expect a higher dividend rate, which would adversely affect the market price of our common shares. In addition, rising interest rates would result in increased interest expense on our variable rate debt and adversely affect cash flow and our ability to service our indebtedness and make distributions to our shareholders.

Tax Risks Associated with Our Status as a REIT

If we fail to qualify for or lose our tax status as a REIT, we would be subject to significant adverse consequences and the value of our common shares may decline.

We intend to continue to operate in a manner that will allow us to continue to qualify as a REIT for federal income tax purposes under the Code. We elected to be taxed as a REIT upon the filing of our tax return for the taxable year ended December 31, 2004. Our qualification as a REIT depends, and will continue to depend, on our ability to meet various requirements concerning, among other things, the ownership of our outstanding common shares, the nature of our assets, the sources of our income and the amount of our distributions to our shareholders. The REIT qualification requirements are extremely complex, and the interpretations of the federal income tax laws governing qualification as a REIT are limited. Accordingly, there is no assurance that we will be successful in operating so as to qualify as a REIT. At any time, new laws, regulations, interpretations or court decisions may change the federal tax laws relating to, or the federal income tax consequences of, qualification as a REIT. It is possible that future economic, market, legal, tax or other considerations may cause our Board of Trustees to revoke the REIT election, which it may do without shareholder approval.

If we revoke, lose or fail to achieve our REIT status, we will face serious tax consequences that will substantially reduce the funds available for distribution because:

•       we would not be allowed a deduction for distributions to shareholders in computing our taxable income;

•       we would be subject to federal income tax at regular corporate rates, and we might need to borrow money or sell assets in order to pay any such tax;

•       we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•       unless we are entitled to relief under statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify.

In addition, if we fail to qualify as a REIT, we will not be required to pay dividends to shareholders, and all dividends to shareholders will be subject to tax to the extent of our current and accumulated earnings and profits. As a result of all of these factors, a failure to achieve, or a loss or revocation of our REIT status could have a material adverse effect on our financial condition and results of operations and would adversely affect the value of our common shares.

In addition, in circumstances where we fail to qualify as a REIT, it is likely that we will also have failed to comply with the restrictions on our activities and those of the operating partnership that we agreed to with Vornado Realty L.P., in which case we would also be liable for any damages incurred by Vornado Realty L.P., certain of its affiliates and its transferees and assignees, together with certain of their affiliates, as a result of such failure.

To maintain our REIT status, we may be forced to borrow funds on a short-term basis during unfavorable market conditions.

In order to maintain our qualification as a REIT, we are required under the Code to distribute annually at least 90% of our REIT taxable income, determined without regard to the dividends-paid deduction and excluding any net capital gain. In addition, we will be subject to income tax at regular corporate rates to the extent that we distribute less than 100% of our net taxable income, including any net capital gains. Because of these distribution requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, we will be compelled to rely on third party sources to fund our capital needs. We may not be able to obtain this financing on favorable terms or at all. Any additional indebtedness that we incur will increase our leverage. Our access to third party sources of capital depends, in part, on:

•       general market conditions;

•       our current debt levels and the number of properties subject to encumbrances;

•       our current performance and the market’s perception of our growth potential;

•       our cash flow and cash dividends; and

•       the price of our common shares.

If we cannot obtain capital from third party sources, we may not be able to acquire or develop properties when strategic opportunities exist, satisfy our debt service obligations or make the cash dividends to our shareholders necessary to maintain our qualification as a REIT.

Failure to make required distributions would subject us to tax.

In order to qualify as a REIT, each year we must distribute to our shareholders at least 90% of our REIT taxable income, determined without regard to the dividends-paid deduction and by excluding any net capital gain. To the extent that we satisfy the distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any year are less than the sum of:

•       85% of our ordinary income for that year;

•       95% of our capital gain net income for that year; and

•       100% of our undistributed taxable income from prior years.

We intend to pay out our income to our shareholders in a manner that satisfies the distribution requirement and avoids corporate income tax and the 4% nondeductible excise tax. We may be required to make distributions to shareholders at disadvantageous times or when we do not have funds readily available for distribution. Differences in timing between the recognition of income and the related cash receipts or the effect of required debt amortization payments could require us to borrow money or sell assets to pay out enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in a particular year. In the future, we may borrow to pay distributions to our shareholders and the limited partners of our operating partnership. Any funds that we borrow would subject us to interest rate and other market risks.

Complying with REIT requirements may cause us to forgo otherwise attractive opportunities.

To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our shareholders and the ownership of our shares. As a result, we may be required to forgo attractive business or investment opportunities in order to meet these tests. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common shares.

At any time, the federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. Any of those new laws or interpretations may take effect retroactively and could adversely affect us or you as a shareholder. Effective for taxable years beginning after December 31, 2002, the Jobs and Growth Tax Relief Reconciliation Act of 2003, which we refer to as the Jobs and Growth Tax Act, generally reduced the maximum rate of tax applicable to most domestic noncorporate taxpayers on dividend income from regular C corporations to 15%. This reduces substantially the so-called “double taxation” (that is, taxation at both the corporate and shareholder levels) that has generally applied to corporations that are not taxed as REITs. Generally, dividends from REITs will not qualify for the dividend tax reduction because, as a result of the dividends paid deduction to which REITs are entitled, REITs generally do not pay corporate level tax on income that they distribute to shareholders. The implementation of the Jobs and Growth Tax Act may cause domestic noncorporate investors to view stocks of non-REIT corporations as more attractive relative to shares of REITs than was the case previously. We cannot predict what impact this legislation may have on the value of our common shares. The Tax Increase Prevention and Reconciliation Act of 2005 extended the 2003 Act’s sunset date from December 31, 2008 to December 31, 2010.

The income earned by our taxable REIT subsidiaries will be subject to federal income tax.

We own active taxable REIT subsidiaries that earn income that, if earned by us outside of a taxable REIT subsidiary, would jeopardize our status as a REIT. For example, our taxable REIT subsidiaries earn fees from developing, constructing, renovating and managing military housing properties and providing management services to certain third party owners of student housing, as well as fees for providing certain noncustomary services for our student housing properties, that would not be qualifying income for purposes of the REIT income tests. A taxable REIT subsidiary is taxed as a regular C corporation. The income from the activities described above and other income earned by our taxable REIT subsidiaries is therefore subject to a corporate level tax, notwithstanding that we qualify as a REIT.

We may not conduct all of our third party student housing management business through a taxable REIT subsidiary, which could jeopardize our ability to comply with one of the REIT gross income requirements.

In general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% REIT gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, or any combination of these. Fees that we earn from providing property management services to third party owners of student housing properties do not constitute qualifying income for purposes of the 95% REIT gross income test. We conduct all (or as nearly all as possible) of our third party student housing property management business through a taxable REIT subsidiary. The fees we earn from that business other than through a taxable REIT subsidiary, together with all other income that does not constitute qualifying income under the 95% gross income test, cannot exceed 5% of our total gross income. If we fail to manage our business in a manner that allows us to satisfy the 95% REIT gross income test, the portion of income associated with the amount in excess of this 95% threshold would be taxed at 100%, and we could lose our REIT qualification which would, among other things, cause all of our earnings to be subject to federal income tax and would reduce our cash available for distributions to shareholders.

To maintain our REIT status, we will be required to comply with a number of requirements relating to the relative values of our assets, and we may be required to limit activities conducted through a taxable REIT subsidiary.

As a REIT we will be required to satisfy, as of the close of each quarter of each of our taxable years, a number of requirements relating to the relative values of our assets, including requirements that not more than 25% of the value of our total assets be represented by assets other than real estate assets, cash and cash items and government securities and that not more than 20% of the value of our total assets be represented by securities of taxable REIT subsidiaries. We intend to monitor our compliance with the various asset test requirements. As a number of these requirements are based on value, however, it is possible that the IRS could successfully argue for a value of our nonqualifying assets that was such that we would fail to satisfy a REIT asset requirement. In such circumstances, we could fail to qualify as a REIT for the taxable year of such failure and the following four taxable years.

To maintain our status as a REIT, no more than 20% of the value of our total assets may consist of the securities of our taxable REIT subsidiaries, such as GMH Military Housing, LLC and College Park Management TRS, Inc. Certain of our activities, such as development, construction, renovation, and management services, must be conducted through a taxable REIT subsidiary in order for us to maintain our REIT status. In addition, certain non-customary services generally must be provided by a taxable REIT subsidiary or an independent contractor from which we do not derive any income. If the revenues from such activities create a risk that the value of our interest in our taxable REIT subsidiaries, based on revenues or otherwise, approach the 20% threshold, we will be forced, in order to maintain our REIT status, to curtail such activities or take other steps to remain under the 20% threshold. Since our formation transactions, the development, construction, renovation, and management services provided to our military housing privatization projects and the management services provided to certain third party owners of student housing have been conducted through taxable REIT subsidiaries. Consequently, income earned by these taxable REIT subsidiaries is subject to corporate income tax.

We may be subject to tax if our taxable REIT subsidiaries provide services to our tenants other than on an arm’s length basis.

If our taxable REIT subsidiaries provide services to our tenants for other than an arm’s length charge (payable from the tenants or from us), we would be subject to a 100% tax on the difference between the amount in fact derived by the taxable REIT subsidiary and the arm’s length charge. In addition, if our taxable REIT subsidiaries pay more than an arm’s length charge to our operating partnership, GMH Communities Trust or any of their affiliates for services or overhead provided to the taxable REIT subsidiaries, we would be subject to a 100% tax on the difference between the amount in fact paid by the taxable REIT subsidiary and the arm’s length charge.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. Forward-looking statements provide our current expectations or forecasts of future events and are not statements of historical fact. These forward-looking statements include information about possible or assumed future events, including, among other things, operating or financial performance, strategic plans and objectives, or regulatory or competitive environments. Statements regarding the following subjects are forward-looking by their nature:

•       our ability to successfully implement our current business strategy, including our ability to acquire and manage student housing properties and to secure and operate military housing privatization projects;

•       our projected operating results and financial condition;

•       completion of any of our targeted acquisitions or development projects, sales of assets, refinancings or joint venture transactions within our expected timeframe or at all;

•       our ability to obtain future financing arrangements on terms acceptable to us, or at all;

•       estimates relating to, and our ability to pay, future dividends;

•       our ability to qualify as a REIT for federal income tax purposes;

•       our understanding of our competition, market opportunities and trends;

•       projected timing and amounts of capital expenditures; and

•       the impact of technology on our properties, operations and business.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Factors that could cause actual results to differ materially from our management’s current expectations include, but are not limited to:

•       the factors referenced in the sections of this prospectus titled “Our Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•       changes in our business strategy, including acquisition, sales, and development activities;

•       availability, terms and deployment of capital, including equity and debt financing;

•       availability of qualified and/or sufficient personnel, including, but not limited, within our accounting staff;

•       failure to effectively remediate any deficiencies or material weaknesses in our disclosure controls and procedures and internal control over financial reporting, or failure to identify additional material weaknesses and deficiencies in our disclosure controls and procedures and internal control over financial reporting that could occur in the future;

•       the adverse effects of pending litigation or any investigation of the Company by the SEC;

•       unanticipated costs associated with the acquisition and integration of our student housing property acquisitions and development projects, and military housing privatization projects;

•       the effects of military base realignment and closures, or deployments, on installations covered by our military housing privatization projects;

•       high leverage on the entities that own the military housing privatization projects;

•       reductions in government military spending;

•       changes in student population enrollment at colleges and universities or adverse trends in the off-campus student housing market;

•       changes in the student and military housing industry, interest rates or the general economy;

•       changes in local real estate conditions (including changes in rental rates and the number of competing properties) and the degree and nature of our competition;

•       failure to lease unoccupied space in accordance with management’s projections;

•       potential liability under environmental or other laws; and

•       the existence of complex regulations relating to our status as a REIT and the adverse consequences of our failure to qualify as a REIT.

When we use the words “believe,” “expect,” “may,” “potential,” “anticipate,” “estimate,” “plan,” “will,” “could,” “intend” or similar expressions, we intend to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent otherwise required by law.

THE OFFERING

Of the 34,141,864 common shares being offered by the selling shareholders named in this prospectus, 9,855,104 of the shares are being offered by Vornado Realty Trust, or Vornado, or its affiliates.  Of these common shares being offered by Vornado, (i) 2,517,247 common shares are held by Vornado Investments L.L.C., representing 1,817,247 common shares that were issued upon exercise of a warrant granted in connection with our initial public offering and 700,000 common shares that were purchased in connection with the Company’s follow-on offering of common shares in October 2005, (ii) 6,666,667 common shares are issuable to Vornado Realty L.P. upon the conversion of an equal number of units of limited partnership interest in our operating partnership that were acquired in connection with our initial public offering, and (iii) 671,190 of these common shares are issuable to Vornado CCA Gainesville L.L.C., an affiliate of Vornado, upon the conversion of an equal number of units of limited partnership interest in our operating partnership that were issued to that entity in connection with the contribution of its interests in a student housing property to our operating partnership upon completion of our initial public offering.

 Another 2,583,334 of the common shares being offered under this prospectus are issuable upon the conversion of an equal number of limited partnership interests in our operating partnership that were issued to FW Military Housing LLC upon completion of our initial public offering in exchange for its contribution of interests in a military housing privatization project.

In addition, 19,763,144 of the common shares covered by this prospectus are being offered by current or former employees of the Company or entities wholly-owned by Gary M. Holloway, Sr., our chairman, president and chief executive officer. All of these shares are issuable upon the conversion of limited partnership interests in our operating partnership that were issued upon completion of our initial public offering in November 2004. Of these shares, 16,988,829 shares are being offered by Mr. Holloway or entities wholly-owned by Mr. Holloway, and are issuable upon redemption of limited partnership interests that were acquired in exchange for Mr. Holloway’s contribution of various assets to our operating partnership upon completion of our initial public offering; 2,649,315 are being offered by current or former employees of the Company; and 125,000 common shares are being offered by Gary M. Holloway, Jr., who is the son of Mr. Holloway.

The remaining 1,940,282 common shares covered by this prospectus are being offered by South View, LLC and Stone Gate I, LLC, each of which received limited partnership interests in our operating partnership in exchange for the contribution of interests in two student housing properties acquired by our operating partnership on June 30, 2005, and the common shares offered hereby are issuable upon the conversion of those limited partnership interests.

Pursuant to this prospectus, the selling shareholders may sell the common shares offered for resale in a secondary offering.  Under the terms of the limited partnership agreement of our operating partnership, a registration rights agreement with Vornado, and a registration rights agreement with FW Military Housing LLC, we are required to register all of the common shares that are described above.  However, the registration of the common shares being offered pursuant to this prospectus does not necessarily mean that (i) any of the underlying units of limited partnership interest will be tendered for redemption, or (ii) we will, in fact, issue any of the common shares upon request for redemption, or (iii) if any of the common shares are issued, such selling shareholders will offer or sell any of their shares, or (iv) the selling shareholders who currently own common shares covered hereby will offer or sell any of their shares.

USE OF PROCEEDS

The selling shareholders will receive the proceeds from the resale of the common shares covered by this prospectus.  We will not receive any proceeds from the resale of the common shares by the selling shareholders.

SELLING SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our common shares by the selling shareholders as of February 15, 2007, and the number of common shares covered by this prospectus.  Shares may also be sold by donees, pledgees or other transferees or successors in interest of the selling shareholders.

All of the common shares offered by the selling shareholders pursuant to this prospectus are issuable upon conversion of an equal number of limited partnership interests in our operating partnership, except that 2,517,247 of the common shares are currently owned by Vornado or its affiliates.

With respect to the common shares to be offered by Gary M. Holloway, Sr., our chairman, president and chief executive officer, under the terms of the Company’s Declaration of Trust, Mr. Holloway and his affiliates are restricted from owning in excess of 20% in value of the Company’s outstanding shares or 20% in value or number of shares (whichever is more restrictive) of the Company’s then outstanding common shares. As a result, although Mr. Holloway and his affiliates currently hold 16,988,829 limited partnership interests in our operating partnership, he will be restricted from redeeming such partnership interests at any time that he holds 20% in value of the Company’s then outstanding shares or 20% in value or number of shares of the Company’s then outstanding common shares.

The shares being offered by the other selling shareholders are issuable upon the conversion of limited partnership interests in our operating partnership that were acquired upon completion of, or after, our initial public offering. Under the terms of the limited partnership agreement of our operating partnership, holders of limited partnership interests may elect to have the operating partnership redeem their interests for either an equal number of common shares (subject to adjustments in the event of share splits, share dividends and similar events in the future) or cash, in the sole discretion of the Company.  Holders of limited partnership interests are eligible to have their interests redeemed after a one-year holding period which has passed as to all of the selling shareholders, and under the terms of our Declaration of Trust, are subject to a 7.1% ownership limitation with respect to the Company’s then outstanding shares.

Beneficial ownership, as referred to in the table of selling shareholders below, is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Any common shares subject to options or warrants that are currently exercisable or exercisable within 60 days after February 15, 2007, are also deemed outstanding and to be beneficially owned by the selling shareholders holding such options or warrants.

			Beneficial Ownership After Resale of Shares Being Offered
Name of Selling Shareholder	Number of Shares Beneficially Owned Prior to Offering	Maximum Number of Shares Being Offered	Number of Shares(1)	Percent of All Shares Outstanding(2)		Percent of All Shares and Units Outstanding(2)

Gary M. Holloway, Sr. (3)	17,000,329	15,673,038	1,327,291	2.3%		1.8%
College Park Management, Inc. (3)	17,000,329	1,250,000	15,750,329	26.9		21.5
GMH Associates, Inc. (3)	17,000,329	53,291	16,947,038	28.9		23.1
LVWD, Ltd. (3)	17,000,329	12,500	16,987,829	29.0		23.2
FW Military Housing LLC	2,583,334	2,583,334	0	—		—
Vornado Realty L.P.(4)	9,855,104	6,666,667	3,188,437	6.5		4.4
Vornado CCA Gainesville, L.L.C. (4)	9,855,104	671,190	9,183,914	18.8		12.5
Vornado Investments L.L.C. (4)	9,855,104	2,517,247	7,337,857	15.0		10.0
South View, LLC (5)	1,156,908	1,156,908	0	—		—
Stone Gate I, LLC (5)	783,374	783,374	0	—		—
Denise Hubley(6)	84,170	84,170	0	—		—
James W. Kirby, Jr.(6)	29,167	29,167	0	—		—
Austin Repetto(6)	29,167	29,167	0	—		—
Joseph M. Macchione(7)	63,700	62,500	1,200		*		*
Kenneth J. Aspis(6)	26,467	26,467	0	—		—
Candee M. Evelhoch(6)	22,833	20,833	2,000		*		*
Don Blair(6)	20,833	20,833	0	—		—
Christopher J. Williams(6)	83,334	83,334	0	—		—
Richard C. Taylor(6)	62,500	62,500	0	—		—
Bruce F. Robinson(7)	1,014,306	1,010,306	4,000		*		*
John De Riggi(7)	251,250	251,250	0	—		—
Miles W. Orth, III(7)	42,167	41,667	500		*		*
Joseph M. Coyle Enterprises, Inc. (7)	432,769	422,769	10,000		*		*
Gary M. Holloway, Jr. (8)	125,000	125,000	0	—		—
Frank Tropea, III	418,750	418,750	0	—		—
Robert DiGiuseppe(8)	85,602	85,602	0	—		—

Total	34,171,064	34,141,864	29,200		*		*

*Less than 1.0%.

(1)                                  Assumes the sale of all shares being offered by this prospectus; provided, however, that since the selling shareholders may, in their sole discretion, choose to sell all, a portion, or none of their common shares being registered pursuant to this prospectus, we cannot estimate the number of common shares that actually will be sold by any selling shareholder.

(2)                                  The percentage ownership for each beneficial owner listed above under the column “Percent of All Shares Outstanding “is based on 41,567,146 common shares that were outstanding as of February 15, 2007, or will become convertible into or exercisable/redeemable within 60 days thereafter, are deemed to be outstanding and beneficially owned by the person holding such options for the purpose of computing each individual selling shareholder’s percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other selling shareholder. The percentage ownership for each beneficial owner listed above under the column “Percent of All Shares and Units Outstanding” is based on the an aggregate of 73,191,763 common shares and units of limited partnership interest in our operating partnership that were outstanding as of February 15, 2007.

(3)                                  Gary M. Holloway, Sr. is the chairman, president and chief executive officer of the Company. Each of the entities listed as selling shareholders are wholly-owned by Mr. Holloway. As described in the introduction to this section of the prospectus titled “Selling Shareholders,” Mr. Holloway and his affiliates are restricted under the terms of our Declaration of Trust from owning in excess of 20% in value or number of shares (whichever is more restrictive) of the Company’s then outstanding common shares. Mr. Holloway is entitled to require that his limited partnership interests be redeemed for common shares of the Company at his option. The number of shares shown as beneficially owned by Mr. Holloway include 171,550 common shares held by his spouse. In addition to the amounts shown in the table, which are presented as of February 15, 2007, Mr. Holloway acquired an additional 30,000 common shares as reported in a Form 4 filed with SEC on May 31, 2007.

(4)                                  Vornado Realty L.P. is the operating partnership of Vornado Realty Trust, which is a reporting company under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.  As such, we are omitting information regarding the natural persons who exercise voting and dispositive power with respect to these shares.  Vornado CCA Gainesville, L.L.C. and Vornado Investments L.L.C. are each an affiliate of Vornado Realty L.P. and Vornado Realty Trust.  Michael D. Fascitelli, a member of our Board of Trustees, is the president and a member of the board of trustees of Vornado Realty Trust. The address of Vornado Realty Trust is 888 Seventh Avenue, New York, NY 10019.

The number of common shares shown as beneficially owned by Vornado Realty L.P., Vornado CCA Gainesville, L.L.C. and Vornado Investments, L.L.C. includes the following: (i) 2,517,247 common shares held by Vornado Investments, L.L.C.; (ii) 671,190 common shares issuable upon redemption of an equal number of limited partnership interests in our operating partnership held by Vornado CCA Gainesville, L.L.C., (iii) 6,666,667 common shares issuable upon redemption of an equal number of limited partnership interests in our operating partnership held by Vornado Realty L.P. as of January 1, 2006. Does not include 5,552 restricted common shares issued under the Company’s Equity Incentive Plan to Michael D. Fascitelli.  Mr. Fascitelli has reported in his filings with the SEC that he disclaims beneficial ownership in the common shares and units of limited partnership interest held by Vornado Investments L.L.C., Vornado Realty L.P. and Vornado CCA Gainesville, L.L.C., except to the extent he has any pecuniary interest therein. See also the section of this prospectus titled “Risk Factors – Risks Relating to Our Organization and Structure - One of our trustees may have a conflict of interest as a result of his affiliation with Vornado Realty Trust, one of our largest shareholders on a fully-diluted basis.”

(5)                                  We issued an aggregate amount of 1,940,282 units of limited partnership interest in our operating partnership to South View, LLC and Stone Gate I, LLC on June 30, 2005 as partial consideration for the contribution by these entities of their interests in two student housing properties into our operating partnership. These selling shareholders have filed a lawsuit against us and our operating partnership relating to the issuance of these securities. See the section of this prospectus titled “Our Business and Properties — Legal Proceedings.”

(6)                                  The following selling shareholders were employees of the Company as of the date of this prospectus: Don Blair – Senior Vice President; Candee Evelhoch – Senior Vice President;  Denise Hubley – Senior Vice President; James W. Kirby, Jr. – Senior Vice President; Richard C. Taylor – Senior Vice President; and Christopher J. Williams – Senior Vice President. Prior to the Company’s initial public offering in November 2004, Ms. Hubley served as Assistant Vice President and Assistant Secretary of GMH

Military Housing, LLC and Mr. Williams served as Vice President and Treasurer of GMH Military Housing, LLC. GMH Military Housing, LLC is a predecessor entity of the Company. Austin Repetto served as a Senior Vice President of GMH Military Housing, LLC until March 2005, and currently provides consulting services to the Company in connection with the Company’s Navy Northeast Region military housing privatization project.

(7)                                  The following persons are executive officers of the Company: Bruce F. Robinson - President of Military Housing Business; John De Riggi – President of Student Housing Business and Chief Investment Officer; and Joseph M. Macchione – Executive Vice President and General Counsel. Joseph M. Coyle Enterprises, Inc. is an entity wholly-owned by Joseph M. Coyle, who was an executive officer (President of Student Housing Business) until December 31, 2005; since such date, Mr. Coyle has served as a consultant to the Company pursuant to a consulting agreement with the Company that has an initial term extending through May 31, 2007. With respect to the common shares presented as beneficially owned by Joseph M. Coyle Enterprises, Inc., Joseph M. Coyle and Theresa L. Coyle share voting and investment power over the securities. Miles W. Orth, III served as an executive officer (Executive Vice President - operations of Student Housing Business) from January 1, 2006 until June 26, 2006.

(8)                                  Gary M. Holloway, Jr. is the son of Gary M. Holloway, Sr. and President of GMH Capital Partners, LP, an entity that is wholly-owned by Gary M. Holloway, Sr.  Robert DiGiuseppe is an Executive Vice President of GMH Capital Partners, LP and GMH Associates, Inc., an entity that is wholly-owned by Gary M. Holloway, Sr, and,  prior to the Company’s initial public offering, Mr. DiGiuseppe served as Assistant Secretary of College Park Management, Inc. and Corporate Flight Services, Inc., each of which were predecessor entities of the Company. GMH Associates, Inc. and GMH Capital Partners, LP each lease a portion of the corporate headquarters building owned by the Company, and GMH Capital Partners, LP has provided, and may provide in the future, real estate brokerage services to the Company or its affiliates.

PLAN OF DISTRIBUTION

The selling shareholders, including any donees, pledgees or other transferees or successors in interest who receive shares from the selling shareholders, may, from time to time, sell all or a portion of the common shares covered by this prospectus on the New York Stock Exchange, in the over-the-counter market, or any other national securities exchange upon which the common shares may be quoted, listed or traded, in underwritten public offerings, privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The selling shareholders may sell the common shares by various methods, including one or more of the following:

•                  block trades in which the broker or dealer so engaged by the selling shareholders will attempt to sell the common shares as agent, but may purchase and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by the broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

•                  an exchange distribution in accordance with the rules of the New York Stock Exchange;

•                  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•                  negotiated transactions or otherwise, including an underwritten offering;

•                  market sales (both long and short to the extent permitted under the federal securities laws);

•                  in connection with settlement of short sales of the common shares;

•                  in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options, if permitted under the securities laws;

•                  a combination of any of these methods of sale; and

•                  any other method permitted pursuant to applicable law.

In effecting sales, brokers and dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate.  Brokers or dealers may receive commissions or discounts from the selling shareholders or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser, in amounts to be negotiated.  These commissions or discounts may exceed those customary in the types of transactions involved.  Broker-dealers may agree with the selling shareholders to sell a specified number of common shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for the selling shareholders, to purchase as principal any unsold common shares at the price required to fulfill the broker-dealer commitment to the selling shareholders.  Broker-dealers who acquire common shares as principal may thereafter resell such common shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) at prices and on terms then prevailing at the time of sale, at prices then related to then-current market price or in negotiated transactions.  In connection with such resales, broker-dealers may pay to or receive from the purchasers of common shares commissions as described above.  The selling shareholders may also sell the common shares that qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, rather than pursuant to this prospectus.

The selling shareholders and any other person selling common shares pursuant to the registration statement of which this prospectus is a part will be subject to the Securities Exchange Act of 1934, as amended. The Securities Exchange Act of 1934 rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of the common shares by the selling shareholders.  In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the common shares being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the common shares and the ability of the selling shareholders and any other person or entity selling common shares pursuant to the registration statement of which this prospectus is a part to engage in market-making activities with respect to the common shares.

The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in sales of the common shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with those sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the common shares by the selling shareholders may be deemed to be underwriting commissions under the Securities Act of 1933, as amended.

In connection with the sale of the offered shares, the selling shareholder may enter into hedging transactions with broker-dealers.  In connection with these hedging transactions, broker-dealers may engage in short sales of the offered shares in the course of hedging the positions they assume with the selling shareholders.  The selling shareholders also may sell the offered shares short and redeliver the offered shares to close out the short positions. The selling shareholders also may enter into option or other transactions with broker-dealers, which require the delivery to the broker-dealer of the offered shares.  The selling shareholders may also loan or pledge the offered shares to a broker-dealer, and the broker-dealer may sell the offered shares so loaned, or upon a default, the broker-dealer may effect sales of the offered shares that are pledged.  In addition to the foregoing, the selling shareholders may enter into, from time to time, other types of hedging transactions.

From time to time, the selling shareholders may pledge their common shares pursuant to the margin provisions of their customer agreements with their brokers.  Upon default by a selling shareholder, the broker may offer and sell such pledged common shares from time to time.  Upon a sale of the common shares, the selling shareholders intend to comply with the prospectus delivery requirements under the Securities Act of 1933, as amended, by delivering a prospectus to each purchaser in the transaction, or by making the prospectus accessible in a manner that is the equivalent of delivery, as contemplated by the Securities Act of 1933, as amended.  We intend to file any amendments or other necessary documents in compliance with the Securities Act of 1933, as amended, that may be required in the event a selling shareholder defaults under any customer agreement with a broker.

We are required to pay all fees and expenses incident to the registration of the common shares covered by this prospectus.  We have agreed to indemnify certain of the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.  Brokerage commissions and transfer taxes, if any, attributable to the sale of shares by the selling shareholders will be borne by the selling shareholders.  The selling shareholders may agree to indemnify brokers, dealers or agents that participate in sales by the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.

PRICE RANGE OF COMMON SHARES AND DIVIDEND POLICY

Our common shares are traded on the New York Stock Exchange under the symbol “GCT.” Our common shares commenced trading on October 28, 2004. The following table sets forth, for the indicated periods, the high and low sales prices of our common shares as quoted on the New York Stock Exchange and the dividends we have paid to our shareholders.

	Price Range of Common Shares		Dividend Paid
	High	Low	Per Share
Fiscal year ended December 31, 2005:
First Quarter	$14.00	$11.30	$0.2275
Second Quarter	$14.59	$11.34	$0.2275
Third Quarter	$15.65	$13.64	$0.2275
Fourth Quarter	$15.89	$14.10	$0.2275

Fiscal year ended December 31, 2006:
First Quarter	$17.10	$10.80	$0.2275
Second Quarter	$13.18	$10.75	$0.2275
Third Quarter	$13.73	$11.80	$0.2275
Fourth Quarter	$14.18	$10.04	$0.1650	(1)

(1)             Declared on December 18, 2006 and paid on February 1, 2007 to shareholders of record as of the close of business on December 29, 2006.

On June 1, 2007, the last reported sale price of our common shares on the New York Stock Exchange was $10.86.

On June 1, 2007, there were approximately 27 holders of record of our common shares. This number does not include shareholders whose shares are held of record by a brokerage house or clearing agency, but does include any such brokerage house or clearing agency as one record holder.

We intend to pay regular quarterly distributions to our shareholders. Federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income determined without regard to the dividends-paid deduction and excluding any net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income, including capital gains. We anticipate that our estimated cash available for distribution will exceed the annual distribution requirements applicable to REITs. However, under some circumstances, we may be required to pay distributions in excess of cash available for distribution in order to meet these distribution requirements and we may need to borrow funds to pay some distributions.

Our ability to fund these distributions will depend, in part, upon cash flow from our student housing properties, our management contracts regarding student housing properties owned by others, from management, construction/renovation and development fees and preferred equity returns under our military housing privatization projects, and the continued successful leasing of our student housing portfolio and the acquisition of additional student housing properties and military housing privatization projects. The timing and amount of our anticipated cash flows is inherently uncertain. To the extent these sources are insufficient, we may lower our distributions or borrow funds for distributions from our current note facility with Merrill Lynch or from other third party borrowings sources. Availability under our current note facility is limited. As of June 1, 2007, we had approximately $60.2 million in outstanding principal amount of notes under this $100.0 million note facility. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for a discussion of certain financial covenants we are required to maintain in order to remain eligible for future borrowings under our note facility.

Distributions made by us will be authorized and determined by our Board of Trustees out of funds legally available therefore and will be dependent upon a number of factors, including restrictions under applicable law or contained in our debt instruments or agreements or in terms of any future preferred shares. Since our initial public offering, our distributions have exceeded our then current and accumulated earnings and profits as determined for federal income tax purposes due to non-cash expenses, primarily depreciation and amortization charges that we have incurred, and we expect them to continue to do so in the near term. Therefore, a portion of these distributions will represent a return of capital for federal income tax purposes. Distributions in excess of our current and accumulated earnings and profits and not treated as a dividend will not be taxable to a taxable U.S. shareholder under current federal income tax law to the extent those distributions do not exceed the shareholder’s adjusted tax basis in his or her common shares, but rather will reduce the adjusted basis of the common shares. Therefore, the gain (or loss) recognized on the sale of the common shares or upon our liquidation will be increased (or decreased) accordingly. To the extent those distributions exceed a taxable U.S. shareholder’s adjusted tax basis in his or her common shares, they generally will be treated as a capital gain realized from the taxable disposition of those shares.

Approximately 95% of our distributions for the year ending December 31, 2006 represented a return of capital for federal income tax purposes. With respect to our dividend distribution of $0.165 per common share for the fourth quarter of 2006, this dividend will be included in our distributions for 2007 for tax purposes due to the fact that it was paid on February 1, 2007. To the extent not inconsistent with maintaining our REIT status, we may retain accumulated earnings of our taxable REIT subsidiaries in such subsidiary. The percentage of our shareholder distributions that exceeds our current and accumulated earnings and profits may vary substantially from year to year.

For the period from October 28, 2004 through December 31, 2004, we declared and paid our initial partial quarterly dividend of $0.16 per common share. At the same time, our operating partnership paid an equivalent distribution of $0.16 per unit to holders of limited partnership interests in our operating partnership. With respect to this distribution, $0.109319 of the $0.16 per common share represented a return of capital for federal income tax purposes. During the fiscal year 2005, and through the third quarter of 2006, we declared and paid quarterly dividends of $0.2275 per common share, and our operating partnership paid an equivalent distribution of $0.2275 per unit to holders of limited partnership interests in our operating partnership. In addition, on December 18, 2006, we declared a dividend of $0.165 per common share to shareholders of record as of the close of business on December 29, 2006, that was paid on February 1, 2007. With respect to distributions paid to shareholders during the fiscal year 2005, approximately 59% of our distributions represented a return of capital for federal income tax purposes. We also declared a regular quarterly dividend with respect to the first quarter of 2007 equal to $0.165 per share that was paid on April 13, 2007 to shareholders of record at the close of business on March 29, 2007.

As noted above, we lowered our quarterly distribution to shareholders for the fourth quarter of 2006 from historical levels. Prior to this decrease, we had historically paid a distribution of $0.91 per year. We cannot assure you that we will continue to have cash available for distributions at historical levels or at all. Any distributions we pay in the future will depend upon our actual results of operations, economic conditions and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including the revenue we receive from our student housing properties, revenues from management and consulting fees in connection with management services that we will provide for student housing properties owned by others, revenues from our military housing privatization projects, our operating expenses, interest expense and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, see “Risk Factors.”

SELECTED FINANCIAL DATA

			For the Year Ended December 31,
	Three Months Ended March 31,		Company			Predecessor Entities
	2007	2006	2006	2005	2004(1)	2003	2002
			(in thousands, except per share data)
Operating Data
Revenue:
Rental revenue	$51,464	$39,659	$170,821	$119,452	$23,812	$636	$736
Operating expense reimbursements	18,845	14,716	70,243	62,580	40,512	10,591	3,711
Fee income:
Related parties	2,421	2,039	8,481	7,005	4,355	3,892	6,578
Third parties	678	1,008	3,167	3,774	3,986	2,624	1,983
Other fee income—related party	6,138	4,680	21,635	18,321	8,460	842	372
Other income	228	89	546	368	913	230	295
Total revenue	79,774	62,191	274,893	211,500	82,038	18,815	13,675
Expenses:
Property operating expenses	22,142	16,458	80,533	52,134	20,292	9,218	7,799
Reimbursed expenses	18,845	14,716	70,243	62,580	40,512	10,591	3,711
Real estate taxes	4,901	3,743	16,050	10,921	1,736	83	79
Administrative expenses	4,870	4,080	17,682	12,254	6,006	1,405	295
Audit Committee and Special Committee expenses	—	2,575	7,821	—	—	—	—
Profits interest and employee initial public offering bonus expense	—	—	—	—	37,502	—	—
Depreciation and amortization	11,806	9,472	40,207	31,006	6,624	822	821
Interest	17,475	10,128	51,752	28,370	5,622	396	542
Total operating expenses	80,039	61,172	284,288	197,265	118,294	22,515	13,247
(Loss) income before equity in earnings of unconsolidated entities, minority interest, and income taxes from continuing operations	(265)	1,019	(9,395)	14,235	(36,256)	(3,700)	428
Equity in earnings of unconsolidated entities	1,029	1,216	3,523	3,073	—	751	—
(Loss) income before minority interest and income taxes from continuing operations	764	2,235	(5,872)	17,308	(36,256)	(2,949)	428
Income taxes	1,526	973	4,733	5,580	312	—	—
(Loss) income before minority interest from continuing operations	(762)	1,262	(10,605)	11,728	(36,568)	(2,949)	428
Minority interest	(329)	560	(4,625)	5,700	256	—	—
(Loss) income from continuing operations	(433)	702	(5,980)	6,028	(36,824)	(2,949)	428
Discontinued Operations(2):
Income (loss) from discontinued operations before minority interest	990	787	1,762	60	(187)	—	—
Minority interest attributable to discontinued operations	428	349	768	29	(9)	—	—
Income (loss) from discontinued operations	562	438	994	31	(178)	—	—
Net income (loss)	$129	$1,140	$(4,986)	$6,059	$(37,002)	$(2,949)	$428
Earnings (loss) per common share-basic(3)
Continuing operations	$(0.01)	$0.02	$(0.14)	$0.19	$0.01
Discontinued operations	0.01	0.01	0.02	0.00	0.00
	$0.00	$0.03	$(0.12)	$0.19	$0.01
Earnings (loss) per common share-diluted(3)
Continuing operations	$(0.01)	$0.02	$(0.14)	$0.18	$0.01
Discontinued operations	0.01	0.01	0.02	0.00	0.00
	$0.00	$0.03	$(0.12)	$0.18	$0.01

(1)             The results of operations for the year ended December 31, 2004 reflect the results of operations of the GMH Predecessor Entities for the period from January 1, 2004 through November 1, 2004, and the results of operations for the Company, after completion of our initial public offering, for the period from November 2, 2004 through December 31, 2004.

(2)    Represents six student housing properties held for sale as of March 31, 2007 and for which certain prior year operating statements have been restated as applicable.

(3)             Basic and diluted earnings per share reflect our operations for the period November 2, 2004 (the date of the closing of the Company’s initial public offering) to December 31, 2004. Net income for this period was $251,000.

		As of December 31,
	As of March 31,	Company			Predecessor Entities
	2007	2006	2005	2004	2003	2002
		(in thousands)
Balance Sheet Data
Real estate investments, net	$1,366,381	$1,592,567	$1,181,216	$634,730	$—	$—
Corporate office, net	8,433	8,425	7,613	11,384	6,963	7,100
Cash and cash equivalents	16,354	22,539	2,240	60,926	515	96
Assets held for sale	217,568	—	—	—	—	—
Total assets	1,709,402	1,713,990	1,277,951	773,061	16,146	13,536
Mortgage notes payable and line of credit	1,100,547	1,227,725	728,069	370,007	10,977	11,806
Liabilities related to assets held for sale	138,090	—	—	—	—	—
Total liabilities	1,305,883	1,298,718	792,452	395,242	12,552	13,099
Minority interest	152,853	157,972	188,633	182,118	—	—
Equity	250,666	257,300	296,866	195,701	3,594	437

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The unaudited pro forma consolidated financial statement for the year ended December 31, 2006 was derived from our audited financial statements.

The unaudited pro forma consolidated statement of operations for the year ended December 31, 2006 is presented as if all of the properties that we own as of the date of this prospectus, as well as the five properties that were placed into a joint venture during the second quarter of 2007 and the three properties that were sold in May 2007 (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — 2007 Business Strategy”), were owned as of January 1, 2006. The transfer of these five properties and the sale of the three properties were not material transactions and therefore are not reflected in these unaudited pro forma financial statements.

An unaudited pro forma consolidated balance sheet has not been presented as all properties that we own as of the date of this prospectus, as well as the five properties that were placed into a joint venture during the second quarter of 2007 and the three properties that were sold in May 2007 (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — 2007 Business Strategy”), are reflected in the audited balance sheet of GMH Communities Trust as of December 31, 2006. The transfer of these five properties and the sale of the three properties were not material transactions and therefore are not reflected in these unaudited pro forma financial statements.

The unaudited pro forma consolidated financial statement should be read in conjunction with our historical financial statements, including the notes thereto, included elsewhere in this prospectus.  The unaudited pro forma consolidated financial statement does not purport to represent the results of operations that would have actually occurred if all the properties that we own as of the date this prospectus were owned on January 1, 2006, nor do they purport to project the results of operations of GMH Communities Trust for any future period.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the year ended December 31, 2006
(dollars in thousands, except number of shares and per share amounts)

		GMH Communities Trust	Capstone Acquisitions	Other Acquisitions	Pro Forma Adjustments		The Company Pro Forma
		(A)	(B)	(C)
Revenue
	Rent and other income	$170,821	$21,419	$5,442	$—		$197,682
	Expense reimbursement
	Related party	64,230	—	—	—		64,230
	Third party	6,013	—	—	—		6,013
	Management fees:
	Related party	8,481	—	—	—		8,481
	Third party	3,167	—	—	—		3,167
	Other fee – related party	21,635	—	—	—		21,635
	Other income	546	—	—	—		546
	Total revenue	274,893	21,419	5,442	—		301,754
Expenses
	Property operating expenses	80,533	9,929	1,674	—		92,136
	Reimbursed expenses	70,243	—	—	—		70,243
	Real estate taxes	16,050	1,494	401	—		17,945
	Administrative expenses	17,682	—	—	—		17,682
	Audit Committee and Special Committee expenses	7,821	—	—	—		7,821
	Depreciation and amortization	40,207	—	—	9,684	(D)	49,891
	Interest	51,752	—	—	13,614	(E)	65,366
	Total operating expenses	284,288	11,423	2,075	23,298		321,084
	(Loss) income before equity in earning of unconsolidated entities, minority interest and income taxes from continuing operations	(9,395)	9,996	3,367	(23,298)		(19,330)
	Equity in earnings of unconsolidated entities	3,523	—	—	—		3,523
	(Loss) income before minority interest and income taxes from continuing operations	(5,872)	9,996	3,367	(23,298)		(15,807)
	Income taxes	4,733	—	—	—		4,733
	(Loss) income before minority interest from continuing operations	(10,605)	9,996	3,367	(23,298)		(20,540)
	Minority interest	(4,625)	—	—	(4,334	)(F)	(8,959)
	Net (loss) income from continuing operations	$(5,980)	$9,996	$3,367	$(18,964)		$(11,581)
	Earnings (loss) per common share-basic
	Continuing operations	$(0.14)					$(0.29)
	Earnings (loss) per common share-diluted
	Continuing operations	$(0.14)					$(0.29)
	Weighted-average shares outstanding during the period:
	Basic	40,889,508					40,889,508
	Diluted	73,344,995					73,344,995

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENT

1.               Adjustments to the Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2006.

(A)      Represents the historical consolidated statement of operations of GMH Communities Trust for the year ended December 31, 2006.

(B)        Represents the historical revenues and certain expenses of the 10 properties included in continuing operations referred to as the Capstone Portfolio from January 1, 2006 through their respective acquisition dates. One property has been excluded from continuing operations as it is expected to be sold in June 2007.

(C)        Represents the historical revenues and certain expenses of 10 additional student housing properties acquired during 2006 from January 1, 2006 through their respective acquisition dates as follows (in thousands):

	University Village	Jacobs Heights I	The Commons on Oak Tree	The Club	Brook- stone Village	Lion’s Crossing	Stadium Suites	Jacobs Heights III(i)	Aztec Corner	Cambridge at Southern	Total
Revenues:
Rent and other income	$60	$27	$114	$109	$78	$300	$1,519	$—	$2,218	$1,017	$5,442
Certainexpenses:
Property operating expenses	26	10	59	53	26	159	416	—	501	424	1,674
Real estate taxes	3	3	7	7	6	29	94	—	246	6	401
Total certainexpenses	29	13	66	60	32	188	510	—	747	430	2,075
Revenues in excess of certainexpenses	$31	$14	$48	$49	$46	$112	$1,009	$—	$1,471	$587	$3,367

(i)  The Company acquired Jacob Heights III upon completion of the property’s construction in August 2006 and, therefore, there are no historical results of operations for this property prior to the acquisition date.

(D)       Represents $5.9 million and $3.8 million of depreciation and amortization expense relating to intangible lease costs, respectively, in connection with the student housing properties that the Company acquired, as if the acquisitions occurred on January 1, 2006.  Depreciation and amortization expense are computed using the straight line method and are based on the estimated useful lives of the assets as follows:

Building	40 years
Furniture & fixtures	5 years
Intangible lease costs	7 -12 months

(E)         Represents additional interest expense related to (i) new and assumed fixed rate mortgage indebtedness (ii) the related amortization of the deferred financing costs incurred in connection with these new mortgages (iii) amortization of the debt premiums and discounts relating to the fair market value adjustments recorded on the assumed debt and (iv) additional borrowings under the Company’s line of credit, all of which were incurred in connection with the acquisitions of the student housing properties as if the acquisitions occurred on January 1, 2006.  The new mortgages have 10-year terms and require monthly payments of principal and interest or interest only at fixed interest rates ranging from 5.32% to 5.84%.  The assumed mortgages mature in 2009 through 2016 and require monthly payments of interest only at fixed interest rates ranging from 4.41% to 8.63%.  The line of credit bears interest at LIBOR plus points ranging from 185 to 200 basis.  The weighted average interest rate of the line of credit on the date of closing for the Capstone Portfolio and the other acquisitions was 7.32% and 6.44%, respectively.

(F)         Represents minority interest allocable to holders of limited partnership units in our operating partnership.  The weighted average minority interest percentage was 43.62% for the year ended December 31, 2006.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GMH Communities Trust commenced operations on November 2, 2004, upon completion of its initial public offering and the simultaneous acquisition of the sole general partnership interest in GMH Communities, LP, referred to throughout this report as our operating partnership. The historical operations prior to completion of our initial public offering that are described in this prospectus refer to the operations of College Park Management, Inc., GMH Military Housing, LLC, 353 Associates, L.P., and Corporate Flight Services, LLC, which are collectively referred to, together with our operating partnership, as the GMH Predecessor Entities or our predecessor entities.

In connection with our formation transactions completed prior to and simultaneously with the completion of our initial public offering, the ownership interests in the GMH Predecessor Entities were contributed to our operating partnership as described in Note 1 of the financial statements included in this prospectus. We have described our operations in this prospectus as if the historical operations of our predecessor entities were conducted by us for the full fiscal year ended December 31, 2004.

Overview

We are a self-advised, self-managed, specialty housing company that focuses on providing housing to college and university students residing off-campus and to members of the U.S. military and their families. As of March 31, 2007, we owned, or had ownership interests in, 77 student housing properties containing a total of 14,432 units and 46,696 beds and seven  undeveloped or partially developed parcels of land held for development as student housing properties. In addition, we managed a total of 18 student housing properties owned by others, containing a total of 3,053 units and 9,900, as well as 51 units and 279 beds currently under construction. Additionally, as of March 31, 2007, our operating partnership had an ownership interest in, and through various wholly-owned subsidiaries operated, 10 military housing privatization projects, comprising an aggregate of 20,364 end-state housing units on 25 military bases. Through our taxable REIT subsidiaries, we provide development, construction, renovation and management services to our military housing privatization projects (other than our AETC Group I project), and property management services to student housing properties owned by others. In addition, we have provided consulting services with respect to the management of certain student housing properties owned by others, including colleges, universities, and other private owners. In order to comply with the applicable requirements under the REIT provisions of the Code, we must limit the operations of taxable REIT subsidiaries so that securities issued to us by our taxable REIT subsidiaries do not represent more than 20% of our total assets as of the close of any quarter in our taxable year and so that dividends from our taxable REIT subsidiaries, together with our other non-qualifying gross income, do not exceed 25% of our gross income for any taxable year.

Currently, our operations are managed within three operating segments that are separately reported: (1) student housing owned properties  (2) student housing management, and (3) military housing. This structure provides an effective platform for maximizing market penetration and optimizing operating economies of scale. In addition, we separately report the activities of certain departments from a corporate level, which includes personnel that service GMH Communities Trust as a whole and support our overall operations.

2007 Business Strategy

In December 2006, we announced that our management expected to implement a business strategy beginning in 2007 that would involve the sale, refinancing and/or entrance into joint ventures covering a number of our currently-owned student housing properties. Our management developed this plan primarily in an effort to raise capital proceeds that could be used to repay outstanding indebtedness under our line of credit with Wachovia Bank. In connection with this business strategy, we completed the refinancing of four of our student housing properties in February 2007, for a total of $90.0 million in new 10-year mortgage debt at a fixed interest rate of 5.6%. We used the net proceeds from this refinancing to repay $73.6 million in outstanding borrowings under the Wachovia line of credit, which resulted in the replacement of the indebtedness under the Wachovia line of credit that was carrying a variable LIBOR-based interest rate of 7.32% as of the date of the refinancing. Immediately following this transaction, we had approximately $137.8 million in remaining borrowings outstanding under the Wachovia line of credit.

In addition, on April 13, 2007, we entered into a joint venture transaction with Fidelity Real Estate Group covering a total of six student housing properties. As of April 13, 2007, we had completed the transfer of our 100% interest in five of the six properties into the joint venture entity, which is currently owned 90% by Fidelity and 10% by us. The transfer of our interest in the sixth property to be included in the joint venture is expected to be completed during the second quarter of 2007, upon receipt of lender approval of the joint venture’s assumption of the existing mortgage indebtedness on that property. In connection with the closing of the five properties that are part of the joint venture, Fidelity contributed approximately $19.8 million into the joint venture, and the joint venture simultaneously placed new mortgage indebtedness on the properties in an aggregate amount of $88.0 million. The new mortgage debt has a five-year term and requires interest-only payments at a fixed rate of approximately 5.52%. We received net proceeds from the joint venture transaction totaling approximately $56.1 million, and used the proceeds to repay an equal amount of existing indebtedness outstanding under the Wachovia line of credit.

Also, on May 7, 2007, we entered into a revolving note facility, under the terms of a Note Purchase Agreement, with Merrill Lynch, Pierce, Fenner & Smith Incorporated. Under this note facility, our operating partnership may issue up to an aggregate principal amount of $100.0 million in notes outstanding at any time through April 30, 2010, and, subject to certain conditions, may be increased to up to an additional $25 million in notes outstanding. On May 7, 2007, our operating partnership issued a note to Merrill Lynch for approximately $90.7 million, which was used to pay a $1.0 million commitment fee to Merrill Lynch, closing costs and to repay principal and interest due under, and to terminate, the Wachovia line of credit. The initial note was issued with an interest rate of 7.07% and has a term through April 30, 2010. On June 1, 2007, we redeemed an outstanding principal amount of notes under this facility equal to $30.5 million, resulting in a remaining balance of $60.2 million in principal of notes outstanding under the facility. Additional notes may be issued at any time upon notice by our operating partnership, and we will have the ability to repay amounts under outstanding notes and redraw such amounts through the issuance of new notes, provided that the maximum amount of notes outstanding at any time during the term of the Note Purchase Agreement may not exceed an aggregate principal amount of $100.0 million, or $125 million to the extent permitted to be increased. Under the terms of the note purchaser agreement, the notes will be issued to Merrill Lynch and may thereafter be transferred to “qualified institutional buyers” in accordance with Rule 144A of the Securities Act of 1933, as amended. The notes will be administered under the terms of a Trust Indenture with U.S. Bank Trust National Association, serving as trustee of the notes. The notes are issuable at an annual interest of LIBOR plus 1.75%, will require monthly payments of interest only, and are secured solely by the fees and equity preferred returns we receive in connection with our military housing projects currently in operation, as well as those to be received under the Navy Southeast project and West Point project for which we are currently under exclusive negotiations.  For additional information regarding the terms of this transaction, see the section of this prospectus titled “Our Business and Properties—Note Facility.”

On May 24, 2007, we completed the sale of three student housing properties to SCI Real Estate Investments, LLC, and received an aggregate of approximately $27.8 million in net proceeds after the repayment of existing mortgage debt on the properties totaling approximately $37.0 million. We used approximately $23.2 million of the proceeds from these completed sales to repay outstanding indebtedness under our note facility through Merrill Lynch, and the remaining $4.6 million in proceeds are being held in escrow for up to 180 days pending the Company’s completion of a 1031 exchange transaction. Pursuant to our agreement with SCI, we have agreed to sell an additional two student housing properties. The timing of completion for the remaining two sale properties under the agreement, as well as one additional property sale to a different buyer, is contingent upon the timing of lender approval of applicable loan assumptions, which is currently expected to occur by the end of the second quarter of 2007 or early in the third quarter of 2007. We expect to use proceeds from the pending sale transactions to redeem outstanding notes under the Trust Indenture with U.S. Bank Trust as discussed above and for general working capital purposes.

Student Housing—Owned Properties

The student housing owned properties segment reflects the revenues and expenses of off-campus student housing properties acquired and owned through the REIT ownership structure which are strategically located near college or university campuses. During the years ended December 31, 2004, 2005 and 2006, our rental revenue increased substantially as a result of the acquisition of an aggregate of 75 properties (excluding two properties in which we have a 10% interest together with a joint venture partner). During the year ended December 31, 2006, we acquired 21 of these properties. Additionally, operating expenses, real estate taxes and depreciation and amortization have increased as a result of these acquisitions. Further, interest expense has increased related to the financing of the properties we have acquired.

Historically, we have found certain property revenues and operating expenses to be cyclical in nature, and therefore not incurred ratably over the course of the year. As our properties are leased predominantly on an academic-year basis, certain of our operating revenues and expenses will vary from quarter to quarter depending on the leasing cycle. For example, we experience significant turnover costs commencing towards the end of the second quarter and more significantly during the third quarter of our fiscal year, in connection with preparing our properties for new residents prior to commencement of the new academic-year lease period, which typically begins in August or September. In addition, we also typically incur higher lease-up costs during the first two quarters of our fiscal year, as this is the period during which we heavily target students for leases that will commence for the next academic year. Property revenues and expenses may differ from expected results in the year of acquisition, depending on the timing of the acquisition in relation to the leasing cycle.

In comparing our operating statistics for the three months ended March 31, 2007 versus 2006, most of the key operating metrics for the student housing owned properties segment , such as rent and other property income, depreciation and amortization, interest expense and property operating expense,  experienced significant increases, primarily as a result of the presentation of a full quarter of operations during 2007 with respect to properties acquired during 2006. The increase in real estate taxes was disproportionately higher than the increase in rent and other property income due to more aggressive assessments by local taxing authorities with respect to certain of our student housing properties throughout 2006, resulting in higher real estate tax expenses on a quarter-over-quarter basis for the three months ended March 31, 2006 and 2007. The increase in property operating expenses was disproportionately higher than the increase in rent and other property income due primarily to continuing increases in utility expenses. We have also experienced, and expect to continue to experience, increases in operating expenses (in addition to the proportionate increase associated with the increased number of properties owned during the three months ended March 31, 2007 versus 2006) that will include increased utility expenses resulting from national trends in higher energy-related costs.

Until we are able to successfully execute our 2007 business strategy to raise additional working capital as outlined above under “2007 Business Strategy,” we expect to place less emphasis on the acquisition of additional student housing properties, and to continue to focus on the operational performance of our existing student housing properties and development projects. After we complete the implementation of  this business strategy, and to the extent we are able to obtain sufficient working capital for additional acquisitions, we may determine that it is appropriate to place greater emphasis on the acquisition of additional student housing properties that are located in our targeted markets and that meet management’s underwriting criteria for creating long-term growth potential. To the extent that we seek to acquire student housing properties during the remainder of 2007, we will consider funding the acquisition through joint venture structures similar to the joint venture terms that we entered into with respect to our current properties held through joint ventures. The timing of any additional acquisitions or development projects will be dependent upon various factors, including the ability to complete satisfactory due diligence, to find suitable joint venture partners and agree upon mutually acceptable joint venture terms, to obtain appropriate debt financing on the properties, and the availability of capital. We would consider funding our equity portion of any joint ventures by using funds from available cash from operations or borrowings. We may also determine that it is appropriate to purchase additional student housing properties outright, as opposed to with a joint venture partner, depending upon many factors which may include, but are not limited to, the applicable purchase price, available capital, and projected returns with respect to the property.

During the three months ended March 31, 2007, we completed the following transactions relating to our student housing owned properties:

•                  on January 26, 2007, we acquired a 50.1-acre land parcel located adjacent to a currently-owned student housing property located in Lincoln, Nebraska and serving the University of Nebraska, for total consideration of approximately $1.3 million; and

•                  on February 28, 2007, we completed the refinancing of four currently-owned student housing properties. Under the refinancing, we placed an aggregate of $90.0 million in mortgage indebtedness on the four properties, with each loan having a 10-year interest-only term and bearing a fixed interest rate of 5.6%. As a result of the refinancing, we realized net proceeds of $73.6 million, after repayment of existing mortgage loans, payment of prepayment penalties and closing costs. These net proceeds were used to repay an equal amount of the outstanding indebtedness under our recently terminated Wachovia line of credit.

On April 13, 2007, we completed a joint venture transaction with the Fidelity Real Estate Group, a unit of Pyramis Global Advisors, a Fidelity Investments Company, encompassing a total of six student housing properties. Under the new ownership structure, we completed the transfer of our 100% interest in five of the six student housing properties into the joint venture entity, which is now jointly owned by Fidelity and by us. The sixth property to be included in the joint venture will be transferred upon lender approval of the joint venture’s assumption of existing mortgage indebtedness on that property. As part of the transaction the joint venture simultaneously placed new mortgage indebtedness on the five properties in an aggregate amount of approximately $88.0 million. The new mortgage debt has a five-year term and requires interest-only payments at a fixed rate of approximately 5.52%. After the repayment of previously existing mortgage debt on the properties, we received net proceeds from both the Fidelity equity contribution and the new mortgage debt totaling approximately $56.1 million, and used these proceeds to repay an equal amount of indebtedness outstanding under our recently terminated Wachovia line of credit. The five properties included in the joint venture as of the date of this report include University Uptown (Denton, TX), University Heights (Knoxville, TN), University Walk (Charlotte, NC), The Ridge (Morgantown, WV), and Campus Edge - Phase I (Charlotte, NC). The transfer of the sixth property to be placed into the joint venture, Campus Edge - Phase II, is expected to be completed during the second quarter of 2007. Under the terms of the joint venture, we will continue to manage the properties and receive management fees.

Also, on May 24, 2007, we completed the sale of three student housing properties pursuant to an agreement of sale with SCI Real Estate Investments, LLC covering a total of five student housing properties. For additional information regarding these sales, see the section above titled “2007 Business Strategy.”

Student Housing—Management

The student housing management segment provides the on-site management function for, and generally oversees the management of, all off-campus student housing properties for the Company and for properties we manage that are owned by third parties. Third parties may be related parties or parties unaffiliated with the Company. The properties are strategically located near college or university campuses. We earn management fees from managing properties for third parties. These fees are typically equal to a percentage of cash receipts or gross rental revenues generated by the managed properties, or equal to a fixed monthly amount, according to the management agreements for the properties we manage. We also have the ability to earn incentive management fees by achieving specified property-level performance criteria for certain properties we manage for third parties. Further, certain operating expenses incurred related to properties we manage for others are reimbursed by the owners of the properties managed. Total revenues from management activities, including reimbursement of expenses, increased by approximately 2.0% from three months ended March 31, 2006 to the same period in 2007, including management fees earned from the properties managed for the Company. During 2007, we expect to continue to pursue new third-party management agreements by utilizing relationships in the student housing market and providing our significant operational economies of scale as a savings mechanism for other third-party owners, including institutional owners and individual student housing owners.  However, we expect management fees to contribute less significantly as a percentage of overall revenue in future periods, as a result of the continued growth in rental revenue that we expect to generate from the operations of properties we own and from the full year of operations of properties that we acquired during 2006.

Military Housing

Our military housing segment develops, constructs, renovates and manages military housing privatization projects in which we acquire equity interests. Revenue from our military housing segment is comprised primarily of fee income for providing development, construction/renovation and management services to our military housing privatization projects. In addition, we also are entitled to returns on the equity we invest in the projects. In addition, we earn business development fees from certain of our business partners in connection with our military housing privatization projects, such as our construction and architectural/engineering partners. We seek these fees as payment for our business development efforts incurred by us in connection with pursuing and coordinating the completion of military housing privatization projects that benefit these business partners. We also receive expense reimbursements, consisting primarily of payroll and related expenses, closing costs and transition costs we incur for the project in the periods preceding the initiation of our management of the project. Typically, at the time we initiate management on a project, the project reimburses us for these amounts from the proceeds of the debt securities issued by the military housing privatization project.

As of March 31, 2007, we owned equity interests in the joint ventures that owned the 10 military housing privatization projects in operation, encompassing 25 military bases totaling 20,364 end-state housing units. During the three months ended March 31, 2007, we earned fees for providing development, construction/renovation and management services to these 10 military housing privatization projects.

During the three months ended March 31, 2007, the following events occurred with respect to our military housing segment:

•                  on February 6, 2007, we closed on our AETC Group I project with the Department of the Air Force, a military housing privatization project covering four bases and 2,875 end-state housing units. The AETC Group I project represents our first military housing project with the Department of the Air Force;

•                  on February 26, 2007, we announced that we were selected by the Department of the Navy to enter into exclusive negotiations for the design, construction, management and maintenance of the military family housing at 11 Southeast Region Navy bases in five states. The 50-year term of the Navy Southeast project is expected to commence with a six-year initial development period, or IDP, that is valued in excess of $700 million and covering approximately 5,501 end-state housing units; and

•                  on March 8, 2007, we also announced that we were selected by the Department of the Army to enter into exclusive negotiations for the family housing privatization project at the U.S. Military Academy at West Point, New York, which is expected to have a five-year IDP with project costs valued in excess of $160 million and cover 628 end-state housing units.

Subsequent to the first quarter, in May 2007, we announced that we were selected by the Department of the Army to enter into exclusive negotiations for the family housing privatization project at Form Jackson in Columbia, South Carolina, which is expected to have a six-year IDP with project costs valued in excess of $180 million and cover 990 end-state housing units.

With regard to trends and uncertainties in the military housing market see the section of this prospectus titled “Risk Factors—Specific Risks Related to our Military Housing Business.” Our management team also had under review, as of May 7, 2007, four potential additional military housing privatization project opportunities, and will continue to pursue opportunities to acquire projects or project rights from our competitors, as well as opportunities to participate in pilot housing programs for unaccompanied military personnel. For additional details with respect to these projects see the section titled “Military Housing Business—Additional Military Housing Privatization Projects and Development Opportunities under Review” located in the “Our Business and Properties” section of this prospectus.

Critical Accounting Policies

Our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” discusses the Company’s consolidated financial statements and the GMH Predecessor Entities’ combined financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. While the estimates and judgments associated with the application of these accounting principles may be affected by different assumptions or conditions, we believe the estimates and judgments associated with the reported amounts are appropriate under the circumstances in which they were made. In addition, other companies in similar businesses may utilize different estimation policies and methodologies, which may impact the comparability of our results of operations and financial condition to those companies.

The following policies require significant judgments and estimates on our part in preparing the Company’s consolidated financial statements and the GMH Predecessor Entities’ combined financial statements. Changes in these judgments and estimates could have a material effect on these financial statements.

Revenue Recognition

Student Housing

Student housing revenue includes rental revenue and other property income, standard and incentive management fees, and reimbursements of certain operating expenses. These sources of revenue are described in greater detail below:

•       we recognize student housing rental revenue when due over the lease terms, which are generally 12 months or less;

•       we recognize other property income, including, but not limited to, lease processing fees, move-in fees, and activity fees as earned throughout the course of the year. The timing of these fees typically fluctuates in relation to the academic year leasing cycle;

•       standard management fees are based on a percentage of monthly cash receipts or gross monthly rental and other revenues generated by the properties managed for others. We recognize these fees on a monthly basis as the services are performed;

•       we earn incentive management fees as a result of the achievement of certain operating performance criteria over a specified period by certain managed properties, including targeted annual debt service coverage ratios of the properties. We recognize these fees at the amount that would be due under the contract if the contract was terminated on the balance sheet date; and

•       expense reimbursements are comprised primarily of salary and related costs of certain of our employees working at certain properties we manage for others, the cost of which is reimbursed by the owners of the related properties. We accrue operating expense reimbursements as the related expenses are incurred.

Military Housing

We earn military housing revenues for providing services to our military housing privatization projects, including the following:

•       standard and incentive management fees, which are based on a percentage of revenue generated by the military housing privatization projects from the basic allowance for housing provided by the government to service members, referred to as BAH, are recognized when the revenue is earned by the military housing projects. Incentive management fees are based upon the satisfaction of certain criteria including, among other things, satisfying designated benchmarks relating to emergency work order response, occupancy rates, home turnover and resident satisfaction surveys. Incentive management fees are recognized when the various criteria stipulated in the management contract have been satisfied;

•       standard and incentive development and construction/renovation fees, which are based on a percentage of development and construction/renovation costs incurred by the military housing privatization projects, including hard and soft costs and financing costs, are recognized on a monthly basis as the costs are incurred by the military housing projects. Incentive development and construction/renovation fees are based upon the satisfaction of certain criteria including, among other things, completing a number of housing units according to schedule, achieving specific safety records and implementing small business or minority subcontracting plans. The incentive development and construction/renovation fees are recognized when the various criteria stipulated in the contract have been satisfied. In addition, in certain instances, we may receive fees relating to the performance of pre-construction/renovation services. These pre-construction/renovation fees are determined on a project-by-project basis, and are paid in proportion to the amount of pre-construction/renovation costs incurred by us for the project and recognized as revenue upon performance of the pre-construction/renovation services;

•       revenues on fixed-price renovation contracts are recorded on the percentage-of-completion method. When the percentage-of-completion method is used, contract revenue is recognized in the ratio that costs incurred to date bear to estimated costs at completion. Adjustments to cost estimates are made in the period in which the facts requiring such revisions become known. When the revised estimates indicate a loss, such loss is provided for currently in its entirety.

•       business development fees are earned from our business partners that provide architectural and design or construction services for our military housing projects. These fees are received in connection with pursuing and coordinating the completion of military housing projects. The fees consist of (i) an annual base fee, which is a fee paid to us in consideration of our ongoing pursuit of additional projects and is not contingent upon the success of those efforts and can be cancelled at any time, and (ii) an additional fee, which is paid over the course of an awarded project based on a percentage of revenue earned by these business partners for providing services to the military housing projects. The base fees are recognized on a straight-line basis over the term of the related business development agreement, which is generally one year. The additional fee is recognized and paid to us as the related services are provided to our military housing projects by our business partners.

•       equity returns are earned on our investments in military housing projects. During the initial development period for a project, the equity returns are a fixed percentage of our investment and subsequent to the initial development period for a project, the equity returns are based on a fixed percentage of our investment and on the project’s net operating income, subject to cash distribution caps, as defined in the operating agreements related to the particular project. As of December 31, 2006, only the Fort Carson project had passed its initial development period.

Real Estate Investments and Corporate Assets

We carry real estate investments and corporate assets at cost, net of accumulated depreciation. Cost of acquired assets includes the purchase price and related closing costs. We allocate the cost of real estate investments to net tangible and identified intangible assets based on relative fair values in accordance with Statement of Financial Accounting Standards No. 141 (“SFAS 141”), Business Combinations. We estimate fair value based on information obtained from a number of sources, including our due diligence, marketing and leasing activities, independent appraisals that may be obtained in connection with the acquisition or financing of the respective property, and other market data.

The value of in-place leases is based on the difference between (i) the property valued with existing in-place leases and (ii) the property valued as if vacant. As lease terms typically are 12 months or less, actual rates on in-place leases generally approximate market rental rates. Factors that we consider in the valuation of in-place leases include an estimate of incremental carrying costs during the expected lease-up periods considering current market conditions and nature of the tenancy. Purchase prices of student housing properties to be acquired are not expected to be allocated to tenant relationships considering the terms of the leases and the expected levels of renewals. We amortize the value of in-place leases to expense over the remaining term of the respective leases, which is generally one year or less.

We expense routine repair and maintenance costs that do not improve the value of an asset or extend its useful life, including turnover costs. We capitalize expenditures that improve the value and extend the useful life of an asset. We compute depreciation using the straight-line method over the estimated useful lives of the assets, which is generally 40 years for buildings including student housing properties and the commercial office building, and three to five years for residential furniture and appliances. Commencing towards the end of the second quarter and more significantly during the third quarter of each fiscal year, we typically will experience an increase in property operating expenses over other quarters as a result of repair and maintenance expenditures relating to turnover of units at student housing properties. Our student housing lease terms generally commence in August or September to coincide with the beginning of the academic year. Accordingly, we expect to incur a majority of its repair and maintenance costs during the second and third quarters to prepare for new residents.

In accordance with Statement of Financial Accounting Standards No. 144 (“SFAS 144”), Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, such as real estate investments and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. These circumstances may include, but are not limited to, operational performance, market conditions and competition from other off-campus properties and on-campus housing, legal and environmental concerns, and results of appraisals or other information obtained as part of a financing or disposition strategy. When required, we review the recoverability of assets to be held and used through a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized in an amount by which the carrying value of the asset exceeds the fair value of the asset determined using customary valuation techniques, such as the present value of expected future cash flows. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and no longer would be depreciated.

Allowance for Doubtful Accounts

We estimate the collectibility of receivables generated by rental and other income as a result of the operation of our student housing properties. If we believe that the collectibility of certain amounts is questionable, we record a specific reserve for these amounts to reduce the amount outstanding to an amount we believe will be collectible and a reserve for all other accounts based on a range of percentages applied to aging categories, which is based on historical collection and write-off experience.

We also evaluate the collectibility of fee income and expense reimbursements generated by the management of student housing properties owned by others and through the provision of development, construction, renovation and management services to our military housing privatization projects based upon the individual facts and circumstances, and record a reserve for specific amounts, if necessary.

Minority Interest

Minority interest as initially recorded at the date of our initial public offering represented the net equity of our operating partnership, including the proceeds received from the sale of the warrant to Vornado, multiplied by the ownership percentage of holders of limited partnership units in our operating partnership other than the Company. Our operating partnership is obligated to redeem, at the request of a holder, each unit of limited partnership interest for cash or common shares on a one-for-one basis, at our option, subject to adjustments for share splits, dividends, recapitalizations or similar events; except that Gary M. Holloway, Sr. has the right to require our operating partnership to redeem his and his affiliates’ units of limited partnership interest for common shares, subject to his restriction from owning more than 20% of our outstanding common shares. If the minority interest unit holders’ share of a current year loss would cause the minority interest balance to be less than zero, the minority interest balance will be reported as zero unless there is an obligation of the minority interest holders to fund those losses. Any losses in excess of the minority interest will be charged against equity. If future earnings materialize, equity will be credited for all earnings up to the amount of those losses previously absorbed. Distributions to limited partnership unit holders other than us are recorded as a reduction to minority interest.

Investments in Military Housing Projects and Student Housing Joint Ventures

We own equity interests in the joint ventures that own our military housing privatization projects with the U.S. military to design, develop, construct/renovate and manage the military family housing located on or near various bases throughout the United States. We evaluate our investments in military housing project joint ventures in which we have a variable interest to determine if the underlying entity is a variable interest entity (“VIE”) as defined under FASB Financial Interpretation No. 46 (as revised) (“FIN 46(R)”). We have concluded that each of the military housing project joint ventures in which we have a variable interest is a VIE and we are not the primary beneficiary of any of these VIEs. We record our investments in joint ventures under our military housing projects in accordance with the equity method of accounting. Our investment is initially recorded at cost, and then subsequently adjusted at each balance sheet date to an amount equal to what we would receive from the joint venture in the event that it were liquidated at net book value as of that date, and assuming that the proceeds from the liquidation are distributed in accordance with the terms of, and priority of returns set forth under, the joint venture’s operating agreement. We have exposure to loss to the extent of our investments, if any, and any receivables due from the project.

We entered into a joint venture in the third quarter of 2005 to develop and construct two student housing properties. We contributed land to the joint venture in exchange for its 10% interest and cash. In addition, we have the option to purchase the joint venture partner’s interest in the joint venture within one year of completion of the properties, and we have provided certain guarantees for the completion of construction and for a portion of the construction loans. As such, the transaction is being accounted for under the financing method, whereby we record the real estate as an asset, depreciate the property, and record a financing obligation. Construction of both properties was completed in August 2006.

Income Taxes

We elected to be taxed as a REIT under the Code commencing with its taxable year ended December 31, 2004. To continue to qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we currently distribute at least 90% of our adjusted taxable income to our shareholders. We believe we are organized and operate in a manner that allows us to qualify for taxation as a REIT under the Code, and it is our intention to adhere to these requirements and maintain our REIT status in the future. Accordingly, no provision has been made for federal income taxes in the accompanying consolidated financial statements, other than with respect to our taxable REIT subsidiaries.

In conformity with the Code and applicable state and local tax statutes, taxable income or loss of The GMH Predecessor Entities was required to be reported in the tax returns of Gary M. Holloway, Sr. and Vornado, as such entities were treated as pass-through entities for tax purposes. Accordingly, no income tax provision has been reflected in the accompanying combined statements of operations of the GMH Predecessor Entities.

Results of Operations

The results of operations for the three months ended March 31, 2007 and 2006, and for the years ended December 31, 2006, 2005 and 2004, presented below reflect the results of operations of the Company. The eliminations column represents the management fees that are charged to our student housing—owned segment from our student housing management segment. Such amounts have been eliminated in consolidation. In addition, results of operations presented for the years ended December 31, 2006, 2005 and 2004 have been recast to reflect discontinued operations relating to certain student housing properties sold or held for sale by the Company. For additional information regarding the properties excluded from continuing operations, see the notes to the financial statements for the three months ended March 31, 2007 included as part of this prospectus.

Comparison of the Three Months Ended March 31, 2007 to the Three Months Ended March 31, 2006

	Three Months Ended March 31, 2007
	Student Housing- Owned Properties	Student Housing Management	Military Housing	Corporate	Elimination	Total
Revenue:
Rent and other property income	$51,425	$—	$—	$39	$—	$51,464
Expense reimbursements:
Related party	—	—	17,335	64	—	17,399
Third party	—	1,446	—	—		1,446
Management fees:
Owned properties	—	1,914	—	—	(1,914)	—
Related party	—	—	2,421	—	—	2,421
Third party	—	678	—	—	—	678
Other fee income – related party	—	—	6,138	—	—	6,138
Other income	29	8	20	171		228
Total revenue	51,454	4,046	25,914	274	(1,914)	79,774

Operating Expenses:
Property operating expense	18,114	2,053	1,975	—	—	22,142
Intercompany management fee	1,914	—	—	—	(1,914)	—
Reimbursed expenses	—	1,446	17,335	64	—	18,845
Real estate taxes	4,877	—	—	24	—	4,901
Administrative expenses	—	—	—	4,870	—	4,870
Audit Committee and Special Committee expenses	—	—	—	—	—	—
Depreciation and amortization	11,571	—	118	117		11,806
Interest	15,984	—	—	1,491		17,475
Total operating expenses	52,460	3,499	19,428	6,566	(1,914)	80,039
(Loss) income before equity in earnings of unconsolidated entities, income taxes, and minority interest	(1,006)	547	6,486	(6,292)	—	(265)
Equity in earnings of unconsolidated entities	—	—	1,029	—	—	1,029
(Loss) income before minority interest	(1,006)	547	7,515	(6.292)	—	764
Income tax expense	—	68	1,458	—	—	1,526
Income (loss) before minority interest	(1,006)	479	6,057	(6,292)	—	(762)
Minority interest attributable to continuing operations	—	—	—	(329)	—	(329)
Net (loss) Income from continuing operations	(1,006)	479	6,057	(5,963)	—	(433)

Discontinued Operations:
Income from discontinued operations before minority interest	789	201	—	—	—	990
Minority interest	—	—	—	428	—	428
Income from discontinued operations	789	201	—	(428)	—	562

Net (loss) income	$(217)	$680	$6,057	$(6,391)	$—	$129

	Three Months Ended March 31, 2006
	Student Housing- Owned Properties	Student Housing Management	Military Housing	Corporate	Elimination	Total
Revenue:
Rent and other property income	$39,620	$—	$—	$39	$—	$39,659
Expense reimbursements:
Related party	—	86	13,237	57	—	13,380
Third party	—	1,336	—	—	—	1,336
Management fees:
Owned properties	—	1,503	—	—	(1,503)	—
Related party	—	20	2,019	—	—	2.039
Third party	—	1,008	—	—	—	1,008
Other fee income – related party	—	—	4,680	—	—	4,680
Other income	36	13	9	31	—	89
Total revenue	39,656	3,966	19,945	127	(1,503)	62,191

Operating Expenses:
Property operating expense	13,453	1,466	1,539	—	—	16,458
Intercompany management fee	1,503	—	—	—	(1,503)	—
Reimbursed expenses	—	1,422	13,237	57	—	14,716
Real estate taxes	3,719	—	—	24	—	3,743
Administrative expenses	—	—	—	4,080	—	4,080
Audit Committee and Special Committee expenses	—	—	—	2,575	—	2,575
Depreciation and amortization	9,275	—	119	78		9.472
Interest	9,610	—	—	518		10,128
Total operating expenses	37,560	2,888	14,895	7,332	(1,503)	61,172
Income (loss) before minority interest and income taxes	2,096	1,078	5,050	(7,205)	—	1,019
Equity in earnings of unconsolidated entities	—	—	1,216	—	—	1,216
Income (loss) before income taxes and minority interest	2,096	1,078	6,266	(7,205)	—	2,235
Income tax expense	—	—	973	—	—	973
Income (loss) before equity in earnings of unconsolidated entities, income taxes and minority interest	2,096	1,078	5,293	(7,205)	—	1,262
Minority interest attributable to continuing operations	—	—	—	560	—	560
Income from continuing operations	2,096	1,078	5,293	(7,765)	—	702
Discontinued Operations:
Income from discontinue operations before minority interest	616	171	—	—	—	787
Minority interest	—	—	—	349	—	349
Income from discontinued operations	616	171	—	(349)	—	438

Net income (loss)	$2,712	$1,249	$5,293	$(8,114)	$—	$1,140

Student Housing

Student Housing—Owned Properties

Revenue. Of the 69 properties owned and included in our results from continuing operations as of March 31, 2007, we acquired 20 of the student housing properties during 2006, six of which were acquired during the first quarter of 2006.  Rent and other property income increased to $51.4 million during the three months ended March 31, 2007 from $39.6 million during the three months ended March 31, 2006.  The increase in rent and other property income experienced during the three months ended March 31, 2007 primarily relates to (i) the presentation of a full quarter of operations during 2006 with respect to the 6 properties acquired during the first quarter of 2006, and (ii) the acquisition of an additional 14 properties during the remainder of 2006. Although we generally seek rent increases that will exceed projected increases in property operating expenses, increases in our property operating expenses exceeded our rent increases from 2006 to 2007, primarily as a result of increases in payroll, utility expenses and real estate taxes incurred during the first quarter of 2007. In future periods, our net income will be negatively affected to the extent property operating expenses are higher than those projected by our management for such period prior to lease execution for the applicable academic year.

We owned 49 properties which are included in our results from continuing operations during both the three months ended March 31, 2007 and 2006, referred to herein as our same store properties Our revenues at the same store properties were $37.5 million during the three months ended March 31,  2007 as compared to  $37.6 million during the three months ended March 31, 2006. Our revenues for these properties, were adversely affected by eight same store properties (which we refer to as the focus properties) that did not achieve the economic occupancy levels we had targeted upon commencement of the 2006-2007 academic year. We believe that these lower than anticipated leasing results are temporary in nature at all eight focus properties, and we have committed resources to improving their occupancy levels. Our same store revenues, excluding the eight focus properties referred to above, increased $1.4 million, or 4.9%, in 2007 as compared to the prior year.

Other income decreased slightly to $29,000 in the first quarter of 2007 from $36,000 in the first quarter of 2006.  Other income consists primarily of interest income on invested cash.

Expenses.   Property operating expenses from continuing operations increased to $18.1 million in 2007 from $13.5 million in the first quarter of 2006, primarily due to expenses attributable to the 14 properties acquired during the last nine months of 2006 and our ownership and operation for a full quarter during 2007 of the six properties acquired during the first quarter of 2006. The increase of $4.6 million is attributable to the following: a $2.2 million increase in utilities expenses; a $0.4 million increase in insurance expense; a $0.8 million increase in payroll expenses at the property level; a $0.2 million increase in bad debt expense relating to uncollected rents and other income; and a $1.0 million increase in other property expenses, consisting of marketing, insurance, landscaping, office and other similar property operating expenses.

With respect to our same store properties, we experienced an increase in property operating expenses of approximately $0.5 million in 2007, as compared to 2006. This increase was primarily attributable to an increase in utilities expense.

Real estate taxes from continuing operations increased to $4.9 million in 2007 from $3.7 million in 2006, primarily due to the acquisition of 14 properties in 2006 during the last nine months of the year and the full quarter of real estate taxes with respect to the six properties we acquired during the first quarter of 2006. Of the $1.2 million increase we experienced in real estate taxes, approximately $0.1 million is related to our same store properties. We expect an overall increase in real estate taxes during 2007 due to a full year of operations for the 20 properties acquired during 2006, offset by a decrease as a result of the six properties that we have or will transfer our 100% ownership interests into a joint venture by the end of the second quarter of 2007.  We may also see an increase in real estate taxes to the extent that local authorities continue to aggressively pursue higher real estate tax assessments on properties that we currently own.

Depreciation and amortization from continuing operations increased to $11.6 million as compared to $9.3 million in 2006, primarily as a result of acquiring 14 properties in 2006 during the last nine months of the year for an aggregate purchase price of $325.3 million, as well as the inclusion of a full year of depreciation expense relating to the six properties acquired during the first quarter of 2006.  The $11.6 million in 2007 is comprised of $10.6 million of depreciation and $1.0 million of lease intangible amortization.

Interest expense from continuing operations increased to $16.0 million in 2007 from $9.6 million in 2006, as a result of incurring additional debt, including placement of new mortgage debt and the assumption of existing mortgage debt, as well as borrowings under the Wachovia line of credit, in connection with the acquisition of 20 properties in 2006. During the last nine months of 2006, we placed $231.7 million of new mortgage debt, assumed $27.3 million of existing mortgage debt, net of premiums, and increased borrowings under our credit lines in existence during that period. We expect interest expense to decrease during the remainder of 2007 as the Company pays down the remaining outstanding balance on its new note facility with Merrill Lynch through i) $56.1 million of net proceeds received from the sale of the six student housing properties transferred into a joint venture during the second quarter of 2007, and ii) expected proceeds to be received from the six properties identified for sale for which the Company has signed a definitive sales agreement.

Student Housing Management

Revenue.   Prior to the three months ended March 31, 2007, the Company ceased managing student housing properties for related parties, as the one property that we managed for a related party in the first quarter of 2006 was sold during December 2006.  Therefore, there were no expense reimbursements from related parties or management fees during 2007.

Expense reimbursements from third parties remained relatively consistent during the three months ended March 31, 2007 as compared to the same period in the prior year.  Reimbursed expenses are comprised of payroll expenses for on-site employees.  We expect expense reimbursements to increase in 2007 as a result of the management agreement we currently have in place to manage the six properties that we have or will transfer into a joint venture with Fidelity Real Estate Group during the second quarter of 2007, and as we continue to pursue new third-party management agreements during 2007.

Management fee income from third parties decreased from $1.0 million during the three months ended March 31, 2006 to $0.7 million during the three months ended March 31, 2007. This decrease is due to one time fee of $250,000 earned in the first quarter of 2006 related to a management fee incentive payment received in connection with the sale of one of our managed properties during 2006.  We expect management fee income to increase during the remainder of 2007 as a result of the management agreement we currently have in place to manage the six properties that we have or will transfer into a joint venture with Fidelity Real Estate Group during the second quarter of 2007, and as we continue to pursue new third-party management agreements throughout 2007.

Expenses.   Property operating expenses increased from $1.5 million during the three months ended March 31, 2006 to $2.1 million during the three months ended March 31, 2007, primarily due to expenses attributable to the Company’s acquisition of 21 properties in 2006, of which six were acquired during the first quarter of 2006. These expenses are comprised of payroll and general and administrative expenses directly associated with the operations of the Company’s owned and managed portfolios. While those employees who are directly responsible for the oversight of specific properties are charged directly to the Student Housing Owned segment, this segment staffs a full operations department. This department includes those employees responsible for portfolio oversight, which includes regional vice presidents, regional property managers, regional leasing specialists and the associated expenses such as travel directly related to those employees who perform this function. Such expenses are considered part of our student housing management operation.

Reimbursed expenses, which includes related party and third party managed properties remained relatively consistent during the three months ended March 31, 2007 as compared to the same period in the prior year.  Reimbursed expenses are comprised mostly of payroll expenses for on-site employees.

Income taxes for the three months ended March 31, 2007 amounted to $68,000 versus no income tax expense as compared to the same period in the prior year. Income taxes consist primarily of taxes associated with the operations of our student housing taxable REIT subsidiary, which manages properties for third parties.

Military Housing

Revenue.   Expense reimbursements increased to $17.3 million for the three months ended March 31, 2007 as compared to $13.2 million for the three months ended March 31, 2006. The increase is due primarily to the reimbursement of closing and transition expenses at our AETC Group I project, which commenced operations in February 2007, and increases in reimbursement of renovation expenses at our Fort Stewart/Hunter, Fort Carson, Fort Gordon, Carlisle/Picatinny and AETC Group I projects, offset by declines in reimbursement of renovation expenses at our Navy Northeast Region, Fort Eustis/Fort Story, and Fort Bliss/White Sands Missile Range projects. The table below sets forth certain information regarding the revenue from expense reimbursements for each of our military housing projects for the three months ended March 31, 2007 and 2006.

Project	2007	2006
	(in millions)
Expense Reimbursements
Fort Stewart and Hunter Army Airfield Project	$2.1	$1.2
Fort Carson Project	0.9	0.6
Fort Hamilton Project	0.1	0.1
Walter Reed Army Medical Center and Fort Detrick Project	0.2	0.2
Fort Eustis/Fort Story Project	0.8	1.2
Navy Northeast Region Project	4.8	7.3
Fort Bliss/White Sands Missile Range Project	1.9	2.6
Fort Gordon Project(1)	0.4	—
Carlisle/Picatinny Project(1).	1.3	—
AETC Group I (2)	4.8	—
Total expense reimbursements	$17.3	$13.2

(1)	The Fort Gordon project commenced operations in the second quarter of 2006 and the Carlisle/Picatinny project commenced operations in the third quarter of 2006.

(2)	The AETC Group I project commenced operations in the first quarter of 2007 and included $4.1 million of transition cost reimbursements.

Management fees from related parties increased to $2.4 million for the three months ended March 31, 2007 compared to $2.0 million for the three months ended March 31, 2006. The amount of management fees from related parties that we receive during a fiscal period is affected by the number of housing units that we manage under our military housing projects during that period, which fluctuates based on the number of housing units that we construct/renovate or demolish during that period.  Management fees from related parties increased during the three months ended March 31, 2007 as compared to the three months ended March 31, 2006, primarily due to increased occupancy and rental activity at our Fort Stewart/Hunter project, the commencement of our Fort Gordon and Carlisle/Picatinny projects in the second quarter of 2006, and the commencement of our AETC Group I project in the first quarter of 2007.  The table below sets forth certain information regarding the revenue from management fees from related parties for each of our military housing projects for the three months ended March 31, 2007 and 2006.

Project	2007	2006
	(in millions)
Fort Stewart and Hunter Army Airfield Project	$0.4	$0.3
Fort Carson Project	0.3	0.4
Fort Hamilton Project	0.1	—
Walter Reed Army Medical Center and Fort Detrick Project	0.1	0.1
Fort Eustis/Fort Story Project	0.1	0.1
Navy Northeast Region Project	0.8	0.8
Fort Bliss/White Sands Missile Range Project	0.3	0.3
Fort Gordon Project(1)	0.1	—
Carlisle/Picatinny Project(1)	0.1	—
AETC Group I Project (2)	0.1	—
Total	$2.4	$2.0

(1)	The Fort Gordon project commenced operations in the second quarter of 2006 and we commenced management operations for the Carlisle/Picatinny project in the second quarter of 2006.

(2)	The AETC Group I project commenced in the first quarter of 2007.

Other fee income from related parties, which includes development and construction/renovation fees and business development fees, totaled $6.1 million for the three months ended March 31, 2007, as compared to $4.7 million for the same period in 2006.  Of the 2007 amount, $5.1 million related to development and construction/renovation fees, and $1.0 million related to business development fees.  The amount of other fee income from related parties that we receive during a fiscal period is affected by the number of housing units that we construct or renovate under our military housing projects during that period, which will fluctuate based on the point at which we are during the initial development period for the project.  Generally, the majority of new construction work is completed during the beginning years of an initial development period while construction/renovation work is completed throughout the initial development period. Other fee income from related parties increased during the three months ended March 31, 2007, as compared to the three months ended March 31, 2006 primarily due to increases in construction activities at our Fort Eustis/Fort Story projects and Fort Bliss/White Sands projects, and the commencement of our AETC I project in the first quarter of 2007, offset by decreases in construction activity at our Navy Northeast Region project, our Fort Stewart/Hunter project, and our Fort Hamilton project. Business development fees decreased to $1.0 million for the three months ended March 31, 2007, as compared to $1.1 million for the same period in 2006 primarily due to the expiration of one of our business development agreements at December 31, 2006.  The table below sets forth certain information regarding the revenue from other fee income from related parties for each of our military housing projects for the three months ended March 31, 2007 and 2006.

Project	2007	2006
	(in millions)
Development and Construction/Renovation Fees
Fort Stewart and Hunter Army Airfield Project	$0.2	$0.5
Fort Carson Project	0.2	0.1
Fort Hamilton Project	—	0.2
Walter Reed Army Medical Center and Fort Detrick Project	0.2	0.1
Fort Eustis/Fort Story Project	0.7	0.4
Navy Northeast Region Project	1.0	1.5
Fort Bliss/White Sands Missile Range Project	1.0	0.8
Fort Gordon Project(1)	0.6	—
Carlisle/Picatinny Project(1)	0.1	—
AETC I (2)	1.1	—
Total Development and Construction Fees	$5.1	$3.6
Business Development Fees	$1.0	$1.1
Total Other Fee Income – Related Parties	$6.1	$4.7

(1)	The Fort Gordon project commenced operations in the second quarter of 2006 and the Carlisle/Picatinny project commenced operations in the third quarter of 2006.

(2)	The AETC Group I project commenced operations in the first quarter of 2007.

Equity in earnings of unconsolidated entities, consisting of equity income and preferred returns from our military housing project joint ventures, totaled $1.0 million for the three months ended March 31, 2007 as compared to $1.2 million for the three months ended March 31, 2006.   The decrease was primarily due to timing differences in the recognition of the net operating income cash flows from the Fort Carson Family Housing LLC, upon which a portion of our returns are calculated., offset by an increase in preferred returns earned on our AETC Group I project.  The table below sets forth certain information regarding equity in earnings of unconsolidated entities for the three months ended March 31, 2007 and 2006.

Project	2007	2006
	(in millions)
Fort Carson Project	$0.7	$1.0
Navy Northeast Region Project	0.2	0.2
AETC Group I Project (1)	0.1	—
Total	$1.0	$1.2

(1)    The AETC Group I project commenced operations in the first quarter of 2007.

Expenses.   Property operating expenses include costs related to operating the military housing segment of our business, such as the compensation expense related to our military housing personnel located in our corporate headquarters. These costs increased to $2.0 million in for the three months ended March 31, 2007 from $1.5 million in the three months ended March 31, 2006. The increase was due to increases in (i) our renovation company operations and (ii) in management and administrative expenses related to our overall expansion of our business.

Reimbursed expenses increased to $17.3 million for the three months ended March 31, 2007 from $13.2 million for the three months ended March 31, 2006 primarily due to payroll and renovation expenses related to the ten military housing projects in operation as of March 31, 2007 as compared with the seven military housing projects in operation as of March 31, 2006, offset by anticipated declines in construction and renovation activity at certain projects.

Income Taxes.   The effective tax rate on income taxes resulting from the portion of income that is earned in our Military Housing taxable REIT subsidiary remained relatively consistent at 36.0% in 2007 versus  35.5% in 2006.

Corporate

Rental revenue and expense reimbursements, which were recognized with respect to the portion of our corporate headquarters leased to entities affiliated with Gary M. Holloway, Sr., and payroll and related expenses reimbursed by entities affiliated with Mr. Holloway for the provision of common services, remained relatively consistent during the three months ended March 31, 2007 and 2006.

Other income, consisting primarily of interest income, increased by $140,000 primarily due to increased overnight cash investments.

Administrative expenses, primarily relating to management of our corporate office, accounting, legal, human resources, information technology and acquisition departments, increased to $4.9 million in 2007 from $4.1 million in 2006, primarily due to increases in professional fees, training costs associated with implementation of new leasing software relating to our Student Housing division as well as other one time software licensing costs, and an increase in other taxes.

Audit Committee and special investigation expenses consist of legal fees, forensic accounting fees and waiver fees associated with waivers of the covenants under our former line of credit with Wachovia Bank, incurred as a result of delays in the filings of reports with the SEC in connection with the special investigation performed by our Audit Committee and its independent counsel that commenced in the first quarter of 2006. During the three months ended March 31, 2006, these fees totaled $2.6 million. The special investigation was completed during the third quarter of 2006.

Depreciation, relating primarily to our corporate assets remained relatively consistent between the three months ended March 31, 2007 and 2006.

Interest expense increased to $1.5 million in 2007 from $0.5 million in 2006, primarily due to an increase in amortization of deferred financing costs of approximately $1.0 million associated with our line of credit with Wachovia Bank that was entered into in October 2006.

Comparison of the year ended December 31, 2006 to the year ended December 31, 2005

	Year Ended December 31, 2006
	Student Housing— Owned Properties	Student Housing Management	Military Housing	Corporate	Eliminations	Total
Revenue:
Rent and other property income	$170,665	$—	$—	$156	$—	$170,821
Expense reimbursements:
Related party	—	390	63,622	218	—	64,230
Third party	—	6,013	—	—	—	6,013
Management fees:
Management fees—owned properties	—	6,592	—	—	(6,592)	—
Related party	—	93	8,388	—	—	8,481
Third party	—	3,167	—	—	—	3,167
Other fee income-related party	—	—	21,635	—	—	21,635
Other income	207	35	72	232	—	546
Total revenue	170,872	16,290	93,717	606	(6,592)	274,893
Operating Expenses:
Property operating expense	67,615	6,516	6,402	—	—	80,533
Intercompany management fees	6,592	—	—	—	(6,592)	—
Reimbursed expenses	—	6,403	63,622	218	—	70,243
Real estate taxes	15,953	—	—	97	—	16,050
Administrative expenses	—	—	—	17,682	—	17,682
Audit Committee and Special Committee expenses	—	—	—	7,821	—	7,821
Profits interest and employee initial public offering bonus expense	—	—	—	—	—	—
Depreciation and amortization	39,361	—	444	402	—	40,207
Interest	46,670	—	—	5,082	—	51,752
Total operating expenses	176,191	12,919	70,468	31,302	(6,592)	284,288
(Loss) income before equity in earnings of unconsolidated entities, minority interest and income taxes from continuing operations	(5,319)	3,371	23,249	(30,696)	—	(9,395)
Equity in earnings of unconsolidated entities	—	—	3,523	—	—	3,523
(Loss) income before minority interest and income taxes from continuing operations	(5,319)	3,371	26,772	(30,696)	—	(5,872)
Income tax expense (benefit)	—	(337)	5,070	—	—	4,733
(Loss) income before minority interest from continuing operations	(5,319)	3,708	21,702	(30,696)	—	(10,605)
Minority interest	—	—	—	(4,625)	—	(4,625)
(Loss) income from continuing operations	(5,319)	3,708	21,702	(26,071)	—	(5,980)
Discontinued Operations:
Ìncome from discontinued operations before minority interest	1,064	698	—	—	—	1,762
Minority interest attributable to discontinued operations	—	—	—	768	—	768
Income (loss) from discontinued operations	1,064	698	—	(768)	—	994
Net (loss) income	$(4,255)	$4,406	$21,702	$(25,303)	$—	$(4,986)

	Year Ended December 31, 2005
	Student Housing— Owned Properties	Student Housing Management	Military Housing	Corporate	Eliminations	Total
Revenue:
Rent and other property income	$119,207	$—	$—	$245	$—	$119,452
Expense reimbursements:
Related party	—	176	57,436	318	—	57,930
Third party	—	4,650	—	—	—	4,650
Management fees:
Management fees—owned properties	—	4,643	—	—	(4,643)	—
Related party	—	197	6,808	—	—	7,005
Third party	—	3,774	—	—	—	3,774
Other fee income-related party	—	290	18,000	31	—	18,321
Other income	113	19	108	128	—	368
Total revenue	119,320	13,749	82,352	722	(4,643)	211,500
Operating Expenses:
Property operating expense	43,507	4,196	4,431	—	—	52,134
Intercompany management fees	4,643	—	—	—	(4,643)	—
Reimbursed expenses	—	4,826	57,436	318	—	62,580
Real estate taxes	10,921	—	—	—	—	10,921
Administrative expenses	—	—	—	12,254	—	12,254
Audit Committee and Special Committee expenses	—	—	—	—	—	—
Profits interest and employee initial public offering bonus expense	—	—	—	—	—	—
Depreciation and amortization	30,187	—	299	520	—	31,006
Interest	26,838	—	—	1,532	—	28,370
Total operating expenses	116,096	9,022	62,166	14,624	(4,643)	197,265
Income (loss) before equity in earnings of unconsolidated entities, minority interest and income taxes from continuing operations	3,224	4,727	20,186	(13,902)	—	14,235
Equity in earnings of unconsolidated entities	—	—	3,073	—	—	3,073
Income (loss) before minority interest and income taxes from continuing operations	3,224	4,727	23,259	(13,902)	—	17,308
Income tax expense	—	66	5,514	—	—	5,580
Income (loss) before minority interest from continuing operations	3,224	4,661	17,745	(13,902)	—	11,728
Minority interest	—	—	—	5,700	—	5,700
Income (loss) from continuing operations	3,224	4,661	17,745	(19,602)	—	6,028
Discontinued Operations:
(Loss) income from discontinued operations before minority interest	(438)	498	—	—	—	60
Minority interest attributable to discontinued operations	—	—	—	29	—	29
(Loss) income from discontinued operations	(438)	498	—	(29)	—	31
Net income (loss)	$2,786	$5,159	$17,745	$(19,631)	$—	$6,059

Student Housing—Owned Properties

Revenue. Of the 69 properties owned and included in the results from continuing operations as of December 31, 2006 (not including two properties held through a joint venture), we acquired 20 and 22 of the student housing properties during 2006 and 2005, respectively. Rent and other property income from these 69 properties totaled $170.7 million in 2006. Rent and other property income from continuing operations from the 49 properties we owned as of December 31, 2005 was $119.2 million in 2005. The increase in rent and other property income from continuing operations experienced during 2006 relates primarily to (i) the presentation of a full year of operations during 2006 with respect to the 22 properties acquired in 2005, and (ii) the acquisition of an additional 20 properties during 2006. Although we generally seek rent increases that will exceed projected increases in property operating expenses, increases in our property operating expenses exceeded our rent increases from 2005 to 2006, primarily as a result of increases in repairs and maintenance costs, bad debt expense, utility expenses and real estate taxes incurred during 2006. In future periods, our net income will be negatively affected to the extent property operating expenses are higher than those projected by our management for such period prior to lease execution for the applicable academic year.

We owned 27 properties which are included in our results from continuing operations during the years ended December 31, 2006 and 2005, referred to herein as our same store properties, our revenues decreased $2.8 million, or 3.2%, in 2006 as compared to 2005. Our revenues were adversely affected by six of these same store properties (which we refer to as the focus properties) that did not achieve the economic occupancy levels we had targeted upon commencement of the 2006-2007 academic year. We believe that these lower than anticipated leasing results are temporary in nature at all of these six focus properties, and we have committed resources to improving their occupancy levels. Our same store revenues, excluding the six focus properties referred to above, increased $0.2 million, or 0.4% , in 2006 as compared to the prior year.

Other income from continuing operations increased slightly to $207,000 in 2006 from $113,000 in 2005. This other income consisted primarily of interest income on invested cash.

Expenses.   Property operating expenses from continuing operations increased to $67.6 million in 2006 from $43.5 million in 2005, primarily due to expenses attributable to the 20 properties acquired in 2006 and our ownership and operation for a full year during 2006 of properties acquired in 2005. The increase of $24.1 million is attributable to the following: a $9.3 million increase in utilities expenses; a $3.2 million increase in turnover and repairs and maintenance expenses; a $5.2 million increase in payroll expenses at the property level; a $0.9 million increase in bad debt expense relating to uncollected rents and other income; and a $5.5 million increase in the property expenses, consisting of marketing, insurance, landscaping and other similar property operating expenses.

With respect to our same store properties, we experienced an increase in property operating expenses of approximately $2.9 million in 2006. Of this increase, $1.6 million relates to utilities; $0.2 million relates to marketing costs; $0.3 million relates to payroll expenses associated with the hiring of additional staff at the property level; $0.4 million relates to bad debt expense associated with uncollected rents; and $0.4 million relates to an increase in other property operating expenses.

We have implemented new policies and procedures relating to capital spending and maintenance, as well as purchasing activities, that are designed to assist with cost containment of future repairs and maintenance expenditures at our properties. We also recently placed a renewed emphasis on our rent collection, which we believe should result in lower bad debt expense in future periods.

Real estate taxes from continuing operations increased to $16.0 million in 2006 from $10.9 million in 2005, primarily due to the acquisition of 20 properties in 2006 and the full year of real estate taxes with respect to the 22 properties we acquired during  2005. Of the $5.1 million increase we experienced in real estate taxes, approximately $0.5 million is specifically related to our same store properties, of which $0.1 million relates to the six focus properties.

Depreciation and amortization from continuing operations increased to $39.4 million as compared to $30.2 million in 2005, primarily as a result of acquiring 20 properties in 2006 for an aggregate purchase price of $409.7 million, as well as the inclusion of a full year of depreciation expense relating to the 22 properties acquired during 2005.  The $39.4 million in 2006 is comprised of $34.6 million of depreciation and $4.8 million of lease intangible amortization.

Interest expense from continuing operations increased to $46.7 million in 2006 from $26.8 million in 2005, as a result of incurring additional debt, including placement of new mortgage debt and the assumption of existing mortgage debt, as well as borrowings under our line of credit, in connection with the acquisition of 20 properties in 2006. During 2006, we placed $266.8 million of new mortgage debt, assumed $46.5 million of existing mortgage debt, net of premiums, and increased borrowings under our credit lines by approximately $163.4 million. For more information regarding the amount of fixed-rate and variable-rate indebtedness we held as of December 31, 2006, see the section titled Quantitative and Qualitative Disclosures About Market Risk below.

Student Housing Management

Revenue   Expense reimbursements from related parties from continuing operations increased to $390,000 in 2006 from $176,000 in 2005. As of December 31, 2006, the Company no longer manages student housing properties for related parties as the one property that we managed for a related party was sold during December 2006.

Expense reimbursements from third parties from continuing operations increased to $6.0 million in 2006 from $4.7 million in 2005, primarily due to an increase in payroll expenses related to an increase in overall head count for managed  student housing properties in  2006 over 2005. Although we will continue to pursue new third-party management agreements during 2007, we expect expense reimbursements from third parties to contribute less significantly as a percentage of overall revenue going forward, as a result of our increased focus on operations of our own properties and the continued growth in rental revenue that we expect to generate from the full year operations of properties we acquired during 2006, as well as additional properties we acquire in the future.

Management fee income from related parties decreased to $93,000 in 2006 from $197,000 in 2005.  As of December 31, 2006, the Company no longer manages student housing properties for related parties.

Management fee income from third parties decreased from $3.8 million in 2005 to $3.2 million in 2006. We recorded a one-time management fee of $0.8 million that was paid and recognized in 2005 for deferred management fees paid in connection with the sale of the managed property by the third party owner. Excluding the $0.8 million of management fees earned in 2005, management fees would have increased by $0.2 million. Although we will continue to pursue new third-party management agreements during 2007, we expect management fees to contribute less significantly as a percentage of overall revenue going forward.

Other fee income from related parties was $290,000 in 2005. We did not earn other fee income from related parties in 2006. We anticipate that we will generate such revenue during 2007, as a result of fees that we expect to earn from providing development and management services to joint ventures with third-parties that we enter into to finance the development and construction of additional student housing properties.

Expenses.   Property operating expenses increased from $4.2 million in 2005 to $6.5 million in 2006, due to the acquisition of 21 properties in 2006. These expenses are comprised of payroll and general and administrative expenses directly associated with the operations of the Company’s owned and managed portfolios. While those employees who are directly responsible for the oversight of specific properties are charged directly to the Student Housing Owned segment, this segment staffs a full operations department. This department includes those employees responsible for portfolio oversight, which includes regional vice presidents, regional property managers, regional leasing specialists and the associated expenses such as travel directly related to those employees who perform this function. Such expenses are considered part of our student housing management operation.

Reimbursed expenses, which includes related party and third party managed properties, increased to $6.4 million in 2006 from $4.8 million in 2005. Reimbursed expenses are comprised mostly of payroll expenses for on-site employees. This increase is due to an increase in overall headcount as a result of additional properties managed in 2006 over 2005.

Income taxes amounted to a tax benefit of $337,000 in 2006 as compared to the tax expense of $66,000 in 2005. Income taxes consist primarily of taxes associated with the operations of our student housing taxable REIT subsidiary, which manages properties for third parties. The tax benefit is due to a taxable loss recognized during 2006.

Military Housing

Revenue.   Expense reimbursements totaled $63.6 million in 2006 as compared to $57.4 million in 2005. This increase was primarily due to payroll and renovation expenses related to the nine military housing projects in operation as of December 31, 2006 as compared with the seven military housing projects in operation as of December 31, 2005;  and closing costs and transition expenses for our Fort Gordon project, which commenced operations in May 2006; and closing costs and transition expenses for our Carlisle/Picatinny project. We also experienced an increase in expense reimbursements in 2006 as a result of greater renovation activities at our Fort Bliss/White Sands and Navy Northeast Region projects. This increase was offset by decreases at our Fort Stewart/Hunter, Walter Reed Army Medical Center and Fort Detrick projects caused by anticipated declines in construction and renovation activities, as well as by decreases at our Fort Carson project due to changes in the terms of the management contract in December 2005, which resulted in fewer reimbursable expenses being incurred directly by the project.

Project	2006	2005
	(in millions)
Expense Reimbursements
Fort Stewart and Hunter Army Airfield Project	$5.4	$9.4
Fort Carson Project	2.7	6.9
Fort Hamilton Project	1.1	0.5
Walter Reed Army Medical Center and Fort Detrick Project	0.8	1.4
Fort Eustis/Fort Story Project	4.6	4.7
Navy Northeast Region Project	33.3	29.0
Fort Bliss/White Sands Missile Range Project(1)	11.5	5.5
Fort Gordon Project(2)	2.4	—
Carlisle/Picatinny Project(2).	1.8	—
Total expense reimbursements	$63.6	$57.4

(1)             Commenced operations in the third quarter of 2005.

(2)    The Fort Gordon project commenced operations in the second quarter of 2006, and the Carlisle/Picatinny project commenced operations in the third quarter of 2006.

Management fees from related parties totaled $8.4 million in 2006 as compared to $6.8 million in 2005. The table below sets forth certain information regarding the revenue from management fees from related parties for each of our military housing projects for 2006 and 2005. The amount of management fees from related parties that we receive during a fiscal period is affected by the number of housing units that we manage under our military housing projects during that period, which number will fluctuate based on the number of housing units that we construct/renovate or demolish during that period. Management fees from related parties increased during 2006 as compared to 2005 primarily due to full year operation of our Fort Bliss/White Sands Missile Range project which started during the third quarter of 2005, as well as due to increased occupancy and rental activity at our Fort Stewart/Hunter project, and the commencement of our Fort Gordon project and Carlisle/Picatinny project, during the second quarter of 2006.

Project	2006	2005
	(in millions)
Fort Stewart and Hunter Army Airfield Project	$1.4	$1.0
Fort Carson Project	1.2	1.2
Fort Hamilton Project	0.2	0.2
Walter Reed Army Medical Center and Fort Detrick Project	0.3	0.2
Fort Eustis/Fort Story Project	0.5	0.5
Navy Northeast Region Project	3.2	3.2
Fort Bliss/White Sands Missile Range Project(1)	1.3	0.5
Fort Gordon Project(2)	0.1	—
Carlisle/Picatinny Project(2)	0.2	—
Total	$8.4	$6.8

(1)             Commenced operations in the third quarter of 2005.

(2)             The Fort Gordon project commenced operations in the second quarter of 2006, and we commenced management operations for the Carlisle/Picatinny project in the second quarter of 2006.

Other fee income from related parties, which includes development and construction fees and business development fees, totaled $21.6 million in 2006 as compared to $18.0 million in 2005. The table below sets forth certain information regarding the revenue from other fee income from related parties for each of our military housing projects for 2006 and 2005. The amount of other fee income from related parties that we receive during a fiscal period is affected by the level of housing unit development and construction that we perform under our military housing projects during that period. Other fee income from related parties increased during 2006, as compared to 2005,  primarily due to (i)  increased construction /renovation activity relating to our Navy Northeast Region and Fort Eustis/Fort Story projects, (ii)  commencement of operations relating to our Fort Bliss/White Sands Missile Range project during the third quarter of 2005, (iii) commencement of operations at our Fort Gordon and Carlisle/Picatinny project during the second quarter of 2006 and (iv) the commencement of an expansion at our Fort Carson project during the fourth quarter of 2006. These increases were offset by previously expected declines in activities at our Fort Stewart/Hunter project and our Walter Reed Army Medical Center and Fort Detrick project.

Project	2006	2005
	(in millions)
Development and Construction/Renovation Fees
Fort Stewart and Hunter Army Airfield Project	$1.6	$3.9
Fort Carson Project	0.8	0.3
Fort Hamilton Project	0.6	0.9
Walter Reed Army Medical Center and Fort Detrick Project	0.5	1.2
Fort Eustis/Fort Story Project	1.8	1.1
Navy Northeast Region Project	6.9	4.5
Fort Bliss/White Sands Missile Range Project(1)	3.6	2.1
Fort Gordon Project(2)	1.0	—
Carlisle/Picatinny Project(2)	0.4	—-
Total development and construction/renovation fees	$17.2	$14.0
Business Development Fees	$4.4	$4.0
Total Other Fee Income—Related Parties	$21.6	$18.0

(1)             Commenced operations in the third quarter of 2005.

(2)             The Fort Gordon project commenced operations in the second quarter of 2006, and the Carlisle/Picatinny project commenced operations in the third quarter of 2006.

Equity in earnings of unconsolidated entities, which includes preferred returns from military housing project joint ventures, totaled $3.5 million and  $3.1 million in 2006 and  2005, respectively. Of the amount for 2006, $0.9 million related to the preferred returns from our Navy Northeast Region project, and $2.6 million related to our investment in the Fort Carson project. Of the 2005 amount, $1.0 million related to preferred returns from our Navy Northeast Region project, and $2.1 million related to our investment in the Fort Carson project.

Expenses.   Property operating expenses include costs related to operating the military housing segment of our business, such as the compensation expense related to our military housing personnel located in our corporate headquarters. These costs increased to $6.4 million in 2006 from $4.4 million in 2005. The increase was due to (i) increases in our renovation company operations, (ii) increases in management and administrative expenses related to our overall expansion of our business, and (iii) a favorable adjustment of $0.8 million in 2005 relating to expense reimbursements of 2004 costs associated with the exclusive negotiation-related costs we incurred prior to the closing of the Fort Eustis/Fort Story project.

Reimbursed expenses increased to $63.6 million in 2006 from $57.4 million in 2005 primarily due to payroll and renovation expenses related to the nine military housing projects in operation as of December 31, 2006 as compared with the seven military housing projects in operation as of December 31, 2005, offset by anticipated declines in construction and renovation activity at certain projects as well as by decreases at our Fort Carson project due to changes in the terms of the management contract in December 2005.

Income Taxes.   The effective tax rate on income taxes remained relatively consistent at 35.5% in 2006 versus  35.1% in 2005.

Corporate

Rental revenue and expense reimbursements, which were recognized with respect to the portion of our corporate headquarters leased to entities affiliated with Gary M. Holloway, Sr., and payroll and related expenses reimbursed by entities affiliated with Mr. Holloway for the provision of common services, remained relatively consistent during the years ending December 31, 2006 and 2005.

Other income, consisting primarily of interest income, remained substantially the same during the years ending December 31, 2006 and 2005.

Administrative expenses, primarily relating to management of our corporate office, accounting, legal, human resources, information technology and acquisition department, increased to $17.7 million in 2006 from $12.3 million in 2005, primarily due to increased staffing resulting from growth in our operating segments, additional costs incurred in connection with the transition of financial management and an increase in professional fees.

Audit Committee and Special Committee expenses consist of legal fees, forensic accounting fees and waiver fees associated with waivers of the covenants under our former credit facility, incurred as a result of delays in the filings of reports with the SEC in connection with the special investigation performed by our Audit Committee and its independent counsel that commenced in the first quarter of 2006, and legal and financial advisory and Special Committee fees associated with the activities of the Special Committee to explore strategic alternatives for the Company. During the year ended December 31, 2006, these fees totaled $7.8 million. The special investigation was completed during the third quarter of 2006, and the Special Committee was dissolved in December 2006.

Depreciation, relating primarily to our corporate assets, decreased to $0.4 million in 2006 from  $0.5 million in 2005, primarily due to the transfer of the corporate aircraft in February 2005 to Mr. Holloway.

Interest expense increased to $5.1 million in 2006 from $1.5 million in 2005, primarily due to a $1.1 million write-off of deferred costs associated with our former line of credit with Bank of America, which was terminated and replaced with a new line of credit with Wachovia Bank in October 2006, amortization of $1.7 million of deferred costs associated with our new line of credit, as well as increased outstanding borrowings under our lines of credit coupled with an increase in interest rates.

Comparison of the year ended December 31, 2005 to the year ended December 31, 2004

	Year Ended December 31, 2005
	Student Housing- Owned Properties	Student Housing Management	Military Housing	Corporate	Eliminations	Total
Revenue:
Rent and other property income	$119,207	$—	$—	$245	$—	$119,452
Expense reimbursements:
Related party	—	176	57,436	318	—	57,930
Third party	—	4,650	—	—	—	4,650
Management fees:
Management fees—owned properties	—	4,643	—	—	(4,643)	—
Related party	—	197	6,808	—	—	7,005
Third party	—	3,774	—	—	—	3,774
Other fee income-related party	—	290	18,000	31	—	18,321
Other income	113	19	108	128	—	368
Total revenue	119,320	13,749	82,352	722	(4,643)	211,500
Operating Expenses:
Property operating expenses	43,507	4,196	4,431	—	—	52,134
Intercompany management fees	4,643	—	—	—	(4,643)	—
Reimbursed expenses	—	4,826	57,436	318	—	62,580
Real estate taxes	10,921	—	—	—	—	10,921
Administrative expenses	—	—	—	12,254	—	12,254
Profits interest and employee initial public offering bonus expense	—	—	—	—	—	—
Depreciation and amortization	30,187	—	299	520	—	31,066
Interest	26,838	—	—	1,532	—	28,370
Total operating expenses	116,096	9,022	62,166	14,624	(4,643)	197,265
Income (loss) before equity in earnings of unconsolidated entities and income taxes from continuing operations	3,224	4,727	20,186	(13,902)	—	14,235
Equity in earnings of unconsolidated entities	—	—	3,073	—	—	3,073
Income (loss) before income taxes from continuing operations	3,224	4,727	23,259	(13,902)	—	17,308
Income taxes	—	66	5,514	—	—	5,580
Income (loss) before minority interest from continuing operations	3,224	4,661	17,745	(13,902)	—	11,728
Minority interest	—	—	—	5,700	—	5,700
Income (loss) from continuing operations	3,224	4,661	17,745	(19,602)	—	6,028
Discontinued Operations:
(Loss) income from discontinued operations before minority interest	(438)	498	—	—	—	60
Minority interest attributable to discontinued operations	—	—	—	29	—	29
(Loss) income from discontinued operations	(438)	498	—	(29)	—	31
Net income (loss)	$2,786	$5,159	$17,745	$(19,631)	$—	$6,059

	Year Ended December 31, 2004
	Student Housing- Owned properties	Student Housing Management	Military Housing	Corporate	Eliminations	Total
Revenue:
Rent and other property income	$23,413	$—	$—	$399	$—	$23,812
Expense reimbursements:
Related party	—	1,140	31,822	347	—	33,309
Third party	—	7,203	—	—	—	7,203
Management fees:
Management fees—owned properties	—	950	—	—	(950)	—
Related party	—	1,458	2,897	—	—	4,355
Third party	—	3,986	—	—	—	3,986
Other fee income-related party	—	—	8,460	—	—	8,460
Other income	32	92	393	396	—	913
Total revenue	23,445	14,822	43,572	1,142	(950)	82,038
Operating Expenses:
Property operating expenses	8,524	5,271	6,497	—	—	20,292
Intercompany management fees	950	—	—	—	(950)	—
Reimbursed expenses	—	8,343	31,822	347	—	40,512
Real estate taxes	1,736	—	—	—	—	1,736
Administrative expenses	—	—	—	6,006	—	6,006
Profits interest and employee initial public offering bonus expense	—	—	—	37,502	—	37,502
Depreciation and amortization	5,684	—	25	915	—	6,624
Interest	5,129	—	—	493	—	5,622
Total operating expenses	22,024	13,614	38,344	45,263	(950)	118,294
Income (loss) before equity in earnings of unconsolidated entities and income taxes from continuing operations	1,422	1,215	5,228	(44,121)	—	(36,256)
Equity in earnings of unconsolidated entities	—	—	—	—	—	—
Income (loss) before income taxes from continuing operations	1,422	1,215	5,228	(44,121)		(36,256)
Income taxes	—	33	279	—	—	312
Income (loss) before minority interest	1,422	1,182	4,949	(44,121)	—	(36,568)
Minority interest	—	—	—	256	—	256
Income (loss) from continuing operations	1,422	1,182	4,949	(44,377)	—	(36,824)
Discontinued Operations:
(Loss) income from discontinued operations before minority interest	(265)	78	—	—	—	(187)
Minority interest attributable to discontinued operations	—	—	—	(9)	—	(9)
(Loss) income from discontinued operations	(265)	78	—	(9)	—	(178)
Net income (loss)	$1,157	$1,260	$4,949	$(44,368)	$—	$37,002

Student Housing—Owned Properties

Revenue.   Of the 49 properties owned and included in the results from continuing operations as of December 31, 2005, we acquired 27 of the student housing properties during 2004 and the remaining 22 properties during 2005. Rent and other property income from continuing operations from these 49 properties totaled $119.2 million in 2005. Rent and other property income from continuing operations from the 27 properties we owned as of December 31, 2004 was $23.4 million in 2004. The increase in rent and other property income from continuing operations experienced during 2005 relates primarily to (i) the presentation of a full year of operations during 2005 with respect to the 27 properties acquired in 2004, and (ii) the acquisition of an additional 22 properties during 2005. Although we generally seek rent increases that will exceed projected increases in property operating expenses, increases in our property operating expenses exceeded our rent increases from 2004 to 2005, primarily as a result of increases in utility expenses and real estate taxes experienced during 2005 that were greater than what we had anticipated when establishing rental rates.

Other income from continuing operations increased to $113,000 in 2005 from $32,000 in 2004. This other income consisted primarily of interest income on invested cash.

Expenses.   Property operating expenses from continuing operations increased to $43.5 million in 2005 from $8.5 million in 2004, primarily due to expenses attributable to the 22 properties acquired in 2005 and our ownership and operation throughout 2005 of the 27 properties acquired in 2004.

Real estate taxes from continuing operations increased to $10.9 million in 2005 from $1.7 million in 2004 primarily due to the acquisition of 22 properties in 2005 and the full year of real estate taxes with respect to the 27 properties we owned as of December 31, 2004.

Depreciation and amortization from continuing operations increased to $30.2 million in 2005 from $5.7 million in 2004 primarily as a result of acquiring 22 properties in 2005 for an aggregate purchase price of $507.3 million. The $30.2 million in 2005 is comprised of $23.0 million of depreciation and $7.2 million of lease intangible amortization.

Interest expense from continuing operations increased to $26.8 million in 2005 from $5.1 million in 2004 as a result of incurring additional debt, including placement of new mortgage debt and the assumption of existing mortgage debt, as well as borrowings under our line of credit, in connection with the acquisition of 22 properties in 2005. During 2005, we placed $274.3 million of new mortgage debt, assumed $118.9 million of existing mortgage debt, and increased borrowings under our line of credit by a net of $36.0 million.

Student Housing Management

Revenue.   Expense reimbursements from related parties from continuing operations decreased to $0.2 million in 2005 from $1.1 million in 2004, primarily due to our acquisition in March 2005 from related parties of two student housing properties that we managed prior to purchase. In addition, in March 2005, we ceased managing an additional student housing property owned by a related party upon the sale of the property.

Expense reimbursements from third parties from continuing operations decreased to $4.7 million in 2005 from $7.2 million in 2004, primarily due to our ceasing in 2005 to provide services to five student housing properties owned by third parties upon the sale of the properties.

Management fee income from related parties from continuing operations decreased to $0.2 million in 2005 from $1.5 million in 2004. The decrease in management fee income was primarily due to our acquisition in March 2005 from related parties of two student housing properties that we managed prior to purchase. In addition, in March 2005 we ceased managing an additional student housing property owned by a related party upon the sale of the property.

Management fee income from third parties from continuing operations decreased from $4.0 million in 2004 to $3.8 million in 2005, which income included an increase of $0.8 million related to our recognition of a one-time management fee in 2005 that had not been previously recognized because it was deemed to be uncollectible and was paid to us upon the sale of the property by the third party owner, and which was partially offset by our ceasing to manage five student housing properties owned by third parties upon the sale of the properties.

Other fee income from related parties from continuing operations in 2005 was $290,000 compared to no other fee income in 2004.

Expenses.   Property operating expenses from continuing operations decreased from $5.3 million in 2004 to $4.2 million in 2005. These expenses are comprised of payroll and general and administrative expenses directly associated with the operations of our owned and managed portfolios. The amounts for 2004 include those costs incurred for the predecessor entities from January 2004 through November 1, 2004 and the various management businesses we operated at that time.

Reimbursed expenses from continuing operations decreased to $4.8 million in 2005 from $8.3 million in 2004, primarily due to our acquisition from related parties in March 2005 of two student housing properties that we managed prior to our purchase. In addition, during 2005, we ceased providing management services relating to five student housing properties owned by third parties and a student housing property owned by a related party upon the sale of the properties.

Income taxes from continuing operations amounted to $66,000 in 2005 compared to $33,000 in 2004. Income taxes consist primarily of taxes associated with the operations of our student housing taxable REIT subsidiary.

Military Housing

Revenue.   Expense reimbursements from continuing operations totaled $57.4 million in 2005, as compared to $31.8 million in 2004, primarily due to payroll and renovation expenses related to the seven military housing projects in operation as of December 31, 2005 as compared with the five military housing projects in operation as of December 31, 2004; closing costs and transition expenses for the Fort Bliss/White Sands Missile Range project, which commenced operations in the third quarter of 2005; and reimbursed expenses for the Fort Hamilton project, the Walter Reed Army Medical Center and Fort Detrick project, the Fort Eustis/Fort Story project and the Navy Northeast Region project, which were in operation for all of 2005 but only a portion of 2004.

In addition, reimbursements of costs incurred in the development of CDMPs totaled $0.4 million in 2005 relating to the Fort Bliss/White Sands Missile Range project, and $1.0 million in 2004 relating to the Fort Hamilton project, Walter Reed Army Medical Center/Fort Detrick project and the Fort Eustis/Fort Story project. The table below sets forth certain information regarding the revenue from expense reimbursements and reimbursed costs for CDMP development for each of our military housing projects for 2005 and 2004. Only the Fort Stewart and Hunter Army Airfield project and the Fort Carson project were in operation throughout all of 2004 and 2005.

Project	2005	2004
	(in millions)
Expense Reimbursements
Fort Stewart and Hunter Army Airfield Project	$9.4	$7.0
Fort Carson Project	6.9	11.8
Fort Hamilton Project(1)	0.5	1.1
Walter Reed Army Medical Center and Fort Detrick Project(2)	1.4	0.9
Fort Eustis/Fort Story Project(3)	4.7	4.3
Navy Northeast Region Project(3)	29.0	6.7
Fort Bliss/White Sands Missile Range Project(4)	5.5	—
Total expense reimbursements	$57.4	$31.8
Reimbursed costs	$0.4	$1.0

(1)             Commenced operations in the second quarter of 2004.

(2)             Commenced operations in the third quarter of 2004.

(3)             Commenced operations in the fourth quarter of 2004.

(4)             Commenced operations in the third quarter of 2005.

Management fees from related parties totaled $6.8 million in 2005 compared to $2.9 million in 2004. The table below sets forth certain information regarding the revenue from management fees from related parties for each of our military housing projects for 2005 and 2004. The amount of management fees from related parties that we receive during a fiscal period is affected by the number of housing units that we manage under our military housing projects during that period, which number will fluctuate based on the number of housing units that we construct/renovate or demolish during that period. Management fees from related parties increased significantly during 2005 primarily due to commencement of operations relating to our Navy Northeast Region project in the fourth quarter of 2004 and a full year of operations for our other projects.

Project	2005	2004
	(in millions)
Fort Stewart and Hunter Army Airfield Project	$1.0	$1.0
Fort Carson Project	1.2	1.1
Fort Hamilton Project(1)	0.2	0.1
Walter Reed Army Medical Center and Fort Detrick Project(2)	0.2	0.1
Fort Eustis/Fort Story Project(3)	0.5	—	(4)
Navy Northeast Region Project(3)	3.2	0.5
Fort Bliss/White Sands Missile Range Project(5)	0.5	—
Total	$6.8	$2.9

(1)             Commenced operations in the second quarter of 2004.

(2)             Commenced operations in the third quarter of 2004.

(3)             Commenced operations in the fourth quarter of 2004.

(4)             Amount constituted less than $0.1 million.

(5)             Commenced operations in the third quarter of 2005.

Other fee income from related parties, which includes development and construction fees and business development fees, totaled $18.0 million in 2005 compared to $8.5 million in 2004. The table below sets forth certain information regarding the revenue from other fee income from related parties for each of our military housing projects for 2005 and 2004. The amount of other fee income from related parties that we receive during a fiscal period is affected by the level of housing unit development and construction that we perform under our military housing projects during that period. Other fee income from related parties increased significantly during 2005 primarily due to commencement of operations relating to our Navy Northeast Region project in the fourth quarter of 2004 and a full year of operations for our other projects.

Project	2005	2004
	(in millions)
Development and Construction/Renovation Fees
Fort Stewart and Hunter Army Airfield Project	$3.9	$2.3
Fort Carson Project	0.3	0.8
Fort Hamilton Project(1)	0.9	0.5
Walter Reed Army Medical Center and Fort Detrick Project(2)	1.2	1.0
Fort Eustis/Fort Story Project(3)	1.1	—	(4)
Navy Northeast Region Project(3)	4.5	1.7
Fort Bliss/White Sands Missile Range Project(5)	2.1	—
Total development and construction/renovation fees	$14.0	$6.3
Business development fees	$4.0	$2.2
Total Other Fee Income—Related Parties	$18.0	$8.5

(1)             Commenced operations in the second quarter of 2004.

(2)             Commenced operations in the third quarter of 2004.

(3)             Commenced operations in the fourth quarter of 2004.

(4)             Amount constituted less than $0.1 million.

(5)             Commenced operations in the third quarter of 2005.

Equity in earnings of unconsolidated entities, which includes preferred returns from military housing project joint ventures, totaled $3.1 million for 2005. Of the 2005 amount, $1.0 million related to preferred returns from our Navy Northeast project, and $2.1 million related to our investment in Fort Carson Family Housing LLC.

Expenses.   Property operating expenses include costs related to operating the military housing segment of our business. These costs decreased to $4.4 million in 2005 from $6.5 million in 2004 primarily due to the presence in 2004 of costs associated with integrating the Fort Eustis/Fort Story project and the Navy Northeast Region project, both of which commenced operations in the fourth quarter of 2004; partially offset by costs in 2005 associated with integrating the Fort Bliss/White Sands Missile Range project, which commenced operations in the third quarter of 2005.

Reimbursed expenses increased to $57.4 million in 2005 from $31.8 million in 2004 primarily due to payroll and renovation expenses related to the seven military housing projects in operation as of December 31, 2005 as compared with the five military housing projects in operation as of December 31, 2004; closing costs and transition expenses for the Fort Bliss/White Sands Missile Range project, which commenced operations in the third quarter of 2005; and reimbursed expenses for the Fort Hamilton project, the Walter Reed Army Medical Center and Fort Detrick project, the Fort Eustis/Fort Story project and the Navy Northeast Region project, which were in operation for all of 2005 but only a portion of 2004.

Corporate

Rental revenue, other fee income—related party, other income, and expense reimbursements, which were recognized with respect to the portions of our corporate headquarters leased to entities affiliated with Gary M. Holloway, Sr., and payroll and related expenses reimbursed by entities affiliated with Mr. Holloway for the provision of common services, decreased to $0.7 million in 2005 from $1.1 million in 2004, primarily as a result of a reduced level of services provided to these entities as compared to 2004.

Reimbursed expenses remained unchanged at $0.3 million for the year ended December 31, 2005 from $0.3 million for the year ended December 31, 2004.

Administrative expenses, primarily relating to management of our corporate office, accounting, legal, human resources,  information technology, corporate aircraft, and acquisitions department increased to $12.3 million in 2005 from $6.0 million in 2004, primarily due to increased staffing and additional costs incurred in connection with becoming a public company and growth in our operating segments.

Depreciation, relating primarily to our corporate assets, decreased to $0.5 million in 2005 from $0.9 million in 2004, primarily due to the transfer of the corporate aircraft in February 2005 back to Mr. Holloway.

Interest expense increased to $1.5 million in 2005 from $0.5 million in 2004, primarily due to increased outstanding borrowings on our line of credit.

Compensation expense was recorded in 2004 relating to profits interests awarded by Gary M. Holloway to certain employees of the GMH Predecessor Entities and other entities affiliated with Mr. Holloway in recognition of past services. These employees were eligible to participate in the net proceeds or value received by Mr. Holloway upon the sale or disposition of certain student housing properties and the military housing business in excess of Mr. Holloway’s equity investments in such assets. These employees rendered all services and satisfied all conditions necessary to earn the right to benefit from these profits interests as of the date that such profits interests were awarded. In accordance with Financial Accounting Standards Statement No.5, Accounting for Contingencies, compensation expense relating to the award of these profits interests was required to be recognized by the GMH Predecessor Entities when the sale or disposition of the assets resulting in proceeds received by Mr. Holloway in an amount in excess of his equity investment in such assets became probable. This amount became probable during the third quarter of 2004 when, in connection with the contribution of the ownership interests in GMH Military Housing LLC, College Park Management Inc. and other assets by Mr. Holloway to our operating partnership in anticipation of the initial public offering of the Company, the remaining profits interests awards were amended to fix the value of such awards at $33.2 million to be paid to these employees unconditionally. Accordingly, this amount was recognized in the third quarter of 2004 and Mr. Holloway’s obligations regarding the profits interests were satisfied upon the transfer of $33.2 million of units of limited partnership in our operating partnership to these employees on November 2, 2004, the closing date of our initial public offering.

Liquidity and Capital Resources

Short-term liquidity requirements consist primarily of funds necessary to pay operating expenses and other costs. These expenses and costs include (i) recurring maintenance and capital expenditures to maintain and lease our properties, (ii) interest expense and scheduled principal payments on outstanding indebtedness, (iii) real estate taxes and insurance, (iv) corporate salaries, employee benefits and other corporate overhead and administrative expenses, (v) equity contributions to our investments in military housing projects, and (vi) distributions to shareholders and unitholders of our operating partnership. During the three months ended March 31, 2007 and through May 7, 2007, our short-term liquidity needs were funded primarily through existing working capital and cash provided by operations, together with amounts available to us under a $250 million revolving line of credit with Wachovia Bank. In December 2006, our management announced a strategic plan, which began in early 2007, that involved raising a plan to raise capital proceeds to pay down this line of credit prior to its initial maturity date of June 1, 2007 (originally April 1, 2007 prior to amendment). This capital raising strategy included the identification of various currently-owned student housing properties that would be sold, refinanced and/or contributed into a joint venture. As described in the section above titled “2007 Business Strategy,” we completed the refinancing and joint venture transactions outlined under management’s plan in February and April 2007, respectively, and, as of the date of this prospectus, had completed the sale of three properties and had an additional three properties held for sale with two separate purchasers.  For additional information regarding this business strategy, see the section above titled “2007 Business Strategy.”

Also as part of our 2007 business strategy, management indicated that it was in discussions with a number of financial institutions to enter into a new line of credit that would replace the Wachovia line of credit when terminated. On May 7, 2007, we obtained a note facility with Merrill Lynch, Pierce, Fenner & Smith Incorporated that allows our operating partnership to borrow, on a revolving basis through April 30, 2010, up to an aggregate principal amount of $100.0 million, and subject to certain conditions, up to an additional $25.0 million for an aggregate of $125.0 million.  On May 7, 2007, our operating partnership issued a note to Merrill Lynch representing approximately $90.7 million in borrowings under this note facility, of which $1.0 million was used to pay a commitment fee to Merrill Lynch and the remaining proceeds were used to repay the remaining principal and interest due under, and to simultaneously terminate, our line of credit with Wachovia Bank. The initial note was issued with an interest rate of 7.07% and has a term through April 30, 2010. On June 1, 2007, we redeemed an outstanding principal amount of notes under this facility equal to $30.5 million, resulting in a remaining balance of $60.2 million in principal of notes outstanding under the facility. Additional notes may be issued at any time upon notice by our operating partnership, and we will have the ability to repay amounts under outstanding notes and to re-borrow amounts through the issuance of new notes, provided that the maximum amount of notes outstanding at any time during the term of the note facility does not exceed an aggregate principal amount of $100.0 million, or $125.0 million to the extent the note facility may be increased. The notes will be issued to Merrill Lynch as the initial purchaser, and may thereafter be transferred to “qualified institutional buyers” in accordance with Rule 144A of the Securities Act of 1933, as amended. The notes will be administered under the terms of a Trust Indenture with U.S. Bank Trust National Association, serving as trustee of the notes. The notes are issuable at an annual interest of LIBOR plus 1.75%, will require monthly payments of interest only, and are secured solely by the fees and equity preferred returns we receive in connection with our military housing projects currently in operation, as well as those to be received, if any, under the Navy Southeast project and West Point project for which we are currently under exclusive negotiations.

The Trust Indenture pursuant to which the notes referenced above are and may be issued going forward contain a number of affirmative and negative covenants and also contains financial covenants which, among other things, require that we maintain (i) a fixed charge coverage ratio, as defined in the Trust Indenture, of at least 1.15 to 1.00, calculated on a quarterly basis, (ii) a consolidated tangible net worth, as defined by in the Trust Indenture, of at least $375 million, (iii) quarterly minimum Adjusted Management EBITDA, as defined in the Trust Indenture, of $3.5 million, and (iv) our federal tax status as a REIT.

We elected to be treated as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2004. As a REIT, we are required to distribute at least 90% of our REIT taxable income to our shareholders on an annual basis. Therefore, except as discussed below, as a general matter, a substantial portion of cash generated by our operations will be used to fund distributions to shareholders and holders of limited partnership interests in our operating partnership, and will not be available to satisfy our liquidity needs. Future dividends will be declared at the discretion of our Board of Trustees and will depend on our actual cash flow, our financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code and other such factors as our Board of Trustees deems relevant. For the first quarter of 2007, we declared a quarterly dividend distribution of $0.165 per common share, payable to shareholders of record on March 29, 2007. We distributed this dividend on April 13, 2007, and at the same time, our operating partnership paid a distribution of $0.165 per unit to holders of limited partnership interest in our operating partnership. We cannot assure you that we will continue to have cash available for distributions at historical levels or at all. Any distributions we pay in the future will depend upon our actual results of operations, economic conditions and other factors that could differ materially from our current expectations. To the extent that our cash flow from operations is insufficient to fund our anticipated dividend distributions, we may seek to borrow funds under our credit facility or through other third party debt financing or we may lower our dividend distribution. Our available cash for distributions will be affected by a number of factors, including: our ability to complete our strategic plans for the sale, refinancing and joint venture of multiple student housing properties as outlined above; the revenue we receive from our student housing properties; revenues from management fees in connection with management services that we will provide for student housing properties owned by others; revenues from our military housing projects; our operating expenses; interest expense; costs related to our pending class action lawsuits; and any unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, please see the section of this prospectus titled “Risk Factors.”

With regard to our military housing privatization projects, we are typically required to fund our portion of the equity commitment to the project’s joint venture after all other sources of funding for the project have been expended. With respect to our Navy Northeast Region project and our AETC Group I project, however, we were required to fund the equity commitment at commencement of the project. We made a $9.5 million equity contribution in November 2004 relating to our Navy Northeast Region project, an $8.0 million equity contribution in February 2007 relating to our AETC Group I project, and, as of March 31, 2007, had contractually committed to contribute the following additional amounts: an aggregate of $2.0 million in 2007 to our Fort Hamilton project; $5.9 million in 2007 to our Walter Reed Army Medical Center/Fort Detrick project, all of which had been funded through March 2007; $3.6 million in 2010 for our Fort Eustis/Fort Story project;  $3.0 million in 2010 or 2011 for our Carlisle/Picatinny project;  $8.0 million in 2011 for our Fort Stewart and Hunter Army Airfield project;  an aggregate of $4.5 million to our Fort Gordon project in several phases that commence in 2011 and end in 2012, and $6.3 million in 2012 for our Fort Bliss/White Sands project. These equity contributions help to fund the development, construction and renovation of housing units at these bases during their respective initial development periods.

Typically, we are reimbursed for certain costs we incur after we are awarded the right to exclusively negotiate agreements for a military housing project until we enter into agreements for the project and for transition costs we incur shortly before initiation of our management of a military housing project. However, we are required to fund these costs prior to the time we receive the reimbursements. Typically, our military projects require approximately $1.0 million to $7.0 million in costs associated with transition and exclusive negotiations, depending on the size of the project. The expenditures typically begin 12 months prior to executing an agreement for the military housing project. Accordingly, the timing between our payments and reimbursements for projects may add to our short-term liquidity needs.

If cash flows from any of our military housing privatization projects are insufficient to meet the coverage ratios or benchmarks entitling us to receive fee payments, any unpaid fees will accumulate and be subsequently paid from operations or upon dissolution of the projects to the extent that funds are available and the applicable thresholds are met. If these thresholds are not met, we will not have access to or receive certain of the fees we have earned. The unavailability of these funds would materially impact our ability to meet our short-term and long-term liquidity needs. We will be required to make equity contributions at the beginning of the initial development period for typical Navy transactions and at the end of the initial development period for typical Army transactions. We also were required to make our equity contribution at the beginning of the initial development period for our AETC Group I project with the Air Force during the first quarter of 2007. Based on our current expectations regarding the terms of the debt funding for our military housing projects, we expect that the projects will generate sufficient cash flows to fund the reinvestment account and pay anticipated equity returns.

With regard to our currently owned student housing properties, we do not have any material short-term capital commitments, other than with respect to our short-term capital needs relating to the general expenses and costs associated with operating and managing these properties. We will require, however, funds in connection with our anticipated acquisitions of student housing properties. During at least the remainder of 2007, we currently expect to place less emphasis on the acquisition of additional student housing properties, and to continue to focus on the operational performance of our existing student housing properties and development projects. If we are able to complete our strategic plan as outlined above under “2007 Business Strategy,” we may determine that it is appropriate to place greater emphasis on the acquisition of student housing properties that are located in our targeted markets and that meet management’s underwriting criteria for creating long-term growth potential. To the extent that we seek to acquire student housing properties during at least the first six to nine months of 2007, we will consider funding the acquisition through joint venture structures similar to the joint venture terms that we currently have with respect to a total of seven properties as of the date of this report. The timing of any acquisitions or development projects will be dependent upon various factors, including the ability to complete satisfactory due diligence, to find suitable joint venture partners and agree upon mutually acceptable joint venture terms, to obtain appropriate debt financing on the properties, and the availability of capital. We would also consider funding our equity portion of any joint ventures by using funds from available cash from operations or borrowings. We may also determine that it is appropriate to purchase student housing properties outright, as opposed to with a joint venture partner, depending upon factors which may include, but are not limited to, the applicable purchase price, available capital, and projected returns with respect to the property.

For the remainder of 2007, we also expect to incur significant legal fees in connection with our pending class action litigation. These fees could impact the level of cash from operations that we would otherwise expect to be available for the acquisition of student housing properties, and therefore could affect the number of acquisitions that we seek to complete during the next six to 12 months.

Long-term liquidity requirements with respect to our student housing and military housing segments consist primarily of amounts necessary to fund scheduled debt maturities, renovations and other non-recurring capital expenditures that need to be made periodically at our properties, and the costs associated with acquisitions of student housing properties and awards or acquisitions of military housing privatization projects that we pursue. Historically, we have satisfied our long-term liquidity requirements through various sources of capital, including existing working capital, cash provided by operations, and long-term mortgage indebtedness. We now expect our long-term liquidity requirements to be satisfied primarily through cash generated by operations that is not used to fund distributions and the additional external financing sources discussed above.

Contractual Obligations

The following table summarizes our contractual obligations, as well as obligations under certain acquisition contracts we consider probable of completion as of December 31, 2006 for this year, the four succeeding years and thereafter, in the aggregate.

Contractual Obligations(1)	2007	2008	2009	2010	2011	Thereafter	Total
	(in thousands)
Notes payable(2)	$46,369	$32,684	$45,042	$100,008	$95,565	$698,374	$1,018,042
Line of credit	199,435	—	—	—	—	—	199,435
Interest(3)	65,902	53,912	50,477	46,580	42,181	133,787	392,839
Operating leases(4)	393	393	395	405	405	18,692	20,683
Acquisitions of properties(5)	19,009	—	—		—	—	19,009
Equity contribution(6)	7,830	—	—	6,600	12,510	6,300	33,240
Employment/consulting agreements(7)	1,464	876	438	—	—	—	2,778
	$340,402	$87,865	$96,352	$153,593	$150,661	$857,153	$1,686,026

(1)             Excludes individual contractual obligations with a value of less than $25,000, contractual obligations relating to our operations that may be terminated with notice of one month or less and contractual obligations for which we expect to be reimbursed.

(2)             Represents scheduled payments of principal.

(3)             Represents estimated future interest payments on debt outstanding at December 31, 2006, including borrowings under our line of credit. These estimated amounts assume that all debt remains outstanding until the debt maturity date as provided in the applicable loan agreement, and also assumes the same interest rates that were in effect as of December 31, 2006. We also have assumed for purposes of this table, that we repay our line of credit on its initial maturity date of June 1, 2007.

(4)             Represents ground leases with respect to two of our student housing properties. One ground lease ends on September 1, 2051 with the ability to renew for two additional five-year terms. The other ground lease ends on October 31, 2054 with the ability to renew for one additional 49-year term. The rental payment is subject to increases every five years, based on increases in the consumer price index (CPI) of at least 3%. The rental increases are based on an assumed CPI increase of 3% every five years. Actual rental payments may vary from the amounts presented based on the actual CPI increases that are used to calculate the rent increases.

(5)             Represents the contractual obligations to purchase one student housing property and fourteen undeveloped parcels of land that we had under agreement of sale as of December 31, 2006.

(6)             Represents contractual commitments to fund equity contributions to military housing privatization projects. Excludes $8.0 million in equity funded in connection with our AETC Group I project, which was paid upon closing of the project award on February 6, 2007.

(7)             We are subject to employment agreements with each our executive officers, including Gary M. Holloway, Sr.,  Bruce F. Robinson, John DeRiggi, J. Patrick O’Grady and Joseph M. Macchione. Each of these agreement has an initial term of three years. The initial term of the agreements for Messrs. Holloway and Robinson ends on November 2, 2007. In addition, we are subject to a consulting agreement with Joseph M. Coyle, the former president of our student housing business, who resigned from the Company. The consulting agreement, which became effective on January 1, 2006, had an initial term of 17 months and will expire on May 31, 2007.

Cash Distribution Policy

Commencing with our taxable year ended December 31, 2004, we filed a tax return electing to be treated as a REIT under the Code, and we expect to continue to qualify as a REIT. As a REIT, we generally will not be subject to federal income tax to the extent that we distribute our REIT taxable income to our shareholders, but the taxable income generated by our taxable REIT subsidiaries will be subject to regular corporate income tax. We intend to make at least the minimum distributions required to maintain our REIT qualifications under the Code. Holders of units of our limited partnership will also be entitled to distributions of cash equivalent to dividends per share paid to our common shareholders.

Inflation

As a majority of our student housing leases are 12 months or less, rates on in-place leases generally approximate market rental rates. We believe that inflationary increases in expenses may be offset to a certain extent by rent increases upon renewal. A majority of our military housing management fees, construction/renovation fees and business development fees are based on a percentage of revenue or expenses generated by us or the military housing privatization projects. Inflationary increases in expenses may not be offset by increases in revenue.

Quantitative and Qualitative Disclosures About Market Risk.

Given current market conditions, our strategy favors fixed-rate, secured debt over variable-rate debt to minimize our exposure to increases in interest rates. As of March 31, 2007, 82% of the outstanding principal amount of our notes payable secured by properties we owned had fixed interest rates with a weighted-average rate of 5.29%. The remaining 18% of outstanding principal amount of our notes payable and our Wachovia line of credit at March 31, 2007, had variable interest rates primarily equal to LIBOR plus 2.0%.

As of March 31, 2007, we had $137.8 million in funds drawn from our Wachovia line of credit, bearing a variable weighted average interest rate of 7.32%.

As of March 31, 2007, based on our variable rate debt balances described above, if interest rates were to increase by 1.0%, our interest expense would have increased by approximately $2.0 million on an annual basis.

OUR BUSINESS AND PROPERTIES

GMH Communities Trust commenced operations on November 2, 2004, upon completion of its initial public offering and the simultaneous acquisition of the sole general partnership interest in GMH Communities, LP, referred to throughout this report as our operating partnership. The historical operations prior to completion of our initial public offering that are described in this prospectus refer to the operations of College Park Management, Inc., GMH Military Housing, LLC, 353 Associates, L.P., and Corporate Flight Services, LLC, which are collectively referred to, together with our operating partnership, as the GMH Predecessor Entities or our predecessor entities.

In connection with our formation transactions completed prior to and simultaneously with the completion of our initial public offering, the ownership interests in the GMH Predecessor Entities were contributed to our operating partnership as described in Note 1 of the financial statements included in this prospectus. We have described our operations in this prospectus as if the historical operations of our predecessor entities were conducted by us for the full fiscal year ended December 31, 2004.

Our Company

We are a self-advised, self-managed, specialty housing company that focuses on providing housing to college and university students residing off-campus and to members of the U.S. military and their families. Through our operating partnership, we own and operate our student housing properties and own equity interests in joint ventures that own our military housing privatization projects. Generally, we provide through our taxable REIT subsidiaries the development, construction, renovation and management services for our military housing privatization projects and property management services for student housing properties owned by others. In addition, through our operating partnership, we provide consulting services with respect to the management of certain student housing properties owned by others, including colleges, universities and other private owners. We are one of the leading providers of housing, lifestyle and community solutions for students and members of the U.S. military and their families.

GMH Communities Trust was formed in May 2004 to continue and expand upon the student and military housing businesses of our predecessor entities and other affiliated entities, collectively referred to as GMH Associates. GMH Associates was founded in 1985 principally to acquire, develop and manage commercial and residential real estate, focusing on student housing. Beginning in 1999, GMH Associates also competed for the award of contracts to develop, construct, renovate and manage housing units for members of the U.S. military and their families, referred to as military housing privatization projects. We seek to capitalize on the highly fragmented student housing market at colleges and universities and the related need for quality and affordable off-campus, privately owned student housing. Focusing on this opportunity, we have, and prior to our formation, GMH Associates had, acquired or entered into joint ventures that acquired student housing properties strategically located near college or university campuses. In addition, we have continued to expand upon the military housing business developed by GMH Associates and to seek the award of additional military housing privatization projects granted by the Department of Defense, or DoD, under the 1996 National Defense Authorization Act.

We elected to be treated as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, or the Code, commencing with our taxable year ended December 31, 2004, and intend to continue to qualify as a REIT. We perform certain management and other services relating to student and military housing, which if performed directly by a REIT could adversely affect its qualification as a REIT, through our taxable REIT subsidiaries, GMH Military Housing, LLC and College Park Management TRS, Inc. A “taxable REIT subsidiary” is an entity, taxed as a corporation, in which a REIT directly or indirectly holds shares and which makes a joint election with the REIT to be treated as a taxable REIT subsidiary of the REIT. Taxable REIT subsidiaries are generally subject to federal income taxation in the same manner as regular corporations and not as REITs. The extent to which a REIT can conduct its operations through a taxable REIT subsidiary is limited by provisions of the Code, which require that (i) dividends from a taxable REIT subsidiary, together with other nonqualifying gross income of the REIT, constitute not more than 25% of the REIT’s gross income in any taxable year and (ii) securities issued by taxable REIT subsidiaries represent not more than 20% of the value of the REIT’s total assets as of the close of any quarter of a taxable year of the REIT.

As of March 31, 2007, we owned or had ownership interests in 77 student housing properties, containing a total of 14,432 units and 46,696 beds. We also owned seven undeveloped or partially developed parcels of land held for development as student housing properties, and we managed a total of 18 student housing properties owned by others, containing a total of 3,053 units and 9,900 beds, as well as 51 units and 279 beds currently under construction.

With respect to our military housing segment, as of March 31, 2007, our operating partnership had an ownership interest in, and through various wholly-owned subsidiaries operated, 10 military housing privatization projects, comprising an aggregate of approximately 20,364 end-state housing units on 25 military bases. End-state housing units are the housing units, including units subject to new construction and existing units, whether or not subject to renovation, that are approved for completion and management by the end of the initial development period, or IDP,  for the project.

With respect to projects under exclusive negotiations and which are not yet in operation, we have been chosen by the Department of the Army to design, construct and manage two single soldier housing projects, located at Fort Bliss and Fort Stewart. These two projects are among the first of unaccompanied housing privatization awards made by the Army.  Also, during the first quarter of 2007, we announced that we were selected by the Department of the Navy to enter into exclusive negotiations for the design, construction, management and maintenance of the military family housing at 11 Southeast Region Navy bases in five states. The 50-year term of the Navy Southeast project is expected to commence with a six-year IDP that is valued in excess of $700 million and covering approximately 5,501 end-state housing units. During the first quarter of 2007, we also announced that we were selected by the Department of the Army to enter into exclusive negotiations for the family housing privatization project at the U.S. Military Academy at West Point, New York, which is expected to have a five-year IDP with project costs valued in excess of $160 million and cover 628 end-state housing units. Most recently, in May 2007, we announced that we were selected by the Department of the Army to enter into exclusive negotiations for the family housing privatization project at Fort Jackson in Columbia, South Carolina. The Fort Jackson project is expected to have a six-year IDP with project costs valued in excess of $180 million and cover 990 end-state housing units.

Our Internet address is www.gmhcommunities.com. We make available free of charge on or through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it, to the SEC. Our Internet website and the information contained therein or connected thereto do not constitute a part of this prospectus.

2007 Business Strategy

In December 2006, we announced that our management expected to implement a business strategy beginning in 2007 that would involve the sale, refinancing and/or entrance into joint ventures covering a number of our currently-owned student housing properties. Our management developed this plan primarily in an effort to raise capital proceeds that could be used to repay outstanding indebtedness under our line of credit with Wachovia Bank. In connection with this business strategy, we completed the refinancing of four of our student housing properties in February 2007, for a total of $90.0 million in new 10-year mortgage debt at a fixed interest rate of 5.6%. We used the net proceeds from this refinancing to repay $73.6 million in outstanding borrowings under the Wachovia line of credit, which resulted in the replacement of the indebtedness under the Wachovia line of credit that was carrying a variable LIBOR-based interest rate of 7.32% as of the date of the refinancing. Immediately following this transaction, we had approximately $137.8 million in remaining borrowings outstanding under the Wachovia line of credit.

In addition, on April 13, 2007, we entered into a joint venture transaction with Fidelity Real Estate Group covering a total of six student housing properties. As of April 13, 2007, we had completed the transfer of our 100% interest in five of the six properties into the joint venture entity, which is currently owned 90% by Fidelity and 10% by us. The transfer of our interest in the sixth property to be included in the joint venture is expected to be completed during the second quarter of 2007, upon receipt of lender approval of the joint venture’s assumption of the existing mortgage indebtedness on that property. In connection with the closing of the five properties that are part of the joint venture, Fidelity contributed approximately $19.8 million into the joint venture, and the joint venture simultaneously placed new mortgage indebtedness on the properties in an aggregate amount of $88.0 million. The new mortgage debt has a five-year term and requires interest-only payments at a fixed rate of approximately 5.52%. We received net proceeds from the joint venture transaction totaling approximately $56.1 million, and used the proceeds to repay an equal amount of existing indebtedness outstanding under the Wachovia line of credit.

Also, on May 7, 2007, we entered into a revolving note facility, under the terms of a Note Purchase Agreement, with Merrill Lynch, Pierce, Fenner & Smith Incorporated. Under this note facility, our operating partnership may issue up to an aggregate principal amount of $100.0 million in notes outstanding at any time through April 30, 2010, and, subject to certain conditions, may be increased to up to an additional $25 million in notes outstanding. On May 7, 2007, our operating partnership issued a note to Merrill Lynch for approximately $90.7 million, which was used to pay a $1.0 million commitment fee to Merrill Lynch, closing costs and to repay principal and interest due under, and to terminate, the Wachovia line of credit. The initial note was issued with an interest rate of 7.07% and has a term through April 30, 2010. On June 1, 2007, we redeemed an outstanding principal amount of notes under this facility equal to $30.5 million, resulting in a remaining balance of $60.2 million in principal of notes outstanding under the facility. Additional notes may be issued at any time upon notice by our operating partnership, and we will have the ability to repay amounts under outstanding notes and redraw such amounts through the issuance of new notes, provided that the maximum amount of notes outstanding at any time during the term of the Note Purchase Agreement may not exceed an aggregate principal amount of $100.0 million, or $125 million to the extent permitted to be increased. Under the terms of the note purchaser agreement, the notes will be issued to Merrill Lynch and may thereafter be transferred to “qualified institutional buyers” in accordance with Rule 144A of the Securities Act of 1933, as amended. The notes will be administered under the terms of a Trust Indenture with U.S. Bank Trust National Association, serving as trustee of the notes. The notes are issuable at an annual interest of LIBOR plus 1.75%, will require monthly payments of interest only, and are secured solely by the fees and equity preferred returns we receive in connection with our military housing projects currently in operation, as well as those to be received under the Navy Southeast project and West Point project for which we are currently under exclusive negotiations.  For additional information regarding the terms of this transaction, see the section of prospectus titled “Our Business and Properties — Note Facilities.” report.

On May 24, 2007, we completed the sale of three student housing properties to SCI Real Estate Investments, LLC, and received an aggregate of approximately $27.8 million in net proceeds after the repayment of existing mortgage debt on the properties totaling approximately $37.0 million. We used approximately $23.2 million of the proceeds from these completed sales to repay outstanding indebtedness under our note facility through Merrill Lynch, and the remaining $4.6 million in proceeds are being held in escrow for up to 180 days pending the Company’s completion of a 1031 exchange transaction. Pursuant to our agreement with SCI, we have agreed to sell an additional two student housing properties. The timing of completion for the remaining two sale properties under the agreement, as well as one additional property sale to a different buyer, is contingent upon the timing of lender approval of applicable loan assumptions, which is currently expected to occur by the end of the second quarter of 2007 or early in the third quarter of 2007. We expect to use proceeds from the pending sale transactions to redeem outstanding notes under the Trust Indenture with U.S. Bank Trust as discussed above and for general working capital purposes.

Student Housing Business

Overview

Through its development, redevelopment and strategic acquisitions of student housing properties, directly and indirectly through joint ventures, our management team has led GMH Communities Trust to become, as measured by our internal competitive analysis estimates, one of the largest private operators of off-campus housing for college and university students in the U.S.

We seek to acquire and manage high quality student housing properties strategically located near college or university campuses and other points of interest, such as restaurants or other nightlife destinations that cater to students. The properties we seek to acquire and manage include town homes and high-rise, mid-rise and garden-style apartment complexes. The amenities we offer residents vary by property, but include many of those commonly sought by students, such as private bedrooms and bathrooms, high quality student furnishings, cable television, wired and wireless high speed Internet access, a washer and dryer in each unit, fitness centers, swimming pools, computer centers, study rooms and game rooms. Additionally, we strive to create attractive environments for our residents by providing, among other things, student housing employees living on-site as well as 24-hour maintenance and emergency services. Although we target student residents, a small percentage of our residents are non-students.

We believe there are substantial opportunities to acquire and manage off-campus student housing. Currently, the student housing market is highly fragmented and primarily served by local property owners. In addition, a significant number of existing student housing properties are obsolete, creating demand by students for high quality housing and premium services. We also believe that, because of the structural and functional obsolescence of many existing on-campus and off-campus student housing properties, future opportunities may exist to establish joint ventures with colleges and universities to manage, lease, renovate or develop on- and off-campus student housing, although we have not yet entered into any such arrangements. Opportunities may exist for us to participate in these arrangements through the ownership or leasing of properties or otherwise.

We believe that the student housing industry has been under managed to date, and that the key factors in the successful execution of our business plan include, among other things, the provision of high quality student housing with a high degree of customer interaction, the implementation of well-managed marketing, leasing, maintenance, retention and collection programs for our properties and the ability to incentivize our management by empowering them to achieve specific objectives.

We will only consider opportunities for those types of arrangements in the student housing business that are consistent with our ability to maintain our status as a REIT for federal income tax purposes. In order to qualify as a REIT, a specified percentage of our gross income must be derived from certain sources, including rents from real property (and generally excluding income from the operation of non-rental related assets).

Strategy

From a growth perspective, our strategy in the student housing business is to acquire, own and effectively manage a diverse portfolio of attractive and high quality off-campus student housing properties located near college and university campuses throughout the U.S. We focus on owning and operating primarily garden-style apartment complexes, as well as town homes, and high-rise and mid-rise apartment complexes. Our operational strategy is to manage our own student housing properties, as well as those we manage for colleges, universities and private owners, with a focus on catering to the college and university student, whose needs and lifestyle differ greatly from the needs and lifestyle of a typical apartment resident. We implement these strategies as follows:

Target select properties/markets.   We seek to acquire and manage high quality student housing properties strategically located near college or university campuses and other points of interest, such as restaurants or other nightlife destinations that cater to students. We specifically target those acquisition sites that are located near colleges or universities with a student enrollment of at least 5,000, where the college or university is a primary driver of the local economy and where there is a shortage of existing modern student housing. We seek to identify properties in student housing markets with high barriers to entry and provide strong growth opportunities. We typically target sites within approximately two miles of the college or university campus. Our management team has found that most students prefer to live within a narrowly-defined geographic radius around a particular college or university campus because it provides students with the feeling of being a part of the campus community and also shortens students’ commutes to and from classes. We also believe that we have identified a trend of students, particularly upperclassmen, wanting to live near entertainment venues near campus, such as restaurants or nightlife destinations. In order to capitalize on this trend, we intend not only to seek to acquire and manage premium student housing properties strategically located near college or university campuses, but also those properties close to other points of interest close to campus.

We believe that many of the local satellite campuses of large, state-funded colleges and universities have significant growth potential as the main campuses of these institutions begin to cap the number of students accepted. These caps on student enrollment at large, state-funded institutions also have had a positive effect on campus enrollment at competing colleges and universities located near these institutions.

Given our management team’s experience in and knowledge of the student housing market, we believe that we have developed a solid foundation upon which to identify, evaluate and acquire high quality properties in the future. We believe that our size and financial strength gives us a competitive advantage over smaller, less established competitors in our target markets.

Deliver full range of high quality product.   We seek to acquire and manage modern, state-of-the-art town homes and high-rise, mid-rise and garden-style apartments that are tailored to the “student lifestyle.” The typical design layout of a housing unit consists of one to four bedrooms, with a complementary number of bathrooms, centered around a common area consisting of a living room, a dining area and a kitchen. In addition to functionality and appearance, we have found that students want to be offered a variety of amenities, similar to those found at typical luxury apartment communities. Amenities such as private bedrooms and high quality furnishings, cable television, wired and wireless high-speed Internet access, a washer and dryer in each unit, fitness centers, swimming pools, computer centers, study rooms and game rooms are found in some combination at all of our properties. We also employ student housing personnel that live on-site and provide our residents with 24-hour resident services, including maintenance and emergency services.

Our message to prospective student residents is that our properties provide a home-like environment with state-of-the-art technological capabilities and amenities and services designed to maximize their college or university experience. In our marketing efforts, we convey the message that living at one of our properties, unlike a typical apartment property, is like becoming a part of a small community within the larger college or university community. To this end, we offer regular “events” at our properties, such as athletic competitions, including volleyball and basketball tournaments, “battle of the bands” nights and non-alcoholic social events. We also offer prospective residents a roommate matching program, where students wishing to find roommates provide us with their background information, including their likes and dislikes, so that our property staff may attempt to match these individuals with compatible roommates.

Each of our properties is managed, leased and maintained by an experienced staff of on-site employees. These employees are available to our student residents around the clock to provide routine maintenance service or to assist in emergencies. We also employ regional vice presidents who are responsible for coordinating the operations of our properties within each of their respective regions. Our management team works closely with the college and university housing and development staffs near our properties to ensure that the needs of students, parents and the institutions are being met throughout the year. For example, our management team coordinates with colleges and universities to provide students with access, where available, to the college or university computer network from each property’s computer room or from student apartment units, and to become an approved provider of student housing for the local college or university.

We have developed specific management systems that are designed to optimize student housing operations and to maintain the value of our properties. These systems include implementing standard lease terms that generally require parental guarantees, making frequent and regular apartment inspections conducted during the course of the lease term, and maintaining and distributing a “price list” to our residents for any property damages incurred during the lease term and thereby incentivizing students to maintain their units. Two exceptions for which we generally do not seek parental guarantees include leases with international students, due to the high burden of obtaining or collecting on guarantees from parents of students who are not located in the U.S., and leases with residents who provide evidence of satisfactory personal income.

Superior execution of operations.   We utilize dynamic, professional marketing services primarily to create web- and Internet-based applications to market and make information about us and our properties easily accessible to students, and initiate word-of-mouth campaigns to attract student residents. Recognizing the importance of the Internet, we have an individualized website dedicated for each of our student housing properties containing information about each property, amenities and services available at each property and pricing and leasing information. To a lesser degree, we also advertise through more traditional media, such as radio and print, particularly focusing on media such as student-run newspapers that target the student market.

The support of colleges and universities is beneficial to the continued success of our off-campus properties and, to this end, we actively seek to have these institutions recommend our properties to their students. Specifically, we attempt to enter into informal arrangements with colleges and universities to have them include information about certain off-campus properties that we manage on their home pages and to have them provide direct hyperlinks to these properties’ websites, in addition to distributing brochures relating to these properties. We currently have arrangements with several educational institutions that provide their students with informational materials directing them to our properties. In cases where colleges and universities do not offer active recommendations for our off-campus housing, most nonetheless provide lists of suitable off-campus properties to their students. We continually work to ensure that our properties are on these lists in each of the markets that we serve.

Many of our properties are all-inclusive, meaning that we attempt to simplify the bill-paying process by including all costs associated with living at our properties, including water, electricity, gas, cable services and Internet services, in one monthly rental check to be paid to us by students or their parents. We limit our exposure to excessive utility bills from residents by setting a reasonable limit on how much we will pay per resident per month for a particular utility, such as water or electricity. If a resident’s monthly bill for a utility exceeds the set limit, the excess cost may be charged to the resident on a subsequent bill.

In addition to our streamlined bill-payment system, we believe that our method of leasing is attractive to student residents and their parents. Under a traditional apartment lease, housing units are leased by the unit, and, therefore, all residents living in a particular unit are responsible for any liabilities of their roommates. We circumvent this situation by typically leasing our housing units by the bed, not the unit. As a result, students in our properties are contractually responsible for making only payments associated with their individual or pro-rata use of the unit.

We seek to maximize income by operating at a high level of efficiency through intensive management and prudent capital expenditures. In addition, property acquisitions in our target markets should permit us to increase student awareness of our properties through our cross-marketing programs, gain economies of scale by enabling us to consolidate management and leasing services and reduce costs of capital goods, supplies, furniture and other goods and services bought in bulk.

Student Leases

Our property leases typically contain the following terms:

•       a 12-month lease term (rent payable in equal monthly installments);

•       rent payments typically include charges for all amenities provided at the property, such as basic cable, Internet service, a fitness center, a swimming pool and usually parking, or some combination of these, and in many instances unit interior charges for utilities such as water, gas, sewer and electric, subject to a monthly utility cap per unit;

•       a guarantee by parents or legal guardians, relating to, among other things, the amounts payable under the lease, unless a resident can provide evidence of satisfactory personal income, or international residence status;

•       require that residents pay a security deposit and/or a non-refundable move-in fee. The deposit is applied against any damages to the unit caused by the resident (including furnishings and household items in the unit). Residents and their lease guarantors also are required to assume personal responsibility for any damages caused to a unit or common areas of a property;

•       restrictions on the subletting of units without our prior written consent;

•       lease default provisions in the event of failure to pay rent when due, breach of any covenant contained in the lease or abandonment of the unit; and

•       extensive rules and regulations governing the property and the behavior of residents in order to ensure effective controls.

Lease Administration and Marketing Systems

We believe we are an industry leader in identifying and implementing solutions to improve the on-site decision-making processes of local management at each of the college and university communities where we either own or manage properties. We continue to focus on student housing information technology innovations, including customizing web-based applications designed to reduce operating costs, reacting quickly to frequent leasing and market changes and improving real-time operating information and services to student residents.

We have implemented state-of-the-art, real time systems that provide for on-line resident applications, on-line work orders and facilities management and occupancy reporting. We also have an on-line payment system which is currently being used to facilitate all credit card payments at most of our student housing properties. These exclusive systems have dramatically improved the efficiency of our operations and have improved services to an increasingly tech-savvy student market.

Additionally, we have created a web-based infrastructure designed to standardize systems and procedures to improve data tracking at all levels within our student housing business. These systems provide us with real-time access to customized data management tools that track leasing, occupancy, expenditures and purchases through national accounts, and with other e-business solutions designed to improve the speed and accuracy of our property management services.

Market Opportunity

The Student Housing Market

Demographic patterns and trends in education over the past several years suggest that there are an increasing number of college-aged individuals and an increasing number of students enrolling in colleges and universities in the U.S. According to a 2005 report by the U.S. Department of Education’s National Center for Educational and Statistics or NCES, fall enrollment at four-year institutions of higher education in the U.S. is expected to increase from the 17.3 million students that were enrolled in 2004 to 19.5 million in 2014.

The major catalyst for projected enrollment increases, and subsequent student housing demand in the near future, will be the growth in the college-aged population represented by the “Echo Boom” generation, which is made up of the sons and daughters of the “Baby Boomer” generation, and is equal in size to the Baby Boomer generation. While the Baby Boomers are nearing retirement, much of the Echo Boom generation, which was born between 1977 and 1997, is entering, or has yet to enter, adulthood. According to the U.S. Census Bureau, in 2003, 4.0 million Americans turned 18; by 2010, that number will peak at 4.4 million and remain above 4.0 million annually for some time thereafter.

The impact of demographic changes on college enrollment levels will not be felt equally across all states. During the past decade, the fastest growth of post-secondary enrollment has been concentrated primarily in the Rocky Mountain States and the Sunbelt, which consists of the Southeast and Southwest portions of the U.S. The Sunbelt, Pacific and Northeast regions of the U.S. are projected to be the fastest growing regions in college enrollment between 2000 and 2010, fueled by above average growth projections, in the young adult population in these regions.

Among individual states, California, Florida, Texas and New York are projected to have the four largest populations of 18 to 24 year-olds during the next decade, according to the U.S. Census Bureau’s April 2005 projections. We expect these states will continue to serve as major immigration gateways, which also should bolster future demographic and accompanying college enrollment growth well into the future. These four states are forecasted to experience the greatest absolute increase in college enrollment. Rounding out the top ten states with the highest absolute population growth projections for 18 to 24 year-olds are North Carolina, Virginia, Maryland, Arizona, Georgia and Washington. As of December 31, 2006, more than 38% of our student housing properties were located in these “top 10” states.

As of December 31, 2006 and based on the U.S. Census Bureau’s April 2005 projections, the states in which we owned properties were projected to experience an average growth of 11.9% in the 18 to 24 year-old population, which is an average of 84,221 persons between 2000 and 2010.

We believe that these projected increases in the 18 to 24 year-old population and in college student enrollment will place a greater demand on off-campus student housing. While both on- and off-campus student housing markets will compete for these additional students, we believe that existing on-campus properties will be at a disadvantage because, according to NCES data, those properties tend to be older units that have not been sufficiently expanded, renovated or modernized to meet students’ increasing needs and expectations.

Highly Fragmented Ownership of Student Housing Properties

The student housing market is highly fragmented, and consolidation in the industry has been limited. Based upon our internal competitive analysis estimates, we believe that there are fewer than 12 firms that own a multi-regional network of off-campus student housing properties and have the ability to offer an integrated range of specialized student housing services, including design, construction and financing.

Our management experience suggests that none of the specialized student housing firms dominates a particular region. Instead, they each seek to maintain a presence in multiple markets with large student populations. Therefore, most are active in the same markets, particularly Texas, California, Florida, Georgia, North Carolina and Pennsylvania, due primarily to the presence of large state university systems that allow developers and operators to take advantage of economies of scale. In contrast, the Northeast, Southwest and Pacific Northwest are three regions in which small, local owner-operators have significant market share.

Status of the On-Campus Student Housing Market

As student enrollment increases, we believe that one of the biggest challenges facing many colleges and universities is an antiquated student housing infrastructure. In addition to the need for additional housing to accommodate an expanding student population, universities must also deal with the problems of maintaining, refurbishing and marketing their aging existing inventory. Many schools have undertaken large-scale renovations and others are under pressure to follow suit to stay competitive. In addition to significant cosmetic upgrades, outdated heating and plumbing systems and roofs and windows are being replaced in many on-campus housing facilities. In some cases, institutions are finding that the costs of renovations are often prohibitive and are opting to take existing facilities out of service, thereby creating a greater demand for off-campus student housing.

In addition, various amenities that used to be considered rare luxuries in the student housing industry, such as kitchens, private bedrooms and bathrooms, Internet connectivity and cable television systems, and a washer and dryer in each unit, are now more common and increasingly becoming a factor in a student’s housing and university selection.

In addition to increasing costs associated with the renovation of existing on-campus student housing by colleges and universities, budget deficits or budget restrictions are affecting the amount of funds available to colleges and universities for education, thereby limiting states’ abilities to increase funding for student housing projects. According to the Center for the Study of Education Policy, state appropriations for higher education have been decreasing consistently. Each state’s ability to boost post secondary education spending, while simultaneously handling the strain on health care budgets from a rapidly aging population and increasing funding to primary and secondary education, remains to be seen. Traditionally, both health care and primary education have taken precedence over higher education for political reasons. Based on information provided by the Association of Governing Boards of Colleges and Universities, we believe it is unlikely that states will have enough money to fund all programs completely. As a result of these trends in state budgets, we believe public universities’ finances are straining their capacity to fund significant capital projects such as student housing.

Supply of Student Housing

Based upon current projections of enrollment growth, we believe that colleges and universities will be unable to meet the increase in student housing demand with traditional on-campus housing, thereby creating incremental demand for off-campus student housing. Furthermore, our management experience suggests that college and university students increasingly prefer to live in modern, off-campus housing that provides greater privacy and modern amenities, rather than live in on-campus dormitories. Consequently, we believe colleges and universities are turning to private sector developers to bridge the gap between demand for on- and off-campus housing and their ability to provide additional on-campus housing from their own capital resources.

We expect new construction and development by colleges and universities, various commercial developers, real estate companies and other owners of real estate that are engaged in the construction and development of student housing to compete with us in meeting the anticipated increased demand in student housing over the next 10 years. The development and construction of new student housing properties is extremely capital intensive. Since leases are typically executed for an August or September delivery, construction delays can cause late completion and jeopardize rents for an entire year. As a result, we are pursuing several development opportunities in high barrier-to-entry markets, but we intend to focus our efforts on acquiring existing properties or acquiring newly constructed properties from third party developers in our target markets.

We believe that we are well-positioned to capitalize on the projected shortage of student housing in the U.S. due to our management’s experience in the student housing industry, the economies of scale afforded by our size, our access to capital for the acquisition of additional student housing, our high quality student housing product and our systems designed to optimize student housing operations.

Management Services

As of March 31, 2007, we managed all of the student housing properties owned by us and 18 student housing properties not owned by us. We manage the student housing properties not owned by us through our taxable REIT subsidiary, College Park Management TRS, Inc. For more information regarding the properties we manage for others, see the section of this prospectus under “Our Business and Properties.”

Investment Criteria

In analyzing proposed student housing acquisitions, we consider various factors including, among others, the following:

•       the ability to increase rent and maximize cash flow from the student housing properties under consideration;

•       whether the student housing properties are accretive, or will become accretive, to our per share financial performance measures;

•       the terms of existing or proposed leases, including a comparison of current or proposed rents and market rents;

•       the creditworthiness of the student residents and/or parent guarantors;

•       local demographics and college and university enrollment trends, and the occupancy of and demand for similar properties in the market area, specifically population and rental trends;

•       the ability to efficiently lease or sublease any unoccupied rentable space;

•       the expected capital improvements to be made to the property and the ability of the student housing property to achieve long-term capital appreciation;

•       the ability of the student housing property to produce free cash flow for distribution to our shareholders;

•       the age and projected residual value of the student housing property;

•       the location of the property, including its proximity to a college’s or university’s main campus or other academic buildings, as well as athletic and other entertainment venues frequented by students;

•       the opportunity to expand our network of relationships with colleges and universities as well as other strategic firms; and

•       potential effect on our REIT status.

Underwriting Process

We have designed our underwriting strategy to enable us to deliver attractive risk-adjusted returns to our shareholders. Our acquisition selection process includes several factors, including a comprehensive analysis of the property’s profitability, financial trends in a property’s revenues and expenses, barriers to competition, the need in a property’s market for the type of student housing services provided by the property, the strength of the location of a property and the underlying value of a property. We also analyze the operating history of each property, including the property’s earnings, cash flow, occupancy, student mix and anticipated capital improvements, to evaluate its financial and operating strength.

In addition, as part of our due diligence process, we obtain and evaluate title, environmental and other customary third-party reports. Currently, our acquisition/development policy generally requires the approval of our Board of Trustees for all acquisitions and development projects, including acquisitions through joint venture structures, regardless of valuation.

Competition

We compete with other owners, operators and managers of off-campus student housing in a number of markets. The largest of these competitors are Education Realty Trust (NYSE: EDR) and American Campus Communities, Inc. (NYSE: ACC), each of which are national, publicly-traded companies focused on growing their student housing businesses. We also compete in a number of markets with smaller national and regional companies, such as the following: Place Properties, First Worthing, Ambling Companies, Campus Advantage, The Dinerstein Companies, JPI Student Living, The Preiss Company, Paradigm Properties and University Housing Group. In addition, we compete on a highly localized basis with substantial numbers of small, local owner-operators. Currently, the student housing industry is highly fragmented, with no participant holding a dominant market share on a national level. The entry of one or more additional national or regional companies could increase competition for students and for the acquisition, management and development of student housing properties.

There are various on- and off-campus student housing complexes that compete directly with us located near or in the same general vicinity of many of our current and targeted properties. We also are subject to competition for students from on-campus housing operated by colleges and universities, other public authorities and privately-held firms. We also are subject to competition for the acquisition of off-campus student housing with other existing local, regional and national owners and operators of student housing. Further, we generally believe that the pace and size of acquisitions in the real estate industry have increased significantly over the past 10 years. Consequently, prices have generally increased while return on invested capital has fallen.

Military Housing Business

Overview

In order to address poor housing quality, a significant backlog of repairs and rehabilitations to its military housing units on and near bases, and a shortage of affordable, quality private housing available to members of the U.S. military and their families, Congress included the Military Housing Privatization Initiative, or MHPI, in the 1996 National Defense Authorization Act. Under the MHPI, the DoD was granted the authority to award projects to private-sector companies to develop, construct, renovate and manage military housing. Since 1996, according to statistics available on the DoD’s website as of March 9, 2007, the U.S. military has awarded to private companies long-term agreements and rights to exclusively negotiate agreements with the U.S. military for 78 domestic projects containing, in the aggregate, a total of 160,366 end-state housing units. The DoD has targeted another 41 domestic projects containing an additional 36,674 end-state housing units that have yet to be awarded by Congress, and agreements for the related development, construction, renovation and management services for these additional projects. According to the DoD, the previously awarded privatization projects and projects under exclusive negotiations, together with these additional targeted projects, reflect the opportunity to develop, construct, renovate and manage a total of 197,040 end-state housing units.

As of March 31, 2007, our operating partnership held an ownership interest in, and operated, through various wholly-owned subsidiaries, 10 military housing privatization projects at the Department of the Army’s Fort Stewart, Hunter Army Airfield, Fort Carson, Fort Hamilton, Fort Eustis, Fort Story, Walter Reed Army Medical Center, Fort Detrick, Fort Bliss, White Sands Missile Range, Fort Gordon, Carlisle Barracks/Picatinny Arsenal, as well as four Air Force bases and eight Navy bases. We refer to these 10 projects as the Stewart Hunter project, the Fort Carson project, the Fort Hamilton project, the Fort Eustis/Fort Story project, the Walter Reed/Fort Detrick project, the Fort Bliss/White Sands Missile Range project, the Fort Gordon project, the Carlisle/Picatinny project, the AETC Group I project and the Navy Northeast Region project, respectively. These projects in operation covered 25 domestic bases located in 15 states and Washington D.C., and we expect them to contain approximately 20,364 end-state housing units once full development, construction and renovation have been completed for all the projects.

In addition to our projects in operation at year-end, during the fourth quarter of 2006, the Army selected us to design, construct and manage single soldier housing at Fort Bliss and Fort Stewart, which represent among the first of unaccompanied housing privatization projects awarded by the Army to date and are expected to cover an aggregate of up to 840 end-state housing units. We currently expect to close on the award of these two unaccompanied housing privatization projects before the end of 2007. In addition, on February 26, 2007, we announced that we were selected by the Department of the Navy to enter into exclusive negotiations for the design, construction, management and maintenance of the military family housing at 11

Southeast Region Navy bases in five states. The 50-year term of the Navy Southeast project is expected to commence with a six-year initial development period, or IDP, that is valued in excess of $700 million and covering approximately 5,501 end-state housing units. On March 8, 2007, we announced that we were selected by the Department of the Army to enter into exclusive negotiations for the family housing privatization project at the U.S. Military Academy at West Point, New York, which is expected to have a five-year IDP with project costs valued in excess of $160 million and cover 628 end-state housing units. On May 25, 2007, we also announced that we were selected by the Department of the Army to enter into exclusive negotiations for the family housing privatization project at Fort Jackson in Columbia, South Carolina, which is expected to have a six-year IDP with project costs valued in excess of $180 million and cover 990 end-state housing units.

Each of these military housing privatization projects includes the renovation and management of existing housing units, as well as the development, construction, renovation and management of new units over a 50-year period, which, in the case of the Army, potentially could extend for up to an additional 25 years. The 50-year duration of each project calls for continuing renovation, rehabilitation, demolition and reconstruction of housing units through various predetermined project phases.

Some of the bases included in our military housing privatization projects were targeted for closure or realignment as a result of the most recent round of the Base Realignment and Closure, or BRAC, process, which was initiated in 1988 and reached its fifth and, under current legislation, final round in 2005. On November 9, 2005, the BRAC round was completed when Congress approved the BRAC Commission’s recommendations to close the Naval Air Station in Brunswick, Maine and to close the Walter Reed Army Medical Center in Washington, DC. Under the final BRAC list, the possible number of affected military housing units covered by our existing projects was 700 end-state housing units, all of which units are located at the Naval Air Station in Brunswick, Maine. We believe that the closure of the Walter Reed Army Medical Center will not result in the loss of end-state housing units, as these housing units are likely to be utilized by personnel in the greater Washington, DC metropolitan area. In addition to the reduction in end-state housing units resulting from the anticipated closure of the Naval Air Station, we expect that the number of housing units covered at Fort Bliss/White Sands Missile Range projects may increase as a result of base realignments.

We conduct our military development, construction/renovation and management services for all of our projects, other than our most recent AETC Group I project with the Air Force, through our taxable REIT subsidiary, GMH Military Housing, LLC.

Our Military Housing Privatization Projects in Operation as of December 31, 2006

As of March 31, 2007, we had an ownership interest in and operated 10 military housing privatization projects. Each of our projects in operation as of March 31, 2007 included the renovation of existing housing units and the construction of new units. The 50-year duration of each project calls for continued renovation, rehabilitation, demolition and reconstruction of the project. The following table provides a summary of the terms of each military housing privatization project in which we owned an interest as of March 31, 2007.

Military Housing Privatization Projects in Operation
as of March 31, 2007

Project Name	Location	Initial Development Period(1)	Initial Development Period Expected Completion Date	Initial Development Period Project Costs(2) (in millions)	Expected End-State Housing Units at Initial Development Period Completion Date
					1,868	new units
Fort Stewart and	Hinesville, GA				1,597	renovated units
Hunter Army Airfield	Savannah, GA	8 years	October 2011	$358.2	237	existing units(3)
					3,702
					841	new units
Fort Carson(4)	Colorado Springs, CO	5 years	Completed	Completed	1,823	renovated units
					2,664

Fort Carson Expansion	Colorado Springs, CO	3 years	November 2009	124.3	396	new units
					185	new units
Fort Hamilton(5)	Brooklyn, NY	3 years	May 2007	54.9	43	renovated units
					228

Walter Reed Army					407	new units
Medical Center/	Washington, DC				156	renovated units
Fort Detrick(6)	Frederick, MD	4 years	June 2008	89.3	36	existing units(3)
					599
Fort Eustis/Fort Story	Newport News, VA				651	new units
	Virginia Beach, VA	6 years	February 2011	167.0	473	renovated units
					1,124
					1,959	new units
Fort Bliss/White Sands	El Paso, TX				1,178	renovated units
Missile Range(7)	Las Cruces, NM	6 years	June 2011	440.5	140	existing units(3)
					3,277
Navy Northeast	Brunswick, ME;
Region(8)	Kittery, ME; Newport, RI; Groton, CT; Saratoga Springs, NY; Long Island, NY;				1,251	new units
	Colts Neck, NJ;				1,227	renovated units
	Lakehurst, NJ	6 years	October 2010	612.8	1,786	existing units(3)
					4,264
					310	new units
Fort Gordon	Augusta, GA	6 years	April 2012	110.5	577	renovated units
					887
					209	new units
Carlisle/Picatinny	Carlisle, PA				110	renovated units
	Dover, NJ	5 years	July 2011	78.2	29	existing units(3)
					348
AETC Group I(9)	Altus, OK;				884	new units
	Wichita Falls, TX				1,278	renovated units
	Panama City, FL				713	existing units
	Phoenix, AZ	5 years	January 2012	336.0	2,875
Total				$2,371.7	20,364

(1)             The first phase of the project, known as the initial development period, covers the period of initial construction or renovation of military housing on a base, typically lasting three to eight years.

(2)             As of December 31, 2006, represents estimated total project costs for the initial development period, including closing, development, construction, financing and related costs and excluding estimated capitalized interest associated with the project. These total project costs are determined at the time we and the relevant military branch execute definitive business agreements to commence the project, and may be modified only upon the approval of a formal change order, which may affect the term of the initial development period as well. See also the section of this prospectus titled “Risk Factors—Risks Related to our Military Housing Business.”

(3)             These units will not be renovated during the initial development period.

(4)             Additional financing for the expansion of the Fort Carson project was completed during the fourth quarter of 2006.

(5)             We are currently in the process of modifying the remaining renovation scope and schedule for this project in order to reduce the originally agreed upon renovation costs and to extend the timing for completion. These modifications are not expected to materially impact our renovation fees from this project.

(6)             Walter Reed has been designated for closure under BRAC. We believe that the closure will not result in the loss of housing units, as these housing units are likely to be utilized by personnel who will be relocating from Walter Reed to nearby military medical facilities.

(7)             We are in discussions with the Department of the Army to review the possibility of expanding the number of end-state housing units covered by this project, which if approved, would likely require the placement of additional debt financing on the project

(8)             We are in the process of finalizing plans with the Navy to restructure the terms and debt financing for the Navy Northeast Region project as a result of the (i) anticipated closure of the Naval Air Station in Brunswick, Maine, which covers approximately 700 end-state housing units and (ii) need to further reduce the number of end-state housing units for the project overall by an approximate 620 end-state housing units due to changes in area housing market conditions that are affecting occupancy rates for the project. See also the section of this prospectus titled “Risk Factors—Risks Related to our Military Housing Business.”

(9)             We closed on the award of this project in February 2007, at which time we commenced operations. With respect to this project, the number of units for which we commenced management services as of February 2007 is greater than the expected end-state housing units upon completion of the IDP.

Military Housing Privatization Initiative

The MHPI is a program authorized under the 1996 National Defense Authorization Act that allows the DoD to award military housing privatization projects to private sector operators. Under the MHPI, private-sector developers may own, operate, maintain, improve and assume responsibility for housing on U.S. military bases. According to the authority granted to it by the MHPI, the DoD can work with the private sector to revitalize military housing over a 50-year ground lease period by employing a variety of financial tools to obtain private capital to leverage government dollars, make efficient use of limited resources and use a variety of private-sector approaches to build and renovate military housing faster and at a lower cost to U.S. taxpayers.

The MHPI is designed to remedy both the poor condition and shortage of current military housing. According to the DoD, in 1997 it owned approximately 300,000 family housing units, on and off U.S. military bases, and estimated that more than 50% of these units required renovation or replacement as a result of insufficient maintenance or modernization over the previous 30 years. The DoD believes that improving the poor housing conditions as well as the shortage of quality, affordable private housing on military bases will significantly improve the morale and quality of life for members of the U.S. military and their families, thereby boosting retention and enrollment in today’s voluntary military forces. The majority of members of the U.S. military and their families live in local communities near U.S. military bases. Most of these members of the U.S. military are enlisted personnel whose salaries are at the lower end of the military pay scale. Their salaries make it difficult for them to find quality, affordable housing within a reasonable commuting distance. Furthermore, many of these communities do not have enough affordable, quality rental housing to accommodate members of the U.S. military and their families. The MHPI provides a creative and effective solution to address the quality housing shortage, and will result in the construction of more housing built to market standards for less money than through the military’s own construction process. Furthermore, traditional military construction requires contractors to adhere to stringent military specifications, which make projects significantly more costly than building to market standards. Commercial construction is both faster and less costly than military construction, and private-sector funds significantly stretch and leverage the DoD’s limited housing funds and, at the same time, open the military construction market to a greater number of development firms and stimulate the economy through increased building activity.

Competitive Bidding Process for Military Housing Privatization Projects

In order to implement the MHPI and foster a coordinated approach by the military branches, the DoD created the Housing and Competitive Sourcing Office to develop the legal, financial and operational aspects of the MHPI. Each military branch assesses its own current and future housing requirements, and determines the best course of action necessary for revitalizing inadequate housing units and keeping its housing inventory in good condition. Each military branch also individually assesses the viability of particular privatization projects and makes the final decision whether to privatize housing on a particular base, taking into consideration housing needs and available resources of that branch. Once the military branch and the Office of the Secretary of Defense approve site development, they conduct an industry forum to obtain private-sector input. Though each military branch must follow certain general DoD policy guidelines, each service branch has its own privatization project award program. The solicitation process differs slightly among the various military branches; however, in all cases, a competitive bidding process is the method by which projects are awarded to private-sector developers. Projects are introduced to the private sector through the use of a request for proposal or a request for qualifications. Developers that satisfy the respective military branch’s requirements respond with detailed project proposals, and a selection is made from among them. The project winner is awarded the exclusive right to negotiate the final plan, and assuming approval of such final plan, to develop, construct, renovate and manage family housing at a military base, which, based on our experience, is typically for a 50-year period and, in the case of the Army, contains certain extension rights.

Based on our experience, during the exclusivity period for an Army project, which typically lasts between six and 12 months, the project winner initially enters into a contract with the Army pursuant to which it will create a community development and management plan, or CDMP, relating to the planned development of the awarded project. If the CDMP is approved by Congress, the project winner enters a transition period, ranging from 60 to 90 days, during which it prepares to implement its CDMP, finalizes documentation relating to the implementation of the CDMP, including arranging and negotiating necessary financing and negotiating final documents and agreements with the Army, and prepares to take over the base housing operations on the date of closing. Closing occurs after the transition period when all the documentation and negotiations with the Army have been finalized, at which point the project winner may commence its operation of the project.

Based on our experience, during the period of exclusive negotiations with the Navy, the project winner works towards finalization of required project and environmental documentation, pursues local approvals, develops design plans and working drawings, reaches an agreement with the Naval officials regarding all aspects of the project, and arranges and negotiates necessary financing. Also based on our experience to date, the Air Force ranks bidders based on numerous factors and then enters into exclusive discussions with the highest ranking bidder. If the highest ranking bidder meets the Air Force’s requirements and the project is approved by Congress, then that bidder becomes the “successful bidder.” The successful bidder is then authorized by the Air Force to close the transaction.

The result of these exclusive negotiations will be business agreements that describe all relevant characteristics of the development, and defines all business terms and conditions, schedules and financial arrangements between the parties. This process generally takes approximately six to 12 months to complete from the time of the award to the execution of the business agreement.

Organizational Structure of Our Military Housing Privatization Projects

The operations of our military housing privatization projects are generally conducted through an organizational structure that involves two wholly owned subsidiaries of our operating partnership, GMH Military Housing Investments LLC and one of our taxable REIT subsidiaries, GMH Military Housing, LLC. GMH Military Housing Investments LLC owns equity interests in the various projects. GMH Military Housing, LLC develops, manages and sometimes constructs/renovates the military housing in all of our projects, other than our AETC Group I project, through two of its subsidiaries: GMH Military Housing Development LLC and GMH Military Housing Management LLC, which are referred to as GMH Development and GMH Management, respectively, throughout this prospectus. This organizational structure is described as follows:

The Project Entity.   We typically create a project-specific limited liability company or limited partnership, the Project LLC, to serve as the managing member of the Project Owner. In most of our projects, the Project LLC is a joint venture between GMH Military Housing Investments LLC and a joint venture partner. The joint venture partner typically is a third-party architectural and/or design company or construction company with whom we have an existing relationship. GMH Military Housing Investments LLC is the manager of the Project LLC.

In the case of our Navy project, the Project Owner is a joint venture between the Navy and the Project LLC. The Project Owner is created for the purpose of owning the project. The Project Owner is also the ground lessee of the land upon which the project is situated. The Project Owner contracts with GMH Development for project development services, GMH Management for property and asset management, and another wholly owned subsidiary of GMH Military Housing, LLC for design/build services. That design/build entity subcontracts with (i) a joint venture partner for project architectural and design services, (ii) a third party construction company for construction services, and (iii) GMH Management for construction/renovation services. Our Navy project is financed through a combination of equity from the Project Owner and third-party debt.

In the case of our Army projects, the Project Owner is a joint venture between the Army and the Project LLC. The Project Owner contracts with GMH Development, GMH Management and a third-party partner for development, management, renovation, architectural and design and construction services. The Project Owner is created for the purpose of owning the project. The Project Owner also is the ground lessee of the land upon which the project is situated. The Project LLC is typically the manager of the Project Owner. The Army projects are financed through a combination of equity, provided by the Project LLC and the Army (which typically approximates up to 10% of the total project value), and third-party debt (which is typically up to 90% of the total project value).

In the case of our AETC Group I project, the Project Owner is owned entirely by the Project LLC. In the AETC Group I project, the Project Owner contracts with another subsidiary of GMH Military Housing Investments LLC, GMH AETC Management/Development LLC, for property and management, renovation and development services and with third-party providers for architectural/design and construction services. The Project Owner owns the project and is the ground lessee of the land upon which the AETC project is situated. The Project LLC is the manager of the Project Owner. The AETC project is financed through equity provided by the Project LLC and a third-party construction and permanent loan.

Debt Financing for the Project.   Financing for our projects is procured through either taxable revenue bonds or conventional commercial lending. Financing is typically obtained at the project closing, which occurs on the date that the relevant branch of the U.S. military transfers operation and management of those housing units at the project to the Project Owner. Based on our management’s experience, we believe the terms of the debt are consistent with the terms typically used for conventional multi-family housing projects. In each instance, the debt generally is non-recourse to us and is secured by a first priority lien on the project and requires the assignment of all of the Project Owner’s rights for the benefit of the bondholders or the lender, as applicable. The security therefore includes the Project Owner’s interest in the ground lease. Based on our experience, the repayment terms require payments of interest only during the first three to seven years of the loan and, thereafter, payments of interest and principal, amortized over a 35- to 45-year period, for the remaining term of the loan. While the Project LLC is able to obtain debt financing for up to 90% of the total value of each project, based on our management’s experience, lenders typically will not lend in excess of a specified debt service coverage ratio projected for the first stabilized year following the end of the initial development period (typically ranging from three to eight years, out of the 50-year project term). Accordingly, if interest rates increase, the Project LLC may be required to finance a greater portion of the project cost with equity. In addition, if the minimum debt service coverage is not met, we may not have access to cash flows from the project, other than for project operating expenses, until the debt service coverage is restored.

The following diagram shows the structure of all of our projects, other than our AETC Group I project:

As its contribution to the project, the U.S. military branch contributes the existing houses and related improvements and may also contribute cash. The Project LLC also contributes cash, typically at the end of the initial development period for our Army projects, and at the outset of the initial development period, for our Navy project. For the AETC Group I project, the Project LLC contributes cash at the outset of the initial development period. Typically, the Project LLC and the U.S. military branch are not required to make additional capital contributions to the project, and neither is permitted to make any additional contribution to the project without the approval of the other. The Project LLC’s return on investment is dependent on both the structure of the transaction and the U.S. military branch involved.

The Development Company.   GMH Development provides development services to our privatization projects, other than the AETC Group I project. These services are provided through development agreements typically having 50-year terms, which extend automatically upon any renewal of the related ground lease. GMH Development generally assists the Project Owner by coordinating and monitoring the planning, design, demolition, renovation and construction activities on the Project Owner’s behalf, including the evaluation of project sites and requirements for each project, assisting the Project Owner with the development of the project schedule and budget, establishing coordination between the relevant military branch and primary contractors, reviewing completed construction and renovation work, and certifying payments or primary contractors for such work. GMH Development also establishes and implements administrative and financial controls for the design and construction of the project and assists the Project Owner in obtaining and maintaining general liability insurance and other types of insurance. These services are provided by GMH AETC Management/Development LLC in the AETC Group I project.

The Project Owner pays GMH Development a base fee equal to a percentage of the total development costs for the project, from the beginning of the initial development period throughout the life of the project. Additionally, GMH Development typically is entitled to receive incentive development fees from the Project Owner upon the satisfaction of designated milestones. During the initial development period, GMH Development is entitled to receive an incentive fee which is based upon a total of the development costs during the period. After the initial development period of a project, the incentive development fees typically are a percentage of total development costs for the remainder of the project term. Milestones for payment of incentive development fees typically include completing a specified number of homes according to schedule, achieving specific safety records and implementing small business or minority subcontracting plans. The combined base and incentive development fees generally ranges from 3.0% to 4.0% for our current projects.

The Project Owner generally may terminate the development agreement upon written notice to GMH Development if it breaches any of its material obligations under the management agreement and fails to cure such breach within 30 days.

The Construction/Renovation Company and Property Manager.   GMH Management provides construction/renovation and property management services to our privatization projects. Construction/renovation refers to the minor and major renovation work that we perform at our projects. The agreements for work performed at our projects are typically structured as up to a maximum allowance for renovation work that is agreed upon at the initial closing of the project, but providing that the parties will have to mutually agree upon the actual scope of the renovation work to be performed (either above or below that allowance) immediately prior to the actual commencement of the renovation work.  As a result, the extent of the renovation work to be performed for a project may change significantly from the terms as contemplated at the commencement of the project operations. The Project Owner pays GMH Management a base fee equal to a percentage of the total construction/renovation costs for the project, from the beginning of the initial development period throughout the life of the project. Additionally, GMH Management typically is entitled to receive construction/renovation incentive fees from the Project Owner upon the satisfaction of designated milestones. During the initial development period, GMH Management is entitled to receive an incentive fee which is based upon a total of the construction/renovation costs during the period. After the initial development period of a project, the construction/renovation incentive fees are a percentage of total construction/renovation costs for the remainder of the project term. Milestones for payment of construction/renovation incentive fees typically include completing a specified number of homes according to schedule, achieving specific safety records and implementing small business or minority subcontracting plans. The combined base and incentive construction/renovation fee generally ranges from 3.0% to 4.0% for our current projects.

In addition, in certain instances, GMH Management may receive fees relating to the performance of pre-construction/renovation services. These pre-construction/renovation fees are determined on a project-by-project basis, and are paid in proportion to the amount of pre-construction/renovation costs incurred by GMH Management for the project.

With regard to property management, the Project Owner contracts with GMH Management to provide property management services for the project. These services are provided through management agreements, typically having 50-year terms, which extend automatically upon any renewal of the applicable ground lease. GMH Management oversees the leasing of housing units in accordance with the requirements of the ground lease, day-to-day operations of the project, collection of revenues and depositing the revenues into appropriate accounts, day-to-day maintenance of the project, ordinary repairs, decorations, alterations and improvements, completion of backlogged maintenance and repairs, payment of taxes imposed on the project, and compliance with applicable laws and regulations.

GMH Management typically is required to prepare and submit an operating budget for the project to the Project Owner on an annual basis. The management agreement typically grants GMH Management the authority to make expenditures and incur obligations included in the operating budget. GMH Management also has the authority to make certain emergency expenditures.

As standard compensation for the services it provides, in general, GMH Management is paid a base fee, equal to a percentage of effective gross revenue for the project. In addition, GMH Management is entitled to receive an incentive fee from the Project Owner upon the satisfaction of designated benchmarks relating to emergency work order responses, occupancy rates, home turnover and resident satisfaction surveys. The combined base and incentive management fee generally ranges from 3.0% to 4.5% for our current projects.

The Project Owner generally may terminate the management agreement upon written notice to GMH Management if it breaches any of its material obligations under the management agreement and fails to cure such breach within 30 days.

Property management and renovation services for the AETC Group I project are provided by GMH AETC Management/Development LLC.

Design/Build Agreement.   In our Navy project, the Project Owner entered into a design/build agreement with a subsidiary of GMH Military Housing, LLC for construction, renovation and architectural and design services that are provided through subcontracts with GMH Management and certain third parties.

The Ground Lease.   In all our projects, the Project Owner and the Army, Navy or Air Force, as applicable, enter into a ground lease pursuant to which the U.S. military branch leases to the Project Owner the real property upon which a particular privatization project is located. We expect future-awarded privatization projects to operate in a similar fashion. Typically, the initial term of a ground lease is 50 years. With respect to Army privatization projects, the ground lease may be renewable for an additional period of up to 25 years upon request by the Army and acceptance by the Project Owner. As partial consideration for the execution of a ground lease and performance of its obligations thereunder, the Project Owner agrees to design, develop, manage, rehabilitate, renovate and maintain the privatization project. At all times during the term of a ground lease, the U.S. military branch provides the Project Owner access to the privatization project. The use and occupancy of the privatization project is subject to the general supervision and approval of the applicable military branch, and to such rules and regulations as the U.S. military branch prescribes. The Project Owner has the right to lease housing units to non-military or non-DoD tenants if vacancy rates hit certain levels.

Some of the Army ground leases and the Air Force ground lease provide that in the event a base is subject to closure under the BRAC regulations, the Project LLC has the option, subject to then-existing applicable law, to acquire fee simple title to the real property. There is no guarantee that any purchase option agreement will be enforceable or that any corresponding purchase option will be exercisable in the event of a base closure under BRAC. The ground leases on our Navy project, and some of our Army projects, do not provide the Project LLC with a purchase option upon a base closure under BRAC.

Basic Allowance for Housing

The U.S. military’s Basic Allowance for Housing, or BAH, is the primary source of operating revenues of our military housing privatization projects. BAH is a cost of living stipend distributed monthly by the DoD to members of the U.S. military to cover their and their families’ costs of living (i.e., rent and utility expenses) in privately-owned housing, on or near bases. The intent of BAH is to provide members of the U.S. military equivalent and equitable housing compensation based upon the market prices of rental housing in the local housing markets surrounding the U.S. military bases. Each year, Congress must appropriate an aggregate budget for BAH for all of the military branches.

The DoD adjusts, on an annual basis, the BAH stipend to be received by each individual member of the U.S. military to reflect changes in the profile of that particular individual member of the U.S. military. Specifically, a BAH stipend is computed by estimating the market price of housing that the member of the U.S. military would be expected to rent, based upon his or her geographic area, pay grade and number of dependents, adding in average utilities and insurance. The particular geographic area surrounding a military base is called a Military Housing Area, or MHA. In computing a BAH, MHA price data for rentals, average utilities and insurance is collected annually in the spring and summer months when housing markets are most active. Pricing information is surveyed from local apartments, townhouses and duplexes, as well as from single-family rental units of various bedroom sizes. Although BAH rates can decrease for a geographic duty location, members of the U.S. military that collect BAH cannot have the amount of their BAH decreased unless a change in status occurs (except that promotions are specifically excluded in the definition of a change in status), such as a base transfer, a decrease in pay grade or a change in the number of dependents.

Revenue Stream

Typically, a member of the U.S. military who is leasing a housing unit on one of our project bases will elect for his or her monthly BAH to be directly deposited by the government, via wire transfer, into an operating revenue fund controlled by the Project Owner, subject to certain restrictive covenants required by any outstanding construction finance bonds. Rental revenues derived from BAH are subsequently paid out of the operating revenue fund by the Project Owner according to a distributive “waterfall” plan set forth in the Project Owner operating agreement. In general, the BAH revenues associated with our current privatization projects “flow out” of the operating revenue fund on a monthly basis.

•       Operating and Other Expenses.   Operating activities include normal administrative, leasing, marketing and maintenance functions consistent with a typical conventional multi-family project. Expenses relating to these operating activities are financed through equity contributions from the DoD and the Project LLC, debt financing and other operating cash flow derived from BAH. Revenues first are applied to pay operating expenses, including GMH Management’s standard management fee, equal to a percentage of project revenues derived from BAH, monthly utilities, insurance premiums, real estate taxes, if any, and other routine maintenance expenses, such as landscaping and preventative maintenance, associated with the housing units.

•       Debt Service (including amortization) and Capital Reserves and Replacements.   The Project Owner then uses remaining revenues to pay down principal and interest on any outstanding indebtedness that was issued to finance a portion of the costs of design, demolition, construction, replacement and renovation of housing on a particular military base. Debt financing, including taxable revenue bonds and commercial lending arrangements, typically covers up to 90% of total project costs. The indebtedness is fully funded at the time we enter into definitive agreements for the project. This indebtedness typically requires payments of interest only during the first three to seven years and is amortized over the remainder of its 35 to 45 year term. The Project LLC allocates revenues to make capital repairs or replacements on any of the existing housing units, such as roofing or siding repairs.

•       Incentive-based Subordinated Management Fee.   GMH Management next receives its incentive management fee, equal to a percentage of project revenues, derived from any excess rental revenues from BAH, upon satisfying debt service and certain benchmarks.

•       Construction/Renovation Fees and Development Fees.   At the start of a project’s initial development period, which typically ranges from three to eight years and continues throughout the term of the project as we renovate existing housing and develop and construct additional housing on a particular military base, GMH Management and GMH Development are entitled to receive standard and incentive construction/renovation and development fees, respectively. In addition, in certain instances, GMH Management may receive fees relating to the performance of pre-construction/renovation services. These pre-construction/renovation fees are determined on a project-by-project basis, and are paid in proportion to the amount of pre-construction/renovation costs incurred by GMH Management for the project. Construction/renovation fees are equal to a percentage of the total construction/renovation costs, and development fees are equal to a percentage of the total development costs. Development costs include hard costs associated with new construction/renovation, as well as certain soft costs. Generally, the majority of new construction work is completed during the beginning years of an initial development period, while construction/renovation work is completed throughout the initial development period. During the initial development period these costs are paid out of a construction account, which is funded by excess cash flow from rental revenues and proceeds from equity contributions and debt offerings. Excess cash flow, for purposes of funding the construction account, includes cash flow available from BAH rental revenues after payment of operating expenses, debt service, subordinated management fees and preferred returns (to the extent such preferred returns have not been deferred as part of the project financing). The construction account may have an equity sub-account to the extent of equity contributed to the Project LLC. Subsequent to the initial development period, all remaining funds are transferred to a reinvestment account and the construction account is closed. Construction, development and renovation costs will be paid out of the reinvestment account to continuously construct, renovate and rebuild a project. The payment of construction/renovation fees and development fees to us during the life of a project is not subordinate to the payment of any other fees.

•     Preferred Return.   The Project LLC will typically receive, to the extent that adequate funds are available, an annual, minimum preferred rate of return. On our existing projects, this annual minimum preferred rate of return ranges from 9% to 12% of the Project LLC’s initial equity contribution to the project. It should be noted, however, that during the initial development period, the Project Owner is precluded from distributing funds to pay the Project LLC the minimum preferred rate of return. The unpaid amounts generally will accrue and accumulate, and can be used to fund renovation and construction costs, if necessary. If the accumulated funds are not needed to fund renovation and construction costs, they would, at the end of the initial development period, be distributed to pay accrued preferred returns to the Project LLC.

•     Split of Remaining Revenues.   Subsequent to the initial development period, any revenues remaining after the annual, minimum preferred rate of return is paid, as described above, are split between the Project LLC and the reinvestment account held by the Project Owner for the benefit of the government. On our existing projects, the total amount that the Project LLC is entitled to receive (inclusive of the preferred return) is generally capped at an annual, modified rate of return, or cash-on-cash return, of between 11% and 17% (depending on the particular project) on its initial equity contribution to the project. The total capital return generally will include the annual, minimum preferred return discussed above. The reinvestment account is an account established for the benefit of the military, but funds may be withdrawn for ongoing construction, development and renovation costs during the remaining life of a privatization project only upon approval of the applicable military branch.

•     Return of Equity.   Generally, at the end of a project term, any monies remaining in the reinvestment account are distributed to the Project LLC and the Army, Navy or Air Force, as applicable, in a predetermined order of priority. Typically these distributions will have the effect of providing the Project LLC with sufficient funds to provide a minimum annual return over the life of the project and to result in a complete return of its initial capital contribution. After payment to the Project LLC of the minimum annual return and the return of its initial contribution, all remaining funds will typically be distributed to the Army, Navy or Air Force, as applicable.

In addition, we receive fees from our relationship partners that provide architectural and design or construction services for our military housing privatization projects. These fees are for our efforts and expenses incurred while competing for a privatization project award from one of the U.S. military branches, with such a project award not just benefiting us, but our relationship partners as well. Some examples of the business development services provided by us for the benefit of our relationship partners include acting as the point of contact for, coordinating discussions with, and preparing and making presentations to, the DoD. Additionally, we take the lead in preparing and drafting the transaction documents for a potential privatization project, evaluating and communicating potential privatization project requirements, coordinating marketing efforts, providing information technology and temporary on-site offices, and facilitating potential pilot programs and other development activities. Typically, our partners pay these fees for our business development services to GMH Management, GMH Development and GMH Military Housing Construction LLC, or GMH Construction, another wholly owned subsidiary of our taxable REIT subsidiary, GMH Military Housing, LLC.

Strategy

Selective Growth.   By leveraging the substantial industry experience of our management team, we focus on winning military housing privatization projects on which we selectively choose to bid, based on the strategic importance of the base, and the prime location and profit potential for these projects.

Committed to Superior Management.   In the performance of our obligations under existing military housing privatization projects, our management team has been, and will continue to be, fully committed to ensuring that members of the U.S. military and their families have high quality, safe, attractive and affordable housing.

Capitalize on Industry Relations.   Our management team has developed relationships with national and regional firms that specialize in residential and military residence community formation and construction. On October 22, 2003, our subsidiary, GMH Military Housing Investments LLC, entered into a joint venture agreement with a subsidiary of The

Benham Companies, LLC, Benham Military Communities, LLC, which sets forth the terms by which Benham will participate in the equity structure on certain of our privatization projects and provide architectural, engineering and design services on those military privatization projects awarded to us. Under this agreement, we and Benham are permitted to bid on future privatization projects independently of the other. We also maintain business relationships with construction companies, such as Balfour Beatty Construction (formerly know as Centex Construction Company, LLC) and Phelps Development LLC, pursuant to which these third parties provide construction services to certain of our awarded military projects. We team with these companies because of their proven experience in the construction industry, as well as their size and strength to undertake and to bond construction work on the large, complex military housing privatization projects. Additionally, these business partners pay fees to GMH Management, GMH Development or GMH Construction for our business efforts and expenses associated with attracting and winning military privatization projects. We believe that the retention of highly experienced national and regional companies will provide us with significant competitive advantages in pursuing and winning new privatization projects.

Acquire Existing Military Housing Privatization Projects.   We will consider using our financial strength and management’s past experience to acquire competitors or the military housing privatization projects that have been awarded to them. For example, in November 2003, GMH Associates acquired the military housing privatization project for Fort Carson in Colorado Springs, Colorado as well as the right to exclusively negotiate the Fort Eustis/Story project out of unrelated bankruptcy proceedings instituted by an entity affiliated with the J.A. Jones Corporation. In addition, in February 2006, we acquired from American Eagle Communities Northeast, LLC the right to exclusively negotiate the Carlisle/Picatinny project. The military housing privatization projects are typically very large and complex. As a result, they require experienced and committed larger scale operators who have the financial strength to develop, construct, renovate and manage housing units during the initial development period of a project, which typically ranges from three to eight years, and then administer the continuing development, construction, renovation and management of housing for the remainder of the 50-year project term. The obligations to be performed under these projects are extremely difficult for smaller, regionalized companies to meet, and we believe our experience in the military housing market provides us with a material competitive advantage in this regard. As the number of new privatization projects grows, we believe our potential to acquire such projects for additional bases will grow correspondingly.

Market Opportunity

As of March 9, 2007, according to the information made available by the DoD, the remaining military family housing privatization market contains 36,674 housing units to be privatized through 41 additional projects. These remaining housing units are expected to generate approximately $590 million in total annual rental revenue based on the 2007 average BAH of approximately $16,100 per year. As of March 9, 2007, awarded projects and exclusive negotiations represent 160,366 end-state housing units through 78 projects.

Although the DoD’s program has focused its efforts almost exclusively on the privatization of family housing, the next stage of development will include the privatization of unaccompanied personnel (bachelor) housing. For example, during the fourth quarter of 2006, the Army selected us to design, construct and manage single soldier housing at Fort Bliss and Fort Stewart, which represent among the first of unaccompanied housing privatization projects awarded by the Army to date and are expected to cover an aggregate of up to 840 end-state housing units. We currently expect to close on the award of these two unaccompanied housing privatization projects before the end of 2007. In addition, the Navy has identified three initial sites which will serve as a pilot program for the privatization of unaccompanied military personnel housing, one of which has yet to be awarded and which we expect to solicit for award during 2007.

We believe the potential market for unaccompanied personnel housing is significantly larger than that for family housing. Given our management’s experience in bidding on military housing privatization projects, coupled with their extensive student housing experience, we believe that we will have a competitive advantage in bidding for privatization projects in the unaccompanied housing market; however, we cannot assure you that the DoD will privatize any of these unaccompanied military personnel housing units beyond those that have already been awarded.

Our military housing strategy includes the pursuit of already privatized bases from competitors which have been awarded targeted projects. As the number of new privatization projects grows, the potential for our targeted acquisition of already privatized bases will grow correspondingly.

Additional Military Housing Privatization Projects and Development Opportunities under Review

In addition to the military housing privatization projects for which we have been selected, our management team also had under review, as of May 7, 2007, four additional potential privatization project opportunities. These projects span multiple bases and total, in the aggregate, approximately 8,800 end-state housing units. Individual projects identified as opportunities range from approximately 900 to 4,700 end-state housing units per project. We consider a project as “under review” once a base has been identified by the DoD for privatization and our management begins initial due diligence and evaluation of the economic and strategic value of the project. After further due diligence, we may decide not to pursue any of these potential privatization projects.

Competition

Competition pursuing this business has evolved from a select number of local and regional development firms in 1996, to a distinguished group of national and international developers, owners and operators of commercial and residential real estate.

Profile of Major Competitors

Company Name	Awarded Projects(1)	Number of Units
Actus Lend Lease	10	33,220
Clark Realty	11	32,094
Picerne Military Housing	5	17,559
American Eagle Communities, LLC	6	8,369
Lincoln Properties	10	31,560
Hunt Building Corporation	20	25,912
Equity Residential Properties Trust	1	3,982
Forest City Enterprises	4	7,298

Source:  Information reported by the DoD as of March 9, 2007.

(1)             Includes projects for which exclusive rights of negotiation have been awarded.

Financing Strategy

Our targeted leverage ratio is in the range of 45% to 60%. Our debt level changes as we acquire properties or projects and refinance existing properties. The amount of total indebtedness we decide to incur during any particular period depends on how we structure and finance our property acquisitions and the current market cost of debt. The formula we use to calculate our leverage ratio is as follows:

Total debt
Total market capitalization

As of March 31, 2007, our leverage ratio was approximately 62.9%. Neither our declaration of trust nor our bylaws requires us to maintain a specific leverage ratio and we may determine to exceed the maximum range of our target ratio depending on the circumstances. If we determine to exceed the maximum range of our target ratio, we may do so without shareholder approval. We will generally decide whether to use debt or equity financing to acquire a property by considering the most attractive interest rates, repayment terms and maturity dates available in the marketplace at the time, and customize our financing strategy for each individual transaction. We also may obtain unsecured and/or secured financing through public and private markets. We will access various sources of capital including banks, financial institutions and institutional investors through lines of credit, bridge loans and other arrangements, including joint ventures with third parties. We also may finance the acquisition of properties through additional equity securities offerings, including offerings of preferred or common stock or units of our operating partnership.

We currently have a secured $100.0 million revolving note facility with Merrill Lynch. As of June 1, 2007, we had approximately $60.2 million in outstanding borrowings drawn from this facility. For additional information regarding future capital raising transactions and plans to repay borrowings under our note facility, see the section of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—2007 Business Strategy”

Any additional indebtedness that we pursue in the future may be recourse, non-recourse, unsecured, secured or cross-collateralized. If the indebtedness is recourse, general assets of the debtor may be included in the collateral. If the indebtedness is non-recourse, the collateral will be limited to the particular property to which the indebtedness relates. In addition, we may invest in properties subject to existing loans secured by mortgages or similar liens on the properties or refinance properties acquired on a leveraged basis. We may use the proceeds from any borrowings to refinance existing indebtedness, to finance acquisitions or the redevelopment of existing properties, for general working capital or to purchase interests in partnerships or joint ventures.

Note Facility

On May 7, 2007, GMH Communities, LP, the Company’s operating partnership, executed a Note Purchase Agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated.  Under the terms of the Note Purchase Agreement, the operating partnership may borrow, on a revolving basis through April 30, 2010, up to an aggregate principal amount of $100.0 million, and subject to certain conditions, up to an additional $25.0 million for an aggregate of $125.0 million. The structure of the note facility is such that the operating partnership has issued a global note to Merrill Lynch, as the initial purchaser, and which represents the right to borrow up to an aggregate principal amount of $100.0 million at any time through April 30, 2010.  Merrill Lynch has the right under the agreement to transfer borrowings issued under the global note to “qualified institutional buyers” in accordance with Rule 144A of the Securities Act of 1933, as amended.  On May 7, 2007, our operating partnership issued a note to Merrill Lynch representing approximately $90.7 million in borrowings under this note facility, which was used to pay a $1.0 million commitment fee to Merrill Lynch, closing costs associated with obtaining the note facility, as well as outstanding principal and interest due under the Company’s line of credit with Wachovia Bank (which was simultaneously terminated). The initial note representing the approximately $90.7 million in borrowings was issued with an interest rate of 7.07% and has a term through April 30, 2010. On June 1, 2007, we redeemed an outstanding principal amount of notes under the facility equal to $30.5 million, resulting in a remaining balance of $60.2 million in principal of notes outstanding. Additional individual notes representing future borrowings under the global note and Note Purchase Agreement may be issued at any time through the term of the note facility upon notice by our operating partnership. The Company will have the ability to repay amounts under outstanding notes and to re-borrow amounts through the issuance of new notes, provided that the maximum amount of notes outstanding at any time during the term of the note facility does not exceed an aggregate principal amount of $100.0 million, or $125.0 million to the extent the note facility may be increased.

The notes will be administered under the terms of a Trust Indenture, dated May 7, 2007, between GMH Communities, L.P. and U.S. Bank Trust National Association, as trustee (“Trust Indenture”). The notes are issuable at an annual interest of LIBOR plus 1.75%, will require monthly payments of interest only, and are secured solely by the fees and equity preferred returns we receive in connection with the Company’s 10 military housing privatization projects in operation as of May 7, 2007, as well as those to be received, if any, under the Company’s two privatization projects that are under exclusive negotiation as of that date (referred to as the “Collateral”).  The Trust Indenture contains a number of affirmative and negative covenants and also contains financial covenants which, among other things, require that we maintain (i) a fixed charge coverage ratio, as defined in the Trust Indenture, of at least 1.15 to 1.00, calculated on a quarterly basis, (ii) a consolidated tangible net worth, as defined by in the Trust Indenture, of at least $375 million, (iii) quarterly minimum Adjusted Management EBITDA, as defined in the Trust Indenture, of $3.5 million, and (iv) our federal tax status as a REIT.  In addition, under the terms of the Trust Indenture, the Company must obtain prior written consent for certain transactions, including, but not limited to, (i) a merger or sale of all or substantially all of the Company’s assets, (ii) certain amendments to transactions documents relating to the Company’s military housing privatization projects to the extent such amendment would result in material adverse change (as defined in the Trust Indenture) or adversely affect the Collateral; (iii) the sale of any equity interest in the operating partnership, other than in connection with the issuance of common shares under the equity incentive plan for GMH Communities Trust or similar equity compensation arrangements, and in connection with acquisitions of student housing properties; (iv) entering into transactions with affiliates relating to or affecting the Collateral; and (v) incurring additional indebtedness, other than indebtedness relating to (a) future property acquisitions or refinancings or equity commitments with respect to the student housing business, (b) financings or refinancings relating to the above-referenced military housing projects that are non-recourse to the Company and subject only to customary “bad acts” guarantees, (c) equity commitments related to the above-referenced military housing projects that will not become payable prior to the payment in full of obligations under outstanding notes, (d) financings for future military housing projects to the extent such debt is investment grade (at least rated Baa by Moody’s Investors Service or BBB Standard & Poor’s) and is non-recourse to the Company, and (e) obligations to contribute equity to military housing projects that do not exceed $15.0 million on an individual basis.  The Indenture also includes usual and customary events of default for loans of this nature and provides that, upon the occurrence of an event of default, payment of all amounts payable under outstanding notes may be accelerated and/or the lender’s commitment may be terminated.  In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the note facility shall automatically become immediately due and payable, and the lender’s commitment shall automatically terminate.

In connection with the pledge of the Collateral, the operating partnership and several of its direct and indirect subsidiaries relating to the Company’s military housing segment entered into a Pledge and Security Agreement, dated May 7, 2007, in favor of U.S. Bank Trust, as trustee (the “Pledge and Security Agreement”). Pursuant to the Pledge and Security Agreement, the parties thereto granted a security interest in the pledgors’ rights, title, ownership, equity or other interests in and to the Collateral. In addition, GMH Communities Trust and several of its direct and indirect subsidiaries relating to the Company’s military housing segment executed a Guaranty Agreement, dated May 7, 2007, in favor of the trustee and pursuant to which such guarantors have guaranteed the obligations of the operating partnership under the Trust Indenture.

Our Operating Partnership

We own our properties and conduct substantially all of our business through our operating partnership, GMH Communities, LP, and its subsidiaries. Holders of limited partnership units of our operating partnership, other than us, after a one-year holding period and subject to earlier redemption in certain circumstances, will be able to redeem their limited partnership units for our common shares on a one-for-one basis, subject to adjustments for share splits, dividends, recapitalizations and similar events. At our option, in lieu of issuing common shares upon redemption of limited partnership units, we will be able to pay holders of units a cash amount equal to the then-current value of our common shares, except that Gary M. Holloway, Sr. will have the right to direct us to issue common shares upon redemption of limited partnership units that he or his affiliates own subject to his restriction from owning more than 20% of the Company’s outstanding common shares. These redemption rights generally may be exercised by the limited partners at any time after one year. Holders of limited partnership units will receive distributions equivalent to the dividends we pay to holders of our common shares, but holders of limited partnership units will have no voting rights, except in certain limited circumstances. As the sole owner of the general partner of our operating partnership, we have the exclusive power to manage and conduct our operating partnership’s business, subject to the limitations described in the partnership agreement of our limited partnership. In connection with the investment by affiliates of Vornado Realty L.P. in our operating partnership, we and our operating partnership have, however, agreed to certain restrictions regarding our activities and assets and the activities and assets of our operating partnership, a violation of which could expose us and our operating partnership to substantial liability for damages. See “Our Business—Our Agreements with Vornado Realty L.P. and its Affiliates Restrict our Activities” below.

Our Agreements with Vornado Realty Trust and its Affiliates Restrict Our Activities

In connection with Vornado Realty Trust’s investment in our operating partnership as it existed prior to our initial public offering, Vornado also purchased for $1.0 million a warrant to acquire units of limited partnership interest in our operating partnership, common shares of GMH Communities Trust, or a combination of such units of limited partnership and common shares. Upon closing of our initial public offering, Vornado exercised the warrant to purchase 6,666,667 units of limited partnership interest in our operating partnership at a price of $7.50 per unit. On May 2, 2006, the warrant exercise period ended, and the remaining portion of the warrant automatically converted into 1,817,247 common shares through a net, or cashless, exercise feature under the warrant.

In connection with Vornado’s investment in our operating partnership, we agreed with Vornado to restrict our activities and investments and those of our operating partnership in a manner intended to facilitate our qualification as a REIT and to prevent our direct and indirect activities and assets, and those of our operating partnership, from having adverse tax consequences to Vornado and its affiliates and transferees. Among other things, these restrictions require that neither we nor our operating partnership, without Vornado’s consent, hold, directly or indirectly:

•       securities other than:

(i)                                     equity interests in entities that are treated as partnerships or disregarded entities for federal income tax purposes;

(ii)                                  stock of corporations for which an election to be a taxable REIT subsidiary will be made, or of entities qualifying as real estate investment trusts for federal income tax purposes; and

(iii)                               securities that are treated as qualifying assets for purposes of the REIT 75% asset test;

•       assets that are treated as inventory for federal income tax purposes; or

•       REMIC residual interests.

In addition, these restrictions require that neither we nor our operating partnership, without Vornado’s consent, directly or indirectly:

•       provide services other than specified services to tenants of our properties other than through an independent contractor or through a taxable REIT subsidiary; or

•       operate or manage a health care facility or a hotel or similar facility.

If we breach these restrictions and, as a result, Vornado or certain of its affiliates or transferees fails to qualify as a REIT or otherwise incurs liability for taxes, penalties or similar charges, we and our operating partnership will be required to indemnify Vornado or certain of its affiliates or transferees for all losses, liabilities, costs and expenses attributable to the breach, which may be substantial.

Taxable REIT Subsidiaries

GMH Communities TRS, Inc., a taxable REIT subsidiary that is wholly owned by our operating partnership, is the parent company of both College Park Management TRS, Inc. and GMH Military Housing, LLC. College Park Management TRS, Inc. is the taxable REIT subsidiary through which we provide property management services to certain third party owners of student housing properties, including colleges, universities and other private owners. GMH Military Housing, LLC is the taxable REIT subsidiary through which we manage the development, construction and operation of the properties in our military housing business, among other services that neither we nor our operating partnership can undertake directly under applicable REIT tax rules. Each of our taxable REIT subsidiaries pays income taxes at regular corporate rates on their taxable income.

Regulatory Matters

Many laws and governmental regulations are applicable to the properties we own or will own, and changes in the laws and regulations, or their interpretation by agencies and the courts, occur frequently. Our current properties and any additional acquired properties must comply with the Americans with Disabilities Act of 1990, or the ADA, and the Fair Housing Amendments Act of 1988, or the FHAA. Under the ADA, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. The ADA generally requires that public facilities be made accessible to people with disabilities. In order to comply with the ADA requirements, we may be required to make improvements at our properties in order to remove barriers to access.

The FHAA, its state law counterparts and the regulations promulgated by the U.S. Department of Housing and Urban Development prohibit discrimination in the sale, rental and financing of dwellings, and in other housing-related transactions, based on race, color, national origin, religion, sex, familial status (including children under the age of 18 living with parents or legal custodians, pregnant women and people securing custody of children under the age of 18) and handicap or disability, and in some states, on financial capability. Violation of these laws can result in significant damage awards to victims. We have a strong policy against any kind of discriminatory behavior and train our employees to avoid discrimination or the appearance of discrimination. In addition, the FHAA requires apartment properties first occupied after March 13, 1990, to be accessible to the handicapped. The FHAA further requires that we allow residents, at their own expense and subject to our review, to make private facilities within our properties accessible to people with disabilities. When requested by residents, we will attempt to make the appropriate and required accommodations to enable them to make the improvements.

Non-compliance with either the ADA or the FHAA could result in the imposition of fines or an award of damages to private litigants. We believe that our current properties are, and properties to be acquired will be, in compliance in all material respects with present ADA and FHAA requirements.

Insurance

We maintain general liability insurance that provides coverage for bodily injury and property damage to third parties resulting from our ownership of the properties that are leased and occupied. We believe that our properties are covered adequately by insurance.

Environmental Matters

Under various federal, state and local environmental laws and regulations, a current or previous owner, operator or tenant of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases or threats of releases at such property and may be held liable to a government entity or to third parties for property damage and for investigation, clean-up and monitoring costs incurred by such parties in connection with the actual or threatened contamination. These laws typically impose clean-up responsibility and liability without regard to fault, or whether or not the owner, operator or tenant knew of or caused the presence of the contamination. The liability under these laws may be joint and several for the full amount of the investigation, clean-up and monitoring costs incurred or to be incurred or actions to be undertaken, although a party held jointly and severally liable may obtain contributions from other identified, solvent, responsible parties of their fair share toward these costs. These costs may be substantial and can exceed the value of the property. The presence of contamination, or the failure to properly remediate contamination, on a property may adversely affect the ability of the owner, operator or tenant to sell or rent that property or to borrow funds using such property as collateral and may adversely impact the value of our investment in that property.

Federal regulations require building owners and those exercising control over a building’s management to identify and warn, via signs and labels, of potential hazards posed by workplace exposure to installed asbestos-containing materials and potentially asbestos-containing materials in their building. The regulations also set forth employee training, record keeping and due diligence requirements pertaining to asbestos-containing materials and potentially asbestos-containing materials. Significant fines can be assessed for violation of these regulations. Building owners and those exercising control over a building’s management may be subject to an increased risk of personal injury lawsuits by workers and others exposed to asbestos-containing materials and potentially asbestos-containing materials as a result of these regulations. The regulations may affect the value of a building containing asbestos-containing materials and potentially asbestos-containing materials in which we have invested. Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and disposal of asbestos-containing materials and potentially asbestos-containing materials when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Such laws may impose liability for improper handling or a release to the environment of asbestos-containing materials and potentially asbestos-containing materials and may provide for fines to, and for third parties to seek recovery from, owners or operators of real property for personal injury or improper work exposure associated with asbestos-containing materials and potentially asbestos-containing materials.

Prior to closing any property acquisition, we obtain Phase I environmental assessments in order to attempt to identify potential environmental concerns at the properties. These assessments are carried out in accordance with an appropriate level of due diligence and generally include a physical site inspection, a review of relevant federal, state and local environmental and health agency database records, one or more interviews with appropriate site-related personnel, review of the property’s chain of title and review of historic aerial photographs and other information on past uses of the property. We may also conduct limited subsurface investigations and test for substances of concern where the results of the Phase I environmental assessments or other information indicates possible contamination or where our consultants recommend such procedures. As of December 31, 2006, we were not aware of any environmental issues regarding our student housing portfolio that would materially adversely affect our student housing business.

While we may purchase many of our properties on an “as is” basis, all of our purchase contracts contain a due diligence contingency clause, which permits us to reject a property because of any due diligence issues discovered at the property.

Employees

As of December 31, 2006, the student housing business employed 470 full-time employees and 970 part-time employees, the military housing business employed 509 full-time employees and seven part-time employees, and we employed in our corporate staff 124 full-time employees. Employees include those at the property level providing services as well as regional and corporate staff directly providing services to both the student housing and military housing properties. Part-time employees are primarily located at the property level in various student housing resident assistance programs. We believe that our relations with our employees are good. As of December 31, 2006, none of our student housing employees were members of an organized labor union; and, with respect to our military housing employees, 13 employees employed at our Fort Gordon project are represented by the Transport Workers Union of America Local 527 and we were in the process of negotiating a collective bargaining agreement with these employees.

Properties

Properties we own.   The 77 student housing properties that we owned or had ownership interests in as of March 31, 2007 consisted of 14,432 units containing 46,696 beds that were located near 51 colleges and universities in 27 states, and had an average occupancy level of 94.4%. The following table presents information regarding the 77 student housing properties, and six undeveloped parcels of land and one partially developed parcel of land that we owned or had ownership interests in as of March 31, 2007 and occupancy rates at, and revenues from, these properties for the year ended December 31, 2006:

Property Name	Year Built/Renovated	Primary University Served	Occupancy Rate(1)	Number of Units(1)	Number of Beds(1)	Revenues(2)
Abbott Place	1999	Michigan State University	98.3%	222	654	$802
Aztec Corner	1997/2001/2005	San Diego University	97.3	179	600	1,550
Blanton Commons	2005	Valdosta State University	89.9	204	596	3,222
Brookstone Village	1994	University of North Carolina—Wilmington	98.3	124	238	877
Burbank Commons	1999	Louisiana State University	100.0	134	532	562
Cambridge at Southern	2006	Georgia Southern University	99.3	228	564	394
Campus Club—Gainesville(3)	1997	University of Florida	93.0	252	924	4,493
Campus Club—Statesboro	2003	Georgia Southern University	84.6	276	984	4,882
Campus Commons(3)	1991/1993	University of Oregon	97.0	252	696	726
Campus Connection(4)	1998	University of Illinois—Urbana Champaign	88.0	270	864	4,166
Campus Connection—Phase II(4)	N/A	University of Illinois—Urbana Champaign	N/A	N/A	N/A	N/A
Campus Corner	1994	Indiana University	98.4	252	792	1,067
Campus Ridge Apartments(5)	2000	East Tennessee State University	97.9	132	528	1,900
Campus Ridge Apartments—Phase II(5)	N/A	East Tennessee State University	N/A	N/A	N/A	N/A
Campus Trails	1997	Mississippi State University	100.0	156	480	391
Campus Walk	2001	University of Mississippi	98.8	108	432	1,964
Campus Walk—UNCW	1990	University of North Carolina—Wilmington	99.7	289	290	1,578
Campus Way	1998	University of Alabama	99.4	192	676	767
Chapel Ridge	2003	University of North Carolina—Chapel Hill	86.2	180	544	3,375
Chapel View	1986	University of North Carolina—Chapel Hill	98.0	224	358	1,831
Collegiate Hall	2001	University of Alabama—Birmingham	81.1	176	528	2,211
Fields	1999	University of Illinois—Urbana Champaign	97.4	192	588	2,916
GrandMarc at Seven Corners	2000	University of Minnesota	100.0	186	440	4,057
GrandMarc at University Village	2001	University of California—Riverside	69.3	212	824	5,504
Hawk’s Landing	1996	Miami University of Ohio	95.2	122	484	691
Huntsville Land(6)	N/A	Sam Houston State University	N/A	N/A	N/A	N/A
Jacob Heights	2004	Minnesota State University—Mankato	96.9	42	162	831
Jacob Heights III	2006	Minnesota State University—Mankato	100.0	24	96	203
Lakeside	1991	University of Georgia	90.9	242	772	708
Lincoln View	1994/1999	University of Illinois—Urbana Champaign	97.8	254	732	664
Lion’s Crossing	1996	Pennsylvania State University	99.7	204	696	2,910
Nittany Crossing	1996	Pennsylvania State University	100.0	204	684	3,348
Orchard Trails(7)	2006	University of Maine—Orono	89.4	144	576	—	(7)
Pegasus Connection	2000	University of Central Florida	99.4	312	930	6,408
Pirate’s Cove	2000	East Carolina University	75.8	264	1,056	4,356
Riverside Estates	1995	University of South Carolina	98.4	206	700	788
Seminole Suites(3)	2004	Florida State University—Tallahassee	95.7	264	924	5,253
South View Apartments	1996-1998	James Madison University	100.0	240	960	4,343
Stadium Suites	2004	University of South Carolina	99.9	264	924	3,620
State College Park	1991	Pennsylvania State University	99.9	196	752	3,459
Stone Gate Apartments	1999-2000	James Madison University	99.9	168	672	3,126
The Centre	2004	Western Michigan University	92.0	232	700	3,057
The Club	1989/2001	University of Georgia	99.0	120	480	1,662
The Commons	1991	James Madison University	97.9	132	528	2,153
The Commons on Oak Tree	1995	University of Oklahoma	76.5	254	780	2,389
The Courtyards	1993	University of Kentucky	83.6	182	676	703
The Edge I(3)	1998	University of North Carolina—Charlotte	100.0	96	384	1,911
The Edge II(3)	1999	University of North Carolina—Charlotte	100.0	84	336	1,579
The Enclave	2002	Bowling Green State University	86.3	120	480	1,748
The Enclave—Phase II(7)	2006	Bowling Green State University	76.6	144	576	—	(7)
The Highlands	2004	University of Nevada—Reno	94.4	216	732	3,363
The Ridge(3)	2002	West Virginia University	100.0	168	644	2,988
The Summit	2003	Minnesota State University—Mankato	99.4	192	672	3,532

Property Name	Year Built/Renovated	Primary University Served	Occupancy Rate(1)	Number of Units(1)	Number of Beds(1)	Revenues(2)
The Towers at Third	1973	University of Illinois—Urbana Champaign	98.0%	147	295	$2,941
The Verge	2004	California State University—Sacramento	67.7	288	792	4,301
The View	2003	University of Nebraska	77.0	156	588	1,666
University Court	2001	Michigan State University	94.0	138	516	2,178
University Crescent	1999	Louisiana State University	97.4	192	660	3,185
University Crossing(3)	1997	University of Kansas	98.1	229	700	2,685
University Crossings	1929/2003	Drexel University and University of Pennsylvania	99.9	260	1,026	6,146
University Edge(3)	2003	University of Southern Mississippi	97.6	156	552	2,863
University Estates	2001	Ball State University	91.8	144	552	1,672
University Gables	2001	Middle Tennessee State University	96.1	180	648	2,649
University Glades(3)	2000	University of Florida	99.1	120	432	2,188
University Greens	1999	University of Oklahoma	90.7	156	516	1,958
University Heights(3)	1999	University of Tennessee	96.7	204	636	2,865
University Lodge	2002	University of Wyoming	86.5	121	481	1,978
University Manor	2002	East Carolina University	92.5	168	600	2,701
University Meadows	2001	Central Michigan University	95.9	184	616	2,310
University Mills	2002	Northern Iowa University	99.6	121	481	1,903
University Oaks	2004	University of South Carolina	100.0	181	662	3,617
University Pines	2001	Georgia Southern University	97.1	144	552	2,664
University Place	2003	University of Virginia	92.0	144	528	2,153
University Pointe	2004	Texas Tech University	97.4	204	682	3,534
University Trails	2003	Texas Tech University	99.4	240	684	3,159
University Village	1979/2006	California State Sacramento	94.2	250	394	1,915
University Walk(3)	2002	University of North Carolina - Charlotte	99.6	120	480	2,618
Uptown(3)	2004	North Texas University	98.1	180	528	3,296
Willow Tree Apartments	1967-1968	University of Michigan	98.6	312	572	3,218
Willow Tree Towers	1974	University of Michigan	100.0	163	283	1,494
Totals				14,432	46,696	$188,885

(1)	As of December 31, 2006.

(2)	For properties acquired during 2006, revenues consist of rent and other property income for the period from the date of our acquisition of the property through December 31, 2006.

(3)

As of June 1, 2007, we had completed a joint venture transaction with Fidelity Real Estate Group that will cover a total of six properties: Campus Edge — Phases I and II, The Ridge, University Heights, University Uptown, and University Walk. Campus Edge — Phase II had not been transferred into the joint venture as of the date of this prospectus, but is expected to be transferred by the end of the second quarter of 2007. For more information regarding this joint venture transaction, see the section of this prospectus titled “Management’s Discussion and Analysis on Financial Condition and Results of Operations — 2007 Business Strategy.” In addition, as of the date of this prospectus, we had an agreement covering the sale of five properties (University Glades, Campus Club, University Edge, Seminole Suites and University Crossing (Manhattan, KS), as well as an agreement of sale covering Campus Commons with a separate buyer). As of June 1, 2007, we completed the sale of Campus Club, University Glades and University Edge. We currently expect the remaining sales transactions to be completed by the end of the second quarter of 2007 or early in the third quarter of 2007, depending upon the timing of lender approval of certain loan assumptions relating to the properties.

(4)

Campus Connection (formerly referred to by us as Melrose Apartments—Phase I) consists of a land parcel containing an existing student housing building that is contiguous to a 13.1 acre, undeveloped parcel of land. The undeveloped parcel of land is referred to as Campus Connection—Phase II (formerly referred to by us as Melrose Apartments—Phase II). When developed, Campus Connection—Phase II is expected to contain 168 units and 534 beds.

(5)

Campus Ridge Apartments consists of a land parcel containing an existing student housing building that is contiguous to a 6.1-acre partially-developed parcel of land. This partially-developed parcel is referred to as Campus Ridge Apartments—Phase II. When developed, Campus Ridge Apartments—Phase II is expected to contain 72 units and 288 beds.

(6)

Consists of five contiguous land parcels, totaling approximately 26 acres. We currently plan to construct a 23-building student housing community that upon completion will contain 318 units and 894 beds.

(7)

Orchard Trails consists of 144 units and 576 beds, and The Enclave—Phase II consists of 144 units and 576 beds. Construction on both properties began in August 2005 was completed in August 2006. We contributed land to the joint venture in exchange for a 10% interest and cash. We have an option to purchase our joint venture partner’s interest in the joint venture within one year after completion of the student housing properties and we also provide certain guarantees on the outstanding loan amounts. Our ownership interest in this joint venture is accounted for as a financing arrangement, whereby we record the real estate as an asset, depreciate the property, and record a financing obligation. Accordingly, we are not presenting annual revenues for these properties.

In addition to the student housing properties that we owned as of March 31, 2007, as listed above, on January 26, 2007, we acquired a 50.1-acre land parcel located adjacent to The View, a currently-owned student housing property located in Lincoln, Nebraska and serving the University of Nebraska.

Properties we have under contract.   As of June 1, 2007, we had agreements to purchase one additional student housing property containing a total of 72 units and 264 beds, and 13 undeveloped parcels of land for the development of one future student housing property. We also, as of June 1, 2007, had agreements to sell three student housing properties. These transactions are subject to certain conditions, and we provide no assurance that we will be successful in completing the transactions.

Properties we manage for others.   We manage each of the student properties we own. As of March 31, 2007, we also managed 18 student housing properties owned by others, containing a total of 3,053 units and 9,900 beds, including 51 units and 279 beds that are currently under construction. We manage these student housing properties owned by others through one of our taxable REIT subsidiaries. The following table presents information regarding the student housing properties that we managed for others as of March 31, 2007, and occupancy rates at, and revenues from, these properties as of the year ended December 31, 2006:

Property Name	Year Built	Primary University Served	Occupancy Rate(1)	Number of Units(1)	Number of Beds(1)
2040 Lofts	2006	University of Wisconsin at Milwaukee	55.7%	132	377
Blanton Common Phase II(2)	2006	Valdosta State	81.4	72	264
Campus Connection	2000	University of North Carolina at Charlotte	91.1	158	576
Campus Pointe at EIU	2005	Eastern Illinois University	66.1	120	336
Campus Pointe at WKU	2005	Western Kentucky University	76.6	132	372
Magnolia Park(3)	2006	Georgia State University	79.7	136	444
Nittany Pointe	2000	Pennsylvania State University— Altoona	97.8	156	624
Pegasus Landing	1999	University of Central Florida	96.7	744	2,532
Pegasus Pointe	1999	University of Central Florida	96.5	432	1,224
Presbyterian House(4)	N/A	University of Wisconsin	N/A	51	279
Scott Residence Hall & Conference Center	2000	University of Nebraska—Omaha	100.0	50	168
Scott Village	2003	University of Nebraska—Omaha	99.4	120	480
The Artists’ Residence(3)	2001	Massachusetts College of Art	100.0	90	310
The Village at West Chester	2004	West Chester University	99.6	131	524
University Courtyard	1999	Florida A&M University	80.0	96	384
University Hall at West Chester	2004	West Chester University	100.0	88	265
University Towers	1996	San Diego State University	99.7	290	570
Westminster - North and South	1923/1926- 1927	University of California at Berkeley	93.6	55	171
Total				3,053	9,900

(1)    As of December 31, 2006.

(2)    We are currently under contract to acquire this property within 30 days after the earlier of (i) the date the property becomes 95% occupied, or (ii) August 1, 2007.

(3)    As of the date of this prospectus, we had been given notice of termination of the management agreement by each of the respective owners of these properties. Both management agreements will be terminated on or prior to June 30, 2007.

(4)    Presbyterian House consists of a student housing property that is currently under construction and, when completed, is expected to contain 51 units and 279 beds. The property is expected to be completed in August 2007. We are currently providing pre-leasing services with respect to this property.

Our corporate headquarters and other leased space.   We own our corporate headquarters building, which is located in Newtown Square, Pennsylvania and consists of approximately 44,721 square feet of administrative offices. As of March 31, 2007, we leased approximately 7,682 square feet of our headquarters building to several entities affiliated with Gary M. Holloway, Sr. We believe that our current facilities are adequate for our present purposes.

Legal Proceedings

Starting on April 5, 2006, five putative class actions alleging violations of Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 and Sections 10(b) and 20 the Securities Exchange Act of 1934 and Rule 10b-5 of the Securities and Exchange Commission have been filed in the United States District Court for the Eastern District of Pennsylvania, naming as defendants GMH Communities Trust, Gary M. Holloway, Sr., and Bradley W. Harris.  The complaints purport to bring claims on behalf of a class of purchasers of GMH securities during various periods, the longest of which is the period between October 28, 2004 and March 10, 2006.  By Orders filed January 22, 2007, the cases were consolidated, and lead plaintiffs and lead counsel were appointed.  A consolidated complaint alleging violations of Sections 11 and 15 of the Securities Act of 1933 and Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 was filed on March 19, 2007 against the same defendants for a class period between May 5, 2005 and March 10, 2006 based upon the Company’s restatement of certain financial results. In the January 22, 2007 Order, the Court ordered that the parties shall not file any dispositive motions before attending a settlement conference with the Magistrate Judge.  On June 1, 2007, Motions to Dismiss were filed by the defendants and it is expected that the lead plaintiffs will file a motion in response within the next 45 days.  Discovery is stayed pending the disposition of any motion to dismiss.  The outcome of this litigation is uncertain, and while the Company believes that it has valid defenses to Plaintiff’s claims and intends to defend the class action lawsuit vigorously, no assurance can be given as to the outcome of this litigation. An adverse outcome could have a material adverse effect on our financial condition and results of operations.

On March 12, 2007, Stone Gate I LLC, Southview LLC, The Commons LLC, Seminole Ride LLC, LB&J Limited, Bruce Forbes, Lois Forbes and Jeff Forbes filed a complaint in the United States District Court for the Eastern District of Pennsylvania against GMH Communities Trust, GMH Communities, L.P., College Park Investments, LLC, Peach Grove Associates, LLC, Neff Avenue Associates, LLC, Gary M. Holloway, Sr., Bradley W. Harris and John DeRiggi.  The complaint alleges violations of Sections 10(b), 18 and 20(a) of the Securities Exchange Act of 1934, Section 522(a) and 522(c) of the Virginia Securities Act and Sections 1-401 and 1-501 of the Pennsylvania Securities Act, as well as common law claims for fraud, fraud in the inducement, negligent misrepresentation and breach of contract.  The claims arise from the Company’s restatement of certain financial results upon which plaintiffs purportedly relied in selling properties to certain defendants.  In connection with the acquisition of the properties, Company entities purchased four student housing properties in exchange for a combination of cash, assumption of debt and the issuance of 1,940,282 units of limited partnership interests in our operating partnership valued at a total of approximately $76.8 million. The units of limited partnership interest were issued for a total value of approximately $27.5 million or $14.17 per unit of limited partnership interest. The defendants intend to file a response to this complaint in June 2007. On May 25, 2007, Stone Gate I, LLC and Southview LLC each filed a Memorandum of Lis Pendens in the Commonwealth of Virginia, Circuit Court of Rockingham County against the defendants (excluding the individual defendants, Messrs. Holloway, Harris and DeRiggi, who were not named in either Memorandum).  Discovery is stayed pending the disposition of any motion to dismiss. The outcome of the litigation is uncertain, and while the Company believes that it has valid defenses to plaintiffs’ claims, and intends to defend the lawsuit vigorously, no assurance can be given as to the outcome of this litigation. An adverse outcome could have a material adverse effect on our financial condition and results of operations.

The Company also is subject to routine litigation, claims and administrative proceedings arising in the ordinary course of business. Other than the matters described above, we are not involved in any other material litigation nor, to our knowledge, is any material litigation pending or threatened against us.

MANAGEMENT, CORPORATE GOVERNANCE AND COMPENSATION

Our Trustees and Executive Officers

Our business and affairs are managed under the direction of our Board of Trustees. Our Board of Trustees consists of nine members. We believe Messrs. Buchholz, Eastwood, Kessler, Nayden and Silfen meet the independence requirements of the New York Stock Exchange, or NYSE. Our board is responsible for determining independence. Our shareholders elect our trustees annually and our trustees serve and hold office until our next annual shareholder meeting and until their successors are duly elected and qualify except as otherwise described below. All executive officers are elected by the Board of Trustees to serve in their respective capacities until their successors are elected and qualify or until their earlier resignation or removal. The following table sets forth certain information regarding our executive officers and trustees:

Name	Age	Title
Gary M. Holloway, Sr.(1)	51	Chairman, President and Chief Executive Officer
Bruce F. Robinson(1)	51	President of Military Housing Business and Trustee
Frederick F. Buchholz	61	Trustee
RADM James W. Eastwood	61	Trustee
Michael D. Fascitelli(2)	50	Trustee
Steven J. Kessler	64	Trustee
Denis J. Nayden	52	Trustee
Dennis J. O’Leary(1)	59	Trustee
Richard A. Silfen	44	Trustee
John DeRiggi	40	President of Student Housing Business and Chief Investment Officer
J. Patrick O’Grady	46	Executive Vice President and Chief Financial Officer
Joseph M. Macchione	41	Executive Vice President, General Counsel and Secretary

(1)    Gary M. Holloway, Sr. designated each of these individuals for nomination to our Board pursuant to his right to nominate up to three trustees under the terms of his employment agreement. Mr. O’Leary served as our Interim Chief Financial Officer from March 31, 2006 through June 30, 2006, at which time he became an Executive Vice President and retained the position of principal financial officer. On August 15, 2006, Mr. O’Leary ceased to be an employee of the Company.

(2)    Vornado Realty L.P., the operating partnership of Vornado Realty Trust, has designated this individual pursuant to its right to designate for nomination to our Board a trustee under the terms of the warrant it received in connection with our formation transactions.

Messrs. Holloway and Robinson have served as trustees since the initial formation of GMH Communities Trust in May 2004. The other trustees have served as trustees since October 28, 2004, the date on which our common shares were first publicly traded on the New York Stock Exchange, except that Mr. Fascitelli was appointed to our Board of Trustees on August 10, 2005.

Gary M. Holloway, Sr. is our chairman, president and chief executive officer. Since 1985 and prior to our initial public offering, Mr. Holloway founded and operated GMH Associates, our predecessor entities and other affiliated entities, as a fully integrated and diverse real estate company with divisions specializing in the student and military housing industries, as well as the commercial real estate and investment services sectors. Under Mr. Holloway’s direction, GMH Associates has acquired, built, managed and expanded residential and commercial properties throughout the U.S. since its inception. Prior to the formation of GMH Associates, Mr. Holloway was involved in various aspects of the real estate industry. He served as chief financial officer for the Holloway Corporation, a closely held business that specialized in residential and senior housing developments, and began his career with Touche Ross & Co., Certified Public Accountants, where he provided accounting and tax services to real estate clients.

Bruce F. Robinson is president of our military housing division, GMH Military Housing, a military housing company which provides development, management, and construction/renovation services for housing located on military bases throughout the United States. In addition, he manages our military joint venture and partner relationships. Prior to joining the military division, Mr. Robinson directed GMH Capital Partners, LP, an international corporate real estate company. During his tenure at the firm, which began in 1986, he has been a key participant in the formation and operation of all entity structures as well as financing issues, due diligence and global planning. Prior to joining GMH Associates, he was a senior tax manager for Touche Ross & Co., Certified Public Accountants, where he specialized in real estate syndication, partnerships and corporate acquisitions.

Frederick F. Buchholz worked with Lend Lease Real Estate investments or its predecessors from 1968 until retiring in June 1998. Since his retirement, Mr. Buchholz has served as an independent real estate consultant. He was appointed senior vice president of Equitable Real Estate in December 1990 and executive vice president in 1992. Prior to his retirement, Mr. Buchholz was the officer in charge of the Lend Lease Philadelphia region, supervising new business, asset management and restructuring/workout activities on behalf of a total mortgage and equity portfolio exceeding $2.5 billion. At various times, Mr. Buchholz was also the officer in charge of Equitable Real Estate’s New York and Washington, D.C. regional offices. Mr. Buchholz is a member of the Board of Trustees of Liberty Property Trust, and is a member of the Appraisal Institute and the Investment Review Committee of the Delaware Valley Real Estate Investment Fund, L.P.

RADM James W. Eastwood (Ret) is chairman of Granary Associates, a project management, architectural, interior design and real estate development firm, a position he has held since 1990. Admiral Eastwood became executive vice president of Granary Associates in 1983, served as president from 1990 through 2004, and led the company through extraordinary growth and expansion in the healthcare, public and corporate sectors. He retired from the Naval Reserves in November 2001 as a Two Star Admiral having completed his final tour as Deputy, Vice-Commander, Commander-in-Chief Atlantic Fleet. Admiral Eastwood also serves on the board of directors of First Penn Bank. Admiral Eastwood is an NROTC graduate of Villanova University with a Bachelor of Engineering degree.

Michael D. Fascitelli has been president of Vornado Realty Trust since December 1996. Vornado Realty Trust is a NYSE-listed real estate investment trust that currently owns and manages approximately 87 million square feet of commercial real estate in the U.S. Mr. Fascitelli also currently serves as the president of Alexander’s Inc. Prior to his employment with Vornado Realty Trust, Mr. Fascitelli was a partner at Goldman, Sachs & Co., where he was head of the firm’s real estate investment banking business. Mr. Fascitelli currently serves on the boards of Vornado Realty Trust, Alexander’s Inc., and Toys “R” Us, Inc. Mr. Fascitelli received a Bachelor of Science in industrial engineering from the University of Rhode Island in 1978 and his MBA from the Harvard Graduate School of Business Administration in 1982.

Steven J. Kessler has been an executive vice president and the chief financial officer of Resource America, Inc., an asset management company that specializes in real estate, financial fund management and commercial finance since 2005, and served as senior vice president from 1997 to the present. From March 2005 to September 2005, he served as chief financial officer, and since September 2005 he has served as senior vice president, of Resource Capital Corp., a NYSE-listed specialty finance REIT that is externally managed by an indirect, wholly-owned subsidiary of Resource America, Inc. In addition, from 2002 to 2004, Mr. Kessler served as the chief financial officer of Atlas Pipeline Partners, L.P., a NYSE-listed master limited partnership. Prior to that, Mr. Kessler was vice president-finance and acquisitions at Kravco Company from March 1994 until 1997. From 1983 through March 1994, Mr. Kessler was chief financial officer and chief operating officer at Strouse Greenberg & Co., Inc., a regional full service real estate company, and vice president-finance and chief accounting officer at its successor, The Rubin Organization. Prior thereto, Mr. Kessler was a partner at Touche Ross & Co., Certified Public Accountants. Mr. Kessler received a Bachelor of Science degree in accounting from Temple University in 1965 and became a certified public accountant in 1967.

Denis J. Nayden was a senior vice president of General Electric Company and is the former chairman and chief executive officer of GE Capital Corporation. Mr. Nayden joined GE Capital as marketing administrator for Air/Rail Financing in 1977, and in 1986 joined the Corporate Finance Group as vice president and general manager. In 1987, he was appointed senior vice president and general manager of the Structured Finance Group, and executive vice president of GE Capital in 1989. Mr. Nayden was named president and chief operating officer of GE Capital in 1994, and chairman and chief executive officer of GE Capital in June 2000. Currently, Mr. Nayden serves as Senior Advisor and Managing Partner of the Oak Hill Partners, L.P., a private investment group. He also is a Member of Alix Partners Holdings/Questor Partners Holdings Advisory Board, and serves on the boards of Accretive Healthcare Services, Inc., DuaneReade, Inc. and Gecis

Global Holdings. Mr. Nayden received his Bachelor of Arts in English and his MBA in Finance from the University of Connecticut in 1976 and 1977, respectively.

Dennis J. O’Leary served as our interim Chief Financial Officer from March 31, 2006 through June 30, 2006. Effective as of July 1, 2006, Mr. O’Leary’s position with the Company became Executive Vice President and Principal Financial Officer. Mr. O’Leary ceased to be an employee of the Company on August 15, 2006 after the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006. Mr. O’Leary has been an independent consultant and a private investor since January 2004, working as a consultant to GMH Communities Trust and its predecessor entities on financial, structuring and compensation matters since March 2004. He was a partner with Ernst & Young LLP during 2002 and 2003, heading up the firm’s New York Region—Insurance Tax Practice. From 1985 to 2001, Mr. O’Leary was a senior vice president with Reliance Group Holdings, Inc. where he was responsible for worldwide tax planning. Prior to that time, he was a partner with Touche Ross & Co, Certified Public Accountants. Mr. O’Leary received his Bachelor of Arts in Economics from LaSalle University in 1970 and an MBA in Accounting and Finance from Temple University in 1973. He became a certified public accountant in 1974.

Richard A. Silfen has been a partner of the law firm of Duane Morris LLP, based in its Philadelphia, PA office, since January 2007. Prior to that time, he served as president and chief financial officer of Cangen Biotechnologies, Inc., a biotechnology company developing molecular diagnostic tests for the early detection of cancer and other technologies designed to enhance the selection of cancer therapeutic regimes, from September 2004 through July 2006. From May 2000 until August 2004, Mr. Silfen was a partner of the law firm of Morgan, Lewis & Bockius LLP. Mr. Silfen has extensive experience counseling real estate investment trusts and other publicly traded companies in connection with capital raising transactions and other securities matters, as well as mergers and acquisitions and other business and financial matters. He is also a member of the National Association of Real Estate Investment Trusts. Prior to May 2000, Mr. Silfen was a partner of the law firm of Wolf, Block, Schorr and Solis-Cohen LLP and was vice chairman of its corporate department. From 1987 through 1990, Mr. Silfen worked in the Securities and Exchange Commission’s Division of Corporation Finance. Mr. Silfen received his Bachelor of Arts in Physics from Baylor University in 1983 and his J.D. from the University of Alabama in 1987.

John DeRiggi is president of our student housing business and chief investment officer. Mr. DeRiggi was promoted to the position of president of our student housing business on July 1, 2006, from his prior position as Executive Vice President. As president of our student housing business, Mr. DeRiggi is responsible for the oversight of all aspects of the student housing division, including management and operations. As chief investment officer, Mr. DeRiggi is responsible for capital markets activities for GMH Communities Trust, including asset level financing. In his prior position as Executive Vice President, Mr. DeRiggi was responsible for acquisition of student housing assets, and development of new student housing properties. Previously, Mr. DeRiggi was senior vice president of GMH Capital Partners, LP, with direct oversight of the Corporate Services Group, the Investment Services Group, and portfolio/data administration. Previously, Mr. DeRiggi was a member of GMH Associates’ Investment Acquisition Group, where he was responsible for structuring the acquisition of residential and commercial properties for the Company’s investment accounts. Prior to joining GMH Associates in 1997, Mr. DeRiggi was an investment property specialist with the Tampa, Florida office of the Grubb & Ellis Company. He holds a Bachelor of Science degree in Business from the State University of New York and an MBA with distinction from Hofstra University.

J. Patrick O’Grady is our executive vice president and chief financial officer. Mr. O’Grady oversees the Company’s accounting and financial reporting activities, including its student housing and military housing divisions. Prior to joining the Company, Mr. O’Grady served as an Assurance Partner with KPMG LLP from May 2002 and previously as a partner with Arthur Andersen LLP from September 1997-May 2002. Mr. O’Grady has served many entrepreneurial companies primarily in the real estate and healthcare industries and has been involved with three REIT IPO’s and has served many REIT’s, developer’s, broker’s and property managers during his career. He has participated in transactions raising over $3 billion of debt and equity financing. Mr. O’Grady is a member of the AICPA, PICPA and NAREIT and is a licensed certified public accountant in Pennsylvania and Florida. Mr. O’Grady holds a Bachelor of Science degree in accounting from LaSalle University where he graduated magna cum laude.

Joseph M. Macchione is our executive vice president, general counsel and secretary. Mr. Macchione oversees all legal matters for GMH Communities Trust, including its student housing and military housing divisions. Before joining GMH Associates in February 2001, Mr. Macchione practiced at the law firm of Morgan, Lewis & Bockius LLP from March 1998 to February 2001, and prior to that time at the law firm of Ballard, Spahr, Andrews & Ingersoll LLP, where his legal practice focused on commercial real estate, construction, environmental and telecommunications law matters. Mr. Macchione is an Executive Committee Member of the Real Property Section of the Philadelphia Bar Association, and is

licensed to practice law in Pennsylvania and New Jersey. Mr. Macchione received his J.D., cum laude, from Temple University School of Law, and his undergraduate degree, summa cum laude, from Temple University.

Audit Committee and Audit Committee Financial Expert

The Company’s Audit Committee is comprised of three independent trustees, Messrs. Eastwood, Kessler and Silfen. The Audit Committee has been established as a separately-designated standing committee of the Company’s Board of Trustees in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. Each of the members of the Audit Committee meets the financial literacy requirements of the NYSE and is independent as defined under the Company’s Corporate Governance Guidelines and consistent with the listing standards of the NYSE. The Board has affirmatively determined that Mr. Kessler, who serves as the chairperson of the Audit Committee, is an “audit committee financial expert” as defined under applicable SEC regulations. In accordance with the terms of the Audit Committee formal charter, the Audit Committee oversees, reviews and evaluates:

•  our financial statements;

•  our accounting and financial reporting processes;

•  the integrity and audits of our financial statements;

•  our disclosure controls and procedures;

•  our internal control functions;

•  our compliance with legal and regulatory requirements;

•  the qualifications and independence of our independent auditors; and

•  the performance of our internal and independent auditors.

The Audit Committee also:

•  has sole authority to appoint, compensate, oversee, retain or replace our independent auditors;

•  has sole authority to approve in advance all audit and permissible non-audit services, if any, by our independent auditors and the fees to be paid in connection therewith;

•  is responsible for establishing and maintaining whistleblower procedures;

•  conducts an annual self-evaluation;

•  prepares an Audit Committee report for publication in our annual proxy statement;

•  monitors compliance of our employees with our standards of business conduct and conflict of interest policies; and

•  meets at least quarterly with our senior executive officers, internal audit staff and our independent auditors in separate executive sessions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and trustees and persons who own more than 10% of the Company’s common shares to file reports of ownership and changes in ownership of the Company’s common shares and any other equity securities with the SEC and the NYSE. Executive officers, trustees and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of Forms 3, 4 and 5 furnished to the Company during or with respect to 2006, or written representations from certain reporting persons that no such forms were required to be filed by such persons, we believe that all of the Company’s executive officers, trustees and greater than 10% shareholders complied during 2006 with all filing requirements applicable to them.

Code of Ethics

Code of Business Conduct and Ethics.   The Company has adopted a Code of Business Conduct and Ethics in accordance with the corporate governance rules of the NYSE. The code contains a policy that prohibits conflicts of interest between the Company’s officers, employees and trustees on the one hand, and the Company on the other hand, except where our Audit Committee approves of the transaction involving the potential conflict. The Company’s conflicts of interest policy states that a conflict of interest exists when a person’s private interest is not aligned or appears not to be aligned, or interferes or appears to interfere, in any way, with the Company’s interest. For example, the Company’s conflicts of interest policy prohibits its officers, employees and trustees from entering into agreements, transactions or business relationships, or otherwise taking actions, that involve conflicts of interest, other than such agreements, transactions or business relationships or other actions that are (i) otherwise contemplated in the prospectus relating to the Company’s initial public offering, or (ii) approved in advance by the Company’s Audit Committee. Except as otherwise permitted as described in the foregoing sentence, the Company is prohibited from, among other things, engaging in the following activities:

•  acquiring any assets or other property from, or selling any assets or other property to, any of the Company’s trustees, officers or employees, any of their immediate family members or any entity in which any of the Company’s trustees, officers or employees or any of their immediate family members has an interest of 5% or more;

•  making any loan to, or borrowing from, any of the Company’s trustees, officers or employees, any of their immediate family members or any entity in which any of the Company’s trustees, officers or employees or any of their immediate family members has an interest of 5% or more;

•  engaging in any other transaction with any of the Company’s trustees, officers or employees, any of their immediate family members or any entity in which any of the Company’s trustees, officers or employees or their immediate family members has an interest of 5% or more; or

•  permitting any of the Company’s trustees or officers to make recommendations regarding or to approve compensation decisions that will personally benefit such trustees or officers or their immediate family members whom the Company employs, other than customary compensation for service on the Company’s Board of Trustees and its committees.

A copy of this code may be viewed on the Corporate Governance section of the “Investor Relations” page on the Company’s website at www.gmhcommunities.com.

Code of Ethics for Chief Executive Officer and Senior Financial Employees.   The Company has adopted a Code of Ethics for Chief Executive Officer and Senior Financial Employees that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. A copy of this code may be viewed on the Corporate Governance section of the “Investor Relations” page on the Company’s web site at www.gmhcommunities.com. To the extent permitted by the corporate governance rules of the NYSE, the Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding the amendment to, or waiver of, a provision of the code by posting such information under the Corporate Governance section of the “Investor Relations” page on the Company’s website at www.gmhcommunities.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee (for purposes of this analysis, the “Committee”) of the Board has been appointed to discharge the Board’s responsibilities relating to the compensation of the Company’s executive officers. The Committee has the overall responsibility for approving and evaluating the Company’s executive officer compensation plans, policies and programs. The Committee’s primary objectives include serving as an independent and objective party to review these compensation plans, policies and programs.

Throughout this discussion, the individuals who served as the Company’s chief executive officer and chief financial officer during fiscal 2006, as well as the other individuals included in the Summary Compensation Table presented below, are sometimes referred to in this discussion as the “named executive officers.”

Compensation Philosophy and Objectives

The Compensation Committee believes that a well-designed compensation program should align the goals of the shareholders with the goals of the chief executive officer, and that a significant part of the executive’s compensation, over the long term, should be dependent upon the value created for shareholders. In addition, all executives should be held accountable through their compensation for the Company’s performance, and compensation levels should also reflect the executive’s individual performance during the period in an effort to encourage increased individual contributions to the Company’s performance. The compensation philosophy, as reflected in the Company’s employment agreements with its executives, is designed to motivate executives to focus on operating results and create long-term shareholder value by:

•  establishing a plan that attracts, retains and motivates executives through compensation that is competitive with a peer group of other publicly-traded real estate investment trusts, or REITs;

•  linking a portion of executives’ compensation to the achievement of the Trust’s business plan by using measurements of the Trust’s operating results and shareholder return; and

•  building a pay-for-performance system that encourages and rewards successful initiatives within a team environment.

The Compensation Committee believes that each of the above factors is important when determining compensation levels. Initially, the Committee reviews and approves annually the chief executive officer’s proposed corporate and individual performance goals and objectives relevant to executive officers and subsequently evaluates performance of the executive officers in light of those goals and objectives. The Committee considers the Company’s performance, relative shareholder return, the total compensation provided to comparable officers at similarly-situated companies, and compensation given to executive officers in prior years. To that end, the Committee believes executive compensation packages provided by the Company to its executive officers should include both base salaries and annual bonus awards that reward corporate and individual performance, as well as incentivize those executives to meet or exceed established goals.

Role of Executive Officers in Compensation Decisions

The Committee makes all final compensation decisions for the Company’s executive officers. The chief executive officer annually reviews the performance of the executive officers other than himself (his performance is reviewed solely by the Committee), and then presents his conclusions and recommendations to the Committee with respect to base salary adjustments and annual cash bonus award amounts. The Committee then has the ability to exercise its own discretion in modifying any recommended adjustments or awards to the executives (subject where relevant to applicable terms under employment agreement), but does consider the recommendations from the chief executive officer, as well as any self-evaluations prepared by executive officers in light of any individual performance goals that have been pre-approved by the Committee.

Role of Equity-Based Compensation in Compensation Analysis

Historically, the Committee has approved only annual base salary adjustments and cash bonus awards for executive officers, and has not established any program pursuant to which executive officers receive equity-based awards under the Company’s Equity Incentive Plan. To date, the only named executive officer to whom equity-based compensation has been awarded is Mr. O’Grady, the Company’s current chief financial officer. The grant to Mr. O’Grady was part of his initial employment package under an employment agreement that became effective on July 1, 2006. The grant to Mr. O’Grady consisted of 40,000 restricted common shares as called for by the employment agreement, which shares will vest over a three-year period (10,000 shares upon the first anniversary of employment, and 15,000 shares for each of the second and third anniversaries of employment).

No other equity-based awards have been granted to executive officers or other Company employees since inception of the Company’s Equity Incentive Plan. The Committee has, however, discussed its intention to implement a formal equity-based compensation program for executive officers and other Company employees by the end of 2007. The Committee views any such equity-based program as a form of long-term compensation, and currently expects to structure the program to include the grant of restricted common shares with vesting restrictions over one or more years of employment. The Committee also currently plans to work with an independent compensation consultant in structuring the terms of any such equity-based compensation program, and to review the terms of similar programs utilized by other peer group companies. The Committee believes that the grant of equity-based compensation that includes a vesting period over several years of employment will promote the Company’s goal of retaining key employees, and align the key employee’s interests with those of the Company’s shareholders from a long-term perspective.

Role of Employment Agreements in Determining Executive Compensation

Each of the Company’s currently employed executive officers is a party to an employment agreement. At the time of the Company’s initial public offering in October 2004, the Company executed employment agreements with three of its then top executive officers:  the chief executive officer and the presidents of the Company’s student housing and military housing divisions. Then, in July 2006, in light of recommendations received from independent counsel engaged by the Company’s Audit Committee to conduct a special investigation relating to accounting and auditing matters, the Company executed employment agreements with the Company’s new chief financial officer, J. Patrick O’Grady, as well as with the Company’s new president of the student housing division, John DeRiggi, and the Company’s general counsel, Joseph M. Macchione. More specifically, the recommendations from the Audit Committee’s independent counsel provided that the Committee should consider entering into an employment agreement with its new chief financial officer, which agreement would include severance provisions, and would reduce, compared to the Company’s past employment agreements with other executive officers, the percentage of overall compensation linked to overall Company performance. These measures were recommended for consideration by the Committee in an effort to ensure the chief financial officer’s independence, in light of the Company’s tone-at-the-top material weakness identified as part of the Company’s evaluation of internal control over financial reporting as of December 31, 2005. Upon consideration of these recommendations, the Committee determined that it was appropriate to enter into such an employment agreement with Mr. O’Grady.

In addition, the Committee concluded that the same considerations of promoting Mr. O’Grady’s independence were applicable to the Company’s other executive officers, and therefore the Committee simultaneously approved of the execution of employment agreements with the Company’s other executive officers who had no such agreement at that time. Based on the foregoing objectives, the Committee has structured the compensation terms under these other employment agreements to motivate executives to achieve the business objectives set by the Company and reward the executives for achieving such objectives, as well as to promote the Company’s goal of retaining key employees.

Annual Base Salaries

Base salaries are paid for ongoing performance throughout the year. In order to compete for and retain talented executives who are critical to the Company’s long-term success, the Committee has determined that the base salaries of executive officers should be generally in line with the average of those of executives of other equity REITs that compete with the Company for employees, investors and business, while also taking into account the executive officer’s individual performance and tenure and the Company’s performance relative to its peer companies within the REIT sector.

Each of the Company’s employment agreements is subject to an initial three-year term and provides for the following initial annual base salaries: Gary M. Holloway, Sr., $350,000; Bruce F. Robinson, $325,000; John DeRiggi, $300,000; J. Patrick O’Grady, $300,000; and Joseph M. Macchione, $250,000. The initial base salaries included in the Company’s employment agreements for Messrs. Holloway and Robinson were reviewed and recommended by The Schonbraun McCann Group LLC, an independent consulting firm engaged prior to completion of the Company’s initial public offering in November 2004. The initial base salaries included in the Company’s employment agreements for Messrs. O’Grady, DeRiggi and Macchione were evaluated by the Committee on the basis of a peer group report compiled by the Committee’s compensation consultant, which provided an analysis of salary and bonus amounts paid to similarly-situated employees at several comparably-sized companies. Prior to the date of effectiveness of the employment agreements for Messrs. DeRiggi and Macchione on July 1, 2006, their annual base salaries for 2006 ($275,000 and $250,000, respectively) had been similarly evaluated by the Committee in conjunction with its review of the independent compensation consultant’s peer group report. The Committee’s compensation consultant included the following companies as part of the Company’s peer group for purposes of comparing compensation of executives: American Campus Communities, American Financial Realty Trust, Brandywine Realty Trust, Education Realty Trust, Pennsylvania Real Estate Investment Trust, and Liberty Property Trust. In evaluating the compensation provided within this peer group, the Committee considers differences between the relevant peer group company and the Company, such as location, market presence, size, type of real estate holdings, market capitalization, and other pertinent factors. The Committee, together with its compensation consultant, will periodically review and update the Company’s list of peer group companies to ensure that it is comprised of those companies that compete for similar talent and investors.

Under the terms of the executive officers’ employment agreements, the base salaries are to be increased annually effective January 1 of each year during the term of the employment agreement, and such increases will be a minimum positive amount equal at least to the percentage increase in the Consumer Price Index. During the first quarter of 2006, the Committee determined that it would seek to enter into employment agreements with Messrs. DeRiggi and Macchione (as well as with Mr. O’Grady, who had been offered the position of chief financial officer but not yet accepted employment), but that in the meantime it was appropriate to set the annual adjustments of the 2006 base salaries for Messrs. DeRiggi and Macchione. The Committee also agreed that it was appropriate to adjust the 2006 base salaries to amounts similar to the base salaries that were to be offered under the employment agreements with these executive officers. As referenced above, the Committee used a peer group compensation report provided by its compensation consultant in evaluating the initial base salaries to be offered to these executives under their employment agreements, and sought to ensure that the base salaries would be near the average of the base salaries received by similarly-situated employees at the peer group companies. Accordingly, during the first quarter of 2006, the Committee approved of a 2006 annual base salary for Mr. Macchione of $250,000, and for Mr. DeRiggi of $275,000, each of which was made retroactive to January 1, 2006. At the time that the Committee approved of this 2006 annual base salary for Mr. DeRiggi (which was the initial base salary to be offered under his employment agreement), Mr. DeRiggi had not yet been appointed to the position of president of the student housing business. Once Mr. DeRiggi was appointed to the position of president of the student housing business, in addition to his current role as chief investment officer, the Committee determined that it was appropriate to increase the initial base salary under his employment agreement to $300,000. The base salary under Mr. DeRiggi’s employment agreement did not become effective until July 1, 2006.

Upon the termination of Bradley W. Harris, the Company’s former chief financial officer, on March 31, 2006, the Board appointed Dennis J. O’Leary, a non-employee trustee of the Board, as the interim chief financial officer of the Company, to serve until a formal replacement for the position could be located. In approving the salary to be provided to Mr. O’Leary during his employment by the Company, the Committee considered that Mr. O’Leary was accepting the position under a set of extremely volatile circumstances, including (i) the pending outcome of the special investigation being conducted by the Audit Committee, (ii) anticipated restatements to the Company’s previously filed financial results, (iii) threats of class action shareholder litigation, and (iv) the need to work with the Company’s independent auditors and the Company’s forensic accountants to complete additional procedures necessary to complete the Company’s audit for the fiscal year 2005. Mr. O’Leary served as the Company’s interim chief financial officer from April 1, 2006 through June 30, 2006, and then as executive vice president and principal accounting officer from July 1, 2006 through August 15, 2006.

Annual Incentive Bonus Awards

In addition to the provisions for base salaries under the terms of our employment agreements, each executive is entitled to receive an annual cash bonus for each calendar year during the term of the agreement, based on the achievement of  individual and corporate performance goals set by the Committee. The Committee establishes achievement thresholds for the bonuses to be paid with respect to the achievement of these goals, as follows: (a) for Mr. Holloway, threshold, target, superior and outperformance levels equal to 40%, 80%, 120%, and 200%, respectively, of his base salary; (b) for Mr. Robinson, threshold, target, superior and outperformance levels equal to 40%, 80%, 120%, and 175%, respectively, of his base salary; and (c) for Messrs. DeRiggi, O’Grady and Macchione, threshold, target and superior levels equal to 40%, 80% and 120%, respectively, of their respective base salaries. Under the terms of Mr. O’Grady’s employment agreement, which became effective on July 1, 2006, he was guaranteed a cash bonus for the calendar year 2006 equal to no less than $120,000, of which $100,000 was required to be paid and was paid, within five business days after the effective date of his employment agreement.

Under the terms of the employment agreements, the Board or the Committee is required to meet during the first 90 days of each calendar year (120 days solely with respect to the 2006 calendar year for Messrs. DeRiggi, O’Grady and Macchione) to determine the relevant individual and corporate performance goals for each executive officer for the then-current year. At the end of that year, an assessment of individual and corporate performance against these goals is used to determine the cash incentive bonuses to be awarded in accordance with the following formula set forth under the employment agreements:

total annual incentive bonus = individual performance bonus + corporate performance bonus where:

individual performance bonus = individual performance level achieved (threshold, target, superior or outperformance percentage, as applicable) x individual goals allocation x base salary corporate performance bonus = corporate performance level achieved (threshold, target, superior or outperformance percentage, as applicable) x corporate goals allocation percentage x base salary

With respect to the allocation of individual and corporate goals, the applicable percentages under the employment agreements are 20% and 80%, respectively, for Messrs. Holloway, Robinson and DeRiggi, and 40% and 60%, respectively, for Messrs. O’Grady and Macchione. In setting individual performance goals, the Committee obtains a list of such goals from each of the executive officers, which generally include personal objectives of the individual for the coming year that relate to their management, and the general performance, of their respective department (or the Company as a whole, as it relates to the chief executive officer). With respect to corporate goals, management as a whole submits its recommendations to the Committee as to various Company performance objectives for the coming year, which generally are divided into goals for each of the student housing and military housing segments, as well as the Company’s overall performance on the basis of funds from operations, or FFO. These corporate performance goals are further broken down into threshold, target, superior or (where applicable) outperformance levels. Historically, the corporate performance goals relating to student housing have been based on the dollar value of student housing acquisitions completed during a fiscal year, and goals covering military housing have been based on the number of military housing end-state housing units awarded under military housing privatization projects during a fiscal year. With respect to FFO, the Committee historically has reviewed analyst consensus for projected fiscal year FFO of the Company in setting the target level of performance. In addition to these purely quantitative factors, the Committee also performs a qualitative analysis with respect to the Company’s and each business segment’s performance for the fiscal year. The Committee reviews the recommendations submitted by management for both individual and corporate performance goals, and uses its discretion in making appropriate adjustments to the recommendations before finally approving them.

In light of the events surrounding the special investigation performed by the Audit Committee of the Board, which commenced in the first quarter of 2006 and did not end until the third quarter of 2006, the Committee did not set individual and corporate performance goals for the executive officers during the respective timeframes called for by the employment agreements in 2006. Accordingly, the 2006 cash bonus awards for executive officers, as approved by the Committee in March 2007, were not determined pursuant to the compensatory plan as specifically called for under the employment agreements. Rather, for purposes of determining cash bonus awards for 2006, the Committee calculated the awards by categorizing the 2006 individual performance of each executive officer into a threshold, target, superior or outperformance level (to the extent applicable under the executive’s employment agreement), and then multiplying the percentage associated with such level under the executive’s employment agreement by his then-current base salary. For example, if the Committee determined that an executive officer’s individual performance during 2006 was at a superior level, then his base salary was multiplied by 120% in order to determine the total cash bonus award to be paid.

In terms of evaluating the appropriate performance levels to assign to each of the executive officers for 2006, the Committee considered recommendations from the chief executive officer, as well as its own assessment of the work that had been performed by the executives throughout the year. With respect to Mr. Holloway, the Committee concurred with his position that he not be considered for any bonus award for 2006 and, accordingly, did not award any bonus award to Mr. Holloway for 2006. With respect to Mr. O’Grady, who commenced employment as the Company’s chief financial officer on July 1, 2006, his employment agreement provided that he was entitled to receive a minimum 2006 bonus award of $120,000, of which $100,000 was paid within five business days of his commencement of employment, as discussed above. The Committee awarded Mr. O’Grady an additional $20,000 above this minimum bonus amount called for under the employment agreement, in recognition of Mr. O’Grady’s contributions during the second half of 2006, including his management of the engagement of a replacement independent auditing firm for the Company and the timely filing of the Company’s Quarterly Report on Form 10-Q for the third fiscal quarter of 2006, which was the first timely filed filing achieved by the Company during 2006 and was made especially challenging by the replacement of the independent auditors during the third quarter. The Committee also noted that Mr. O’Grady had been awarded 40,000 restricted common shares as part of his initial employment package under the terms of his employment agreement.

In evaluating 2006 individual performance for Messrs. DeRiggi and Macchione, the Committee considered the additional responsibilities that each had managed throughout the year. With respect to Mr. DeRiggi, the Committee noted his dual role as both chief investment officer and president of the student housing division (to which position he was appointed  at mid-year). As to Mr. Macchione, the Committee noted his coordination of, and assistance with, a number of unexpected legal and operational matters, including the Audit Committee’s special investigation, pending class action litigation and activities relating to the Special Committee of the Board. As to Mr. Robinson’s 2006 performance, the Committee acknowledged that the Company’s military housing division had performed in line with management’s 2006 budget and successfully closed on the award of several military housing privatization projects slated for 2006. In recognition of the efforts exerted by Messrs. Robinson, DeRiggi and Macchione on these fronts, the Committee determined that each executive had performed at a superior level of individual performance, equating to a 120% multiplier in accordance with the methodology for determining 2006 bonus levels discussed above.

In addition to its determination of the executive’s individual performance levels for 2006, the Committee also compared the executive’s total compensation for 2006 to that of similarly-situated personnel under the Company’s peer group analysis provided by the Committee’s independent compensation consultant. The Committee noted that the 2006 total compensation to be awarded to these executives was within the average range of combined total compensation for similarly-situated positions under the applicable peer group analysis. The Committee also solicited feedback from non-management members of the Board prior to making its final determination of 2006 cash bonus awards, and considered, most notably with respect to Mr. DeRiggi, the importance of promoting the retention of employees holding key positions within the Company.

Equity-Based Compensation

The employment agreements also provide that the executives are eligible for grants of stock options and restricted common shares under the Company’s Equity Incentive Plan, pursuant to the terms and conditions as determined by the Committee. With respect to restricted share grants, the employment agreements provide that the shares will have voting and dividend rights, and following the applicable restriction period as determined by the Committee, will be fully transferable to the executive. As stated above, the Committee has not granted any equity-based compensation to the Company’s executive officers to date, other than the restricted common shares awarded to Mr. O’Grady as part of his initial employment package. The Committee does, however, expect to implement a formal equity-based compensation program for executive officers and other Company employees by the end of 2007.

Perquisites and Other Personal Benefits

The Company’s employment agreements provide the executive officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the executive officers.

The executive officers are provided the following benefits under the terms of their employment agreements: an allotted number of paid vacation weeks; eligibility for the executive and his spouse and dependents in all Company sponsored employee benefits plans, including 401(k) plan, group health, accident, disability insurance, group life insurance and supplemental life insurance, on such terms no less favorable than applicable to any other executive; eligibility for participation in any Company sponsored deferred compensation plans (of which there are currently none that are utilized); an annual physical medical examination at the Company’s cost; a monthly car allowance; reimbursement for costs associated with tax and financial planning assistance; coverage under a Company-paid director and officer insurance plan on terms no less favorable than coverage provided to any other then current officer or trustee; and, supplemental renewable long-term disability insurance, at the Company’s cost, as agreed to by the Company and the executive. Attributed costs of the personal benefits described above for the named executive officers for the fiscal year ended December 31, 2006, are included in column (i) of the “Summary Compensation Table provided below in this prospectus.

In addition, the executives’ employment agreements each contain provisions relating to payments upon change in control events and severance upon termination for events other than without cause or good reason (as defined under the terms of the employment agreements). These change in control and severance terms are designed to promote stability and continuity of senior management. Information regarding applicable potential payments under these provisions for the named executive officers is provided under the heading “Potential Payments Upon Termination or Change in Control” presented below in this prospectus.

Federal Tax Regulations

Section 162(m) of the Code limits the deductibility on the Company’s income tax return to compensation of $1.0 million for certain executive officers unless, in general, the compensation is paid pursuant to a plan that is performance-based, nondiscretionary and has been approved by the Company’s shareholders. The Compensation Committee’s policy with respect to Section 162(m) since the Company’s initial public offering is to make reasonable efforts to ensure that compensation is deductible to the extent permitted, while simultaneously providing the Company’s executives with appropriate rewards for their performance.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the year ended December 31, 2006. The Company has entered into employment agreements with each of its currently-employed named executive officers.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Share Awards ($) (e)(1)	Option Awards ($) (f)	All Other Compensation ($) (i)(2)	Total ($) (j)
Gary M. Holloway, Sr.	2006	$360,000	$0	$0	$0	$37,556	$397,556
Chairman, President & Chief
Executive Officer

J. Patrick O’Grady	2006	$150,000	$140,000	$88,733	$0	$9,812	$388,545
Executive Vice President &
Chief Financial Officer
(July 1, 2006 through
December 31, 2006)

Dennis J. O’Leary	2006	$288,000	$0	$1,376	$0	$0	$289,376
Interim Chief Financial
Officer (March 31, 2006 through
June 30, 2006)
EVP & Principal Accounting
Officer (July 1, 2006 through
August 15, 2006)

Bradley W. Harris	2006	$60,000	$0	$0	$0	$349,615	$409,615
Former Chief Financial
Officer (January 1, 2006 through
March 31, 2006)

Bruce F. Robinson	2006	$335,000	$402,000	$0	$0	$32,978	$769,978
President of Military Housing
Business

John DeRiggi	2006	$287,500	$345,000	$0	$0	$30,113	$662,613
President of Student Housing
Business & Chief Investment
Officer

Joseph M. Macchione	2006	$250,000	$300,000	$0	$0	$17,786	$567,786
Executive Vice President,
General Counsel & Secretary

(1)             The amounts in column (e) reflect the dollar amount recognized by the Company as an expense for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R, with respect to awards pursuant to the Company’s Equity Incentive Plan. Mr. O’Grady received 40,000 restricted shares on July 1, 2006, in accordance with the terms of his employment agreement that became effective as of that date. The restricted shares vest over a three-year period, with 10,000 vesting on July 1, 2007 and 15,000 shares vesting on each of July 1, 2008 and July 1, 2009. Mr. O’Leary, who served as the Company’s interim chief financial officer during a portion of 2006, receives grants of restricted shares for his service as a non-employee trustee on the Company’s Board of Trustees. Additional information relating to the annual grant of restricted shares to the Company’s non-employee trustees is provided in the table below titled “Trustee Compensation.”  The number of restricted shares granted to Mr. O’Leary for the fiscal year 2006 was pro-rated to exclude the period of time that he served as an employee of the Company. Both vested and unvested restricted shares receive dividend distributions made by the Company.

(2)             Mr. Holloway’s employment agreement provides that he will receive a monthly car allowance of $1,500, and other benefits as are commensurate with his position, including reimbursement for the cost of tax preparation and financial planning services up to a maximum aggregate of $10,000 annually, an annual medical examination and six weeks of paid vacation annually and various other customary benefits. Pursuant to Messrs. Robinson’s and DeRiggi’s employment agreements, each will receive a monthly car allowance of $1,000 and other benefits as are commensurate with his position, including reimbursement for the cost of tax preparation and financial planning services up to a maximum aggregate of $10,000 annually, an annual medical examination, five weeks of paid vacation annually and various other customary benefits. Pursuant to Messrs. O’Grady’s and Macchione’s employment agreements, each will receive a monthly car allowance of $650 and other benefits as are commensurate with his position, including reimbursement for the cost of tax preparation and financial planning services up to a maximum aggregate of $5,000 annually, an annual medical examination, five weeks of paid vacation annually and various other customary benefits. The employment agreements for Messrs. DeRiggi, O’Grady and Macchione became effective as of July 1, 2006.  During 2006, the Company paid car allowances for Messrs. Holloway, Robinson, DeRiggi,

O’Grady and Macchione of $18,000, $12,000, $9,900, $3,900 and $7,800 respectively; and paid tax planning services for each of Messrs. Holloway, Robinson, DeRiggi, O’Grady and Macchione of $10,000, $10,000, $9,900, $2,500 and $7,800, respectively. During 2006, the Trust made the following matches under the Company’s 401(k) plan: $1,328 (Mr. Holloway); $2,750 (Mr. Robinson); $2,485 (Mr. DeRiggi); $669 (Mr. O’Grady); and $104 (Mr. Macchione); and paid medical benefits as follows: $8,228  (Mr. Holloway); $8,228 (Mr. Robinson); $8,228 (Mr. DeRiggi); $2,743 (Mr. O’Grady);  and $2,082 (Mr. Macchione). The amount shown for Mr. O’Leary includes $21,946 of cash fees paid in connection with service as a non-employee trustee of the Company’s Board of Trustees.

(3)             Mr. Harris served as the Company’s chief financial officer until his termination of employment effective March 31, 2006. On June 28, 2006, the Company entered into a Confidential Settlement Agreement and General Release with Mr. Harris, pursuant to which Mr. Harris received the right to the following payments: (i) payment of $75,000, less applicable deductions and withholdings, representing an amount equal to four months of pay at employee’s base salary as of the termination date, (ii) a payment of $18,750, representing an amount equal to Mr. Harris’ bonus attributable to the year ended December 31, 2005, (iii) a payment of $1,250, representing payment toward outplacement service fees incurred by Mr. Harris, (iv) commencing on August 15, 2006, a sum of $250,000, less applicable deductions and withholdings, to be paid in semi-monthly installments of $9,375 in accordance with the company’s normal payroll cycle, and (v) a payment of $4,615 representing payment of his earned but unused vacation as of his termination date. In addition, the Company has made a payment to Mr. Harris’ legal counsel in the gross amount of $25,000.

The table below summarizes the grant of plan-based awards to our executive officers during the fiscal year ended December 31, 2006.

Grants of Plan-Based Awards

Name (a)	Grant Date (b)	All Other Share Awards: Number of Shares or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Grant Date Fair Value of Share and Option Awards (l)
Gary M. Holloway, Sr.	—	—	—	—
Chairman, President & Chief Executive Officer

J. Patrick O’Grady	July 1, 2006	40,000	—	$532,400
Executive Vice President & Chief Financial Officer (July 1, 2006 through December 31, 2006)

Dennis J. O’Leary	September 5, 2006	948	—	$12,381
Interim Chief Financial Officer (March 31, 2006 through June 30, 2006)
EVP & Principal Accounting Officer (July 1, 2006 through August 15, 2006)

Bradley W. Harris	—	—	—	—
Former CFO (January 1, 2006 through March 31, 2006)

Bruce F. Robinson	—	—	—	—
President of Military Housing Business

John DeRiggi	—	—	—	—
President of Student Housing Business & Chief Investment Officer

Joseph M. Macchione	—	—	—	—
Executive Vice President, General Counsel & Secretary

The amounts in column (l) of the foregoing table reflect the grant date fair value calculated in accordance with FAS 123(R). During 2006, J. Patrick O’Grady was the only individual to receive a plan-based award for service as an employee. The grant was made as of July 1, 2006 under the Company’s Equity Incentive Plan, and approved as part of Mr. O’Grady’s compensation pursuant to his employment agreement, which also became effective as of July 1, 2006. Pursuant to the terms of his employment agreement, Mr. O’Grady received a grant of 40,000 restricted common shares, of which 10,000 shares will vest on July 1, 2007 and 15,000 shares will vest on each of July 1, 2008 and July 1, 2009. On July 1, 2006, the fair market value of the Company’s common shares, based on the closing price as reported by the New York Stock Exchange, was $13.18 per share. Under the terms of the grant, Mr. O’Grady will receive dividends on all 40,000 restricted shares while he remains employed with the Company. The Company has historically paid a dividend with respect to each of its fiscal quarters, at a rate that is determined at the discretion of its Board of Trustees. The restricted shares will continue to vest while Mr. O’Grady remains employed with the Company, but will vest 100% immediately upon (i) a change of control of the Company, (ii) upon the employee’s termination of employment by the Company without cause (as defined in the Equity Incentive Plan), and (iii) upon the employee’s death or becoming permanently disabled (as defined in the Equity Incentive Plan). To the extent that Mr. O’Grady is terminated from employment by the Company with cause, the unvested portion of the restricted shares will be forfeited immediately to the Company.

Mr. O’Leary received a grant of 948 restricted shares on September 5, 2006 in connection with his service as a non-employee trustee of the Company’s Board of Trustees. Additional information relating to the annual grant of restricted shares to the Company’s non-employee trustees is provided in the table below titled “Trustee Compensation.” The number of restricted shares granted to Mr. O’Leary for the fiscal year 2006 was pro-rated to exclude the period of time that he served as an employee of the Company. Under the terms of the restricted share grant, Mr. O’Leary will receive dividends on all 948 restricted shares, and the shares will vest in equal annual installments over a three-year period (with the first installment vesting on June 30, 2007).

Outstanding Equity Awards at Fiscal Year-Ended December 31, 2006

	Option Awards					Share Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Shares That Have Not Vested (#)	Market Value of Shares or Units of Shares That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Gary M. Holloway, Sr.	—	—	—	—	—	—	—	—		—
Chairman, President & Chief Executive Officer

J. Patrick O’Grady	—	—	—	—	—	—	—	40,000	(1)	$406,000	(1)
Executive Vice President & CFO (July 1, 2006 through December 31, 2006)

Dennis J. O’Leary	—	—	—	—	—	—	—	3,095	(2)	$31,414	(2)
Interim Chief Financial Officer (March 31, 2006 through June 30, 2006) EVP & Principal Accounting Officer (July 1, 2006 through August 15, 2006)

Bradley W. Harris	—	—	—	—	—	—	—	—		—
Former CFO (January 1, 2006 through March 31, 2006)

Bruce F. Robinson	—	—	—	—	—	—	—	—		—
President of Military Housing Business

John DeRiggi	—	—	—	—	—	—	—	—		—
President of Student Housing Business & Chief Investment Officer

Joseph M. Macchione	—	—	—	—	—	—	—	—		—
Executive Vice President, General Counsel & Secretary

(1)    Represents 40,000 restricted shares granted to Mr. O’Grady under the Company’s Equity Incentive Plan on July 1, 2006, pursuant to the terms of Mr. O’Grady’s employment agreement. The shares vest over a three-year period, with 15,000 vesting on July 1, 2007 and 10,000 vesting on each of July 1, 2008 and July 1, 2009. Under the terms of the grant, Mr. O’Grady will receive dividends on all 40,000 restricted shares while he remains employed with the Company. The Company has historically paid a dividend with respect to each of its fiscal quarters, at a rate that is determined at the discretion of its Board of Trustees. The restricted shares will continue to vest while Mr. O’Grady remains employed with the Company, but will vest 100% immediately upon (i) a change of control of the Company, (ii) upon the employee’s termination of employment by the Company without cause (as defined in the Equity Incentive Plan), and (iii) upon the employee’s death or becoming permanently disabled (as defined in the Equity Incentive Plan). To the extent that Mr. O’Grady is terminated from employment by the Company with cause, the unvested portion of the restricted shares will be forfeited immediately to the Company. The market value of the unvested shares is based on the closing price of the Company’s common shares on December 29, 2006 as reported on the New York Stock Exchange, which was $10.15 per common share.

(2)    Represents the unvested portion of restricted shares granted to Mr. O’Leary in connection with his service as a non-employee trustee of the Company’s Board of Trustees. Additional information relating to the annual grant of restricted shares to the Company’s non-employee trustees is provided in the table below titled “Trustee Compensation.”  The amount of restricted shares granted to Mr. O’Leary for the fiscal year 2006 was pro-rated to exclude the period of time that he served as an employee of the Company. Under the terms of the restricted share grants, Mr. O’Leary will receive dividends on unvested and vested shares, and the shares will vest in equal annual installments over a three-year period. The unvested restricted shares as of December 31, 2006 will vest as follows: with respect to a grant made on January 1, 2005, 1,167 shares will vest on October 28, 2007; with respect to a grant made on March 31, 2005, 142 shares will vest on March 31, 2007 and 143 shares will vest on March 31, 2008; with respect to a grant made on  June 30, 2005, 120 shares will vest on June 30, 2007 and 121 shares will vest on June 30, 2008; with respect to a grant made on September 30, 2005, 227 shares will vest on September 30, 2007 and 228 shares will vest on September 30, 2008; and with respect to a grant made on September 5, 2006, 316 shares will vest on each of June 30, 2007, June 30, 2008 and June 30, 2009. The market value of the unvested shares is based on the closing price of the Company’s common shares on December 29, 2006 as reported on the New York Stock Exchange, which was $10.15 per common share.

The table below summarizes the restricted share awards held by our executive officers that have vested as of December 31, 2006.

Option Exercises and Shares Vested

	Option Awards		Share Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting ($) (e)
Gary M. Holloway, Sr.	—	—	—		—
Chairman, President & Chief Executive Officer

J. Patrick O’Grady	—	—	—		—
Executive Vice President & Chief Financial Officer (July 1, 2006 through December 31, 2006)

Dennis J. O’Leary	—	—	2,823	(1)	$39,710	(1)
Interim Chief Financial Officer (March 31, 2006 through June 30, 2006) EVP & Principal Accounting Officer (July 1, 2006 through August 15, 2006)

Bradley W. Harris	—	—	—		—
Former Chief Financial Officer (January 1, 2006 through March 31, 2006)

Bruce F. Robinson	—	—	—		—
President of Military Housing Business

John DeRiggi	—	—	—		—
President of Student Housing Business & Chief Investment Officer

Joseph M. Macchione	—	—	—		—
Executive Vice President, General Counsel & Secretary

(1)             Represents restricted shares pursuant to multiple grants in connection with Mr. O’Leary’s service as a non-employee trustee of the Company’s Board of Trustees. Additional information relating to the annual grant of restricted shares to the Company’s non-employee trustees is provided in the table below titled “Trustee Compensation.”   Under the terms of the restricted share grants, Mr. O’Leary will receive dividends on unvested and vested shares, and the shares will vest in equal annual installments over a three-year period. The value of the vested shares realized is calculated based on the closing price of the Company’s shares as reported on the New York Stock Exchange on the applicable vesting date for the shares, and specifically were as follows: with respect to a grant made on January 1, 2005, 1,167 shares vested on October 28, 2005 with a value of $14.92 per share and 1,167 shares vested on October 28, 2006 with a value of $13.88 per share; with respect to a grant made on March 31, 2005, 142 shares vested on March 31, 2006 with a value of $11.64 per share; with respect to a grant made on June 30, 2005, 120 shares vested on June 30, 2006 with a value of $13.18 per share; and with respect to a grant made on September 30, 2005, 227 shares vested on September 30, 2006 with a value of $12.62 per share.

Potential Payments Upon Termination or Change in Control

Pursuant to the Company’s employment agreements, Messrs. Holloway, Robinson, DeRiggi, O’Grady and Macchione, each of the executives is entitled to certain termination or change-in-control payments. The employment agreements provide that the executive officers agree to devote substantially all of their business time to the performance of their duties to us under their employment agreements (except as we otherwise agree). At the end of the initial three-year term, the employment agreements will automatically extend for two additional one-year periods (each, an “Extension Term”), unless either party terminates the agreement by providing prior written notice to the other party not later than 60 days prior to expiration thereof. These employment agreements permit us to terminate the executives’ employment with appropriate notice for or without “cause.” “Cause” is generally defined to mean:

•       conviction of, or the entry of a plea of guilty or nolo contendere to, a felony, excluding any felony relating to the negligent operation of a motor vehicle or a conviction, plea of guilty or nolo contendere arising under a statutory provision imposing per se criminal liability due to the position held by the executive with us, provided the act or omission of the executive or officer with respect to such matter was not taken or omitted to be taken in contravention of any applicable policy or directive of the Board of Trustees;

•       a willful breach of the executive’s duty of loyalty which is materially detrimental to us; and

•       a willful failure to adhere to explicitly stated duties that are consistent with the executive’s employment agreement, or the reasonable and customary guidelines of employment or reasonable and customary corporate governance guidelines or policies, including without limitation the business code of ethics adopted by our Board of Trustees, or the failure to follow the lawful directives of our Board of Trustees provided such directives are consistent with the terms of the executive’s employment agreement, which continues for a period of 30 days after written notice to the executive.

In addition, each executive has the right under his employment agreement to resign for “good reason” upon certain events that occur without such executive’s written consent, provided the executive notifies us of his determination that “good reason” exists within 60 days of when the executive knows of the occurrence of the event upon which his determination is based. For these purposes, “good reason” means (i) any material reduction in duties, responsibilities or reporting requirements, or the assignment of any duties, responsibilities or reporting requirements that are inconsistent with his positions with us; (ii) a reduction in his annual base salary; (iii) the termination or material reduction of certain employee benefit plans, programs or material fringe benefits other than in connection with modifications to plans that are applicable to all similarly situated officers; (iv) relocation of our offices outside of a 35-mile radius of Newtown Square, Pennsylvania; (v) a failure by us to renew his employment agreement on at least comparable terms at the close of the initial term or of either extension term; or (vi) our material breach of his employment agreement which continues for a period of 30 days after written notice. In addition, with respect to Mr. Holloway, such “good reason” also includes his removal from the board, other than for “cause,” or failure to be nominated or elected to the board, other than for “cause,” absent his prior written consent.

In the event of a termination of the executive’s employment by the executive or by us (or our successor) for any reason other than “cause” following a change of control, the executive will become fully vested in his options and restricted shares and shall have a two-year period from his or her date of termination to exercise his or her vested options. In general terms, a change of control occurs:

•       if a person, entity or affiliated group (with certain exceptions) acquires more than 50% of our then outstanding voting securities;

•       if we merge into another entity, unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

•       upon the liquidation, dissolution, sale or disposition of all or substantially all of our assets such that after that transaction the holders of our voting shares immediately prior to the transaction own less than 50% of the voting securities of the acquiror or its parent;

•       if our board members are elected such that a majority of the board members have been members of the board for less than two years, unless the election or nomination for the election of each new board member who was not a board member at the beginning of such two year period was approved by at least two-thirds of the board members then still in office who were board members at the beginning of such period; or

•       if a majority of our board votes in favor of a resolution stating that a change of control has occurred.

With respect to Messrs. Holloway and Robinson, if payments become due as a result of a change of control and the excise tax imposed by Section 4999 of the Code applies, the terms of their employment agreements require us to gross up the executives for the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.

Each executive has agreed with the Company that for a period after termination of his employment (18 months for Messrs. Holloway and Robinson, 24 months for Messrs. DeRiggi, O’Grady and Macchione), such executive will not compete with the Company by working with or investing in, subject to certain limited exceptions noted below, any enterprise engaged in a business substantially similar to any primary segment of our business as conducted during the period of the executive’s employment with the Company. The executive will not be subject to these restrictions if the Company commits a material breach of the executive’s employment agreement. In addition, these restrictions will not preclude the executive from (i) making any investment in a public company or any entity in which he is the owner of 5% or less of the issued and outstanding voting securities, provided ownership does not result in his being obligated or required to devote a substantial amount of managerial efforts, (ii) engaging in charitable, academic or community activities, or in trade or professional organizations, or (iii) holding directorships in other companies consistent with our conflict of interest policies and corporate governance guidelines.

The employment agreements provide that, if the executive’s employment ends due to termination by us without cause, or termination by the executive for good reason, we will be obligated to pay the following severance benefit: (i) a lump sum payment equal to (A) with respect to Mr. Holloway, three times base salary his average annual bonus determined at the superior level of both corporate and individual performance for the year in which the termination occurs, (B) with respect to Mr. Robinson, two times such amount if not in connection with a change of control and three times such amount if in connection with a change of control, and (C) with respect to Messrs. DeRiggi, O’Grady and Macchione, two times such amount, (ii) a prorated amount of the incentive bonus at the superior level for individual and corporate performance for the year in which the termination occurs, and (iii) an amount equal to accrued but unpaid base salary through the date of termination plus any other compensation then due and owing. The Company will also permit the executive to continue to participate in, and will pay the premiums for, group health coverage for a period of three years following the executive’s date of termination with respect to Messrs. Holloway and Robinson, and two years with respect to Messrs. DeRiggi, O’Grady and Macchione. Additionally, all of the options and restricted shares granted to the executive will become fully vested, and the executive will have a period of at least two years from the effective date of termination in which to exercise all vested options. If, however, any executive resigns for “good reason” upon notice of non-renewal by the Company after the second Extension Term, the multiplier described in clause (i) above will be reduced to one times such amount. Assuming a triggering event for these severance benefits upon termination took place as of December 31, 2006, the following payments would have been due and payable to the executive officers:

Named Executive Officer With Employment Agreements	Estimated Aggregate Payment Upon Termination for Cause, or by Employee with Good Reason, as of December 31, 2006
Gary M. Holloway, Sr.	$2,376,000
Chairman, President & CEO

J. Patrick O’Grady	$1,320,000
Executive Vice President & CFO (July 1, 2006 through December 31, 2006)

Bruce F. Robinson	$1,474,000
President of Military Housing Business

John DeRiggi	$1,265,000
President of Student Housing Business & Chief Investment Officer

Joseph M. Macchione	$1,100,000
Executive Vice President, General Counsel & Secretary

If an executive’s employment ends due to death or permanent disability, the Company will pay to the executive, or his estate or beneficiary, an amount equal to one times the executive’s base salary and the executive’s annual incentive bonus (determined at the superior level for both corporate and individual performance for the year in which the termination of employment occurs) within 10 days of the occurrence of the relevant event. Further, the executive will become vested in all options and restricted shares and the executive or the executive’s personal representative will have one year from the date of the event to exercise all vested options. The Company will pay to the executive or the executive’s representative any base salary, annual bonus, expense reimbursement, and all other compensation related payments payable as of the date of the relevant event. In addition, the Company will pay to the executive or the executive’s representative a prorated amount of the incentive bonus at the target level for corporate and individual performance for the year in which the relevant event occurred. Assuming a triggering event for these severance benefits upon termination took place as of December 31, 2006, the following payments would have been due and payable to the executive officers:

Named Executive Officer With Employment Agreements	Estimated Aggregate Payment Upon Termination as a result of Death or Permanent Disability, as of December 31, 2006
Gary M. Holloway, Sr.	$792,000
Chairman, President & CEO

J. Patrick O’Grady	$660,000
Executive Vice President & CFO (July 1, 2006 through December 31, 2006)

Bruce F. Robinson	$737,000
President of Military Housing Business

John DeRiggi	$632,500
President of Student Housing Business & Chief Investment Officer

Joseph M. Macchione	$550,000
Executive Vice President, General Counsel & Secretary

In the event of a termination of the executive’s employment by the executive or by us (or our successor) for any reason other than “cause” following a change of control as described above, the executive will become fully vested in his options and restricted shares and shall have a two-year period from his or her date of termination to exercise his or her vested options.

With respect to Messrs. Holloway and Robinson, if payments become due as a result of a change of control and the excise tax imposed by Section 4999 of the Code applies, the terms of their employment agreements will require us to gross up the executives for the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment. Effective as of July 27, 2006, the Company entered into an amendment to its employment agreement with Bruce F. Robinson, President of the Military Housing division. Under the terms of the amendment, in the event of the occurrence of a change of control (as defined in the agreement), other than a change of control resulting from a transaction in which Gary M. Holloway, Sr. or Mr. Robinson is a majority owner or managing member of the Company (or any successor) following the transaction, then Mr. Robinson and the Company (or the buyer or acquirer in such change of control transaction) shall enter into good faith negotiations not later than 15 days following the closing of such transaction as to Mr. Robinson’s position with, and role and compensation in the post-closing business. If the parties to such negotiation have not reached an agreement and have not executed an employment agreement with respect to Mr. Robinson’s ongoing employment after the closing not later than 30 days following such closing, then Mr. Robinson shall have the right, not later than 15 days following the expiration of the 30-day period, to terminate employment with the Company and have such termination deemed to constitute “good cause” pursuant to the agreement; provided, however, that such election shall not be available in the event (i) that Mr. Robinson has become entitled to severance under any other provision of the employment agreement prior to his termination of employment, or (ii) of his death, permanent disability or the occurrence of any event that would give the Company valid reason to terminate for cause. Assuming a triggering event for these severance benefits upon termination took place as of December 31, 2006, the following payments would have been due and payable to the executive officers:

Named Executive Officer With Employment Agreements	Estimated Aggregate Payment Upon Termination For any reason other than Cause, as of December 31, 2006
Gary M. Holloway, Sr.	$2,971,470
Chairman, President & CEO

J. Patrick O’Grady	$1,320,000
Executive Vice President & CFO (July 1, 2006 through December 31, 2006)

Bruce F. Robinson	$2,802,367
President of Military Housing Business

John DeRiggi	$1,265,000
President of Student Housing Business & Chief Investment Officer

Joseph M. Macchione	$1,100,000
Executive Vice President, General Counsel & Secretary

The following table presents total trustee compensation earned by non-employee members of our Board of Trustees during the fiscal year ended December 31, 2006.

Trustee Compensation

Name (a)	Fees Earned or Paid in Cash ($) (b)(1)		Share Awards ($) (c)(2)	All Other Compensation ($) (g)	Total ($) (h)
Frederick F. Buchholz	$117,048	(1)	$25,170	—	$142,218
RADM James W. Eastwood (Ret)	$168,548	(1)	$25,170	—	$193,718
Michael D. Fascitelli	$29,500	(1)	$22,606	—	$52,106
Steven J. Kessler	$136,500	(1)	$25,170	—	$161,670
Denis J. Nayden	$34,000	(1)	$25,170	—	$59,170
Richard A. Silfen	$251,815	(1)	$25,170	—	$276,985

(1)             The aggregate cash amounts shown for each trustee include the following: Mr. Buchholz—$20,000 for annual retainer fee, $13,000 for Board meeting attendance fees, and $84,048 for Committee retainer and meeting attendance fees; Adm. Eastwood—$20,000 for annual retainer fee, $13,000 for Board meeting attendance fees, and $135,548 for Committee retainer, service and meeting attendance fees; Mr. Fascitelli—$20,000 for annual retainer fee and $9,500 for Board meeting attendance fees; Mr. Kessler—$20,000 for annual retainer fee, $13,500 for Board meeting attendance fees and $103,000 for Committee retainer, service and meeting attendance fees; Mr. Nayden—$20,000 for annual retainer fee, $12,500 for Board meeting attendance fees and $1,500 for Committee retainer and meeting attendance fees; and Mr. Silfen—$20,000 for annual retainer fee, $13,500 for Board meeting attendance fees and $218,315 for Committee retainer, service and attendance fees. Dennis O’Leary, who is also a non-employee trustee of the Company, is listed as a named executive officer in the “Summary Compensation Table” presented above, and therefore is not shown in this table.

(2)             The amounts in column (c) reflect the dollar amount recognized by the Company as an expense for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R of awards pursuant to the Company’s Equity Incentive Plan. All trustees shown in the table received a grant of 1,518 restricted common shares on June 30, 2006 under the Company’s Equity Incentive Plan. The grant date fair values of the awards, also computed in accordance with FAS 123(R), with respect to the 1,518 restricted shares granted to each of the trustees on June 30, 2006 was $120,042. The restricted shares all vest in three equal installments over a three-year period. Additional information relating to the annual grant of restricted shares to the Company’s non-employee trustees is provided in the narrative disclosure below this table. Both vested and un-vested restricted shares receive dividend distributions made by the Company. As of the year ended December 31, 2006, each of the non-employee trustees held the following aggregate restricted share awards: Messrs. Buchholz, Kessler, Nayden , Silfen and Adm. Eastwood each held 3,665 restricted common shares; and Mr. Fascitelli held 4,207 restricted common shares.

As compensation for serving on the Company’s Board, each non-employee trustee receives an annual fee of $40,000, of which $20,000 is paid in the form of restricted shares and $20,000 is paid in cash. The cash portion of this annual fee is paid on a quarterly pro-rata basis, and the restricted share portion of this annual fee is paid on June 30th of each fiscal year. These restricted shares vest in three equal annual installments, are considered outstanding common shares for purposes of voting along with our common shareholders, and receive dividend-equivalent cash payments along with our common shareholders. In addition, prior to 2007, non-employee trustees received $1,000 for each Board or committee meeting attended in person and $500 for each Board or committee meeting attended telephonically. Commencing on January 1, 2007, non-employee trustees will receive $1,000 for each Board or committee meeting attended either in person or telephonically. Committee chairmen receive an additional annual fee with the lead independent trustee receiving an additional $5,000 per year, the Audit Committee chairman receiving an additional $7,500 per year, and the Compensation Committee chairman and the Nominating and Corporate Governance Committee chairman each receiving an additional $5,000 per year. On September 15, 2006, the Board of Trustees, upon recommendation of the Nominating and Corporate Governance Committee and the Company’s management, also approved a one-time payment to members of the Audit Committee in recognition of their additional work in performing the Company’s special investigation initiated during the first quarter of 2006. These additional Audit Committee service fees were payable as follows: Mr. Kessler ($67,500); Mr. Silfen ($52,500) and Adm. Eastwood ($30,000).

The Board of Trustees also appointed a Special Committee in March 2006 to consider and analyze strategic and financial alternatives, including potential offers to acquire the Company. The Special Committee was dissolved officially in December 2006. Members of the Special Committee, which consisted of Mr. Silfen (Chairman), Mr. Buchholz and Adm. Eastwood, received the following fees: (i) an initial retainer in the amount of $10,000 for the Chairman and $5,000 for other members, (ii) for each full or partial month of service rendered by the Special Committee, a monthly retainer of $10,000 for the Chairman and $5,000 for other members, plus such other amounts as may be deemed appropriate by the Board of Trustees following the date on which these retainer fees were paid, and (iii) attendance fees for participating in meetings in the same manner as described above for standing committees ($1,000 for attendance in person, and $500 for attendance via telephone conference).

Trustees who also are officers or employees of the Company receive no additional compensation as trustees. In addition, we reimburse our trustees for their reasonable out-of-pocket expenses incurred in attending Board and committee meetings. Upon joining the Board of Trustees, each non-employee trustee receives 3,500 restricted common shares that vest in three equal annual installments. The Board of Trustees may change the compensation of non-employee trustees in its discretion, and has delegated this authority to the Nominating and Corporate Governance Committee.

Compensation Committee Interlocks and Insider Participation

All of the members of the Compensation Committee of the Company’s Board have been determined to be independent trustees in accordance with the listing standards and corporate governance rules of the NYSE and the terms of the Company’s Corporate Governance Guidelines. None of these trustees, or any of our executive officers, serves as a member of a board or any compensation committee of any entity that has one or more executive officers serving as a member of the Board of Trustees.

Equity Incentive Plan

We have established an equity incentive plan, or Plan, for the purpose of attracting and retaining non-employee trustees, executive officers and other key employees, including officers and employees of our operating partnership and its subsidiaries. The Plan provides for the issuance of options to purchase common shares, share awards, share appreciation rights, performance units and other equity-based awards. Each option granted pursuant to the Plan will be designated at the time of grant as either an option intended to qualify as an incentive stock option under Section 422 of the Code, referred to as a qualified incentive option, or as an option that is not intended to so qualify, referred to as a non-qualified option.

Administration of the Plan

The Plan is administered by our Compensation Committee, which determines all terms of awards under the Plan. Our Compensation Committee also determines who will receive grants under the Plan and the number of common shares subject to the grant.

Eligibility

Eligibility to participate in the Plan is based upon selection by the Compensation Committee. Employees, employees of our subsidiaries and affiliates, non-employee trustees and consultants who perform services for us and our subsidiaries and affiliates may be selected by the Compensation Committee to participate in the Plan.

Awards

The Plan authorizes the issuance, in the form of common shares, options, share appreciation rights, performance units and other equity-based awards, of up to 2,000,000 common shares. The Plan limit the maximum number of common shares, options, share appreciation rights, performance units and other equity-based awards that may be awarded to an individual in any calendar year to 400,000 common shares, subject to adjustment as described in the Plan. As of December 31, 2006, 83,910 restricted common shares were issued and outstanding under the Plan, all of which have been issued to our non-management trustees as partial consideration of their annual trustee fee, expect that 40,000 restricted shares were issued to Mr. O’Grady upon commencement of his employment with the Company on July 1, 2006.

In connection with share splits, dividends, recapitalizations and certain other events, the Compensation Committee may make adjustments it deems appropriate in the aggregate number of common shares reserved for issuance, the maximum number of common shares that may be issued under the Plan, the number of common shares covered by outstanding awards, the limit on the number of common shares that may be granted to any individual in any given year, and the exercise prices relating to those awards.

If any options or share appreciation rights terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or if any share awards, performance units or other equity-based awards are forfeited, the common shares subject to such awards will again be available for purposes of the Plan.

Vesting

Our Compensation Committee determines the vesting of awards granted under the Plan.

Options

The Plan authorizes our Compensation Committee to grant qualified incentive options for common shares in an amount and at an exercise price to be determined by it, provided that the price cannot be less than 100% of the fair market value of the common shares on the date on which the option is granted. If a qualified incentive option is granted to a 10% shareholder, the exercise price will be at least 110% of the fair market value of the common shares on the date on which the option is granted and additional requirements will apply to the option. The exercise price of non-qualified options will be equal to 100% of the fair market value of common shares on the date the option is granted. The exercise price for any option will generally be payable (i) in cash, (ii) in certain circumstances as permitted by our Compensation Committee, by the surrender of common shares or vested stock options with an aggregate fair market value on the date on which the option is exercised, of the exercise price, (iii) by payment through a broker in accordance with procedures established by the Federal Reserve Board, or (iv) some other method approved by our Compensation Committee. The term of an option shall be set by the Compensation Committee; however, the term of an incentive option shall not exceed ten (10) years from the date of grant. If a qualified incentive option is granted to a 10% shareholder, the term cannot exceed five (5) years from the date of grant.

Our Compensation Committee may grant dividend equivalents in connection with options granted under the Plan. Dividend equivalents may be paid currently or accrued as contingent cash obligations and may be payable in cash, common shares or a combination of the two. Our Compensation Committee will determine the terms of any dividend equivalents. Our Compensation Committee may also provide in connection with an option that if common shares are used to exercise the option or are withheld to pay any taxes, an additional option will be granted to the optionholder equal to the number of common shares used to exercise the option or pay the withholding taxes. Such options will have an exercise price equal to the fair market value of the common shares on the date of grant or such other exercise price determined by our Compensation Committee and will have a term that is not longer than the unexpired term of the exercised option.

Restricted Share Awards

The Plan also provides for the grant of restricted share awards. A restricted share award is an award of common shares that may be subject to restrictions on transferability and other restrictions as our Compensation Committee determines in its sole discretion on the date of grant. The restrictions, if any, may lapse over a specified period of employment or the satisfaction of pre-established criteria, in installments or otherwise, as our Compensation Committee may determine. Except to the extent restricted under the award agreement relating to the share awards, a participant awarded a share award will have all of the rights of a shareholder as to those shares, including, without limitation, the right to vote and the right to receive dividends or distributions on the shares.

All unvested share awards are forfeited if an executive is terminated for any reason unless the Compensation Committee waives, in whole or in part, the forfeiture provisions of the share awards or to the extent otherwise provided in an agreement between us and the employee.

Share Appreciation Rights

The Plan authorizes our Compensation Committee to grant share appreciation rights that provide the recipient with the right to receive, upon exercise of the share appreciation right, cash, common shares or a combination of the two. The amount that the recipient will receive upon exercise of the share appreciation right will depend on the base amount of the share appreciation right and the appreciation in the value of the share appreciation right at the time of exercise. Share appreciation rights will become exercisable in accordance with terms determined by our Compensation Committee. Share appreciation rights may be granted in tandem with an option grant or independently from an option grant.

Performance Units

The Plan also authorizes our Compensation Committee to grant performance units. Performance units represent the right of the recipient to receive an amount based on the value of the performance unit if performance goals established by the Compensation Committee are met. Our Compensation Committee will determine the applicable performance period, the performance goals and such other conditions of the performance unit. Performance goals may relate to our financial performance or our operating units, the performance of our common shares, the recipient’s performance or such other criteria determined by the Compensation Committee. If the performance goals are met, performance units will be paid in cash, common shares, or a combination of the two.

Other Equity-Based Awards

Our Compensation Committee may grant other types of share-based awards as equity-based awards under the Plan. Equity-based awards will be payable in cash, common shares or other equity determined by the Compensation Committee. The terms and conditions of other equity-based awards will be determined by the Compensation Committee.

In addition, other equity interests awarded under an affiliated plan or award agreement that may be converted into common shares under the Plan pursuant to the terms of such affiliated plan or award agreement will be honored by the Plan.

Aggregate Limit on Awards

The Plan limits the total number of common shares that may be subject to awards at full value (e.g., restricted shares) to a number equal to one-third of the total number of common shares authorized for issuance under the Plan from time to time.

Qualified Performance-Based Compensation

The Plan permits the Compensation Committee to impose and specify specific performance goals that must be met with respect to grants of share awards, performance units and equity-based awards that are intended to meet the exception for qualified performance-based compensation under Section 162(m) of the Code. Prior to or soon after the beginning of the performance period, the Compensation Committee will establish in writing the performance goals that must be met, the applicable performance periods, the amounts to be paid if the performance goals are met and any other conditions. Forfeiture of all or part of any grant will occur if the performance goals are not met, as determined by the Compensation Committee.

The performance goals, to the extent designed to meet the requirements of Section 162(m) of the Code, will be determined by our Compensation Committee and be based on one or more of the following: share price, earnings per share, net earnings, operating earnings, return on assets, shareholder return, return on equity, growth in assets, unit volume, sales, market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures.

Deferrals

The Compensation Committee may permit or require grantees to defer receipt of the payment of cash or the delivery of common shares that would otherwise be due to the grantee in connection with a grant under the Plan. The Compensation Committee will establish the rules and procedures applicable to any such deferrals.

Change of Control

If we experience a change of control, unless our Compensation Committee determines otherwise, all outstanding options and share appreciation rights that are not exercised prior to the change of control will be assumed by, or replaced with, comparable options or rights of the surviving entity (or a parent or subsidiary of the surviving entity) and other outstanding grants will be converted to similar grants of the surviving entity (or a parent or subsidiary of the surviving entity). The Compensation Committee may also provide that (i) all outstanding options and share appreciation rights will be fully exercisable upon termination of employment for any reason other than a termination for cause or resignation without good reason following the change of control or such other date determined by our board of trustees, (ii) restrictions and conditions on outstanding share awards will lapse upon termination of employment for any reason other than a termination for cause or resignation without good reason following the change of control or upon such other event, (iii) grantees holding performance units or equity-based awards will receive payment of their performance units or equity-based awards in an amount determined by our Compensation Committee upon termination of employment for any reason other than a termination for cause or resignation without good reason following a change of control, (iv) grantees will be required to surrender their outstanding options and share appreciation rights in exchange for a payment, in cash or common shares, equal to the difference between the exercise price and the fair market value of the underlying common shares upon a change of control, or (v) after grantees have the opportunity to exercise their options and share appreciation rights, any unexercised options and share appreciation rights will be terminated on the date determined by our Compensation Committee.

A change of control under the Plan occurs:

•              if a person, entity or affiliated group (with certain exceptions) acquires more than 50% of our then outstanding voting shares;

•              if we merge into another entity unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

•              upon the liquidation, dissolution, sale or disposition of all or substantially all of our assets such that after that transaction the holders of our voting shares immediately prior to the transaction own less than 50% of the voting securities of the acquiror or its parent;

•              if our board members are elected such that a majority of the board members have been members of the board for less than two years, unless the election or nomination for the election of each new board member who was not a board member at the beginning of such two year period was approved by at least two-thirds of the board members then still in office who were board members at the beginning of such period; or

•              if a majority of our board votes in favor of a decision that a change of control has occurred.

Amendment; Termination

Our board of trustees may amend or terminate the Plan at any time; provided that our shareholders must approve any amendment if such approval is required in order to comply with the Internal Revenue Code, applicable laws, or applicable stock exchange requirements. Unless terminated sooner by our board of trustees or extended with shareholder approval, the Plan will terminate on the tenth anniversary of its date of adoption.

Deferred Compensation Plan

We have established a non-qualified Deferred Compensation Plan, or DC Plan, which is designed to allow trustees and a select group of employees designated by the Compensation Committee to elect to defer income otherwise payable to the participant to certain accounts maintained under the DC Plan for such participant. Participants may defer income to a retirement account or an in-service account. Benefits will be payable under the DC Plan in a lump sum or annual installments over a number of years specified by the participant.

Retirement Account Benefits

Participants may elect to begin to receive vested benefits from their retirement account once they have terminated employment with us or retired. Payment of such benefits will commence thereafter as soon as administratively practicable, but in no event later than 120 days after the participant’s termination date.

In-Service Account Benefits

Participants may begin to receive vested benefits under their in-service account once they have selected a payment date. Such payment of the participant’s vested benefit under his or her in-service account will commence as soon as administratively practicable, but in no event later than 60 days after the participant’s selected payment date.

Death Benefits

If a participant dies prior to the commencement of benefits under the DC Plan, we will make a lump sum payment to the participant’s designated beneficiary in an amount equal to the participant’s vested account balance. If the participant dies after commencement of benefits under the DC Plan, we will continue such payments to the participant’s designated beneficiary as if the participant had survived.

Unfunded Plan

The DC Plan is an unfunded plan that is not intended to meet the requirements of Section 401(a) of the Code. DC Plan benefit payments may be made from our general assets and a participant will be considered one of our general unsecured creditors. We may establish a “rabbi” trust in connection with the plan.

401(k) Plan

We have established a retirement savings plan under Section 401(k) of the Code to cover our eligible employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We match each eligible employee’s annual contributions, within prescribed limits, $0.25 per dollar up to 5% of the participant’s compensation. Our matching contributions vest immediately when a participant earns at least three years of service. All of our full time employees are eligible to participate in the 401(k) plan, except non-resident aliens, leased employees, employees covered by a collective bargaining agreement, and independent contractors, subject to eligibility requirements defined within the plan.

INVESTMENT POLICIES AND POLICIES
WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our investment policies and our policies with respect to certain other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our board of trustees, without a vote of our shareholders. Any change to any of these policies by our board, however, would be made only after a thorough review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, our board of trustees believes that it is advisable to do so and in our and our shareholders’ best interest. We cannot assure you that our investment objectives will be attained.

Investment Approval Policy

We have no set limitation regarding (i) the number of student housing properties or military housing projects in which we may invest, (ii) the amount or percentage of our assets that we may invest in any specific property or project that falls within our overall business strategy or (iii) the concentration of our investments in any geographic area in the U.S. or abroad. Prior to the first quarter of 2006, our board of trustees adopted an investment approval policy pursuant to which our board must approve any acquisition with a total purchase price of $25.0 million or greater, and must approve any acquisition, regardless of purchase price, during a quarter in which other acquisitions completed during such quarter have exceeded an aggregate purchase price of $100.0 million. In April 2006, our board of trustees amended this policy to require that all future student housing property acquisitions (including entering into joint ventures for the purpose of acquiring or developing properties), regardless of the applicable purchase price, be presented to the board for approval. In addition, our board of trustees must approve the material terms of all student housing refinancings and dispositions. With regard to military housing, board approval is required prior to the execution of a final agreement on an award of a military housing privatization project, where such project requires an equity investment or equity commitment by us in excess of $25.0 million. Our policy is to acquire assets primarily for income.

Leverage Ratio Target

We have no restriction in our declaration of trust or bylaws regarding the amount of indebtedness we may incur. Under our current note facility with Merrill Lynch, however, we must maintain a fixed charge coverage ratio of at least 1.15 to 1.00. We are also prohibited during the term of our line of credit from creating, incurring, assuming or suffering to exist any additional indebtedness, subject to exceptions described in the line of credit relating to existing indebtedness and indebtedness relating to student housing properties and military housing project investments that were pending prior to effectiveness of the line of credit. Our debt level changes as we acquire properties or projects and refinance existing properties. The amount of total indebtedness we decide to incur during any particular period depends on how we structure and finance our property acquisitions and the current market cost of debt. Our targeted leverage ratio is in the range of 45% to 60%. Our debt level changes as we acquire properties or projects and refinance existing properties. The amount of total indebtedness we decide to incur during any particular period depends on how we structure and finance our property acquisitions and the current market cost of debt. The formula we use to calculate our leverage ratio is as follows:

Total debt
Total market capitalization

As of March 31, 2007, our leverage ratio was approximately 62.9%. Neither our declaration of trust nor our bylaws requires us to maintain a specific leverage ratio and we may determine to exceed the maximum range of our target ratio depending on the circumstances. If we determine to exceed the maximum range of our target ratio, we may do so without shareholder approval. It is possible that our leverage ratio may exceed or fall below our target range for our leverage ratio from time to time.

Investments in Securities or Entities

We make joint venture investments in entities that own military housing privatization projects as a part of our military housing business. We also may consider entering into joint ventures to acquire or develop student housing properties. We have no current intention of acquiring loans secured by properties. However, we may invest from time to time a substantial portion of our excess cash directly in fixed- and adjustable-rate mortgage-backed securities, and we may leverage these investments. There are no limitations on the amount of leverage we are permitted to incur to invest in mortgage-backed securities. We may invest in the securities of other issuers in connection with acquisitions of indirect interests in properties or projects, typically general or limited partnership or limited liability company interests in special purpose entities owning properties or projects. We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. However, we do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will require us to register as an “investment company” under the Investment Company Act of 1940, and we intend to divest securities before any registration would be required. We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

Lending Policies

Our board of trustees has adopted a policy that prohibits us from making loans to our executive officers, key employees or trustees. Other than this policy, we do not have a policy limiting our ability to make loans to other persons. We may consider offering purchase money financing in connection with the sale of properties or projects where the provision of that financing would increase the value to be received by us for the property or project sold. We may make loans to joint ventures in which we may participate. However, we do not intend to engage in significant lending activities.

Equity Capital Policies

Our board of trustees has the power, without further shareholder approval, to issue additional authorized common shares and preferred shares or otherwise raise capital, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property or other assets. Existing shareholders will have no preemptive right to additional shares issued in any offering, and any offering may cause a dilution of investment. We may in the future issue common shares or units of limited partnership interest in our operating partnership in connection with acquisitions.

Our board of trustees may authorize the issuance of preferred shares with terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of our common shares or otherwise might be in their best interest. Additionally, preferred shares could have dividend, voting, liquidation and other rights and preferences that are senior to those of our common shares.

We may, under certain circumstances, upon approval by our board of trustees but without obtaining shareholder approval, repurchase common shares from our shareholders. Our board of trustees has no present intention of causing us to repurchase any shares, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.

In the future we may institute a dividend reinvestment plan, which would allow our shareholders to acquire additional common shares by automatically reinvesting their cash dividends. Common shares would be acquired pursuant to the dividend reinvestment plan at a price equal to the then prevailing market price or a slight discount thereto, without payment of brokerage commissions or service charges. Shareholders who do not participate in the plan will continue to receive cash dividends as declared.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

From time to time, the Company may acquire, manage or develop properties in which its trustees or executive officers have an interest. The Company may recruit other persons with experience in the student or military housing industries to join its board or management team who have financial interests in housing properties the Company intends to acquire, develop or manage. In transactions of this nature, there will be conflicts between the Company’s interests and the interest of the trustee or executive officer involved, and the Company does not intend to engage in these transactions without the approval of a majority of our independent disinterested trustees.  Our declaration of trust provides that in defining or interpreting the powers and duties of the trustees, reference may be made by the trustees to the powers and duties of directors of a corporation under the Maryland General Corporation Law, or MGCL. The MGCL provides that a contract or other transaction between a corporation and any of that corporation’s directors and any other entity in which that director is also a director or has a material financial interest is not void or voidable solely on the grounds of the common directorship or interest, the fact that the director was present at the meeting at which the contract or transaction is approved or the fact that the director’s vote was counted in favor of the contract or transaction, if:

•              the fact of the common directorship or interest is known or disclosed to the board or a committee of the board, and the board or that committee authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;

•              the fact of the common directorship or interest is known or disclosed to shareholders entitled to vote on the contract or transaction, and the contract or transaction is approved by a majority of the votes cast by the shareholders entitled to vote on the matter, other than votes of shares owned of record or beneficially by the interested director, corporation, firm or other entity; or

•              the contract or transaction is fair and reasonable to the corporation.

Under the Company’s conflicts of interest policy as contained in its Code of Business Conduct and Ethics, a conflict of interest exists when a person’s private interest is not aligned or appears to be not aligned, or interferes or appears to interfere, in any way with the Company’s interest. For example, the Company’s conflicts of interest policy prohibits its officers, employees and trustees from entering into agreements, transactions or business relationships, or otherwise taking actions, that involve conflicts of interest, other than such agreements, transactions or business relationships or other actions that are (i) otherwise contemplated in the prospectus relating to the Company’s initial public offering, or (ii) approved in advance by the Company’s Audit Committee. Except as otherwise permitted as described in the foregoing sentence, the Company is prohibited from, among other things, engaging in the following activities:

•      acquiring any assets or other property from, or selling any assets or other property to, any of the Company’s trustees, officers or employees, any of their immediate family members or any entity in which any of the Company’s trustees, officers or employees or any of their immediate family members has an interest of 5% or more;

•      making any loan to, or borrowing from, any of the Company’s trustees, officers or employees, any of their immediate family members or any entity in which any of the Company’s trustees, officers or employees or any of their immediate family members has an interest of 5% or more;

•      engaging in any other transaction with any of the Company’s trustees, officers or employees, any of their immediate family members or any entity in which any of the Company’s trustees, officers or employees or their immediate family members has an interest of 5% or more; or

•      permitting any of the Company’s trustees or officers to make recommendations regarding or to approve compensation decisions that will personally benefit such trustees or officers or their immediate family members whom the Company employs, other than customary compensation for service on the Company’s Board of Trustees and its committees.

In accordance with this policy, all related party transactions as would be required to be reported under Item 404(a) of Regulation S-K as promulgated by the SEC, must be approved in advance by the Audit Committee, or are otherwise deemed to be violations of the Company’s Code of Business Conduct and Ethics.  In evaluating related party transactions for approval, the Audit Committee has considered the business purpose of the transaction, whether the terms of the transactions are consistent with those that could be obtained in arms-length negotiations with unaffiliated third-parties, the dollar value of the individual transaction and the aggregate dollar value of all related party transactions with the related party.

Related Party Management and Other Services

In the ordinary course of the Company’s business operations, the Company has on-going business relationships with Gary M. Holloway, Sr., entities affiliated with Mr. Holloway, and entities in which Mr. Holloway or the Company has an equity investment. These relationships and related transactions are summarized below.

In connection with the Company’s initial public offering, Mr. Holloway, and various entities wholly-owned by Mr. Holloway, entered into a Contribution Agreement, dated October 18, 2004, with GMH Communities, LP, the Company’s operating partnership. Pursuant to the Contribution Agreement, Mr. Holloway contributed to the operating partnership all of the partnership interests of 353 Associates, L.P., which entity’s sole asset was the corporate headquarters building located in Newtown Township, Pennsylvania. The Commonwealth of Pennsylvania and Newtown Township each impose a 1% transfer tax on the transfer of these partnership interests. During 2006, Mr. Holloway paid the Company approximately $61,000 as reimbursement for one-half of the aggregate transfer tax that was originally paid by the Company to the Commonwealth and Township in connection with transfer tax assessed against the transfer of the partnership interests. The amount paid by Mr. Holloway to the Company was recorded as a reduction to corporate assets on the Company’s balance sheet as of December 31, 2005.

Since completion of the Company’s initial public offering, the Company and certain of its employees have continued to provide services for entities that are wholly-owned or controlled by Mr. Holloway, which services include legal, IT, human resources, payroll, accounting, marketing, and costs for office equipment and furniture. These entities reimbursed the Company for these services provided during the fiscal year 2006, which totaled approximately $218,000.

The Company leases space in its corporate headquarters to entities wholly-owned by Mr. Holloway, including GMH Capital Partners, LP, an entity that provides property management services for office, retail, industrial, multi-family and corporate properties, as well as acquisition and disposition services. During the fiscal year 2006, these entities paid an aggregate of approximately $156,000 for the lease of space in the Company’s corporate headquarters.

The Company is reimbursed by the joint ventures relating to certain of its military housing projects in which the Company has an ownership interest, as well as student housing properties under the Company’s management in which Mr. Holloway was an investor through December 2006, for the cost of certain employees engaged in the daily operation of those military housing projects and student housing properties. During the year ended December 31, 2006, such expense reimbursements relating to these military housing projects and student housing properties totaled $64.0 million.

The Company earned management fees amounting to $93,000 from properties in which Mr. Holloway was an investor during 2006.

Mr. Holloway owns Bryn Mawr Abstract, Inc., an entity that provides title abstract services to third party title insurance companies, from which the Company has purchased title insurance with respect to student housing properties and military housing projects during 2006. In connection with the Company’s purchase of title insurance for these student housing properties and projects, the Company paid premiums to other title insurance companies, which fees in some cases are fixed according to statute. From these premiums, the other title companies paid to Bryn Mawr Abstract $373,000 during the year ended December 31, 2006 for the provision of title abstract services.

In February 2005, the Company transferred its interest in Corporate Flight Services, LLC, including the corporate aircraft and associated debt initially contributed to the Company’s operating partnership at the time of the Company’s initial public offering, back to Mr. Holloway. During the year ended December 31, 2006, the Company paid Corporate Flight Services, LLC $993,000 for use of the aircraft owned by Corporate Flight Services, LLC.

Trustee Independence.   Our Board currently consists of nine members, two of whom were executive officers as of May 21, 2007, and five of whom our Board has determined are “independent,” with independence being defined in the manner established by our Board and in a manner consistent with corporate governance rules established by the NYSE. These independent trustees are Messrs. Buchholz, Eastwood, Kessler, Nayden and Silfen. Our Board has adopted categorical standards, which are contained in our Corporate Governance Guidelines and conform to the independence standards established by the NYSE, to assist it in making determinations of independence. Our Corporate Governance Guidelines require that at all times a majority of the members of our Board be independent.

PRINCIPAL SHAREHOLDERS

The following table sets forth the beneficial ownership of common shares, as of June 1, 2007, by (i) each of the Company’s trustees, (ii) each of the Company’s executive officers, (iii) all of the Company’s trustees and executive officers as a group and (iv) any shareholders known to the Company to be the beneficial owner of more than 5% of our common shares (based solely on information provided in Schedule 13D or 13G filings made by such beneficial owners with the SEC). The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement or (d) the automatic termination of a trust, discretionary account or similar arrangement.

Under the terms of the Company’s Declaration of Trust, shareholders generally may not have “beneficial” or “constructive” ownership (as those terms are defined in the Declaration of Trust) of more than 7.1% in value of the outstanding shares of the Company or more than 7.1% in value or number of shares, whichever is more restrictive, of the outstanding common shares of the Company at any time. Common shares indicated as beneficially owned in the following table may not be deemed to be “beneficially” and/or constructively” owned by the shareholder under the Declaration of Trust. The Declaration of Trust provides that the Board may approve exceptions to this limitation of ownership, provided that the ownership exception would not threaten the Company’s ability to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”), and currently provides the following exceptions: (i) Mr. Holloway and persons whose share ownership would be attributed to him under the Declaration of Trust’s constructive ownership provisions may own no more than 20% in value of the outstanding shares of the Company or more than 20% in value or number of shares, whichever is more restrictive, of the outstanding common shares of the Company; (ii) Steven Roth, the chief executive officer of Vornado Realty Trust, and persons whose share ownership would be attributed to him under the Declaration of Trust’s constructive ownership rules may own no more than 8.5% in value of the outstanding shares of the Company, or more than 8.5% in value or number of shares, whichever is more restrictive, of the outstanding common shares of the Company, and (iii) Vornado Realty, L.P., Vornado Realty Trust, and designated affiliates or permitted transferees of Vornado Realty, L.P. under the terms of a warrant issued by the Company, generally have no restriction on ownership levels in the Company (except that any person who is treated as an “individual” for purposes of the Code may not benefit from this unlimited ownership exception).

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Outstanding Common Shares(1)		Percentage of Outstanding Common Shares and Units(1)
Trustees and Executive Officers
Gary M. Holloway, Sr.(2)	17,030,379	(2)	20.0	%(2)	23.2	%(2)
Bruce F. Robinson	1,014,305	(3)	2.4%		1.9%
John DeRiggi	251,250	(3)	*		*
J. Patrick O’Grady	40,000	(3)	*		*
Joseph M. Macchione	63,700	(3)	*		*
Frederick F. Buchholz	12,488	(4)	*		*
RADM James W. Eastwood (Ret)	103,038	(4)	*		*
Michael D. Fascitelli	5,552	(5)	*		*
Steven J. Kessler	11,488	(4)	*		*
Denis J. Nayden	41,488	(4)	*		*
Dennis J. O’Leary	60,918	(4)	*		*
Richard A. Silfen	15,488	(4)	*		*
All executive officers and trustees as a group (12 persons)	18,609,594		31.1	%(6)	25.4%
5% Shareholders
Cohen & Steers(7)	4,666,151		11.2%		6.3%
FMR Corp.(8)	6,235,029		15.0%		8.5%
Franklin Resources, Inc.(9)	2,957,355		7.1%		4.0%
Heitman Real Estate Securities LLC(10)	4,771,661		11.5%		6.5%
JP Morgan Chase & Co.(11)	4,289,890		10.3%		5.9%
The Vanguard Group, Inc.(12)	2,535,083		6.1%		3.5%
Vornado Realty Trust(5)	9,855,104		20.2%		13.4%

*              Less than 1%.

(1)    The percentages presented under the column titled “Percentage of Outstanding Common Shares” is based on 41,567,146 common shares outstanding as of June 1, 2007. Under the terms of the partnership agreement of the Company’s operating partnership, units of limited partnership interest generally may be redeemed for cash or common shares after the units have been held for one year from the date such units are issued (unless otherwise agreed to be redeemed earlier at the discretion of the general partner of the operating partnership).  The percentages presented under the column titled “Percentage of Outstanding Common Shares and Units” is based on an aggregate of 73, 191,763 common shares and units in our operating partnership outstanding as of June 1, 2007.

(2)    The address for Gary M. Holloway is c/o GMH Communities Trust, 10 Campus Boulevard, Newtown Square, PA 19073. The number of common shares shown as beneficially owned by Mr. Holloway includes 171,550 common shares beneficially owned by Mr. Holloway’s wife, and includes common shares issuable upon redemption of 16,988,829 OP units that were beneficially owned by Mr. Holloway as of June 1, 2007. Under the terms of the partnership agreement of the Company’s operating partnership, Mr. Holloway may require that his and his affiliates’ units of limited partnership interest be redeemed for common shares rather than cash; provided, however, that he is limited to redeeming such units for a number of common shares equal to no more than 20% of the outstanding common shares at the time of such redemption.

(3)    The number of common shares shown as beneficially owned includes common shares issuable upon redemption of the following OP units that were beneficially owned as of June 1, 2007: Bruce F. Robinson—1,010,305 units; John DeRiggi—251,250 units; and Joseph M. Macchione—62,500 units. All of the OP units held by Messrs. Robinson, DeRiggi and Macchione had been held for more than one year as of June 1, 2007 (See Footnote 1), and therefore were redeemable for common shares within 60 days. The number of common shares shown as beneficially owned by Mr. Robinson also includes 4,000 common shares held in a trust for the benefit of his children. The number of shares shown as beneficially owned by Mr. O’Grady consists of restricted common shares issued pursuant to the Company’s Equity Incentive Plan.

(4)    Number of common shares presented includes 5,806 restricted common shares issued to each of the non-employee trustees under the Company’s Equity Incentive Plan. Mr. Silfen possesses shared voting and dispositive power with his spouse over 6,000 of the common shares reported as beneficially owned by him. Mr. Kessler possesses shares voting and dispositive power with his spouse over 5,000 of the common shares reported as beneficially owned by him. Admiral Eastwood’s holdings include 10,000 common shares held by his spouse.

(5)    Number of common shares presented for Mr. Fascitelli includes 5,552 restricted common shares issued to him in connection with his service as a non-employee trustee under the Company’s Equity Incentive Plan. The number of common shares shown with respect to Vornado Realty Trust includes: (i) 2,517,247 common shares owned by Vornado Investments L.L.C., (ii) 6,666,667 OP units issued upon exercise of a warrant held by Vornado Realty L.P., and (iii) 671,190 OP units issued to Vornado CCA Gainesville, L.L.C., an affiliate of Vornado Realty Trust. Vornado Investments L.L.C. is a wholly-owned subsidiary of Vornado Realty L.P., which is the operating partnership of Vornado Realty Trust. Mr. Fascitelli is a Trustee and the President of Vornado Realty Trust. Mr. Fascitelli has reported in his filings with the SEC that he disclaims beneficial ownership in the 2,517,247 common shares held by Vornado Investments L.L.C. and the 7,337,857 OP units collectively issued to Vornado Realty L.P. and Vornado CCA Gainesville, L.L.C., except to the extent he has any pecuniary interest therein. The address of Vornado Realty Trust is 888 Seventh Avenue, New York, NY 10019.

(6)    Number of common shares indicated as beneficially owned by all trustees and executive officers includes a total of 18,324,434 common shares issuable upon redemption of outstanding OP units held by Messrs. Holloway, Robinson, DeRiggi and Macchione. Includes full redemption of Mr. Holloway’s 16,988,829 outstanding OP units, although he is only permitted to redeem such units for a number of common shares equal to no more than 20% of the outstanding common shares at the time of such redemption.

(7)    Based upon information contained in a Schedule 13G/A filed with the SEC reporting beneficial ownership as of February 13, 2007. The Schedule 13G was filed jointly by Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. The address of the reporting persons is 280 Park Avenue, 10th Floor, New York, New York 10017. Cohen and Steers, Inc. and Cohen & Steers Capital Management, Inc. possessed sole voting power over 4,418,851 and sole dispositive power over 4,666,151 shares.

(8)    Based upon information contained in a Schedule 13G filed with the SEC reporting beneficial ownership as of February 14, 2007. The Schedule 13G was filed jointly by FMR Corp. and Edward C. Johnson 3d. The address of the reporting person is 82 Devonshire Street, Boston, Massachusetts 02109. The Schedule 13G discloses the following regarding power to vote and dispose of the common shares: Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 5,904,329 shares or 14.204% of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Real Estate Invest Portfolio, amounted to 3,847,450 shares or 9.256% of the Common Stock outstanding. Real Estate Invest Portfolio has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 5,904,329 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR Corp., are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR Corp., representing 49% of the voting power of FMR Corp. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the  execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Pyramis Global Advisors Trust Company (“PGATC”), 53 State Street, Boston, Massachusetts, 02109, an indirect wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 300,700 shares or 0.723% of the outstanding common shares of the Company as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR Corp., through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 300,700 shares and sole power to vote or to direct the voting of 300,700 shares of common shares owned by the institutional accounts managed by PGATC as reported above. Fidelity International Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL, which is a qualified institution under section 240.13d 1(b)(1) pursuant to an SEC No-Action letter dated October 5, 2000, is the beneficial owner of 30,000 shares or 0.072% of the common shares outstanding of the Company. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock. FMR Corp. and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals. FMR Corp. and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Securities Exchange Act of 1934 (the “1934” Act) and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d 3 promulgated under the 1934 Act. Therefore, they are of the view that the shares held by the other corporation need not be aggregated for purposes of Section 13(d). However, FMR Corp. is making this filing on a voluntary basis as if all of the shares are beneficially owned by FMR Corp. and FIL on a joint basis.

(9)    Based upon information contained in a Schedule 13G/A filed with the SEC reporting beneficial ownership as of January 31, 2007. The address of the reporting persons is One Franklin Parkway, San Mateo, CA 94403-1906. The Schedule 13G was filed jointly by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisers, Inc. Franklin Advisers, Inc. possessed sole voting and dispositive power over 2,953,900 shares, Franklin Templeton Portfolio Advisers, Inc. possessed sole voting and dispositive power over 3,444 shares, and Franklin Resources, Inc., Charles B. Johnson and Rupert H. Johnson, Jr. did not possess sole voting or dispositive power over any shares.

(10)  Based upon information contained in a Schedule 13G/A filed with the SEC reporting beneficial ownership as of February 7, 2007. The address of the reporting person is Heitman Real Estate Securities, LLC, 191 North Wacker Drive, Suite 2500, Chicago, Illinois 60606. Heitman Real Estate Securities LLC serves as sub-investment adviser to the Old Mutual Advisor Funds II Old Mutual Heitman REIT Fund, the Penn Series Funds, Inc. REIT Fund, the Old Mutual Advisor Funds OM Asset Allocation Balanced Portfolio, the Old Mutual Advisor Funds OM Asset Allocation Moderate Growth Portfolio, the Old Mutual Advisor Funds OM Asset Allocation Growth Portfolio, the Russell Investment Funds Real Estate Securities Fund and the Frank Russell Investment Company Real Estate Securities Fund, all registered investment companies, and as investment adviser to 4,750 separate account clients. The Old Mutual Advisor Funds II Old Mutual Heitman REIT Fund, the Penn Series Funds, Inc. REIT Fund, the Old Mutual Advisor Funds OM Asset Allocation Balanced Portfolio, the Old Mutual Advisor Funds OM Asset Allocation Moderate Growth Portfolio, the Old Mutual Advisor Funds OM Asset Allocation Growth Portfolio, the Russell Investment Funds Real Estate Securities Fund and the Frank Russell Investment Company Real Estate Securities Fund and 4,750 separate account clients have given dispositive power to Heitman Real Estate Securities LLC the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of 4,771,661 shares, 11.48% of this issuer. The reporting indicates that it has sole voting power over 2,179,372 shares and sole dispositive power over 4,771,661.

(11)  Based upon information contained in a Schedule 13G/A filed with the SEC reporting beneficial ownership as of May 9, 2007. The address of the reporting person is 270 Park Avenue, New York, NY 10017. The reporting person indicates that it has sole voting power over 1,382,590 shares and sole dispositive power over 4,244,890 shares.

(12)  Based upon information contained in a Schedule 13G filed with the SEC reporting beneficial ownership on February 14, 2007. The address of the reporting person is 100 Vanguard Blvd., Malvern, PA  19355. The Vanguard Group, Inc. possessed sole voting power over 71,454 shares and sole dispositive power over 2,535,083 shares.

DESCRIPTION OF SHARES

General

Our declaration of trust provides that we may issue up to 500,000,000 common shares of beneficial interest and 100,000,000 preferred shares of beneficial interest, $0.001 par value per share. As of June 1, 2007, 41,567,146 common shares were issued and outstanding, no preferred shares were issued and outstanding, and 31,624,617 common shares were issuable upon conversion of units of our operating partnership. As permitted by the Maryland statute governing real estate investment trusts formed under the laws of that state, referred to as the Maryland REIT Law, our declaration of trust contains a provision permitting our board of trustees, without any action by our shareholders, to amend the declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue.

Maryland law and our declaration of trust provide that none of our shareholders is personally liable for any of our obligations solely as a result of that shareholder’s status as a shareholder.

Voting Rights of Common Shares

Subject to the provisions of our declaration of trust regarding the restrictions on the transfer and ownership of shares of beneficial interest and except as may otherwise be specified in the terms of any class or series of common shares, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such common shares possess the exclusive voting power. Trustees are elected by an affirmative vote of a plurality of the votes cast by holders of common shares. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding common shares, voting as a single class, can elect all of the trustees then standing for election.

Dividends, Liquidation and Other Rights

All common shares offered by this prospectus will be duly authorized, fully paid and nonassessable. Holders of our common shares are entitled to receive dividends when authorized by our board of trustees and declared by us out of assets legally available for the payment of dividends. Holders of our common shares also are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our shares and to the provisions of our declaration of trust regarding restrictions on transfer of our shares.

Holders of our common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of shares contained in our declaration of trust and to the ability of the board of trustees to create common shares with differing voting rights, all common shares will have equal dividend, liquidation and other rights.

Power to Reclassify Shares

Our declaration of trust authorizes our board of trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued common shares and preferred shares of any series from time to time in one or more series, as authorized by the board of trustees. Prior to issuance of shares of each class or series, the board of trustees is required by the Maryland REIT Law and our declaration of trust to set for each such class or series, subject to the provisions of our declaration of trust regarding the restriction on transfer of shares of beneficial interest, the terms, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. As a result, our board of trustees could authorize the issuance of preferred shares that have priority over the common shares with respect to dividends and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of common shares or otherwise might be in their best interest. As of the date of this prospectus, no preferred shares are outstanding and we have no present plans to issue any preferred shares.

Power to Issue Additional Common Shares or Preferred Shares

We believe that the power to issue additional common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. These actions can be taken without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of shares that could delay, deter or prevent a transaction or a change in control that might involve a premium price for holders of common shares or otherwise be in their best interests.

Restrictions on Ownership and Transfer

In order to maintain our qualification as a REIT under the Code, our shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, other than the first year for which an election to be a REIT has been made, or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code to include certain entities, during the last half of a taxable year, other than the first year for which an election to be a REIT has been made. Our declaration of trust, subject to certain exceptions, contains certain restrictions on the number of our shares of beneficial interest that a person may own. Our declaration of trust provides that no person, other than Gary Holloway, certain persons related to Gary Holloway, Steven Roth, certain persons related to him, Vornado Realty L.P., certain persons related to Vornado Realty L.P., certain transferees or assignees of Vornado Realty L.P. or related persons and affiliates of such transferees or assignees may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 7.1% in value of our outstanding shares of beneficial interest, referred to as the Aggregate Share Ownership Limit. In addition, our declaration of trust prohibits any person, other than Gary Holloway, certain persons related to Gary Holloway, Steven Roth, certain persons related to him, Vornado Realty L.P., certain persons related to Vornado Realty L.P., certain transferees or assignees of Vornado Realty L.P. or related persons and affiliates of such transferees or assignees from acquiring or holding, directly or under applicable ownership attribution rules, common shares in excess of 7.1%, in value or in number of shares, whichever is more restrictive, of the aggregate of the outstanding common shares, referred to as the Common Share Ownership Limit. Gary M. Holloway, Sr. and certain related persons and entities will be subject to ownership limitations that provide that they may not own on an aggregate basis, or be deemed to own by virtue of the attribution provisions of the Code, more than 20% in value of our outstanding shares of beneficial interest or more than 20%, by value or number of shares, whichever is more restrictive, of our outstanding common shares; provided that 9.9% will be substituted for 20% automatically immediately prior to any event which would cause Gary M. Holloway, Sr. or certain related persons and entities to own, or be treated as owning under the applicable attribution rules, a greater than 9.9% interest in any direct or indirect tenant of our property or any property owned directly or indirectly by our operating partnership and such tenant ownership would cause us to fail to satisfy a REIT gross income test. Steven Roth and certain related persons and entities will be subject to ownership limitations that provide that they may not own on an aggregate basis, or be deemed to own by virtue of the attribution provisions of the Code, more than 8.5% in value of our outstanding shares of beneficial interest or more than 8.5%, by value or number of shares, whichever is more restrictive, of our outstanding common shares. Vornado Realty L.P., certain related persons, certain transferees and assignees of Vornado Realty L.P. or related persons and certain affiliates of such assignees and transferees will not be subject to the ownership limitations with respect to our shares except to the extent that (i) their direct, indirect or constructive ownership of our shares would cause us to be treated as “closely held” within the meaning of Section 856(h) of the Code or (ii) any person treated for relevant federal income tax purposes as owning shares owned by such entity owns, directly, indirectly or under applicable constructive ownership rules, shares in excess of the ownership limitation applicable to such person.

Our declaration of trust further prohibits any person from (a) beneficially or constructively owning our shares of beneficial interest that would result in us being “closely held” under Section 856(h) of the Code or, except in the case of Steven Roth, certain entities related to him, Vornado Realty L.P., certain persons related to Vornado Realty L.P., certain transferees and assignees of Vornado Realty L.P. or related persons and certain affiliates of such assignees and transferees, otherwise cause us to fail to qualify as a REIT or (b) transferring our shares of beneficial interest if such transfer would result in our shares of beneficial interest being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of beneficial interest that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned our shares of beneficial interest that resulted in a transfer of shares to the Charitable Trust, is required to give 15 days’ prior written notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Our declaration of trust provides that a person will not be subject to the Aggregate Share Ownership Limit or the Common Share Ownership Limit if such person has provided the board of trustees with such representations and evidence, and has entered into such agreements and undertakings, as are satisfactory to the board of trustees, in its reasonable discretion, to establish that (i) such person is entitled to the “look-through” treatment with respect to the REIT requirement that not more than 50% of the value of our shares may be owned, directly, indirectly or under applicable attribution rules, by five or fewer individuals (as defined to include certain entities), (ii) such person’s direct, indirect or constructive ownership of interests in our direct or indirect tenants will not adversely affect our ability to qualify as a REIT, (iii) such person’s direct, indirect or constructive ownership of our shares will not adversely affect our ability to qualify as a REIT and (iv) such person has agreed that shares directly, indirectly or constructively owned by such person in excess of 7.1% of our common shares (as determined by reference to number or value, whichever is more restrictive) or 7.1% of our outstanding shares (as determined by reference to value) will automatically be transferred to a charitable trust as necessary to prevent ownership in excess of those levels from adversely affecting our ability to qualify as a REIT. The exemption described in the preceding sentence will automatically cease to apply in the event that such person is or becomes ineligible for the “look-through” treatment described in the preceding sentence and will not prevent the application of the provisions in the declaration of trust relating to ownership of shares in excess of the ownership limitations to shares owned by the person granted an exemption where another person treated under applicable attribution rules as owning shares owned by the person granted an exemption owns, directly, indirectly or under the applicable attribution rules, shares in excess of the ownership limitation applicable to such other person. The board of trustees may grant other exemptions from the ownership limitations in certain circumstances.

Any transfer which, if effective, would result in our shares of beneficial interest being owned by fewer than 100 persons will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any transfer of our shares of beneficial interest or other event occurs which, if effective, would result in any person beneficially or constructively owning shares of beneficial interest in excess or in violation of the other transfer or ownership limitations described above, referred to as a Prohibited Owner, then that number of shares of beneficial interest the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations, rounded to the nearest whole share, shall be automatically transferred to a trust, referred to as the Charitable Trust, for the exclusive benefit of one or more charitable beneficiaries, referred to as the Charitable Beneficiary, and the Prohibited Owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day, as defined in the declaration of trust, prior to the date of such violative transfer. Shares of beneficial interest transferred to the Charitable Trust shall be issued and outstanding shares of beneficial interest. The Prohibited Owner shall not benefit economically from ownership of any shares of beneficial interest held in the Charitable Trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of beneficial interest held in the Charitable Trust. The trustee of the Charitable Trust, referred to as the Charitable Trustee, shall have all voting rights and rights to dividends or other distributions with respect to shares of our beneficial interest, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to our discovery that shares of beneficial interest have been transferred to the Charitable Trustee shall be paid by the recipient of such dividend or distribution to the Charitable Trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the Charitable Trustee. Any dividend or distribution so paid to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of beneficial interest held in the Charitable Trust and, subject to Maryland law, effective as of the date that such shares of beneficial interest have been transferred to the Charitable Trust, the Charitable Trustee shall have the authority, at the Charitable Trustee’s sole discretion, (i) to rescind as void any vote cast by a Prohibited Owner prior to our discovery that such shares have been transferred to us and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary. However, if we have already taken irreversible trust action, then the Charitable Trustee shall not have the authority to rescind and recast such vote.

Within 20 days of receiving notice from us that shares of beneficial interest have been transferred to the Charitable Trust, the Charitable Trustee shall sell the shares of beneficial interest held in the Charitable Trust to a person, designated by the Charitable Trustee, whose ownership of the shares will not violate the ownership limitations set forth in the declaration of trust. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as follows. The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust, e.g., a gift, devise or other such transaction, the Market Price, as defined in our declaration of trust, of such shares on the day of the event causing the shares to be held in the Charitable Trust and (ii) the price per share received by the Charitable Trustee from the sale or other disposition of the shares held in the Charitable Trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner shall be paid immediately to the Charitable Beneficiary. If, prior to our discovery that shares of beneficial interest have been transferred to the Charitable Trust, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the Charitable Trustee upon demand.

In addition, shares of beneficial interest held in the Charitable Trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust or, in the case of a devise or gift, the Market Price at the time of such devise or gift and (ii) the Market Price on the date we, or our designee, accept such offer. We shall have the right to accept such offer until the Charitable Trustee sold the shares of beneficial interest held in the Charitable Trust. Upon such a sale to us, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

All certificates evidencing our shares of beneficial interest will bear a legend referring to the restrictions described above.

Every owner of more than 5%, or such lower percentage as required by the Code or the regulations promulgated thereunder, of all classes or series of our shares of beneficial interest, including common shares, within 30 days after the end of each taxable year, is required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of beneficial interest which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each shareholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limitations could delay, deter or prevent a transaction or a change in control that might involve a premium price for the common shares or otherwise be in the best interest of our shareholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares and preferred shares is Computershare Investor Services.

CERTAIN PROVISIONS OF MARYLAND LAW AND
OF OUR DECLARATION OF TRUST AND BYLAWS

The following description of certain provisions of Maryland law and of our declaration of trust and bylaws is only a summary. For a complete description, we refer you to Maryland law, our declaration of trust and bylaws. Copies of our declaration of trust and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Number of Trustees; Vacancies

Our declaration of trust and bylaws provide that the number of our trustees may only be increased or decreased by a vote of a majority of the members of our board of trustees. Our board of trustees currently consists of nine members. Except as may be provided by our board of trustees in setting the terms of any class or series of shares, any vacancy, including a vacancy created by an increase in the number of trustees, may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum.

Our bylaws provide that a majority of our trustees will be “independent,” with independence being defined in the manner established by our board of trustees and in a manner consistent with listing standards established by the New York Stock Exchange. Our trustees are nominated by our nominating and corporate governance committee.

Pursuant to his employment agreement, Gary M. Holloway, Sr. has the right, so long as he is our chief executive officer, to nominate a certain number of members to our board based on the following percentages of outstanding common shares owned by Mr. Holloway and his affiliates on a fully diluted basis assuming conversion of all outstanding units of limited partnership in our operating partnership other than units held by us:

•                                          three trustees, including himself, to the extent he owns at least 20%;

•                                          two trustees, including himself, to the extent he owns at least 10% but less than 20%; and

•                                          himself to the extent he owns less than 10%.

In addition, all nominations must be submitted to and approved by the members of our nominating and corporate governance committee, and satisfy the standards established by that committee for membership on our board. As of March 31, 2007, Gary M. Holloway, Sr. beneficially owned approximately 24.0% of the outstanding units of limited partnership interest in our operating partnership. If the maximum number of units redeemable for our common shares by Mr. Holloway had been redeemed at that date, Mr. Holloway would have beneficially owned 20.0% of our outstanding common shares.

Board of Trustees

Our trustees hold one year terms set to expire at our next annual meeting of shareholders. Any trustee elected to fill a vacancy shall serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is elected and qualifies. Trustees are elected by an affirmative vote of a plurality of votes cast by holders of common shares. Holders of common shares have no right to cumulative voting in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of the common shares are able to elect all of the successors of the trustees whose terms expire at that meeting.

Removal of Trustees

Our declaration of trust provides that a trustee may be removed, with or without cause, upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees. Absent removal of all of our trustees, this provision, when coupled with the exclusive power of our board of trustees to fill vacant trusteeships, may preclude shareholders from removing incumbent trustees and filling the vacancies created by such removal with their own nominees.

Business Combinations

Maryland law prohibits “business combinations” between us and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as:

•                                          any person who beneficially owns 10% or more of the voting power of the company’s shares; or

•                                          an affiliate or associate of the company who, at any time within the two year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the company’s then outstanding voting shares.

A person is not an interested shareholder if our board of trustees approves in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, the board may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five year prohibition, any business combination between the company and an interested shareholder generally must be recommended by the board and approved by the affirmative vote of at least:

•                                          80% of the votes entitled to be cast by holders of the company’s then outstanding voting shares; and

•                                          two-thirds of the votes entitled to be cast by holders of the company’s voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

Our board of trustees has adopted a board resolution opting out of the Maryland Business Combination Act, which resolution is reflected in our bylaws. However, our board of trustees may opt at any time, without shareholder approval, to make the statute applicable to us.

Control Share Acquisitions

Maryland law provides that “control shares” of a Maryland REIT acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, or by officers or by employees who are trustees are excluded from the shares entitled to vote on the matter. “Control shares” are voting shares that, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing trustees within one of the following ranges of voting power:

•                                          one-tenth or more but less than one-third;

•                                          one-third or more but less than a majority; or

•                                          a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, we may present the question at any shareholders’ meeting.

If voting rights are not approved at the shareholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting, the acquiror may then vote a majority of the shares entitled to vote, and all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our declaration of trust or bylaws.

Our bylaws contains a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of beneficial interest. There can be no assurance that this provision will not be amended or eliminated at any time in the future, and may be amended or eliminated with retroactive effect.

Maryland Unsolicited Takeovers Act

The “unsolicited takeover” provisions in Subtitle 8 of Title 3 of the Maryland General Corporation Law permit a Maryland REIT with a class of equity securities registered under the Securities Exchange Act of 1934, as amended, and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of five provisions:

•                                          a classified board;

•                                          a two-thirds vote requirement for removing a trustee;

•                                          a requirement that the number of trustees be fixed only by vote of the trustees;

•                                          a requirement that a vacancy on the board be filled only by the remaining trustees and for the remainder of the full term of the class of trustees in which the vacancy occurred; and

•                                          a majority requirement for the calling of a special meeting of shareholders.

Pursuant to Subtitle 8, we have elected to provide that vacancies on our board be filled only by the remaining trustees and for the remainder of the full term of the trusteeship in which the vacancy occurred. Through provisions in our declaration of trust and bylaws unrelated to Subtitle 8, we already (a) vest in the board the exclusive power to fix the number of trusteeships and (b) require, unless called by the chairman of our board of trustees, our president or our chief executive officer or a majority of trustees then in office, the request of the holders of a majority of outstanding shares to call for a special meeting.

Merger, Amendment of Declaration of Trust

Under the Maryland REIT Law, a Maryland REIT generally cannot amend its declaration of trust or merge with another entity unless approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, is set forth in the REIT’s declaration of trust. Our declaration of trust provides for approval by a majority of all the votes entitled to be cast on the matters described in this paragraph, except for amendments to various provisions of the declaration of trust and our merger or similar business combination with another entity or sale of all or substantially all of our assets, the approval of which requires the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter. Under the Maryland REIT Law and our declaration of trust, our trustees are permitted, by a two-thirds vote of the entire board, without any action by our shareholders, to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT Law. As permitted by the Maryland REIT Law, our declaration of trust contains a provision permitting our trustees, without any action by our shareholders, to amend the declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue.

Limitation of Liability and Indemnification

Our declaration of trust eliminates the liability of our trustees and officers to us and our shareholders for money damages, except for liability resulting from:

•                                          actual receipt of an improper benefit or profit in money, property or services; or

•                                          a final judgment based upon a finding of active and deliberate dishonesty by the trustee or officer that was material to the cause of action adjudicated.

Our declaration of trust authorizes us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former trustees or officers or any individual who, while a trustee or officer and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise. The indemnification covers any claim or liability against the person. Our bylaws require us, to the maximum extent permitted by Maryland law, to indemnify each present or former trustee or officer who is made or threatened to be made a party to a proceeding by reason of his or her service to us.

Maryland law permits us to indemnify our present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

•                                          the act or omission of the trustee or officer was material to the matter giving rise to the proceeding; and

•                                          was committed in bad faith; or

•                                          was the result of active and deliberate dishonesty;

•                                          the trustee or officer actually received an improper personal benefit in money, property or services; or

•                                          in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

However, Maryland law generally prohibits us from indemnifying our present and former trustees and officers for an adverse judgment in a derivative action or if the trustee or officer was adjudged to be liable for an improper personal benefit unless in each case a court orders indemnification and then only for expenses. We are required, as a condition to advancing expenses in certain circumstances, to obtain:

•                                          a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•                                          a written undertaking by the trustee or officer to repay the amount reimbursed if the standard of conduct is not met.

The partnership agreement of our operating partnership provides for indemnification for GMH Communities GP Trust, the general partner of the operating partnership and our wholly owned subsidiary, along with our officers and trustees.

Insofar as the foregoing provisions permit indemnification of trustees, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Operations

We generally are prohibited from engaging in certain activities, including acquiring or holding property or engaging in any activity that would cause us to fail to qualify as a REIT.

Term and Termination

Our declaration of trust provides for us to have a perpetual existence. Pursuant to our declaration of trust, and subject to the provisions of any of our classes or series of shares of beneficial interest then outstanding and the approval by a majority of the entire board of trustees, our shareholders, at any meeting thereof, by the affirmative vote of a majority of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

Meetings of Shareholders

Under our bylaws, annual meetings of shareholders generally are to be held in June of each year at a date and time as determined by our board of trustees. Special meetings of shareholders may be called only by a majority of the trustees then in office, the chairman of our board of trustees, our president or our chief executive officer, and must be called by our secretary upon the written request of the shareholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Our bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is signed by each shareholder entitled to vote on the matter.

Advance Notice of Trustee Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of individuals for election to our board of trustees and the proposal of business to be considered by shareholders at the annual meeting may be made only:

•                                          pursuant to our notice of the meeting;

•                                          by our board of trustees; or

•                                          by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders and nominations of individuals for election to our board of trustees may be made only:

•                                          pursuant to our notice of the meeting;

•                                          by our board of trustees; or

•                                          provided that our board of trustees has determined that trustees shall be elected at such meeting, by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of trustees the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of trustees, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings. Although the bylaws do not give our board of trustees the power to disapprove timely shareholder nominations and proposals, they may have the effect of delaying a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to our board of trustees or to approve its own proposal.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

The provisions in our declaration of trust regarding removal of trustees and restrictions on the transfer of shares of beneficial interest and the advance notice provisions of our bylaws could have the effect of delaying, deterring or preventing a transaction or a change in the control that might involve a premium price for holders of the common shares or otherwise be in their best interest. Our board may rescind the resolution opting out of the business combination statute or repeal the bylaw opting out of the control share acquisition statute. In addition, the “unsolicited takeovers” provisions of the MGCL permit our board of trustees, without shareholder approval and regardless of what is currently provided in our declaration of trust or bylaws, to implement takeover defenses that we may not yet have.

PARTNERSHIP AGREEMENT

The following is a summary of the material terms of the second amended and restated agreement of limited partnership of our operating partnership. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the second amended and restated agreement of limited partnership of our operating partnership, a copy of which is referenced as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Management

GMH Communities, LP, our operating partnership, was organized as a Delaware limited partnership on May 21, 2004. The initial partnership agreement was entered into on that date and amended and restated on July 20, 2004 in connection with our formation transactions. A second amended and restated agreement of limited partnership of our operating partnership was adopted immediately prior to completion of our initial public offering in November 2004, the material terms of which are described below. Pursuant to the partnership agreement, as the owner of the sole general partner of the operating partnership, GMH Communities GP Trust, we have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of the operating partnership, including the ability to cause the operating partnership to enter into certain major transactions including acquisitions, dispositions and refinancings and to cause changes in the operating partnership’s line of business and distribution policies. However, any amendment to the partnership agreement that would affect the redemption rights of the limited partners or otherwise adversely affect the rights of the limited partners requires the consent of limited partners, other than us, holding more than 50% of the units of our operating partnership held by such partners.

Transferability of Interests

In general, we may not voluntarily withdraw from the operating partnership or transfer or assign our interest in the operating partnership or engage in any merger, consolidation or other combination, or sale of substantially all of our assets, in a transaction which results in a change of control of our company unless:

•                                          we receive the consent of limited partners holding more than 50% of the partnership interest of the limited partners (other than those held by our company or its subsidiaries);

•                                          as a result of such transaction all limited partners will receive for each partnership unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one of our common shares; provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of our outstanding common shares, each holder of units of limited partnership interest shall be given the option to exchange its common units of limited partnership interest for the greatest amount of cash, securities or other property that a limited partner would have received had it (A) exercised its redemption right (described below) and (B) sold, tendered or exchanged pursuant to the offer our common shares received upon exercise of the redemption right immediately prior to the expiration of the offer; or

•                                          we are the surviving entity in the transaction and either (A) our shareholders do not receive cash, securities or other property in the transaction or (B) all limited partners (other than our company or its subsidiaries) receive for each partnership unit an amount of cash, securities or other property having a value that is no less than the greatest amount of cash, securities or other property received in the transaction by our shareholders.

We also may merge with or into or consolidate with another entity if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity, other than units of limited partnership interest held by us, are contributed, directly or indirectly, to our operating partnership as a capital contribution in exchange for units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (ii) the survivor expressly agrees to assume all of our obligations under the partnership agreement and the partnership agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible. We are required to use our commercially reasonable efforts to structure a transaction described in this paragraph to avoid causing the limited partners of our operating partnership to recognize gain for federal income tax purposes, subject to our fiduciary duties to our shareholders.

We also may (i) transfer all or any portion of our general partnership interest in our operating partnership to (A) a wholly-owned subsidiary or (B) a parent company, and following such transfer may withdraw as the general partner and (ii) engage in a transaction required by law or by the rules of any national securities exchange or over-the-counter interdealer quotation system on which our common shares are listed or traded.

Additionally, holders of a majority of the units of limited partnership interest in our operating partnership must consent to any proposed (i) merger or consolidation of the partnership with or into any other domestic or foreign partnership, limited partnership, limited liability company or corporation or (ii) sale of all or substantially all of the assets of the partnership, but no consent will be required in connection with a transaction set forth above.

With certain limited exceptions, the limited partners may not transfer their interests in the partnership, in whole or in part, without our written consent, which consent may be withheld in our sole discretion.

Capital Contribution

We will contribute to our operating partnership substantially all the net proceeds of this offering as a capital contribution in exchange for units of the operating partnership. The partnership agreement provides that if the operating partnership requires additional funds, the operating partnership may borrow such funds from outside borrowings, or elect to have us or any of our affiliates provide such additional funds to the operating partnership through loans or otherwise. Under the partnership agreement, we are obligated to contribute the proceeds of any offering of our shares as additional capital to the operating partnership. We are authorized to cause the operating partnership to issue partnership interests for less than fair market value if we have concluded in good faith that such issuance is in both the operating partnership’s and our best interests. If we contribute additional capital to the operating partnership, we will receive additional partnership units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the operating partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to the operating partnership, we will revalue the property of the operating partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value (as determined by us) on the date of the revaluation. The operating partnership may issue preferred partnership interests, in connection with acquisitions of property or otherwise, which could have priority over common partnership interests with respect to distributions from the operating partnership, including the partnership interests that our wholly owned subsidiary owns as general partner.

Redemption Rights

Pursuant to Section 8.04 of the partnership agreement, the limited partners, other than us, will receive redemption rights, which will enable them to cause the operating partnership to redeem their limited partnership units in exchange for cash or, at our option, common shares on a one-for-one basis, subject to adjustment for share splits, dividends, recapitalization and similar events; provided that Gary M. Holloway, Sr. shall have a special redemption right with respect to limited partnership units that he and his affiliates hold pursuant to which he may direct us to issue common shares only, and not make a cash payment, to him or his affiliates 60 days after he delivers a notice of special redemption to us with respect to those limited partnership units. Under Section 8.04 of our partnership agreement, holders of limited partnership units of the operating partnership will be prohibited from exercising their redemption rights for 12 months after they are issued, unless this waiting period is waived or shortened by our board of trustees. We have agreed, however, to permit Vornado to exercise its redemption right, with respect to limited partnership units issued under the warrant it received in our formation transactions, beginning six months after it receives units under the warrant. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common shares to the redeeming limited partner would:

•                                          result in any person owning, directly or indirectly, common shares in excess of the share ownership limit in our declaration of trust;

•                                          result in our shares being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•                                          result in our being “closely held” within the meaning of Section 856(h) of the Code;

•                                          cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of our or the partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code; or

•                                          cause the acquisition of common shares by such redeeming limited partner to be “integrated” with any other distribution of common shares for purposes of complying with the registration provisions of the Securities Act.

We may, in our sole and absolute discretion, waive any of these restrictions.

In all cases, however:

•                                          a limited partner may not exercise the redemption right for fewer than 1,000 partnership units or, if such limited partner holds fewer than 1,000 partnership units, the limited partner must redeem all of the partnership units held by such limited partner;

•                                          a limited partner may not exercise the redemption right for more than the number of partnership units that would, upon redemption, result in such limited partner or any other person owning, directly or indirectly, common shares in excess of the ownership limitation in our declaration of trust; and

•                                          a limited partner may not exercise the redemption right more than two times annually.

As of December 31, 2006, we held approximately 56.0% of the outstanding interests in our operating partnership and, accordingly, 44.0% of the units of our operating partnership are subject to being redeemed in exchange for our common shares. The number of common shares issuable upon exercise of the redemption rights will be adjusted to account for share splits, mergers, consolidations or similar pro rata share transactions.

The partnership agreement requires that the operating partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with our retained capital gains) and to ensure that the partnership will not be classified as a “publicly traded partnership” under Section 7704 of the Code.

In addition to the administrative and operating costs and expenses incurred by the operating partnership, the operating partnership generally will reimburse us for all of our administrative costs and expenses, including:

•                                          all expenses relating to our continuity of existence;

•                                          all expenses relating to offerings and registration of securities;

•                                          all expenses associated with the preparation and filing of any of our periodic reports under federal, state or local laws or regulations;

•                                          all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and

•                                          all of our other operating or administrative costs incurred in the ordinary course of business on behalf of the operating partnership.

Registration Rights

Under the terms of the Second Amended and Restated Agreement of Limited Partnership of GMH Communities, LP, we have agreed to register for resale the common shares issuable upon redemption of any units of limited partnership interest issued by our operating partnership. Under the terms of the partnership agreement, we are obligated to file additional registration statements on Form S-3 within nine months following the date additional units of limited partnership interest are issued; provided, however, that we will not be required to file more than two registration statements on Form S-3 for this purpose in any 12-month period. This prospectus covers all eligible units of limited partnership that were outstanding as of the date of hereof.

REIT Protective Covenants

In connection with Vornado’s investment in our operating partnership, we agreed with Vornado to restrict our activities and investments and those of our operating partnership in a manner intended to facilitate our qualification as a REIT and to prevent our direct and indirect activities and assets, and those of our operating partnership, from having adverse tax consequences to Vornado and its affiliates and transferees. Among other things, these restrictions require that neither we nor our operating partnership, without Vornado’s consent, hold, directly or indirectly:

•                                          securities other than

•                                          equity interests in entities that are treated as partnerships or disregarded entities for federal income tax purposes;

•                                          stock of corporations for which an election to be a taxable REIT subsidiary will be made, or of entities qualifying as real estate investment trusts for federal income tax purposes; and

•                                          securities that are treated as qualifying assets for purposes of the REIT 75% asset test;

•                                          assets that are treated as inventory for federal income tax purposes; or

•                                          REMIC residual interests.

In addition, these restrictions require that neither we nor our operating partnership, without Vornado’s consent, directly or indirectly:

•                                          provide services other than specified services to tenants of our properties other than through an independent contractor or through a taxable REIT subsidiary; or

•                                          operate or manage a health care facility or a hotel or similar facility.

If we breach these restrictions and, as a result, Vornado or certain of its affiliates or transferees fails to qualify as a REIT or otherwise incurs liability for taxes, penalties or similar charges, we and the operating partnership will be required to indemnify such person for all losses, liabilities, costs and expenses attributable to the breach, which may be substantial.

These restrictions permit us to provide consulting services to an affiliate of Gary M. Holloway, Sr. in connection with property management services the affiliate will provide for six student housing properties, and to provide consulting services to College Park Management TRS, Inc.

Distributions

The partnership agreement provides that the operating partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the operating partnership’s property in connection with the liquidation of the operating partnership) at such time and in such amounts as determined by us in our sole discretion, to us and the limited partners in accordance with their respective percentage interests in the operating partnership.

Upon liquidation of the operating partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

Allocations

Profits and losses of the partnership (including depreciation and amortization deductions) for each fiscal year generally are allocated to us and the limited partners in accordance with the respective percentage interests in the partnership. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and Treasury regulations promulgated thereunder. Except as may otherwise be agreed with a contributing partner, the operating partnership intends to use the “traditional method” under Section 704(c) of the Code for allocating items with respect to property contributed to the partnership on or prior to the completion of our initial public offering and, with respect to subsequent contributions, we have the authority to elect the method under Section 704(c) for such allocations. The operating partnership intends to use the “remedial” method with respect to certain contributed properties after such offering.

Term

The operating partnership will have perpetual existence, or until sooner dissolved upon:

•                                          the bankruptcy, dissolution, removal or withdrawal of the general partner (unless the limited partners elect to continue the partnership);

•                                          the passage of 90 days after the sale or other disposition of all or substantially all the assets of the partnership;

•                                          the redemption of all of the limited partnership interests (other than those interests held by us); or

•                                          an election by us in our capacity as the owner of the sole general partner of the operating partnership.

Tax Matters

Pursuant to the partnership agreement, the general partner is the tax matters partner of the operating partnership. Accordingly, through our ownership of the general partner of the operating partnership, we have authority to handle tax audits and to make tax elections under the Code on behalf of the operating partnership.

FEDERAL INCOME TAX CONSIDERATIONS OF OUR STATUS AS A REIT

This section summarizes the current material federal income tax consequences to our company and to our shareholders generally resulting from the treatment of our company as a REIT. Because this section is a general summary, it does not address all of the potential tax issues that may be relevant to you in light of your particular circumstances. Morgan, Lewis & Bockius LLP has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are material to a holder of our common shares. The discussion does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the limited extent discussed in “—Taxation of Tax-Exempt Shareholders”), financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the limited extent discussed in “—Taxation of Non-U.S. Shareholders”).

The statements in this section and the opinion of Morgan, Lewis & Bockius LLP, referred to as the Tax Opinion, are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate. You should be aware that opinions of counsel are not binding on the Internal Revenue Service, and no assurance can be given that the Internal Revenue Service will not challenge the conclusions set forth in those opinions.

This section is not a substitute for careful tax planning. Prospective investors are urged to consult their own tax advisors regarding the specific federal state, local, foreign and other tax consequences to them, in light of their own particular circumstances, of the purchase, ownership and disposition of our common shares, our election to be taxed as a REIT and the effect of potential changes in applicable tax laws.

Taxation of Our Company

We believe that we are organized and have operated in such a manner to enable us to qualify for taxation as a REIT under the Code. We further believe that our proposed future method of operation will enable us to continue to qualify as a

REIT. However, no assurances can be given that our beliefs or expectations will be fulfilled, since qualification as a REIT depends on our continuing to satisfy numerous asset, income, stock ownership and distribution tests described below, the satisfaction of which depends, in part, on our operating results.

The sections of the Code relating to qualification and operation as a REIT, and the federal income taxation of a REIT and its shareholders, are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions and the related rules and regulations.

Our counsel has opined that, for federal income tax purposes, we qualified for taxation as a REIT under the Code for our initial taxable year ended December 31, 2004, and our organization and current and proposed method of operations as described in this prospectus and as represented to Morgan, Lewis & Bockius LLP by us enable us to continue to satisfy the requirements for such qualification and taxation as a REIT under the Code for our taxable year ending December 31, 2007, and for future taxable years. This opinion, however, is based upon factual assumptions and representations made by us. Moreover, such qualification and taxation as a REIT will depend upon our ability to meet, for each taxable year, various tests imposed under the Code as discussed below. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. Morgan, Lewis & Bockius LLP will not review our compliance with those tests on a continuing basis. Accordingly, with respect to our current and future taxable years, no assurance can be given that the actual results of our operation will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT. See “—Failure to Qualify.”

As a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute currently to our shareholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and shareholder levels, that generally results from owning shares in a corporation. However, we will be subject to federal tax in the following circumstances:

•                                          We are subject to the corporate federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•                                          We are subject to the corporate “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to shareholders.

•                                          We are subject to tax, at the highest corporate rate, on:

•                                          net income from the sale or other disposition of property acquired through foreclosure, referred to as foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, and

•                                          other non-qualifying income from foreclosure property.

•                                          We are subject to a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•                                          If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “—Requirements for Qualification—Gross Income Tests,” but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

•                                          the greater of (1) the amount by which we fail the 75% test, or (2) the excess of 90% (95%, effective for our taxable year beginning January 1, 2005) of our gross income over the amount of gross income attributable to sources that qualify under the 95% test, multiplied by, in either case,

•                                          a fraction intended to reflect our profitability.

•                                          If we fail to distribute during a calendar year at least the sum of: (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from earlier periods, then we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•                                          We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the shareholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•                                          We will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.

•                                          If we acquire any asset from a “C corporation” (that is, a corporation generally subject to the full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we recognize gain on the disposition of the asset during the 10 year period beginning on the date that we acquired the asset, then the asset’s “built-in” gain will be subject to tax at the highest regular corporate rate.

Requirements for Qualification

To qualify as a REIT, we must elect to be treated as a REIT, and we must meet various (i) organizational requirements, (ii) gross income tests, (iii) asset tests, and (iv) annual distribution requirements.

Organizational Requirements.    A REIT is a corporation, trust or association that meets each of the following requirements:

(1)                                  it is managed by one or more trustees or trustees;

(2)                                  its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)                                  it would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4)                                  it is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

(5)                                  at least 100 persons are beneficial owners of its shares or ownership certificates (determined without reference to any rules of attribution);

(6)                                  not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year; and

(7)                                  it elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining information concerning the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. We did not have to satisfy requirements 5 and 6 for our taxable year ending December 31, 2004. We have issued common shares with enough diversity of ownership to satisfy requirements 5 and 6 as set forth above. Our declaration of trust provides for restrictions regarding the ownership and transfer of our common shares that are intended to facilitate our compliance with these requirements. The provisions of our declaration of trust restricting the ownership and transfer of our common shares are described in “Description of Shares—Restrictions on Ownership and Transfer.”

For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

A corporation that is a “qualified REIT subsidiary,” or QRS, is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction and credit of the REIT. A “qualified REIT subsidiary” is a corporation, all of the common shares of which is owned by the REIT and that has not elected to be a taxable REIT subsidiary. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction and credit.

An unincorporated domestic entity, such as a partnership, that has a single owner and that has not elected to be taxed as a corporation, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of our operating partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, is treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

A REIT is permitted to own up to 100% of the shares of one or more “taxable REIT subsidiaries.” A taxable REIT subsidiary is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. An entity cannot qualify as a taxable REIT subsidiary if it directly or indirectly operates or manages a lodging facility or a health care facility or, in certain circumstances, provides any other person with rights to a brand name under which a lodging facility or health care facility is operated. We have represented to Morgan, Lewis & Bockius LLP that the entities which we seek to have qualify as taxable REIT subsidiaries will not directly or indirectly engage in these activities. A taxable REIT subsidiary will pay income tax at regular corporate rates on any income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on certain types of transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s residents that are not conducted on an arm’s-length basis. We may engage in activities indirectly through a taxable REIT subsidiary as necessary or convenient to avoid obtaining the benefit of income or services that would jeopardize our REIT status if we engaged in the activities directly. In particular, we would likely engage in activities through a taxable REIT subsidiary if we wished to provide services to unrelated parties which might produce income that does not qualify under the gross income tests described below. We might also dispose of an unwanted asset through a taxable REIT subsidiary as necessary or convenient to avoid the 100% tax on income from prohibited transactions. See description below under “Prohibited Transactions.” We made taxable REIT subsidiary elections with respect to GMH Military Housing, LLC, a Delaware limited liability company, the interests of which were transferred to our operating partnership as part of the formation transactions, College Park Management TRS, Inc., a Florida corporation formed in 2004, and three inactive special purpose entities. We may form or acquire one or more additional taxable REIT subsidiaries in the future. See “Other Tax Consequences—Income Taxation of the Partnerships and the Partners—Taxable REIT Subsidiaries.”

Gross Income Tests.    We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•                                          rents from real property;

•                                          interest on debt secured by mortgages on real property, or on interests in real property;

•                                          dividends or other distributions on, and gain from the sale of, shares in other REITs;

•                                          gain from the sale of real estate assets; and

•                                          income derived from the temporary investment of new capital that is attributable to the issuance of our common shares or a public offering of our debt with a maturity date of at least five years and that we receive during the one year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property.    Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met.

First, the rent must not be based in whole or in part on the income or profits of any person. Participating rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•                                          are fixed at the time the leases are entered into;

•                                          are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits; and

•                                          conform with normal business practice.

More generally, the rent will not qualify as “rents from real property” if, considering the relevant lease and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits. We have represented to Morgan, Lewis & Bockius LLP that we have (and intend in the future to) set and accept rents which are fixed dollar amounts or a fixed percentage of gross revenue, and not determined to any extent by reference to any person’s income or profits, in compliance with the rules above.

Second, we must not own, actually or constructively, 10% or more of the shares or the assets or net profits of any tenant, referred to as a related-party tenant, other than in certain circumstances a taxable REIT subsidiary. The constructive ownership rules generally provide that, if 10% or more in value of our shares is owned, directly or indirectly, by or for any person, we are considered as owning the shares owned, directly or indirectly, by or for such person. We do not directly or indirectly own any shares or any assets or net profits of any tenant of the properties that will be contributed to us or that we will acquire in connection with this offering, other than with respect to certain tenants of our headquarters property. Although certain rental income from our headquarters property will be treated as derived from related party tenants, we have represented to counsel that we will not rent any property to a related-party tenant if such rental would cause us to fail to satisfy a REIT gross income test. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our shares, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of another tenant at some future date.

As described above, we currently own 100% of the shares of GMH Military Housing, LLC and College Park Management TRS, Inc., which have elected to be our taxable REIT subsidiaries, and may in the future own up to 100% of the shares of one or more additional taxable REIT subsidiaries. Under an exception to the related-party tenant rule described in the preceding paragraph, rent that we receive from a taxable REIT subsidiary will qualify as “rents from real property” as long as (1) the taxable REIT subsidiary is a qualifying taxable REIT subsidiary, (2) at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related party residents, and (3) the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other residents of the property for comparable space. The “substantially comparable” requirement is treated as met if it is met when the lease is entered into, when it is extended (including a failure to exercise a right) to terminate, and when the lease is modified to increase rent. Any increased rent attributable to a modification of a lease with a taxable REIT subsidiary in which we own directly or indirectly 50% of the voting power or 50% of the value of the stock (a “controlled taxable REIT subsidiary”) will not be treated as “rents from real property.” Currently, the only rent received from GMH Military Housing, LLC and College Park Management TRS, Inc. is with respect to our headquarters property, which does not qualify for this exception. If in the future we receive rent from a taxable REIT subsidiary with respect to other property, we will seek to comply with this exception.

Third, the rent attributable to the personal property leased in connection with a lease of real property must not be greater than 15% of the total rent received under the lease. The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year, or the personal property ratio. With respect to each of our leases, we believe that the personal property ratio generally will be less than 15%. Where that is not, or may in the future not be, the case, we believe that any income attributable to personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the Internal Revenue Service would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus lose our REIT status.

Fourth, we cannot furnish or render noncustomary services to the residents of our properties, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our residents, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the residents’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the residents of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Finally, we may own up to 100% of the shares of one or more taxable REIT subsidiaries, which may provide noncustomary services to our residents without tainting our rents from the related properties. We do not intend to perform any services other than customary ones for our residents, other than services provided through independent contractors or taxable REIT subsidiaries or services which would not cause us to fail to satisfy a REIT gross income test. We have represented to Morgan, Lewis & Bockius LLP that we will not perform noncustomary services which would jeopardize our REIT status.

If a portion of the rent we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. If rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status. By contrast, in the following circumstances, none of the rent from a lease of a property would qualify as “rents from real property”: (1) the rent is considered based on the income or profits of the tenant; (2) the tenant is a related party tenant or fails to qualify for the exception to the related-party tenant rule for qualifying taxable REIT subsidiaries; or (3) we furnish noncustomary services to the residents of the property, or manage or operate the property, other than through a qualifying independent contractor or a taxable REIT subsidiary. In any of these circumstances, we could lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

Residents may be required to pay, besides base rent, reimbursements for certain amounts we are obligated to pay to third parties (such as a tenant’s proportionate share of a property’s operational or capital expenses), penalties for nonpayment or late payment of rent or additions to rent. These and other similar payments should qualify as “rents from real property.”

Consulting and Development Services.    We, through our operating partnership, receive income from providing consulting services with respect to 20 student housing properties owned by others and will receive development fees from our joint venture with an institutional partner to develop and construct a student housing property. The income from providing those consulting and development services is nonqualifying income for both the 75% and 95% gross income tests.

Interest.    The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely because it is based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based upon the residual cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property.

Prohibited Transactions.    A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets are or will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” We may form or acquire a taxable REIT subsidiary to hold and dispose of those properties we conclude may not fall within the safe-harbor provisions.

Foreclosure Property.    We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests.

Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property acquired by a REIT as the result of the REIT’s having bid on the property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law after actual or imminent default on a lease of the property or on indebtedness secured by the property (any such proceeding or agreement referred to as a Repossession Action). Property acquired by a Repossession Action will not be considered “foreclosure property” if (a) the REIT held or acquired the property subject to a lease or securing indebtedness for sale to customers in the ordinary course of business or

(b) the lease or loan was acquired or entered into with intent to take Repossession Action or in circumstances where the REIT had reason to know a default would occur. The determination of such intent or reason to know must be based on all relevant facts and circumstances. In no case will property be considered “foreclosure property” unless the REIT makes a proper election to treat the property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property or longer if an extension is granted by the Secretary of the Treasury. This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:

•                                          on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•                                          on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•                                          which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income. For this purpose, income derived or received from an independent contractor will be disregarded to the extent such income is attributable to (1) a lease of property in effect on the date the REIT acquired the property (without regard to its renewal after such date so long as such renewal is pursuant to the terms of such lease as in effect on such date) or (2) any lease of property entered into after such date if, on such date, a lease of such property from the REIT was in effect and, under the terms of the new lease, the REIT receives a substantially similar or lesser benefit in comparison to the prior lease.

Hedging Transactions.    From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. For our initial taxable year ending December 31, 2004, any periodic income or gain from the disposition of any financial instrument for these or similar transactions to hedge indebtedness we incurred to acquire or carry “real estate assets” should have been qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Since the financial markets continually introduce new and innovative instruments related to risk-sharing or trading, it is not entirely clear which such instruments will generate income which will be considered qualifying income for purposes of the gross income tests. Effective for our taxable year beginning January 1, 2005, a “hedging transaction” has meant any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated or entered into. Income and gain from hedging transactions will be excluded from gross income for purposes of the 95% gross income test (but not the 75% gross income test). We intend to structure any hedging or similar transactions so as not to jeopardize our status as a REIT.

Failure to Satisfy Gross Income Tests.    If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. For our initial taxable year ending December 31, 2004, those relief provisions generally were available if:

•                                          our failure to meet these tests was due to reasonable cause and not to willful neglect;

•                                          we attached a schedule of the sources of our income to our tax return; and

•                                          any incorrect information on the schedule was not due to fraud with intent to evade tax.

Effective for our taxable year beginning January 1, 2005, those relief provisions have been available if:

•                                          our failure to meet these tests is due to reasonable cause and not to willful neglect; and

•                                          following such failure for any taxable year, a schedule of the sources of our income is filed in accordance with regulations prescribed by the Secretary of the Treasury.

We cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. As discussed above in “Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

Asset Tests.    To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

First, at least 75% of the value of our total assets must consist of:

•                                          cash or cash items, including certain receivables;

•                                          government securities;

•                                          interests in real property, including leaseholds and options to acquire real property and leaseholds;

•                                          interests in mortgages on real property;

•                                          shares in other REITs; and

•                                          investments in shares or debt instruments during the one year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five year term.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets.

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities.

Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more taxable REIT subsidiaries.

Fifth, no more than 25% of the value of our total assets may consist of the securities of taxable REIT subsidiaries and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

For purposes of the second and third asset tests, the term “securities” does not include shares in another REIT, equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets, or equity interests in a partnership. For purposes of the third asset test, the term “securities” does not include “straight debt” securities, any loan to an individual or estate, any section 467 rental agreement other than with a related party tenant, any obligation to pay rents from real property, obligations issued by certain governmental entities and any security issued by a REIT. In general, straight debt securities include straight debt securities issued by a corporation or partnership unless the REIT or any of its controlled taxable REIT subsidiaries holds securities in such issuer other than permitted securities and such securities have value greater than 1% of the issuer’s outstanding securities. Any debt instruments issued by a partnership (other than straight debt securities which already are excluded from the term “securities”) are not considered “securities” to the extent of the REIT’s interest as a partner in the partnership. In addition, any debt instrument issued by an entity treated as a partnership for federal income tax purposes will not be treated as a “security” if the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above “—Requirements for Qualification—Gross Income Tests.”

Failure to Satisfy Asset Tests.    We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•                                          we satisfied the asset tests at the end of the preceding calendar quarter; and

•                                          the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose. As noted above, in order to maintain our status as a REIT, no more than 20% of the value of our total assets may consist of the securities of one or more taxable REIT subsidiaries, such as GMH Military Housing, LLC. We intend to monitor the value of our interests in taxable REIT subsidiaries in order to comply with this requirement on an on-going basis. If the revenues from activities of our taxable REIT subsidiaries create a risk that the value of our interest in the taxable REIT subsidiaries, based on revenues or otherwise, we will be forced to curtail such activities or take other steps to remain under the 20% threshold. Since the 20% threshold is based on value, it is possible that the Internal Revenue Service would successfully contend that the value of the taxable REIT subsidiaries exceeds the 20% threshold even if the taxable REIT subsidiaries account for less than 20% of our consolidated revenues, income or cash flow.

While we similarly intend to monitor our compliance with the other asset tests requirements, a number of these requirements are based upon relative value and it is possible that the Internal Revenue Service will successfully argue for a valuation of our nonqualifying assets that was such that we would fail to satisfy a REIT asset test.

Effective for our taxable year beginning January 1, 2005, if we fail to meet the second or third asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we still could avoid disqualification by disposing of sufficient assets or otherwise coming into compliance with asset tests within six months of the end of the calendar quarter in which we identify the failure, if the violation does not exceed the lesser of 1% of our assets at the end of the relevant quarter and $10.0 million. For violations of the asset tests due to reasonable cause and not willful neglect that are larger than this amount, we still could avoid disqualification if, in addition to the above requirements, we prepare a schedule for such quarter describing the non-qualifying assets and file it in accordance with regulations prescribed by the Secretary of the Treasury and pay a tax equal to the greater of $50,000 or 35% of the net income generated by the non-qualifying assets.

Distribution Requirements.    Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount not less than:

the sum of:

•                                          90% of our “REIT taxable income,” computed without regard to the dividends-paid deduction or our net capital gain or loss, and

•                                          90% of our after-tax net income, if any, from foreclosure property,

minus

•                                          the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

We will pay federal income tax on taxable income, including net capital gain, we do not distribute to shareholders. In addition, we will incur a 4% nondeductible excise tax on the excess of a specified required distribution over amounts we actually distribute if we distribute an amount less than the required distribution during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year. The required distribution must not be less than the sum of:

•                                          85% of our REIT ordinary income for the year,

•                                          95% of our REIT capital gain income for the year, and

•                                          any undistributed taxable income from prior periods.

We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “—Taxation of Taxable U.S. Shareholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional shares of common or preferred shares.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid paying a penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our shares of outstanding common shares. We have complied and intend to continue to comply with these requirements.

Failure to Qualify

If we failed to qualify as a REIT in any taxable year and no relief provision applied, we would have the following consequences. We would be subject to federal income tax and any applicable alternative minimum tax at rates applicable to regular C corporations on our taxable income, determined without reduction for amounts distributed to shareholders. We would not be required to make any distributions to shareholders, and any distributions to shareholders would be taxable as dividend income to the extent of our current and accumulated earnings and profits. Corporate shareholders could be eligible for a dividends-received deduction if certain conditions are satisfied. Unless we qualified for relief under specific statutory provisions, we would not be permitted to elect taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. Effective for our taxable year beginning January 1, 2005, if we fail to satisfy one or more requirements for REIT qualification other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not willful neglect, and we pay a penalty of $50,000 for each such failure.

Taxation of Taxable U.S. Shareholders

As long as we qualify as a REIT, a taxable “U.S. shareholder” will be required to take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. shareholder will not qualify for the dividends-received deduction generally available to corporations. The term “U.S. shareholder” means a holder of common shares that, for U.S. federal income tax purposes, is:

•                                          a citizen or resident of the U.S.;

•                                          a corporation or partnership (including an entity treated as a corporation or partnership for U.S. federal income tax purposes) created or organized under the laws of the U.S. or of a political subdivision of the U.S.;

•                                          an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•                                          any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Distributions paid to a U.S. shareholder generally will not qualify for the new 15% tax rate for “qualified dividend income.” The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum tax rate for qualified dividend income from 38.6% to 15% for tax years through 2008.  The Tax Increase Prevention and Reconciliation Act of 2005 extended the 2003 Act’s sunset date from December 31, 2008 to December 31, 2010. Without future congressional action, qualified dividend income will again become subject to the rates applicable to ordinary income following the sunset of the 2003 Act.  Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to most noncorporate U.S. shareholders. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our shareholders, our dividends generally will not be eligible for the new 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (i) attributable to dividends received by us from non-REIT corporations, such as our taxable REIT subsidiaries, and (ii) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold our common shares for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which our common shares become ex-dividend.

Distributions to a U.S. shareholder which we designate as capital gain dividends will generally be treated as long-term capital gain, without regard to the period for which the U.S. shareholder has held its common shares. We generally will designate our capital gain dividends as either 15% or 25% rate distributions. A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its common shares by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. shareholder’s shares. Instead, the distribution will reduce the adjusted basis of the shares, and any amount in excess of both our current and accumulated earnings and profits and the adjusted basis will be treated as capital gain, long-term if the shares have been held for more than one year, provided the shares are a capital asset in the hands of the U.S. shareholder. In addition, any distribution we declare in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any of those months will be treated as paid by us and received by the U.S. shareholder on December 31 of the year, provided we actually pay the distribution during January of the following calendar year.

Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of common shares will not be treated as passive activity income; shareholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of common shares generally will be treated as investment income for purposes of the investment interest limitations. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of U.S. Shareholders on the Disposition of Shares of Common Shares.    In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common shares as long-term capital gain or loss if the U.S. shareholder has held the shares for more than one year, and otherwise as short-term capital gain or loss. However, a U.S. shareholder must treat any loss upon a sale or exchange of common shares held for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us which the U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of common shares may be disallowed if the U.S. shareholder purchases other common shares within 30 days before or after the disposition.

Capital Gains and Losses

The tax-rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 35%. The maximum tax rate on long-term capital gain applicable to individuals is 15% for sales and exchanges of assets held for more than one year and occurring after May 6, 2003 through December 31, 2010. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property” (i.e., generally, depreciable real property) is 25% to the extent the gain would have been treated as ordinary income if the property were “section 1245 property” (i.e., generally, depreciable personal property). We generally may designate whether a distribution we designate as capital gain dividends (and any retained capital gain that we are deemed to distribute) is taxable to non-corporate shareholders at a 15% or 25% rate.

The characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum of $3,000 annually. A non-corporate taxpayer may carry unused capital losses forward indefinitely. A corporate taxpayer must pay tax on its net capital gain at corporate ordinary-income rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses generally carried back three years and forward five years.

If a shareholder recognizes a loss upon a disposition of our common shares in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury Regulations involving “reportable transactions”

could apply, with a resulting requirement to separately disclose the loss generating transaction to the Internal Revenue Service. While these Treasury Regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. In addition, significant penalties are imposed for failure to comply with these requirements. You should consult your own tax advisors concerning any possible disclosure obligation with respect to ownership or disposition of our common shares, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including advisors) might be subject to disclosure or other requirements pursuant to these Treasury Regulations.

Information Reporting Requirements and Backup Withholding

We will report to our shareholders and to the Internal Revenue Service the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. A shareholder may be subject to backup withholding at a rate of up to 28% with respect to distributions unless the holder:

•                                          is a corporation or comes within certain other exempt categories and when required, demonstrates this fact; or

•                                          provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. shareholders, see “Taxation of Non-U.S. Shareholders.”

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, referred to as pension trusts, generally are exempt from federal income taxation. However, they are subject to taxation on their “unrelated business taxable income.” While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income. However, if a tax-exempt shareholder were to finance its acquisition of common shares with debt, a portion of the income it received from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit-sharing trust that owns more than 10% of our common shares must treat a percentage of the dividends it receives from us as unrelated business taxable income. The percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. This rule applies to a pension trust holding more than 10% of our shares only if:

•                                          the percentage of our dividends which the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

•                                          we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our common shares be owned by five or fewer individuals, which modification allows the beneficiaries of the pension trust to be treated as holding shares in proportion to their actual interests in the pension trust; and

•                                          either of the following applies:

•                                          one pension trust owns more than 25% of the value of our common shares; or

•                                          a group of pension trusts individually holding more than 10% of the value of our common shares collectively owns more than 50% of the value of our common shares.

Taxation of Non-U.S. Shareholders

The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of common shares, including any reporting requirements.

A non-U.S. shareholder that receives a distribution which (a) is not attributable to gain from our sale or exchange of “U.S. real property interests” (defined below) and (b) we do not designate a capital gain dividend (or retained capital gain) will recognize ordinary income to the extent of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, a non-U.S. shareholder generally will be subject to federal income tax at graduated rates on any distribution treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, in the same manner as U.S. shareholders are taxed on distributions. A corporate non-U.S. shareholder may, in addition, be subject to the 30% branch profits tax. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. shareholder unless:

•                                          a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

•                                          the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of the shareholder’s common shares. Instead, the excess portion of the distribution will reduce the adjusted basis of the shares. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of common shares, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

We may be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. We will, therefore, withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

Effective for our taxable year beginning January 1, 2005, a non-U.S. shareholder who receives a distribution with respect to a class of stock that is regularly traded on an established securities market located in the U.S., and does not own more than five percent of the class of stock at any time during the taxable year, will be treated as receiving an ordinary REIT distribution subject generally to 30% withholding, even if such distribution is otherwise a capital gain dividend. In all other cases, for any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions attributable to gain from our sale or exchange of “U.S. real property interests” under the “FIRPTA” provisions of the Code. We believe that our common shares are “regularly traded” on an established securities market. The term “U.S. real property interests” includes interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. Under the FIRPTA rules, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if the gain were effectively connected with the conduct of a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution to non-U.S. shareholders that is designated as a capital gain dividend or, if greater, 35% of a distribution to non-U.S. shareholders that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against our tax liability for the amount we withhold.

A non-U.S. shareholder generally will not incur tax under FIRPTA with respect to gain on a sale of common shares as long as, at all times, non-U.S. persons hold, directly or indirectly, less than 50% in value of the outstanding common shares. We cannot assure you that this test will be met. In addition, if our common shares continue to be “regularly traded” on an established securities market, a non-U.S. shareholder that owned, actually or constructively, 5% or less of the outstanding common shares at all times during a specified testing period will not incur tax under FIRPTA on gain from a sale of common shares. Any gain subject to tax under FIRPTA will be treated in the same manner as it would be in the hands of U.S. shareholders subject to alternative minimum tax, but under a special alternative minimum tax in the case of nonresident alien individuals.

Certain wash sale rules may apply to certain non-U.S. shareholders.  If a non-U.S. shareholder disposes of our common shares during the 30-day period preceding a distribution from us that would have been treated as a gain under FIRPTA and also acquires, or enters into a contract or an option to acquire, a substantially identical interest in our common shares during the 61-day period beginning the first day of such 30-day period preceding the distribution, and does not in fact receive the distribution in a manner that subjects the non-U.S. shareholder to tax under FIRPTA, then the non-U.S. shareholder is required to pay U.S. tax on an amount equal to the amount of the distribution that was not taxed under FIRPTA as a result of the disposition.  These wash sale rules also apply to substitute dividend payments and other similar arrangements. The portion of the substitute dividend or similar payment treated as gain under FIRPTA equals the portion of the Fund’s distribution such payment is in lieu of that otherwise would have been treated as gain under FIRPTA.

A non-U.S. shareholder generally will incur tax on gain from the sale of common shares not subject to FIRPTA if:

•                                          the gain is effectively connected with the conduct of the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to the gain; or

•                                          the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case the non-U.S. shareholder will incur a 30% tax on capital gains.

Other Tax Consequences

Tax Aspects of Our Investments in the Operating Partnership.    The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investment in our operating partnership and any subsidiary partnerships or limited liability companies we form or acquire, each individually referred to as a Partnership and, collectively, as Partnerships. The following discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships.    We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation. An organization with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•                                          is treated as a partnership under the Treasury regulations relating to entity classification, referred to as the check-the-box regulations; and

•                                          is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it generally will be treated as a partnership for federal income tax purposes. We intend that each Partnership will be classified as a partnership for federal income tax purposes (or else a disregarded entity where there are not at least two separate beneficial owners).

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or a substantial equivalent). A publicly traded partnership is generally treated as a corporation for federal income tax purposes, but will not be so treated if, for each taxable year beginning after December 31, 1987, at least 90% of the partnership’s gross income consisted of specified passive income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, or the 90% passive income exception.

Treasury regulations, referred to as PTP regulations, provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors, or private placement exclusion, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. For the determination of the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership should initially qualify for the private placement exclusion.

We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the Partnerships will be classified as partnerships for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT. See “—Requirements for Qualification—Gross Income Tests” and “—Requirements for Qualification—Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “—Requirements for Qualification—Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and Their Partners

Partners, Not the Partnerships, Subject to Tax.    A partnership is not a taxable entity for federal income tax purposes. We will therefore take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for each taxable year of the Partnership ending with or within our taxable year, even if we receive no distribution from the Partnership for that year or a distribution less than our share of taxable income. Similarly, even if we receive a distribution, it may not be taxable if the distribution does not exceed our adjusted tax basis in our interest in the Partnership.

Partnership Allocations.    Although a partnership agreement generally will determine the allocation of income and losses among partners, allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Contributed Properties.    Income, gain, loss, and deduction attributable to (a) appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership or (b) property revalued on the books of a partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss, referred to as built-in gain or built-in loss, is generally equal to the difference between the fair market value of the contributed or revalued property at the time of contribution or revaluation and the adjusted tax basis of such property at that time, referred to as a book-tax difference. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Although the operating partnership will use the “remedial” method with respect to certain properties, the operating partnership generally intends to use the “traditional method” under Section 704(c) of the Code for allocating items with respect to contributed property.

Basis in Partnership Interest.    Our adjusted tax basis in any partnership interest we own generally will be:

•                                          the amount of cash and the basis of any other property we contribute to the partnership;

•                                          increased by our allocable share of the partnership’s income (including tax-exempt income) and our allocable share of indebtedness of the partnership; and

•                                          reduced, but not below zero, by our allocable share of the partnership’s loss, the amount of cash and the basis of property distributed to us, and constructive distributions resulting from a reduction in our share of indebtedness of the partnership.

Loss allocated to us in excess of our basis in a partnership interest will not be taken into account until we again have basis sufficient to absorb the loss. A reduction of our share of partnership indebtedness will be treated as a constructive cash distribution to us, and will reduce our adjusted tax basis. Distributions, including constructive distributions, in excess of the basis of our partnership interest will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Depreciation Deductions Available to Partnerships.    The initial tax basis of property is the amount of cash and the basis of property given as consideration for the property. A partnership in which we are a partner generally will depreciate property for federal income tax purposes under the modified accelerated cost recovery system of depreciation, referred to as MACRS. Under MACRS, the partnership generally will depreciate furnishings and equipment over a five year recovery period using a 200% declining balance method and a half-year convention. If, however, the partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. Under MACRS, the partnership generally will depreciate buildings and improvements over a 27.5 year recovery period using a straight line method and a mid-month convention. The operating partnership’s initial basis in properties acquired in exchange for units of the operating partnership should be the same as the transferor’s basis in such properties on the date of acquisition by the partnership. The partnership generally will depreciate such property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The partnership’s tax depreciation deductions will be allocated among the partners in accordance with their respective interests in the partnership, except to the extent that the partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed or revalued properties that results in our receiving a disproportionate share of such deductions.

Sale of a Partnership’s Property.    Generally, any gain realized by a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed or revalued properties will be allocated first to the partners who contributed the properties or who were partners at the time of revaluation, to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on contributed or revalued properties is the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution or revaluation. Any remaining gain or loss recognized by the Partnership on the disposition of contributed or revalued properties, and any gain or loss recognized by the Partnership on the disposition of other properties, will be allocated among the partners in accordance with their percentage interests in the Partnership.

Our share of any Partnership gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction subject to a 100% tax. Income from a prohibited transaction may have an adverse effect on our ability to satisfy the gross income tests for REIT status. See “—Requirements for Qualification—Gross Income Tests.” We do not presently intend to acquire or hold, or to allow any Partnership to acquire or hold, any property that is likely to be treated as inventory or property held primarily for sale to customers in the ordinary course of our, or the Partnership’s, trade or business.

Taxable REIT Subsidiaries

As described above, we have made timely elections to treat GMH Military Housing, LLC, College Park Management TRS, Inc., GMH Communities TRS, Inc.  and three inactive, special purpose entities as taxable REIT subsidiaries and may form or acquire additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary may provide services to our residents and engage in activities unrelated to our residents, such as third-party management, development, and other independent business activities.

We and any corporate subsidiary in which we own shares must make an election for the subsidiary to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary directly or indirectly owns shares of a corporation with more than 35% of the value or voting power of all of the outstanding shares of a corporation, the corporation will automatically also be treated as a taxable REIT subsidiary. An entity cannot qualify as a taxable REIT subsidiary, however, if it directly or indirectly operates or manages a lodging facility or a health care facility or, in certain circumstances, provides any other person with rights to a brand name under which a lodging facility or health care facility is operated. We have represented to Morgan, Lewis & Bockius LLP that the entities which we seek to have qualify as taxable REIT subsidiaries have not, and will not, directly or indirectly engage in these activities. Overall, no more than 20% of the value of our assets may consist of securities of one or more taxable REIT subsidiaries, and no more than 25% of the value of our assets may consist of the securities of taxable REIT subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

Rent we receive from our taxable REIT subsidiaries will qualify as “rents from real property” as long as at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related party residents, the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other residents of the property for comparable space, and the rent is not attributable to a modification of a lease with a controlled taxable REIT subsidiary. The taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to us to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on certain types of transactions between a taxable REIT subsidiary and us or our residents that are not conducted on an arm’s-length basis.

State and Local Taxes

We and our shareholders may be subject to taxation by various states and localities, including those in which we or a shareholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, shareholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in our common shares.

SHARES ELIGIBLE FOR FUTURE SALE

As of June 1, 2007, we had 41,567,146 common shares outstanding. In addition, 31,624,617 of our common shares that we have reserved for issuance upon redemption of units in our operating partnership issued to the selling shareholders named in this prospectus.  We have adopted our Equity Incentive Plan which provides for the grant to our non-employee trustees, executive officers and other key employees of options to purchase common shares, restricted share awards, share appreciation rights, performance units and other equity-based awards. We filed a registration statement with respect to the common shares issuable under the Equity Incentive Plan in January 2005. Common shares covered by the registration statement with respect to shares issuable under the Equity Incentive Plan are eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Venable LLP, Baltimore, Maryland, will issue an opinion to us regarding certain matters of Maryland law, including the validity of the common shares offered hereby.

EXPERTS

Reznick Group, P.C., independent registered public accounting firm, has audited the consolidated balance sheet of GMH Communities Trust as of December 31, 2006, and the related consolidated statements of operations, beneficiaries’ equity and cash flows for the year ended December 31, 2006, and the related financial statement schedules as set forth in their report. In addition, Reznick Group, P.C. has audited the statement of revenues and certain expenses for the year ended December 31, 2005 with respect to Aspen Apartments, as set forth in their report and the balance sheet of Fort Carson Family Housing, LLC as of December 31, 2006 and the related statements of operations, changes in member equity, and cash flows for the year ended December 31, 2006. We have included these financial statements and schedules in the prospectus and elsewhere in the registration statement in reliance on the report of Reznick Group, P.C., given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements and schedules of GMH Communities Trust at December 31, 2005, for the year ended December 31, 2005 and for the period from November 2, 2004 to December 31, 2004 and the financial statements and schedules of The GMH Predecessor Entities for the period from January 1, 2004 to November 1, 2004, as set forth in their report. We have included our financial statements and schedules in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Horton, Lee, Burnett, Peacock, Cleveland & Grainger, P.C., independent public accounting firm, has audited the statement of revenues and certain expenses for the year ended December 31, 2005 with respect to The Capstone Portfolio, The Commons on Oak Tree, Lion’s Crossing and Stadium Suites, each as set forth in their reports. We have included these financial statements in the prospectus and elsewhere in this registration statement in reliance on Horton, Lee, Burnett, Peacock, Cleveland & Grainger, P.C.’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the common shares to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the common shares to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s web site at www.sec.gov.

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, and file periodic reports, current reports and proxy statements thereunder. We also make available to our shareholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INDEX TO FINANCIAL STATEMENTS AND SCHEDULES

GMH COMMUNITIES TRUST

MARCH 31, 2007 FINANCIAL STATEMENTS (UNAUDITED)

GMH Communities Trust Consolidated Balance Sheets as of March 31, 2007 and December 31, 2006	F-3

GMH Communities Trust Consolidated Statements of Operations for the three months ended March 31, 2007 and 2006	F-4

GMH Communities Trust Consolidated Statements of Cash Flows for the three months ended March 31, 2007 and 2006	F-5

Notes to Consolidated Financial Statements	F-6

DECEMBER 31, 2006 FINANCIAL STATEMENTS (AUDITED)

Reports of Independent Registered Public Accounting Firms	F-21

GMH Communities Trust Consolidated Balance Sheets as of December 31, 2006 and 2005	F-23

GMH Communities Trust and The GMH Predecessor Entities Consolidated and Combined Statements of Operations for the years ended December 31, 2006 and 2005, the period from November 2, 2004 through December 31, 2004, and the period from January 1, 2004 through November 1, 2004

F-24

GMH Communities Trust and The GMH Predecessor Entities Consolidated and Combined Statements of Beneficiaries’ and Owners’ Equity for the years ended December 31, 2006 and 2005, the period from November 2, 2004 through December 31, 2004, and the period from January 1, 2004 through November 1, 2004

F-25

GMH Communities Trust and The GMH Predecessor Entities Consolidated and Combined Statements of Cash Flows for the years ended December 31, 2006 and 2005, the period from November 2, 2004 through December 31, 2004, and the period from January 1, 2004 through November 2, 2004

F-26

Notes to Consolidated and Combined Financial Statements	F-27

ASPEN APARTMENTS	F-51

Report of Independent Registered Public Accounting Firm	F-52

Statement of Revenues and Certain Expenses for the year ended December 31, 2005	F-53

Statement of Revenues and Certain Expenses for the year ended December 31, 2005	F-54

COMMONS ON OAK TREE	F-55

Report of Independent Auditor	F-56

Statement of Revenues and Certain Expenses for the year ended December 31, 2005	F-57

Notes to Statement of Revenues and Certain Expenses	F-58

LION’S CROSSING	F-60

Report of Independent Auditor	F-61

Statement of Revenues and Certain Expenses for the year ended December 31, 2005	F-62

Notes to Statement of Revenues and Certain Expenses	F-63

STADIUM SUITES	F-65

Report of Independent Auditor	F-66

Statement of Revenues and Certain Expenses for the year ended December 31, 2005	F-67

Notes to Statement of Revenues and Certain Expenses	F-68

THE CAPSTONE PORTFOLIO	F-70

Report of Independent Auditor	F-71

Combined Statements of Revenues and Certain Expenses for the period January 1, 2006 to September 30, 2006 (Unaudited) and for the year ended December 31, 2005	F-72

Notes to Combined Statements of Revenues and Certain Expenses	F-73

FINANCIAL STATEMENT SCHEDULES	F-75

Schedule II — Valuation and Qualifying Accounts	F-75

Schedule III — Real Estate and Accumulated Depreciation	F-76

FINANCIAL STATEMENTS AND INDEPENDENT AUDITORS’ REPORT FOR FORT CARSON FAMILY HOUSING, LLC AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2006	F-79

GMH COMMUNITIES TRUST
CONSOLIDATED BALANCE SHEETS
(in thousands, except par value and number of shares)

	March 31, 2007	December 31, 2006
	(unaudited)
ASSETS
Real estate investments:
Student housing properties	$1,432,421	$1,659,422
Accumulated depreciation	66,040	66,855
	1,366,381	1,592,567
Corporate assets:
Corporate assets	9,560	9,427
Accumulated depreciation	1,127	1,002
	8,433	8,425

Cash and cash equivalents	16,354	22,539
Restricted cash	18,351	16,955
Accounts and other receivables, net:
Related party	13,825	17,131
Third party	3,464	2,762
Investments in military housing projects	51,458	37,987
Deferred contract costs	135	2,344
Deferred financing costs, net	4,230	5,103
Lease intangibles, net	1,343	2,468
Deposits	2,354	907
Assets held for sale	217,568	—
Other assets	5,506	4,802
Total assets	$1,709,402	$1,713,990
LIABILITIES AND BENEFICIARIES’ EQUITY
Notes payable	$962,723	$1,028,290
Line of credit	137,824	199,435
Accounts payable	2,416	3,213
Accrued expenses	26,920	27,257
Dividends and distributions payable	12,077	12,077
Liabilities related to assets held for sale	138,090	—
Other liabilities	25,833	28,446
Total liabilities	1,305,883	1,298,718

Minority interest	152,853	157,972
Commitments and contingencies (Note 11)		—
Beneficiaries’ equity:
Common shares of beneficial interest, $0.001 par value; 500,000,000 shares authorized, 41,567,146 issued and outstanding at March 31, 2007, and December 31, 2006	42	42
Preferred shares—100,000,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	325,442	325,347
Cumulative earnings	1,453	1,324
Cumulative dividends	(76,271)	(69,413)
Total beneficiaries’ equity	250,666	257,300
Total liabilities and beneficiaries’ equity	$1,709,402	$1,713,990

See accompanying notes to consolidated financial statements.

GMH COMMUNITIES TRUST
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except share and per share information)

	Three Months Ended March 31,
	2007	2006

Revenue:
Rent and other property income	$51,464	$39,659
Expense reimbursements:
Related party	17,399	13,380
Third party	1,446	1,336
Management fees:
Related party	2,421	2,039
Third party	678	1,008
Other fee income-related party	6,138	4,680
Other income	228	89
Total revenue	79,774	62,191
Operating Expenses:
Property operating expenses	22,142	16,458
Reimbursed expenses	18,845	14,716
Real estate taxes	4,901	3,743
Administrative expenses	4,870	4,080
Audit Committee special investigation expenses	—	2,575
Depreciation and amortization	11,806	9,472
Interest	17,475	10,128
Total operating expenses	80,039	61,172
(Loss) income before equity in earnings of unconsolidated entities, income taxes and minority interest from continuing operations	(265)	1,019
Equity in earnings of unconsolidated entities	1,029	1,216
Income before income taxes and minority interest from continuing operations	764	2,235
Income taxes	1,526	973
(Loss) income before minority interest from continuing operations	(762)	1,262
Minority interest attributable to continuing operations	(329)	560
(Loss) income from continuing operations	(433)	702
Discontinued Operations:
Income from discontinued operations before minority interest	990	787
Minority interest attributable to discontinued operations	428	349
Income from discontinued operations	562	438
Net income	$129	$1,140
Earnings per common share-basic
Continuing operations	$(0.01)	$0.02
Discontinued operations	0.01	0.01
	$0.00	$0.03
Earnings per common share-diluted
Continuing operations	$(0.01)	$0.02
Discontinued operations	0.01	0.01
	$0.00	$0.03
Weighted-average shares outstanding during the period:
Basic	41,494,521	39,672,998
Diluted	73,128,701	73,979,690
Common share dividend declared per share	$0.1650	$0.2275

See accompanying notes to consolidated financial statements.

GMH COMMUNITIES TRUST
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Three Months Ended March 31,
	2007	2006

Cash flows from operating activities:
Net income	$129	$1,140
Minority interest	99	909
Adjustments to reconcile net income to net cash provided by operating activities from continuing operations:
Depreciation	10,681	7,822
Amortization:
Lease intangibles	1,015	1,539
Investment in military housing projects	111	111
Notes payable fair value adjustment	(1,994)	(590)
Deferred loan costs	1,322	321
Restricted shares	95	37
Allowance for doubtful accounts	530	416
Equity in earnings of unconsolidated entities in excess of distributions received	(332)	(1,216)
Changes in operating assets and liabilities from continuing operations:
Restricted cash	(937)	(1,319)
Accounts and other receivables	2,080	422
Deferred contract costs	2,209	(614)
Deposits and other assets	(2,166)	650
Accounts payable	(676)	(1,250)
Accrued expenses and other liabilities	(3,185)	3,448
Net cash provided by discontinued operations	524	686
Net cash provided by operating activities	9,505	12,512
Cash flows from investing activities:
Property acquisitions	(1,291)	(66,446)
Capitalized expenditures	(1,479)	(9,868)
Distributions received in excess of earnings of unconsolidated entities	654	320
Investments in military housing projects	(13,850)	—
Discontinued operations	(89)	(326)
Net cash used in investing activities	(16,055)	(76,320)
Cash flows from financing activities:
Owner distributions	(12,077)	(16,227)
Redemption of unit holders	—	(45)
Proceeds from line of credit	12,000	70,000
Repayment of line of credit	(73,611)	(31,000)
Proceeds from notes payable	90,000	49,912
Repayment of notes payable	(15,370)	(977)
Payment of financing costs	(464)	(360)
Discontinued operations	(113)	(107)
Net cash provided by financing activities	365	71,196
Net increase (decrease) in cash and cash equivalents	(6,185)	7,388
Cash and cash equivalents, beginning of period	22,539	2,240
Cash and cash equivalents, end of period	$16,354	$9,628

Supplemental information:
Real estate acquired by assuming debt including debt premium	$—	$20,064
Cash paid for interest	$17,758	$10,685
Cash paid for taxes	$1,002	$1,254

See accompanying notes to consolidated financial statements.

GMH COMMUNITIES TRUST

Notes to Consolidated Financial Statements
March 31, 2007
(Unaudited)

1. Organization and Basis of Presentation

Organization

GMH Communities Trust (the “Trust,” the “Company,” or sometimes referred to as “we”) conducts substantially all of its operations through its operating partnership, GMH Communities, LP, a Delaware limited partnership (the “Operating Partnership”). As of March 31, 2007, the Operating Partnership had 73,191,763 units of partnership interest outstanding, of which the Trust owned 40,985,977 units of limited partnership interest; and through a wholly-owned subsidiary, GMH Communities GP Trust, the Trust owned 581,169 units of general partnership interest, which represents 100% of the general partnership interest in the Operating Partnership. As of March 31, 2007, there were 31,624,617 units of limited partnership interest outstanding that were not owned by the Company.

We, through the Operating Partnership and its subsidiaries, are a self-advised, self-managed, specialty housing company that focuses on providing housing to college and university students residing off-campus and to members of the U.S. military and their families located on or near military bases throughout the United States. Through the Operating Partnership, we own and operate our student housing properties and the interests in joint ventures that own military housing privatization projects (“military housing projects”).

Basis of Presentation

The consolidated financial statements have been prepared by the Company without audit except as to the balance sheet as of December 31, 2006, which has been derived from audited data, pursuant to the rules and regulations of the United States Securities and Exchange Commission. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the included disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments (consisting solely of normal recurring matters) necessary for a fair presentation of the financial position of the Company as of March 31, 2007, the results of its operations for the three-month periods ended March 31, 2007 and March 31, 2006 and its cash flows for the three-month periods ended March 31, 2007 and March 31, 2006 have been included.  The results of operations for such interim periods are not necessarily indicative of the results for a full year. These consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements and notes to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Liquidity

On October 2, 2006, the Company entered into a $250.0 million revolving line of credit with Wachovia Bank (Wachovia Line). The Wachovia Line had an initial term of six months, which was subsequently amended in February 2007 to extend the initial term through June 1, 2007.  If not repaid, the Company can extend the maturity to October 2, 2007, with the payment of an additional 2% of the outstanding principal balance and an increase in the interest rate charged from LIBOR plus 2% to LIBOR plus 4.5%.  In December 2006, the Company announced that it had developed a business strategy to repay the outstanding line of credit through a combination of refinancing certain properties and selling other properties to third parties or through a joint venture in which the Company would retain an ownership interest.   On March 12, 2007 the criteria for classification as held for sale under SFAS No. 144 was met, as the specific properties for sale were identified and the Board of Trustees approved the plan to sell the specific properties.

The refinancing portion of this strategy was completed in February 2007 and generated net proceeds of $73.6 million that were used to repay an equal amount of outstanding indebtedness under the Company’s line of credit.  On April 13, 2007 the Company completed the transfer of its 100% interest in five of the six student housing properties into the joint venture, of which the Company retained a 10% interest.  The sixth property to be included in the joint venture will be transferred upon lender approval of the joint venture’s assumption of existing mortgage indebtedness on that property.  It is expected that the sixth property will be transferred by the end of the second quarter of 2007.  The Company received net proceeds totaling approximately $56.1 million from the transaction, which were used to repay an equal amount of indebtedness outstanding under the Company’s line of credit.  The transfer of the sixth property is expected to generate $5.1 million of net proceeds.

On May 7, 2007, the Company entered into a note facility structured through a Note Purchase Agreement (Note Facility) with Merrill Lynch, Pierce, Fenner and Smith Incorporated, which allows the Company, through the Operating Partnership, to borrow, on a revolving basis, up to a maximum of $100 million, subject to increase to $125 million if certain conditions are met. The borrowings are represented by notes that are issued by the Operating Partnership to Merrill Lynch in accordance with Rule 144A of the Securities Act of 1933, as amended, and then may be transferred to “qualified institutional buyers” also under Rule 144A. As of the date of effectiveness of the Note Facility, the Company initially issued a note to Merrill Lynch representing borrowings equal to approximately $90.7 million under the Note Facility, and used these proceeds to repay remaining principal and interest under, and to terminate, the Wachovia Line along with transaction costs associated with the Note Facility.

During the second quarter of 2007, the Company had executed agreements to sell six of its currently-owned student housing properties.  The due diligence period expired on May 4, 2007, and the third-party buyers have placed a non-refundable deposit of $2.5 million in escrow.  The Company expects to complete these transactions during the second quarter of 2007.  The proceeds from these transactions also will be used to repay outstanding indebtedness under the Note Facility.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect various amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Real Estate Investments and Corporate Assets

We carry real estate investments and corporate assets at cost, net of accumulated depreciation. Cost of acquired assets includes the purchase price and related closing costs. We allocate the cost of real estate investments to net tangible and identified intangible assets based on relative fair values in accordance with SFAS No. 141, Business Combinations (“SFAS 141”). We estimate fair value based on information obtained from a number of sources, including our due diligence, marketing and leasing activities, independent appraisals that may be obtained in connection with the acquisition or financing of the respective property, and other market data.

The value of in-place leases is based on the difference between (i) the property valued with existing in-place leases and (ii) the property valued as if vacant. As lease terms typically are 12 months or less, actual rates on in-place leases generally approximate market rental rates. Factors that we consider in the valuation of in-place leases include an estimate of incremental carrying costs during the expected lease-up periods considering current market conditions and nature of the tenancy. Purchase prices of student housing properties to be acquired are not expected to be allocated to tenant relationships considering the terms of the leases and the expected levels of renewals. We amortize the value of in-place leases to expense over the remaining term of the respective leases, which is generally one year or less. Accumulated amortization related to intangible lease costs was $3.1 million at March 31, 2007 and  $2.0 million at December 31, 2006.

We expense routine repair and maintenance expenditures that do not improve the value of an asset or extend its useful life, including turnover costs. We capitalize expenditures that improve the value and extend the useful life of an asset. We compute depreciation using the straight-line method over the estimated useful lives of the assets, which is generally 40 years for buildings including student housing properties and the commercial office building, and three to five years for residential furniture and appliances. Commencing towards the end of the second quarter and more significantly during the third quarter of each fiscal year, the Company typically will experience an increase in property operating expenses over other quarters as a result of repair and maintenance expenditures relating to turnover of units at student housing properties. The Company’s student housing lease terms generally commence in August or September to coincide with the beginning of the academic year. Accordingly, the Company expects to incur a majority of its repair and maintenance costs in the second and third quarters to prepare for new residents.

In accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, such as real estate investments and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. These circumstances may include, but are not limited to, operational performance, market conditions and competition from other off-campus properties and on-campus housing, legal and environmental concerns, and results of appraisals or other information obtained as part of a financing or disposition strategy. When required, we review recoverability of assets to be held and used through a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized in an amount by which the carrying value of the asset exceeds the fair value of the asset determined using customary valuation techniques, such as the present value of expected future cash flows. Assets to be disposed of would be separately presented in the balance sheet as assets held for sale and reported at the lower of the carrying amount or fair value less costs to sell, and no longer would be depreciated.

Cash Equivalents

All highly-liquid investments with an original maturity of three months or less are considered to be cash equivalents. The Company has substantially all of its cash and short-term investments with one major financial institution. Such cash balances, at times, may exceed FDIC limits.

Restricted Cash

Restricted cash consists of security deposits and cash held as escrow for real estate taxes, capital expenditures and other amounts, as required by the terms of various loan agreements.

Allowance for Doubtful Accounts

We estimate the collectibility of receivables generated by rental and other income as a result of the operation of our student housing properties. If we believe that the collectibility of certain amounts is questionable, we record a specific reserve for these amounts to reduce the amount outstanding to an amount we believe will be collectible and a reserve for all other accounts based on a range of percentages applied to aging categories, which is based on historical collection and write-off experience.

We also evaluate the collectibility of fee income and expense reimbursements generated by the management of student housing properties owned by others and through the provision of development, construction, renovation, and management services to our military housing projects based upon the individual facts and circumstances, and record a reserve for specific amounts, if necessary.

Accounts receivable are presented net of the allowance for doubtful accounts of $303,000 and $331,000 at March 31, 2007 and December 31, 2006, respectively.

Deferred Financing Costs

Costs incurred in connection with obtaining financing are deferred and amortized on a straight-line basis over the term of the related loan, which is not materially different than the effective interest method. Amortization of deferred financing costs is included in interest expense. Accumulated amortization of deferred financing costs was $4.2 million and $2.9 million at March 31, 2007 and December 31, 2006, respectively.

Deferred Contract Costs

Deferred contract costs include costs attributable to a specific military housing project incurred in connection with seeking Congressional approval of a Community Development and Management Plan, or CDMP, subsequent to the project being awarded by the Department of Defense, or DoD. In addition, deferred contract costs also include transition and closing costs incurred that are expected to be reimbursed by the military housing project. Such amounts are evaluated as to the probability of recovery and costs that are not considered probable of recovery are written off. Revenue is recognized and the related costs are expensed at the time that the reimbursement for preparing the CDMP is approved by Congress or at closing of the military housing project.

Deposits

Deposits primarily consist of amounts paid to third parties in connection with planned acquisitions or joint venture transactions, amounts paid to lenders that provide related financing or the refinancing of existing loans and deposits paid to utility companies. At March 31, 2007, deposits for planned acquisitions and our joint venture transaction totaled $1.7 million and other deposits totaled $677,000.  At December 31, 2006, deposits for planned acquisitions totaled $155,000 and other deposits totaled $752,000.

Fair Value of Financial Instruments

The carrying amount of cash and cash equivalents, restricted cash, accounts and other receivables, deposits, other assets, accounts payable, accrued expenses, dividends and distributions payable and other liabilities approximate fair value because of the relatively short-term nature of these instruments.

Debt assumed in connection with property acquisitions is recorded at fair value at the date of acquisition and the resulting premium or discount is amortized through interest expense over the remaining term of the debt, resulting in a non-cash decrease (in the case of a premium) or increase (in the case of a discount) in interest expense.

The carrying value and fair value of fixed-rate notes payable at March 31, 2007 were both approximately $1.1  million.  Fair value was estimated using rates the Company believed were available to it as of March 31, 2007 for debt with similar terms. The carrying value of variable-rate notes payable approximates fair value at March 31, 2007.

Advertising Costs

Advertising costs are expensed as incurred.

Revenue Recognition

Student Housing Owned Properties Segment

Rental revenue is recognized when due over the lease terms, which are generally 12 months or less.

Other property income, including, but not limited to, lease processing fees, move-in fees,  utility reimbursements and activity fees is recognized as earned throughout the course of the year. The timing of these fees typically fluctuates in relation to the academic year leasing cycle.

Student Housing Managed Properties Segment

Standard management fees are based on a percentage of monthly cash receipts or gross monthly rental and other revenues generated by the properties managed for others. We recognize these fees on a monthly basis as the services are performed.

Incentive management fees are earned as a result of the achievement of certain operating performance criteria over a specified period by certain managed properties, including targeted annual debt service coverage ratios of the properties. We recognize these fees at the amount that would be due under the contract if the contract was terminated on the balance sheet date.

Expense reimbursements are comprised primarily of salary and related costs of certain of our employees working at certain properties we manage for others, the cost of which is reimbursed by the owners of the related properties. We accrue operating expense reimbursements as the related expenses are incurred.

Military Housing Segment

Standard and incentive management fees, which are based on a percentage of effective gross revenue generated by the military housing privatization projects from the basic allowance for housing (BAH) provided by the government to service members are recognized when the revenue is earned by the military housing projects. Incentive management fees are based upon the satisfaction of certain criteria including, among other things, satisfying designated benchmarks relating to emergency work order response, occupancy rates, home turnover and resident satisfaction surveys. Incentive management fees are recognized when the various criteria stipulated in the management contract have been satisfied. Accrued and unbilled incentive management fees of  $1.2 million and $1.0 million are included in accounts receivable—related party at March 31, 2007 and December 31, 2006, respectively.

Standard and incentive development and construction/renovation fees, which are based on a percentage of development and construction/renovation costs incurred by the military housing projects, including hard and soft costs and financing costs, are recognized on a monthly basis as the costs are incurred by the military housing projects. Incentive development and construction/renovation fees are based upon the satisfaction of certain criteria including, among other things, completing a number of houses according to schedule, achieving specific safety records and implementing small business or minority subcontracting plans. Incentive development and construction/renovation fees are recognized when the various criteria stipulated in the contract have been satisfied. Accrued and unbilled incentive development and construction/renovation fees of $2.7 million and $2.3 million are included in accounts receivable—related party at March 31, 2007 and December 31, 2006, respectively.

Revenues on our renovation contracts are recorded on the percentage-of-completion method. When the percentage-of-completion method is used, contract revenue is recognized in the ratio that costs incurred to date bear to estimated costs at completion. Adjustments to cost estimates are made in the period in which the facts requiring such revisions become known. When the revised estimates indicate a loss, such loss is currently provided for in its entirety.

Business development fees are earned from our business partners that provide architectural and design or construction services for the Company’s military housing projects. The fees consist of (i) an annual base fee, which is a fee paid to the Company in consideration of the Company’s ongoing pursuit of additional projects and is not contingent upon the success of those efforts and can be cancelled at any time, and (ii) an additional fee, which is paid over the course of an awarded project based on a percentage of revenue earned by these business partners for providing services to the Company’s military housing projects. The base fees are recognized on a straight-line basis over the term of the related business development agreement, which is generally one year. The additional fee is recognized and paid to us as the related services are provided to our military housing projects by our business partners.

In certain instances, the Company may receive fees relating to the performance of pre-construction/renovation services. These pre-construction/renovation fees are determined on a project-by-project basis, and are (i) paid in proportion to the amount of pre-construction/renovation costs incurred by us for the project, and (ii) recognized as revenue upon performance of the pre-construction/renovation services.

The Company earns equity returns on its investments in military housing projects. During the initial development period for a project, the equity returns are a fixed percentage of our investment and subsequent to the initial development period for a project, the equity returns are based on a fixed percentage of our investment and on the project’s net operating income, subject to cash distribution caps, as defined in the operating agreements related to the particular project. As of March 31, 2007, only the Fort Carson project had passed its initial development period.

Expense reimbursements are comprised primarily of renovation expenses and property management expenses, the costs of which are reimbursed by the military housing projects to which they relate. The expenses include payments to third parties for renovation services, and include salaries and related costs of the Company’s employees that are managing the renovation and property management services. The Company accrues expense reimbursements as the related expenses are incurred.

Minority Interest

Minority interest as initially reported at the date of our initial public offering represented the net equity of the Operating Partnership, including the proceeds received from the sale of the warrant to Vornado, multiplied by the ownership percentage of holders of limited partnership units in the Operating Partnership other than the Company. The Operating Partnership is obligated to redeem, at the request of a holder, each unit of limited partnership interest for cash or common shares on a one-for-one basis, at the Company’s option, subject to adjustments for share splits, dividends, recapitalizations and similar events; except that Gary M. Holloway, Sr. has the right to require the Operating Partnership to redeem his and his affiliates’ units of limited partnership interest for common shares, subject to his restriction from owning more than 20% of the Company’s outstanding common shares. If the minority interest unitholders’ share of a current year loss would cause the minority interest balance to be less than zero, the minority interest balance will be reported as zero unless there is an obligation of the minority interest holders to fund those losses. Any losses in excess of the minority interest will be charged against equity. If future earnings materialize, equity will be credited for all earnings up to the amount of those losses previously absorbed. Distributions to limited partnership unitholders other than the Company are recorded as a reduction to minority interest.

Investments in Military Housing Projects and Student Housing Joint Ventures

We own equity interests in the joint ventures that own our military housing privatization projects with the U.S. military to design, develop, construct/renovate and manage the military family housing located on or near various bases throughout the United States. The Company evaluates its investments in military housing project joint ventures in which we have a variable interest to determine if the underlying entity is a variable interest entity (“VIE”) as defined under FASB Financial Interpretation No. 46 (as revised) (“FIN 46(R)”). The Company has concluded that each of the military housing project joint ventures in which it has a variable interest is a VIE and that the Company is not the primary beneficiary of any of these VIEs. We record our investments in joint ventures under our military housing projects in accordance with the equity method of accounting. Our investment is initially recorded at cost, and then subsequently adjusted at each balance sheet date to an amount equal to what we would receive from the joint venture in the event that it were liquidated at net book value as of that date, and assuming that the proceeds from the liquidation are distributed in accordance with the terms of, and priority of returns set forth under, the joint venture’s operating agreement. The Company has exposure to loss to the extent of its investments, if any, and any receivables due from the project.

The Company entered into a joint venture in the third quarter of 2005 to develop and construct two student housing properties. The Company contributed land to the joint venture in exchange for its 10% interest and cash. In addition, the Company has the option to purchase the joint venture partner’s interest in the joint venture within one year of completion of the properties, and the Company has provided certain guarantees for a portion of the construction loans. As such, the transaction is being accounted for as a financing arrangement, whereby the Company records the real estate as an asset, depreciates the property, and records a financing obligation. Construction was completed in August 2006.

Income Taxes

The Company elected to be taxed as a REIT under the Code commencing with its taxable year ended December 31, 2004. To continue to qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that we currently distribute at least 90% of our adjusted taxable income to our shareholders. We believe we are organized and operate in a manner that allows us to qualify for taxation as a REIT under the Code, and it is our intention to adhere to these requirements and maintain the Company’s REIT status in the future. Accordingly, no provision has been made for federal income taxes in the accompanying consolidated financial statements, other than with respect to the Company’s taxable REIT subsidiaries.

Audit Committee and Special Committee Expenses

During the first quarter of 2006, the Audit Committee of our Board of Trustees initiated an investigation promptly following receipt of a letter from the Company’s former Chief Financial Officer, alleging, among other things, a “tone at the top” problem within management, and raising concerns regarding various accounting methodologies that were being considered by management in connection with certain transactions that occurred in the fourth quarter of 2005. The Audit Committee conducted the investigation with the assistance of independent legal counsel, as well as a forensic accounting firm retained by the Audit Committee’s counsel. The investigation was completed during the third quarter of 2006.

During 2006, the Board of Trustees formed a Special Committee to explore strategic alternatives for the Company. The Special Committee was disbanded in December 2006.

The Company incurred significant legal, accounting, financial advisory as well as committee fees in connection with both the Audit Committee investigation and activities of the Special Committee. All costs have been expensed as incurred and are reported in Audit Committee and Special Committee expenses on the accompanying consolidated statements of operations.

Adoption of Recent Accounting Pronouncements

Effective January 1, 2007 we adopted the Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” (FIN 48), which prescribes detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods.  Under FIN 48, the Company determined that there were no uncertain tax positions recognized in the consolidated financial statements and therefore there was no impact of the adoption of FIN 48 on its consolidated financial statement.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 applies where other accounting pronouncements require or permit fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, which for the Company is January 1, 2008, and interim periods within those fiscal years. The Company is evaluating the impact this statement will have on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 provides entities with an option to measure many financial assets and liabilities and certain other items at fair value as determined on an instrument by instrument basis. The Company has not yet evaluated the impact, if any, this standard might have on the Company’s consolidated financial statements once it becomes effective on January 1, 2008.

Reclassifications

Certain amounts in the prior period financial statements have been reclassified to be consistent with the current period presentation

3.  Real Estate Investments and Assets held for sale

Included in real estate investments are 65 student housing properties that the Company owns or has equity interests in located near 42 colleges and universities in 24 states. These 65 properties contain an aggregate of 12,307 units and 39,460 beds. The Company’s investment in student housing properties at March 31, 2007 and December 31, 2006 was as follows (in thousands):

	March 31, 2007	December 31, 2006
Land	$151,049	$168,579
Building and improvements	1,240,215	1,444,349
Residential furniture and appliances	39,014	44,902
Construction in progress	2,143	1,592
	$1,432,421	$1,659,422

Included in assets held for sale are 12 student housing properties, of which six of the twelve properties have been or are committed to be sold during the second quarter of 2007 to a joint venture in which the Company retains a 10% ownership interest and are therefore included in continuing operations.  The other six properties have been identified and approved for sale by the Board of Trustees in March 2007, and are presented in discontinued operations.  These 12 properties contain an aggregate of 2,125 units and 7,236 beds. The assets held for sale at March 31, 2007 was as follows (in thousands):

March 31, 2007
Land	$18,822
Building and improvements	204,612
Residential furniture and appliances	6,258
Construction in progress	35
229,727
Less accumulated depreciation	(12,159)
Assets held for sale	$217,568

4.  Investments in Military Housing Projects

We record our investments in joint ventures under our military housing projects in accordance with the equity method of accounting.  Our investment is initially recorded at cost, and subsequently adjusted at each balance sheet date to an amount equal to what we would receive from the joint venture in the event that it were liquidated at net book value as of that date, assuming that the proceeds from the liquidation are distributed in accordance with the terms of, and the priority of returns set forth under, the joint venture’s operating agreement. The terms of the various agreements generally provide for the payment to the Company of an agreed upon return on the Company’s invested capital and a return of the Company’s invested capital prior to the distribution of any amounts to the government entity that is a member of the joint venture.

As of March 31, 2007, of the 10 joint venture entities in which we had ownership interests relating to military housing privatization projects in operation as of that date, we had invested capital in four of the joint ventures as discussed below.

On February 6, 2007 the Company closed on the Air Education and Training Command (“AETC”) Group I project with the Department of the Air Force.  This military housing privatization project covers four bases and 2,875 end-state housing units.  The AETC Group I project represents the Company’s first military housing project with the Department of the Air Force.  The 50-year term of the project commences with a five-year Initial Development Period (“IDP”) that includes the design, construction and/or renovation of, as well as the overall management and operational responsibilities over the end-state housing units.  The Company invested $8.0 million for its 80% interest in the partnership that owns the rights to the AETC Group I project.  The Company has concluded that this joint venture is a variable interest entity (VIE) as defined under FIN 46(R) and that the Company is not the primary beneficiary.  The primary beneficiary is a non-equity partner in the joint venture that is more closely associated with the VIE.  The Company earns a preferred return on its investment in AETC Group I.   The preferred return will accrue, but not be paid, until the end of the IDP for the project which is projected to be in 2013.  The carrying value of this investment was $8.1 million at March 31, 2007.

During the first quarter of 2007, the Company contributed $5.9 million and Benham Military Communities, LLC contributed $0.7 million, through their joint venture, GMH/Benham Military Communities LLC, which used the funds to make a required $6.5 million equity contribution commitment to FDWR Parent LLC, which operates the Fort Detrick/Walter Reed Medical Center military housing project.  The Company has a 90% interest and Benham has a 10% interest in GMH/Benham Military Communities LLC, which is entitled to a preferred return on its investment in FDWR Parent LLC.

In November 2004, the Company and Benham Military Communities, LLC formed a joint venture known as GMH/Benham Military Communities LLC for the purpose of investing in the Navy Northeast Region military housing project. The Company contributed $9.5 million to GMH/Benham Military Communities LLC in return for a 90% interest and Benham Military Communities, LLC invested $1.1 million for the remaining 10% interest. The Company consolidates GMH/Benham Military Communities LLC as it has a 90% economic interest and controls a majority of the voting interests. Benham Military Communities, LLC’s 10% interest is accounted for as minority interest and is included in other liabilities.  In November 2004, GMH/Benham Military Communities, LLC invested $10.6 million in Northeast Housing LLC, which owns and operates the Navy Northeast Region military housing project. GMH/Benham Military Communities LLC is entitled to a preferred return on its investment in Northeast Housing LLC. The preferred return will accrue, but not be paid, until the end of the initial development period for the project in October 2010. The carrying value of this investment was $12.9 million at March 31, 2007 and $12.7 million at December 31, 2006.

The acquisition of our ownership interests in the joint venture that owns a 10% interest in Fort Carson Family, LLC and has the rights to exclusively negotiate the Fort Eustis/Fort Story military housing projects was recorded at the fair value of the consideration paid in the amount of $31.0 million.  The underlying book value of the equity on the acquisition date was approximately $11.5 million.  The remaining $19.5 million of this investment is being amortized based on the then current fiscal year revenue as a percentage of the estimated revenue to be earned over the remaining lives of the projects, which are 45 years for the Fort Carson project and 50 years for the Fort Eustis/Story project. Amortization expense was $0.1 million for both the three months ended March 31, 2007 and 2006.  The accumulated amortization of the excess purchase price was $0.8 million and $0.7 million at March 31, 2007 and December 31, 2006, respectively. The carrying value of this investment was $24.4 million at March 31, 2007 and $25.3 million at December 31, 2006.  The Company is entitled to a preferred return on its investment in Fort Carson Family Housing LLC, plus 50% of the project’s net operating income, which will decrease to 30% and 15% in 2012 and 2016, respectively. After 2016 and through 2025, the Company’s returns on its investments are subject to an annual maximum amount of $1.75 million. The project began repaying the Company’s initial investment in Fort Carson Family Housing LLC in July 2005.  The equity is expected to be completely repaid by 2015. During the three months ended March 31, 2007 and 2006, the Company received $0.4 million and $0.1 million, respectively of equity distributions from Fort Carson Family Housing LLC.

The following is a summary of the financial position of the unconsolidated Fort Carson Family Housing LLC (in thousands):

	March 31, 2007	December 31, 2006
Net Property	$162,979	$162,106
Other Assets	$129,735	$132,020
Notes payable	$260,150	$260,730
Other Liabilities	$4,821	$5,160
Equity	$27,743	$28,236
Company’s Share of Equity	$5,823	$6,479

The following is a summary of the results of operations of the unconsolidated Fort Carson Family Housing LLC (in thousands):

	Three months ended March 31,
	2007	2006
Revenue	$7,490	$8,039
Operating Expenses	$2,552	$2,116
Interest Expense, net	$2,475	$2,825
Depreciation and amortization	$1,894	$1,867
Net Income	$569	$1,231

5.  Notes Payable

At March 31, 2007, notes payable totaling $962.7 million were secured by 63 student housing properties, including the two properties that we have an ownership interest in and our corporate office.  The net carrying value of these encumbered properties was $1.3 billion at March 31, 2007.  These notes payable had a weighted average interest rate of 5.41% a weighted average maturity of 7.14 years, mature at various dates between May 2007 and March 2017 and require monthly payments of principal and interest or monthly payments of interest only.  As of March 31, 2007, the Company failed to comply with one of its financial covenants on one of its notes payable and received a waiver. This note was subsequently refinanced in May 2007.

At March 31, 2007, included in liabilities related to assets held for sale, were notes payable totaling $138.1 million which were secured by 11 student housing properties with a cost basis of $196.4 million.  The notes payable had a weighted average interest rate of 4.81%, a weighted average maturity of 5.47 years, mature at various dates between October 2007 and November 2016 and require monthly payments of principal and interest or monthly payments of interest only.

On February 27, 2007, the Company completed the refinancing of four owned student housing properties. Under the refinancing, the Company placed an aggregate of $90.0 million in mortgage indebtedness on the properties, with each loan having a 10-year interest-only term and bearing a fixed interest rate of 5.6%.  The Company received net proceeds of $73.6 million from the refinancings that were used to repay an equal amount of outstanding indebtedness under the Wachovia Line.

6.  Transactions with Related Parties

In the ordinary course of its operations, the Company has on-going business relationships with Gary M. Holloway, Sr., entities affiliated with Mr. Holloway, and entities in which Mr. Holloway or the Company has an equity investment. The operating results or financial position of the Company could be significantly different from those that would have been reported if the entities were autonomous. These relationships and related transactions are summarized below.

Shared costs for human resources, information technology, office equipment and furniture, and certain management personnel were allocated to the various entities owned or controlled by Mr. Holloway, using assumptions based on headcount that management believed were reasonable. The allocation of such costs to other entities owned or controlled by Mr. Holloway during the three months ended March 31, 2007 and 2006 totaled $64,000 and $57,000, respectively, and are reflected as expense reimbursements from related parties in the accompanying consolidated statements of operations.

The Company leases space in its corporate headquarters to entities wholly-owned by Mr. Holloway. During each of the three month periods ended March 31, 2007 and 2006, rental income from these entities totaled

$39,000. These amounts are included in other property income in the accompanying consolidated and combined statements of operations.

The Company earned management fees from properties in which Mr. Holloway was an investor until December 2006. During the three months ended March 31, 2006 such income totaled $86,000.

The Company is reimbursed by the joint ventures relating to certain of its military housing projects in which the Company has an ownership interest, as well as student housing properties under the Company’s management in which Mr. Holloway was an investor through December 2006, for the cost of certain employees engaged in the daily operation of those military housing projects and student housing properties. The reimbursement of these costs is included in expense reimbursements—related party in the accompanying consolidated and combined statements of operations. During the three months ended March 31, 2007 and 2006, such expense reimbursements relating to these military housing projects and student housing properties totaled $17.3 million and $13.3 million, respectively.

Mr. Holloway owns Bryn Mawr Abstract, Inc., an entity that provides title abstract services to third party title insurance companies, from which we have purchased title insurance with respect to certain student housing properties and military housing projects that we have acquired or refinanced. In connection with the purchase of title insurance for these student housing properties and military housing projects, premiums were paid to other title insurance companies, which fees in some cases are fixed according to statute. From these premiums, the other title insurance companies paid to Bryn Mawr Abstract, Inc. $82,000 and $130,000 during the three months ended March 31, 2007 and 2006, respectively, for providing title abstract services.

Mr. Holloway owns Corporate Flight Services, LLC, an entity that provides aircraft services.  During the three months ended March 31, 2007 and 2006, the Company paid Corporate Flight Services, LLC $283,000 and $234,000, respectively for use of an aircraft owned by Corporate Flight Services, LLC.

7. Commitments and Contingencies

As of March 31, 2007, we had agreements to acquire one student housing property and 13 parcels of land for the development of a future student housing property for an aggregate purchase price of $17.8 million and had placed deposits related to such acquisitions totaling approximately $364,000.

With regard to military housing privatization projects at Army bases, depending on the terms of each respective agreement, the Company is either required to fund its portion of the equity commitment to the project’s joint venture (i) after all other sources of funding for the project have been expended or (ii) after the initial development period is completed. With respect to the Company’s Navy Northeast Region project and AETC Group I project, however, the Company was required to fund the equity commitment at commencement of the project.  With respect to the Company’s Fort Detrick/WRAMC project, the Company was required to fund its equity commitment during the first quarter of 2007. In connection with finalizing the agreements with the DoD for the Company’s military housing projects, the Company has committed to contribute the following aggregate amounts as of March 31, 2007 (in thousands):

2007	$1,980
2010	6,600
2011	12,510
2012	6,300
Total	$27,390

In connection with the development, management, construction and renovation agreements for certain of the military housing projects, the Company guarantees the completion of its obligations under the agreements. The guarantees require the Company to fund any costs in excess of the amounts budgeted in the underlying development, management, construction and renovation agreements. The maximum exposure to the Company on these guarantees cannot be determined at this time. Management believes that these guarantees will not have a material adverse impact on the Company’s financial position or results of operations.

Under the provisions of FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34,” a guarantor is to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken by issuing the guarantee. The Company enters into indemnification agreements in the ordinary course of business that are subject to the provisions of FIN 45. Under these agreements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified party for losses suffered or incurred by the indemnified party. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. The Company believes the estimated fair value of these agreements is immaterial. Accordingly, there were no liabilities recorded for these agreements as of December 31, 2006 and 2005.

Starting on April 5, 2006, five putative class actions alleging violations of Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 and Sections 10(b) and 20 the Securities Exchange Act of 1934 and Rule 10b-5 of the Securities and Exchange Commission have been filed in the United States District Court for the Eastern District of Pennsylvania, naming as defendants GMH Communities Trust, Gary M. Holloway, Sr., and Bradley W. Harris.  The complaints purport to bring claims on behalf of a class of purchasers of GMH securities during various periods, the longest of which is the period between October 28, 2004 and March 10, 2006.  By Orders filed January 22, 2007, the cases were consolidated, and lead plaintiffs and lead counsel were appointed.  A consolidated complaint alleging violations of Sections 11 and 15 of the Securities Act of 1933 and Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 was filed on March 19, 2007 against the same defendants for a class period between May 5, 2005 and March 10, 2006 based upon the Company’s restatement of certain financial results. The defendants have sixty days in which to respond either by answering or moving to dismiss.  In the January 22, 2007 Order, the Court ordered that the parties shall not file any dispositive motions before attending a settlement conference with the Magistrate Judge.  Discovery is stayed pending the disposition of any motion to dismiss.  The outcome of this litigation is uncertain, and while the Company believes that it has valid defenses to Plaintiff’s claims and intends to defend the class action lawsuit vigorously, no assurance can be given as to the outcome of this litigation. An adverse outcome could have a material adverse effect on our financial condition and results of operations.

On March 12, 2007, Stone Gate I LLC, Southview LLC, The Commons LLC, Seminole Ride LLC, LB&J Limited, Bruce Forbes, Lois Forbes and Jeff Forbes filed a complaint in the United States District Court for the Eastern District of Pennsylvania against GMH Communities Trust, GMH Communities, L.P., College Park Investments, LLC, Peach Grove Associates, LLC, Neff Avenue Associates, LLC, Gary M. Holloway, Sr., Bradley W. Harris and John DeRiggi.  The complaint alleges violations of Sections 10(b), 18 and 20(a) of the Securities Exchange Act of 1934, Section 522(a) and 522(c) of the Virginia Securities Act and Sections 1-401 and 1-501 of the Pennsylvania Securities Act, as well as common law claims for fraud, fraud in the inducement, negligent misrepresentation and breach of contract.  The claims arise from the Company’s restatement of certain financial results upon which plaintiffs purportedly relied in selling properties to certain defendants.  In connection with the acquisition of the properties, Company entities purchased four student housing properties in exchange for a combination of cash, assumption of debt and the issuance of 1,940,282 units of limited partnership interests in our operating partnership valued at a total of approximately $76.8 million. The units of limited partnership interest were issued for a total value of approximately $27.5 million or $14.17 per unit of limited partnership interest. The parties are currently negotiating the timing of defendants’ response.  Discovery is stayed pending the disposition of any motion to dismiss.

The Company also is subject to routine litigation, claims and administrative proceedings arising in the ordinary course of business. Other than the matters described above, we are not involved in any other material litigation nor, to our knowledge, is any material litigation pending or threatened against us. The maximum exposure to the Company relating to these matters cannot be determined at this time. Management believes that the disposition of these routine litigation matters will not have a material adverse impact on the Company’s financial position or results of operations.

8. Segment Reporting

The Company is comprised of four reportable segments: (1) student housing – owned properties (2) student housing – management, (3) military housing and (4) corporate.  The operating results of our student housing owned properties and student housing management, which included our acquisitions department, had been previously classified as one segment.  The acquisition department is now included in the corporate segment. The segment data for 2006 has been restated to conform to the current year’s presentation.  The corporate segment also includes the corporate overhead and other service departments. The Company’s management evaluates each segment’s performance based upon net income. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

	Three Months Ended March 31, 2007
	Student Housing- Owned Properties	Student Housing Management	Military Housing	Corporate	Elimination	Total
Revenue
Rent and other property income	$51,425	$—	$—	$39	$—	$51,464
Expense reimbursements:
Related party	—	—	17,335	64	—	17,399
Third party	—	1,446	—	—		1,446
Management fees:
Owned properties	—	1,914	—	—	(1,914)	—
Related party	—	—	2,421	—	—	2,421
Third party	—	678	—	—	—	678
Other fee income – related party	—	—	6,138	—	—	6,138
Other income	29	8	20	171		228
Total revenue	51,454	4,046	25,914	274	(1,914)	79,774

Operating Expenses:
Property operating expense	18,114	2,053	1,975	—	—	22,142
Intercompany management fee	1,914	—	—	—	(1,914)	—
Reimbursed expenses	—	1,446	17,335	64	—	18,845
Real estate taxes	4,877	—	—	24	—	4,901
Administrative expenses	—	—	—	4,870	—	4,870
Audit Committee and Special Committee expenses	—	—	—	—	—	—
Depreciation and amortization	11,571	—	118	117		11,806
Interest	15,984	—	—	1,491	—	17,475
Total operating expenses	52,460	3,499	19,428	6,566	(1,914)	80,039
(Loss) income before equity in earnings of unconsolidated entities, income taxes and minority interest from continuing operations	(1,006)	547	6,486	(6,292)	—	(265)
Equity in earnings of unconsolidated entities	—	—	1,029	—	—	1,029
(Loss) income before income taxes and minority interest from continuing operations	(1,006)	547	7,515	(6,292)	—	764
Income tax expense	—	68	1,458	—	—	1,526
Income (loss) before minority interest	(1,006)	479	6,057	(6,292)	—	(762)
Minority interest attributable to continuing operations	—	—	—	(329)	—	(329)
Net (loss) income from continuing operations	(1,006)	479	6,057	(5,963)	—	(433)

Discontinued Operations:
Income from discontinued operations before minority interest	789	201	—	—	—	990
Minority interest	—	—	—	428	—	428
Income from discontinued operations	789	201	—	(428)	—	562

Net (loss) income	$(217)	$680	$6,057	$(6,391)	$—	$129

	Three Months Ended March 31, 2006
	Student Housing- Owned Properties	Student Housing Management	Military Housing	Corporate	Elimination	Total
Revenue
Rent and other property income	$39,620	$—	$—	$39	$—	$39,659
Expense reimbursements:
Related party	—	86	13,237	57	—	13,380
Third party	—	1,336	—	—	—	1,336
Management fees:
Owned properties	—	1,503	—	—	(1,503)	—
Related party	—	20	2,019	—	—	2,039
Third party	—	1,008	—	—	—	1,008
Other fee income – related party	—	—	4,680	—	—	4,680
Other income	36	13	9	31	—	89
Total revenue	39,656	3,966	19,945	127	(1,503)	62,191

Operating Expenses:
Property operating expense	13,453	1,466	1,539	—	—	16,458
Intercompany management fee	1,503	—	—	—	(1,503)	—
Reimbursed expenses	—	1,422	13,237	57	—	14,716
Real estate taxes	3,719	—	—	24	—	3,743
Administrative expenses	—	—	—	4,080	—	4,080
Audit Committee and Special Committee expenses	—	—	—	2,575	—	2,575
Depreciation and amortization	9,275	—	119	78		9,472
Interest	9,610	—	—	518		10,128
Total operating expenses	37,560	2,888	14,895	7,332	(1,503)	61,172
Income (loss) before equity in earnings of unconsolidated subsidiaries, income taxes and minority interest from continuing operations	2,096	1,078	5,050	(7,205)	—	1,019
Equity in earnings of unconsolidated entities	—	—	1,216	—	—	1,216
Income (loss) before income taxes and minority interest from continuing operations	2,096	1,078	6,266	(7,205)	—	2,235
Income tax expense	—	—	973	—	—	973
Income (loss) before minority interest from continuing operations	2,096	1,078	5,293	(7,205)	—	1,262
Minority interest attributable to continuing operations	—	—	—	560	—	560
Income from continuing operations	2,096	1,078	5,293	(7,765)	—	702
Discontinued Operations
Income from discontinued operations	616	171	—	—	—	787
Minority interest	—	—	—	349	—	349
Income from discontinued operations	616	171	—	(349)	—	438

Net income (loss)	$2,712	$1,249	$5,293	$(8,114)	$—	$1,140

	Student Housing Owned Properties	Student Housing- Management	Military Housing	Corporate	Total
	(in thousands)

As of March 31, 2007:
Total assets	$1,610,358	$6,030	$67,036	$25,703	$1,709,127
Total liabilities	$1,092,431	$1,227	$(13,078)	$225,303	$1,305,883
As of December 31, 2006
Total assets	$1,619,776	$2,560	$58,714	$32,940	$1,713,990
Total liabilities	$1,087,819	$4,435	$(16,551)	$223,015	$1,298,718

9.  Earnings Per Common Share

The following table details the number of shares and net income used to calculate basic and diluted earnings per share for the three months ended March 31, 2007 and March 31, 2006 (in thousands, except share and per share amounts):

	Three Months Ended		Three Months Ended
	March 31, 2006		March 31, 2007
	Basic	Diluted	Basic	Diluted

Net (loss) income from continuing operation	$(433)	$(433)	$702	$702
Net income from discontinued operations	562	562	438	438
Minority interest in continuing operations	—	(329)	—	560
Minority interest in discontinued operations	—	428	—	349
Income available to common shareholders	$129	$228	$1,140	$2,049

Weighted-average common shares outstanding	41,494,521	41,494,521	39,672,998	39,672,998
Warrant	—	—	—	2,671,193
Units of limited partnership held by minority interest holders	—	31,624,617	—	31,627,287
Restricted common shares	—	9,563	—	8,212
Total weighted-average shares outstanding	41,494.521	73,128,701	39,672,998	73,979,690
Earnings (loss) per common share
Continuing operations	$(0.01)	$(0.01)	$0.02	$0.02
Discontinued operations	0.01	$0.01	0.01	$0.01
	$0.00	$0.00	$0.03	$0.03

On March 14, 2007, the Company declared a quarterly dividend of $0.165 per outstanding common share.  The aggregate amount of dividends of $12.1 million was paid on April 13, 2007, of which $6.9 million and $5.2 million, respectively, was paid to common shareholders and unitholders of the Operating Partnership of record on March 29, 2007.

10. Discontinued Operations

For the three month periods March 31, 2007 and 2006, income from discontinued operations relates to six of the 12 properties that the Company held for sale as of March 31, 2007. The other six properties (consisting of five properties that were placed into the joint venture as of April 2007, and one remaining property expected to be transferred into the joint venture by the end of the second quarter of 2007) have not been presented as discontinued operations because the Company (i) expects to receive significant continuing cash flows generated by earning management fees from the Company’s ongoing management of the properties, in addition to the cash flows resulting from the Company’s 10% equity ownership in the joint venture that owns and operates the properties, and (ii) continue to have significant involvement in the on-going operations through its continuing management of the properties and its 10% equity ownership in the joint venture that owns the properties.

The following table summarizes the revenue and expense information for the three months ended March 31, 2007 and 2006 (in thousands).

	Three months ended
	March 31, 2007	March 31 ,2006
Revenue:
Rent and other operating income	$5,271	$4,378
Other Income	1	2
Total Revenue	5,272	4,380

Expenses:
Property operating expenses	1,727	1,432
Real estate taxes	595	458
Depreciation and amortization	898	877
Interest expense	1,062	826
Total operating expenses	4,282	3,593

Income from discontinued operations before minority interest	990	787
Minority interest	428	349
Income from discontinued operations	$562	$438

11. Subsequent Events

On April 13, 2007, the Company entered into a joint venture transaction with the Fidelity Real Estate Group, a unit of Pyramis Global Advisors, a Fidelity Investments Company, encompassing six student housing properties. Under the joint venture structure, the Company completed the transfer of its 100% interest in five of the six student housing properties into the joint venture entity, which is now jointly owned by Fidelity and the Company. The sixth property to be included in the joint venture will be transferred upon lender approval of the joint venture’s assumption of existing mortgage indebtedness on that property. As part of the transaction the joint venture simultaneously placed new mortgage indebtedness on the five properties in an aggregate amount of approximately $88.0 million. The new mortgage debt has a five-year term and requires interest-only payments at a fixed rate of approximately 5.52%. After the repayment of previously existing mortgage debt on the properties, the Company received net proceeds from both the Fidelity equity contribution and the new mortgage debt totaling approximately $56.1 million, and has used these proceeds to repay an equal amount of indebtedness outstanding under the Wachovia Line. The transfer of the sixth property to be placed into the joint venture is expected to be completed by the end of the second quarter of 2007 and is expected to generate $5.1 million of net proceeds.  Under the terms of the joint venture, the Company will continue to manage the properties and receive management fees.

On May 3, 2007, the Company completed the refinancing of three student housing properties that previously had debt maturity dates during 2007. Under the refinancing, the Company placed an aggregate of $31.6 million in mortgage indebtedness covering the three properties pursuant to a LIBOR-based pool. Under this pool arrangement, the loan is interest-only with a one year term (with four additional one year extension options), and bears a variable interest rate of 30-day LIBOR plus 1.9%. The Company did not receive any net proceeds from this refinancing.

On May 7, 2007, the Company entered into the Note Facility, under the terms of a Note Purchase Agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated (Merrill Lynch).  Under the terms of the Facility, our Operating Partnership may issue up to an aggregate principal amount of $100.0 million in notes at any time through April 30, 2010, and subject to certain conditions may increase the maximum principal amount up to $125 million. On May 7, 2007, the Operating Partnership issued a note to Merrill Lynch for approximately $90.7 million, which was used to pay a $1.0 million commitment fee to Merrill Lynch, closing costs and to repay principal and interest due under, and to terminate, the Wachovia Line. The initial note was issued with an interest rate of 7.07% and has a term through April 30, 2010.   The notes are issuable at an annual interest of LIBOR plus 1.75%, will require monthly payments of interest only, and are secured solely by the fees and equity returns the Company receives in connection with the military housing projects currently in operation, as well as those projects for which the Company is currently under exclusive negotiations.

The notes issued in connection with the Note Facility are administered under a Trust Indenture, which contains affirmative and negative covenants and also contains financial covenants which, among other things, require that the Company maintain (i) a fixed charge coverage ratio, as defined in the Trust Indenture, of at least 1:15 to1:00, (ii) a consolidated tangible net worth, as defined in the Trust Indenture, of at least $375 million (iii) quarterly minimum Adjusted Management EBITDA, as defined in the Trust Indenture, of $3.5 million and (iv) our federal tax status as a REIT.

During the second quarter of 2007, the Company had executed agreements to sell six of its currently-owned student housing properties. The due diligence period expired on May 4, 2007, and the third-party buyers have placed a non-refundable deposit of $2.5 million in escrow. The Company expects to complete these transactions during the second quarter of 2007.

Report of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders
GMH Communities Trust

We have audited the accompanying consolidated balance sheet of GMH Communities Trust as of December 31, 2006, and the related consolidated statements of operations, beneficiaries’ equity and cash flows for the year ended December 31, 2006. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedules as listed in the index to the financial statements and schedules included in this prospectus. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GMH Communities Trust as of December 31, 2006, and the results of their operations and their cash flows for the year ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of GMH Communities Trust’ s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 14, 2007 expressed an unqualified opinion on management’s assessment of internal control over financial reporting and an unqualified opinion on the effectiveness of internal control over financial reporting.

/s/	Reznick Group, P.C.
Baltimore, Maryland
May 9, 2007, except Notes 1 and 18 as to which the date is June 1, 2007

Report of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of GMH Communities Trust

We have audited the accompanying consolidated balance sheet of GMH Communities Trust as of December 31, 2005, and the related consolidated statements of operations, beneficiaries’ equity, and cash flows for the year ended December 31, 2005 and for the period from November 2, 2004 to December 31, 2004 and the combined statements of operations, owner’s equity, and cash flows of The GMH Predecessor Entities for the period from January 1, 2004 to November 1, 2004. Our audits also included the financial statement schedules as of December 31, 2005 and 2004 and for each of the years then ended, listed in the Index to Financial Statements and Schedules (page F-2) of this prospectus. These financial statements and schedules are the responsibility of the Companies’ management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GMH Communities Trust at December 31, 2005, and the related consolidated results of its operations and its cash flows for the year ended December 31, 2005 and for the period from November 2, 2004 to December 31, 2004 and the combined results of operations and cash flows of The GMH Predecessor Entities for the period from January 1, 2004 to November 1, 2004, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein as of  December 31, 2005 and 2004 and for each of the years then ended.

/s/	Ernst & Young LLP
Philadelphia, Pennsylvania
July 27, 2006, except Notes 13, 15 and 16 (for 2005 and 2004)
as to which the date is June 4, 2007

GMH COMMUNITIES TRUST

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and number of shares)

	December 31, 2006	December 31, 2005
ASSETS
Real estate investments:
Student housing properties	$1,659,422	$1,210,255
Accumulated depreciation	66,855	29,039
	1,592,567	1,181,216
Corporate assets:
Corporate assets	9,427	8,178
Accumulated depreciation	1,002	565
	8,425	7,613

Cash and cash equivalents	22,539	2,240
Restricted cash	16,955	11,625
Accounts and other receivables, net:
Related party	17,131	19,191
Third party	2,762	2,925
Investments in military housing projects	37,987	37,828
Deferred contract costs	2,480	1,063
Deferred financing costs, net	5,103	4,088
Lease intangibles, net	2,468	3,201
Deposits	907	2,856
Other assets	4,666	4,105
Total assets	$1,713,990	$1,277,951

LIABILITIES AND BENEFICIARIES’ EQUITY
Mortgage notes payable	$1,028,290	$692,069
Line of credit	199,435	36,000
Accounts payable	3,213	5,566
Accrued expenses	27,257	21,253
Dividends and distributions payable	12,077	16,227
Other liabilities	28,446	21,337
Total liabilities	1,298,718	792,452

Minority interest	157,972	188,633
Commitments and Contingencies (Note 11)	—	—
Beneficiaries’ equity:
Common shares of beneficial interest, $0.001 par value; 500,000,000 shares authorized, 41,567,146 and 39,699,843 issued and outstanding at December 31, 2006 and 2005, respectively	42	40
Preferred shares—100,000,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	325,347	325,135
Cumulative earnings	1,324	6,310
Cumulative dividends	(69,413)	(34,619)
Total beneficiaries’ equity	257,300	296,866
Total liabilities and beneficiaries’ equity	$1,713,990	$1,277,951

GMH COMMUNITIES TRUST AND THE GMH PREDECESSOR ENTITIES

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(in thousands, except per share information)

	For the year ended December 31, 2006 (Company)	For the year ended December 31, 2005 (Company)	Period from January 1 to November 1, 2004 (Predecessor)	Period from November 2 to December 31, 2004 (Company)
Revenue:
Rent and other property income	$170,821	$119,452	$11,014	$12,798
Expense reimbursements:
Related party	64,230	57,930	19,494	13,815
Third party	6,013	4,650	6,287	916
Management fees:
Related party	8,481	7,005	3,120	1,235
Third party	3,167	3,774	3,537	449
Other fee income—related party	21,635	18,321	4,899	3,561
Other income	546	368	509	404
Total revenue	274,893	211,500	48,860	33,178

Operating Expenses:
Property operating expenses	80,533	52,134	12,934	7,358
Reimbursed expenses	70,243	62,580	25,781	14,731
Real estate taxes	16,050	10,921	788	948
Administrative expenses	17,682	12,254	3,095	2,911
Audit Committee and Special Committee expenses	7,821	—	—	—
Profits interests and employee initial public offering bonus expense	—	—	37,502	—
Depreciation and amortization	40,207	31,006	3,143	3,481
Interest	51,752	28,370	2,703	2,919
Total operating expenses	284,288	197,265	85,946	32,348
(Loss) income before equity in earnings of unconsolidated entities, minority interest and income taxes from continuing operations	(9,395)	14,235	(37,086)	830
Equity in earnings of unconsolidated entities	3,523	3,073	—	—
(Loss) income before minority interest and income taxes from continuing operations	(5,872)	17,308	(37,086)	830
Income taxes	4,733	5,580	—	312
(Loss) income before minority interest from continuing operations	(10,605)	11,728	(37,086)	518
Minority interest	(4,625)	5,700	—	256
(Loss) income from continuing operations	(5,980)	6,028	(37,086)	262

Discontinued Operations:
Income (loss) from discontinued operations before minority interest	1,762	60	(167)	(20)
Minority interest attributable to discontinued operations	768	29	—	(9)
Income (loss) from discontinued operations	994	31	(167)	(11)
Net (loss) income	$(4,986)	$6,059	$(37,253)	$251
Earnings (loss) per common share—basic
Continuing operations	$(0.14)	$0.19	$0.01
Discontinued operations	0.02	0.00	0.00
	$(0.12)	$0.19	$0.01
Earnings (loss) per common share—diluted
Continuing operations	$(0.14)	$0.18	$0.01
Discontinued operations	0.02	0.00	0.00
	$(0.12)	$0.18	$0.01

GMH COMMUNITIES TRUST AND THE GMH PREDECESSOR ENTITIES

CONSOLIDATED AND COMBINED STATEMENTS OF BENEFICIARIES’ AND OWNER’S EQUITY

(in thousands, except number of shares and per share information)

		The Company
	Predecessor		Par Value of	Additional
	Owner’s Equity	Common Shares	Common Shares	Paid-in Capital	Cumulative Earnings	Cumulative Dividends
Balance at January 1, 2004	$3,594	—	$—	$—	$—	$—
Cash contributions	129,330	—	—	—	—	—
Cash distributions	(32,253)	—	—	—	—	—
Profits interest (See Note 10)	33,180	—	—	—	—	—
Net property contributions	1,992	—	—	—	—	—
Net loss from January 1, 2004 to November 1, 2004	(37,253)	—	—	—	—	—
Exchange of equity for units of limited partnership	(13,255)	—	—	13,255	—
Balance at November 1, 2004	85,335	—	—	13,255	—	—
Sale of common stock, net of offering costs	—	30,350,989	30	331,695	—	—
Redemption of Vornado’s Class B partnership interests (see Note 1)	(77,300)	—	—	—	—	—
Cash distributions	(8,035)	—	—	—	—	—
Transfer to minority interest (see Note 2)	—	—	—	(144,674)	—	—
Dividends ($0.16 per common share)	—	—	—	—	—	(4,856)
Net income from November 2, 2004 to December 31, 2004	—	—	—	—	251	—
Balance at December 31, 2004	—	30,350,989	30	200,276	251	(4,856)
Transfer of Corporate Flight Services to Gary M. Holloway, Sr. (see Note 9)	—	—	—	87	—	—
Sale of common stock, net of offering costs	—	9,315,000	10	124,641	—	—
Dividends ($0.91 per common share)	—	—	—	—	—	(29,763)
Shares issued to non-employee trustees	—	33,854	—	—	—	—
Amortization of share compensation	—	—	—	131	—	—
Net income for year ended December 31, 2005	—	—	—	—	6,059	—
Balance at December 31, 2005	—	39,699,843	40	325,135	6,310	(34,619)
Dividends ($0.8475 per common share)	—	—	—	—	—	(34,794)
Shares issued to employee and non-employee trustees	—	50,056	—	—	—	—
Shares issued upon conversion of warrants	—	1,817,247	2	(2)	—	—
Redemption of limited partnership units	—	—	—	(46)	—	—
Amortization of share compensation	—	—	—	260	—	—
Net loss for year ended December 31, 2006	—	—	—	—	(4,986)	—
Balance at December 31, 2006	$—	41,567,146	$42	$325,347	$1,324	$(69,413)

GMH COMMUNITIES TRUST AND THE GMH PREDECESSOR ENTITIES

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(in thousands)

	For the year ended December 31, 2006 (Company)	For the year ended December 31, 2005 (Company)	Period from January 1 to November 1, 2004 (Predecessor)	Period from November 2, to December 31, 2004 (Company)
Cash flows from operating activities:
Net (loss) income	$(4,986)	$6,059	$(37,253)	$251
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities from continuing operations:
Depreciation	35,072	23,506	2,303	2,267
Amortization:
Lease intangibles	5,342	8,208	842	1,214
Amortization of debt premium	(1,958)	(1,577)	(281)	(256)
Deferred loan costs	3,982	1,223	60	311
Other amortization	643	406	—	—
Bad debt expense	2,403	1,516	—	—
Equity in earnings of unconsolidated entities in excess of distributions received	(904)	(3,073)	—	—
Minority interest	(3,857)	5,729	—	247
Changes in operating assets and liabilities:
Restricted cash	(5,259)	(8,809)	(2,549)	511
Accounts and other receivables	(879)	(13,000)	(4,737)	(2,076)
Deferred contract costs	(1,412)	(937)	(5,972)	5,785
Deposits and other assets	1,496	(2,131)	(7,054)	13,587
Accounts payable	1,687	4,303	4,170	(2,670)
Accrued expenses and other liabilities	11,862	27,198	11,351	(6,013)
Accrued profits interest	—	—	33,180	—
Net cash provided by discontinued operations	3,377	1,681	292	778
Net cash provided by (used in) operating activities	46,609	50,302	(5,648)	13,936

Cash flows from investing activities:
Property acquisitions	(367,308)	(407,428)	(167,140)	(272,975)
Capitalized expenditures	(18,547)	(19,734)	(73)	(173)
Distributions received from unconsolidated entities in excess of earnings	412	5,468	—	—
Contributions to unconsolidated entities	—	—	—	(10,600)
Purchase of management contract	—	—	(1,189)	—
Discontinued operations	(1,343)	(582)	(14)	(34)
Net cash used in investing activities	(386,786)	(422,276)	(168,416)	(283,782)

Cash flows from financing activities:
Owner distributions	(65,748)	(50,987)	(32,253)	(126,463)
Owner contributions	—	—	129,330	41,128
Redemption of unit holders	(45)		—	—
Proceeds from mortgage notes payable	256,339	236,494	103,898	49,446
Repayment of mortgage notes payable	(4,187)	(59,447)	(786)	(447)
Line of credit borrowings	327,435	306,000		—
Line of credit payments	(164,000)	(270,000)	—	—
Payment of financing costs	(5,011)	(2,226)	(1,031)	(2,048)
Proceeds of public offerings	—	132,749	—	342,359
Costs related to public offerings	—	(8,098)	(5,443)	(5,194)
Discontinued operations	15,693	28,803	(22)	11,847
Net cash provided by financing activities	360,476	313,288	193,693	310,628
Net increase (decrease) in cash and cash equivalents	20,299	(58,686)	19,629	40,782
Cash and cash equivalents, beginning of period	2,240	60,926	515	20,144
Cash and cash equivalents, end of period	$22,539	$2,240	$20,144	$60,926

Supplemental information
Real estate acquired by assuming debt including debt premium	$47,388	$122,376	$128,622	$61,258
Issuance of units of limited partnership interest for purchase of student housing properties	$—	$28,570	$—	$8,054
Property distributed at net book value	$—	$3,854	$(381)	$—
Debt distributed at net book value	$—	$4,208	$—	$—
Issuance of units of limited partnership interest for purchase of military housing joint venture	$—	$—	$—	$31,000
Furniture and computers contributed at net book value	$—	$—	$463	$—
Interest paid	$51,318	$28,686	$2,142	$2,617
Income taxes paid	$4,683	$5,115	$—	$—

GMH COMMUNITIES TRUST AND THE GMH PREDECESSOR ENTITIES

Notes to Consolidated and Combined Financial Statements

December 31, 2006

1.   Organization and Basis of Presentation

Organization

GMH Communities Trust (the “Trust,” the “Company,” or sometimes referred to as “we”) elected to qualify as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended (the “Code”) commencing with its taxable year ended December 31, 2004. The Trust was formed as a Maryland real estate investment trust in May 2004 and prior to completion of our initial public offering, had no operations. We completed our initial public offering on November 2, 2004, pursuant to which we sold an aggregate of 30,350,989 common shares of beneficial interest at an offering price of $12.00 per share, and raised an aggregate of $331.7 million in net proceeds, after deducting the underwriters’ discount and other offering-related expenses. We contributed the net proceeds from the offering to our operating partnership, GMH Communities, LP, a Delaware limited partnership (the “Operating Partnership”), in exchange for units of partnership interest.

On October 4, 2005, we sold 9,315,000 common shares of beneficial interest, including 1,215,000 shares issued upon full exercise of the underwriters’ over-allotment option, at an offering price of $14.25 per share. The Company raised an aggregate of $124.6 million in net proceeds from the offering after deducting the underwriters’ discounts, payment of financial advisory fees and other offering-related expenses. The net proceeds of this offering, which the Company contributed to the Operating Partnership in exchange for units of partnership interest, were used by the Operating Partnership to repay outstanding indebtedness under our credit facility. As of December 31, 2006, the Operating Partnership had 73,191,763 units of partnership interest outstanding, of which the Trust owned 40,985,977 units of limited partnership interest; and through a wholly-owned subsidiary, GMH Communities GP Trust, the Trust owned 581,169 units of general partnership interest, which represents 100% of the general partnership interest in the Operating Partnership. As of December 31, 2006, there were 31,624,617 units of limited partnership interest outstanding that were not owned by the Company.

We, through the Operating Partnership and its subsidiaries, are a self-advised, self-managed, specialty housing company that focuses on providing housing to college and university students residing off-campus and to members of the U.S. military and their families located on or near military bases throughout the United States. Through the Operating Partnership, we own and operate our student housing properties and the interests in joint ventures that own military housing privatization projects (“military housing projects”).

Formation Transactions

The Operating Partnership commenced operations on July 27, 2004, when Gary M. Holloway, Sr., our chairman, president, and chief executive officer, Vornado Realty Trust (“Vornado”), and certain entities affiliated with Mr. Holloway and Vornado, entered into an agreement to contribute various assets to the Operating Partnership. Under the terms of the contribution agreement, Mr. Holloway contributed equity interests relating to student housing properties and military housing projects owned by him and by entities affiliated with him, including College Park Management, Inc., GMH Military Housing, LLC, other entities owning a 10% interest in four student housing properties, and other related assets in exchange for 66,000 Class A partnership interests in the Operating Partnership. Vornado agreed to contribute up to $159.0 million to the Operating Partnership in exchange for 34,000 Class B partnership interests. In connection with its investment in the Operating Partnership, Vornado also purchased a warrant for $1.0 million to acquire, at its option, a number of units of limited partnership interest in the Operating Partnership, common shares in the Trust, or a combination of both, representing a 38.264% economic interest in the Operating Partnership or the Trust, as the case may be, immediately prior to completion of our initial public offering. In addition, in connection with the closing of our initial public offering on November 2, 2004, Mr. Holloway further contributed his interests in 353 Associates, L.P. and Corporate Flight Services, LLC, a student housing property and other related assets to the Operating Partnership. We collectively refer to College Park Management, Inc., GMH Military Housing, LLC, 353 Associates, L.P. and Corporate Flight Services, LLC, together with the Operating Partnership, as The GMH Predecessor Entities.

The following are descriptions of each of The GMH Predecessor Entities, other than the Operating Partnership:

•       353 Associates, L.P. owns and operates a 44,721 square foot commercial office building located in Newtown Square, Pennsylvania. In connection with the completion of our initial public offering on November 2, 2004, Mr. Holloway and an entity wholly-owned by him contributed 100% of the equity interests in 353 Associates, L.P. to the Operating

Partnership. The building is currently used as the Company’s corporate headquarters. 353 Associates, L.P. historically leased the building to certain of The GMH Predecessor Entities and other entities owned or controlled by Mr. Holloway. We continue to lease a portion of the building to certain other entities owned or controlled by Mr. Holloway that were not contributed to the Company in connection with our initial public offering.

•       College Park Management, Inc. performed property management and asset management services for residential apartment properties leased to students at colleges and universities located throughout the United States. In connection with the formation of the Operating Partnership on July 27, 2004, Mr. Holloway consented to the merger of College Park Management, Inc. with and into College Park Management, LLC, a wholly-owned subsidiary of the Operating Partnership. College Park Management TRS, Inc., a subsidiary of College Park Management, LLC, has made an election to be treated for federal income tax purposes as a “taxable REIT subsidiary,” as defined in the Code.

•       GMH Military Housing, LLC, through its wholly-owned subsidiaries, engages in the development, construction, renovation and management of family military housing units located on or near military bases throughout the United States. In connection with the formation of the Operating Partnership on July 27, 2004, Mr. Holloway contributed 100% of the outstanding equity interests in GMH Military Housing, LLC and each of its wholly-owned subsidiaries to the Operating Partnership. GMH Military Housing, LLC has made an election to be treated as a corporation for federal income tax purposes as a “taxable REIT subsidiary,” as defined in the Code.

•       Corporate Flight Services, LLC owned and operated a corporate aircraft that had been leased to certain of The GMH Predecessor Entities and other entities owned or controlled by Mr. Holloway that were not contributed to the Company in connection with our initial public offering. In connection with the completion of our initial public offering on November 2, 2004, Mr. Holloway contributed 100% of the outstanding equity interests in Corporate Flight Services, LLC to the Operating Partnership. In February 2005, the Company transferred its interest in Corporate Flight Services, LLC, including the corporate aircraft and associated debt initially contributed to the Operating Partnership at the time of the initial public offering, back to Mr. Holloway. See Note 9.

The exchange of contributed interests has been accounted for as a reorganization of entities under common control. Accordingly, the contributed assets and assumed liabilities have been recorded at the historical cost of The GMH Predecessor Entities.

Redemption of Operating Partnership Interests

Prior to our initial public offering, Vornado and Mr. Holloway were the sole equity holders of the Operating Partnership and each held, through affiliated entities, general partnership interests in the Operating Partnership. Concurrent with the closing of the Company’s initial public offering on November 2, 2004, we became the sole general partner of the Operating Partnership. In accordance with the terms of the limited partnership agreement of the Operating Partnership and concurrent with the completion of our initial public offering on November 2, 2004, we paid approximately $77.3 million to Vornado relating to the redemption of all of Vornado’s Class B partnership interests in the Operating Partnership based on Vornado’s $113.8 million contribution to the Operating Partnership as of the date of the offering, plus a preferential return in the amount of $13.5 million, and after giving effect to the surrender by Vornado of $50.0 million in value of its pre-offering partnership interest in the Operating Partnership, as payment for the portion of its warrant required to be exercised upon completion of our initial public offering under the terms of the warrant. Upon closing of our initial public offering, Vornado exercised the warrant to purchase 6,666,667 units of limited partnership interest in our Operating Partnership at a price of $7.50 per unit, which represented a 20.972% economic interest in the Operating Partnership immediately prior to our initial public offering. On May 2, 2006, the expiration date under the warrant, Vornado received an additional 1,817,247 of our common shares through a net, or cashless, exercise feature of the warrant.

In addition, in connection with the redemption of Vornado’s Class B interests in the Operating Partnership and amendment to the partnership agreement for the Operating Partnership on November 2, 2004, Mr. Holloway’s Class A limited partnership interest and managing general partnership interest in the Operating Partnership were exchanged for 19,624,294 limited partnership units and Mr. Holloway contributed additional assets to the Operating Partnership, including interests in entities that own our corporate headquarters and aircraft and interests in an additional student housing property.

Basis of Presentation

The financial statements of GMH Communities Trust included herein present the consolidated financial position of the Company and its subsidiaries as of December 31, 2006 and 2005 and the consolidated results of their operations and their cash flows for the years ended December 31, 2006 and 2005 and the period from November 2, 2004 through December 31, 2004. All intercompany items and transactions have been eliminated.

The financial statements of The GMH Predecessor Entities included herein present the combined results of their operations and their cash flows for the period from January 1, 2004 to November 1, 2004. All intercompany items and transactions have been eliminated.

Liquidity

On October 2, 2006, the Company entered into a $250.0 million revolving line of credit with Wachovia Bank (Wachovia Line). The Wachovia Line had an initial term of six months, which was subsequently amended in February 2007 to extend the initial term through June 1, 2007.  If not repaid, the Company can extend the maturity to October 2, 2007, with the payment of an additional 2% of the outstanding principal balance and an increase in the interest rate charged from LIBOR plus 2% to LIBOR plus 4.5%.  In December 2006, the Company announced that it had developed a business strategy to repay the outstanding line of credit through a combination of refinancing certain properties and selling other properties to third parties or through a joint venture in which the Company would retain an ownership interest.   On March 12, 2007 the criteria for classification as held for sale under SFAS No. 144 was met, as the specific properties for sale were identified and the Board of Trustees approved the plan to sell the specific properties.

The refinancing portion of this strategy was completed in February 2007 and generated net proceeds of $73.6 million that were used to repay an equal amount of outstanding indebtedness under the Company’s line of credit.  On April 13, 2007 the Company completed the transfer of its 100% interest in five of the six student housing properties into the joint venture, of which the Company retained a 10% interest.  The sixth property to be included in the joint venture will be transferred upon lender approval of the joint venture’s assumption of existing mortgage indebtedness on that property.  It is expected that the sixth property will be transferred by the end of the second quarter of 2007.  The Company received net proceeds totaling approximately $56.1 million from the transaction, which were used to repay an equal amount of indebtedness outstanding under the Company’s line of credit.  The transfer of the sixth property is expected to generate $5.1 million of net proceeds.

On May 7, 2007, the Company entered into a note facility structured through a Note Purchase Agreement (Note Facility) with Merrill Lynch, Pierce, Fenner and Smith Incorporated, which allows the Company, through the Operating Partnership, to borrow, on a revolving basis, up to a maximum of $100 million, subject to increase to $125 million if certain conditions are met. The borrowings are represented by notes that are issued by the Operating Partnership to Merrill Lynch in accordance with Rule 144A of the Securities Act of 1933, as amended, and then may be transferred to “qualified institutional buyers” also under Rule 144A. As of the date of effectiveness of the Note Facility, the Company initially issued a note to Merrill Lynch representing borrowings equal to approximately $90.7 million under the Note Facility, and used these proceeds to repay remaining principal and interest under, and to terminate, the Wachovia Line along with transaction costs associated with the Note Facility. On June 1, 2007, the Company redeemed an aggregate principal amount of notes outstanding under the Note Facility equal to $30.5 million, resulting in a remaining balance of $60.2 million in principal amount of notes outstanding under the Note Facility.

On May 24, 2007 the Company completed the sale of three student housing properties to an unrelated third party, and received an aggregate of approximately $27.8 million in net proceeds, after the repayment of existing mortgage debt on the properties totaling approximately $37.0 million. The Company used approximately $23.2 million of the proceeds from these transactions to repay outstanding indebtedness under the Note Facility, and the remaining $4.6 million in proceeds are being held in escrow pending the Company’s completion of a 1031 exchange transaction. Pursuant to the agreement with the buyer, the Company has agreed to sell an additional two student housing properties. The Company has also entered into an agreement of sale with a seperate buyer for one of its student housing properties. These pending student housing property sales are expected to close during the second quarter of 2007 or early in the third quarter of 2007, depending upon the timing of lender approval of certain loan assumptions relating to the property sales.  The net proceeds from these transactions will be used to repay outstanding indebtedness under the Note Facility or for general working capital purposes.

2.   Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect various amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Real Estate Investments and Corporate Assets

We carry real estate investments and corporate assets at cost, net of accumulated depreciation. Cost of acquired assets includes the purchase price and related closing costs. We allocate the cost of real estate investments to net tangible and identified intangible assets based on relative fair values in accordance with SFAS No. 141 (“SFAS 141”), Business Combinations. We estimate fair value based on information obtained from a number of sources, including our due diligence, marketing and leasing activities, independent appraisals that may be obtained in connection with the acquisition or financing of the respective property, and other market data.

The value of in-place leases is based on the difference between (i) the property valued with existing in-place leases and (ii) the property valued as if vacant. As lease terms typically are 12 months or less, actual rates on in-place leases generally approximate market rental rates. Factors that we consider in the valuation of in-place leases include an estimate of incremental carrying costs during the expected lease-up periods considering current market conditions and nature of the tenancy. Purchase prices of student housing properties to be acquired are not expected to be allocated to tenant relationships considering the terms of the leases and the expected levels of renewals. We amortize the value of in-place leases to expense over the remaining term of the respective leases, which is generally one year or less. Accumulated amortization related to intangible lease costs was $2.0 million at December 31, 2006 and $3.2 million at December 31, 2005.

We expense routine repair and maintenance expenditures that do not improve the value of an asset or extend its useful life, including turnover costs. We capitalize expenditures that improve the value and extend the useful life of an asset. We compute depreciation using the straight-line method over the estimated useful lives of the assets, which is generally 40 years for buildings including student housing properties and the commercial office building, and three to five years for residential furniture and appliances. Commencing towards the end of the second quarter and more significantly during the third quarter of each fiscal year, the Company typically will experience an increase in property operating expenses over other quarters as a result of repair and maintenance expenditures relating to turnover of units at student housing properties. The Company’s student housing lease terms generally commence in August or September to coincide with the beginning of the academic year. Accordingly, the Company expects to incur a majority of its repair and maintenance costs in the second and third quarters to prepare for new residents.

In accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, such as real estate investments and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. These circumstances may include, but are not limited to, operational performance, market conditions and competition from other off-campus properties and on-campus housing, legal and environmental concerns, and results of appraisals or other information obtained as part of a financing or disposition strategy. When required, we review recoverability of assets to be held and used through a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized in an amount by which the carrying value of the asset exceeds the fair value of the asset determined using customary valuation techniques, such as the present value of expected future cash flows. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and no longer would be depreciated.

Cash Equivalents

All highly-liquid investments with an original maturity of three months or less are considered to be cash equivalents. The Company has substantially all of its cash and short-term investments with one major financial institution. Such cash balances, at times, may exceed FDIC limits.

Restricted Cash

Restricted cash consists of security deposits and cash held as escrow for real estate taxes, capital expenditures and other amounts, as required by the terms of various loan agreements.

Allowance for Doubtful Accounts

We estimate the collectibility of receivables generated by rental and other income as a result of the operation of our student housing properties. If we believe that the collectibility of certain amounts is questionable, we record a specific reserve for these amounts to reduce the amount outstanding to an amount we believe will be collectible and a reserve for all other accounts based on a range of percentages applied to aging categories, which is based on historical collection and write-off experience.

We also evaluate the collectibility of fee income and expense reimbursements generated by the management of student housing properties owned by others and through the provision of development, construction, renovation, and management services to our military housing projects based upon the individual facts and circumstances, and record a reserve for specific amounts, if necessary.

Accounts receivable are presented net of the allowance for doubtful accounts of $331,000 and $710,000 at December 31, 2006 and 2005, respectively.

Deferred Financing Costs

Costs incurred in connection with obtaining financing are deferred and amortized on a straight-line basis over the term of the related loan, which is not materially different than the effective interest method. Amortization of deferred financing costs is included in interest expense. Accumulated amortization of deferred financing costs was $2.9 million and $1.2 million at December 31, 2006 and 2005, respectively.

Deferred Contract Costs

Deferred contract costs include costs attributable to a specific military housing project incurred in connection with seeking Congressional approval of a Community Development and Management Plan, or CDMP, subsequent to the project being awarded by the Department of Defense, or DoD. In addition, deferred contract costs also include transition and closing costs incurred that are expected to be reimbursed by the military housing project. Such amounts are evaluated as to the probability of recovery and costs that are not considered probable of recovery are written off. Revenue is recognized and the related costs are expensed at the time that the reimbursement for preparing the CDMP is approved by Congress or at closing of the military housing project.

Deposits

Deposits primarily consist of amounts paid to third parties in connection with planned acquisitions, amounts paid to lenders that provide related financing or the refinancing of existing loans and deposits paid to utility companies. At December 31, 2006, deposits for planned acquisitions totaled $155,000 and other deposits totaled $752,000. At December 31, 2005, deposits for planned acquisitions totaled $2.1 million, deposits related to financings totaled $160,000 and other deposits totaled $623,000.

Fair Value of Financial Instruments

The carrying amount of cash and cash equivalents, restricted cash, accounts and other receivables, deposits, other assets, accounts payable, accrued expenses, dividends and distributions payable, and other liabilities approximate fair value because of the relatively short-term nature of these instruments.

Debt assumed in connection with property acquisitions is recorded at fair value at the date of acquisition and the resulting premium or discount is amortized through interest expense over the remaining term of the debt, resulting in a non-cash decrease (in the case of a premium) or increase (in the case of a discount) in interest expense.

The carrying value and fair value of fixed-rate notes payable at December 31, 2006 was approximately $971 million and $964 million, respectively. Fair value was estimated using rates the Company believed were available to it as of December 31, 2006 for debt with similar terms. The carrying value of variable-rate notes payable approximates fair value at December 31, 2006.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense was $2.0 million , $1.7 million, $0.1 million, and $0.1 million  for the years ended December 31, 2006 and 2005, the period from January 1, 2004 to November 1, 2004 and  the period from November 2, 2004 to December 31, 2004, respectively.

Revenue Recognition

Student Housing Owned Properties Segment

Rental revenue is recognized when due over the lease terms, which are generally 12 months or less.

Other property income, including, but not limited to, lease processing fees, move-in fees, and activity fees is recognized as earned throughout the course of the year. The timing of these fees typically fluctuates in relation to the academic year leasing cycle.

Student Housing Managed Properties Segment

Standard management fees are based on a percentage of monthly cash receipts or gross monthly rental and other revenues generated by the properties managed for others. We recognize these fees on a monthly basis as the services are performed.

Incentive management fees are earned as a result of the achievement of certain operating performance criteria over a specified period by certain managed properties, including targeted annual debt service coverage ratios of the properties. We recognize these fees at the amount that would be due under the contract if the contract was terminated on the balance sheet date.

Expense reimbursements are comprised primarily of salary and related costs of certain of our employees working at certain properties we manage for others, the cost of which is reimbursed by the owners of the related properties. We accrue operating expense reimbursements as the related expenses are incurred.

Military Housing Segment

Standard and incentive management fees, which are based on a percentage of effective gross revenue generated by the military housing privatization projects from the basic allowance for housing (BAH) provided by the government to service members are recognized when the revenue is earned by the military housing projects. Incentive management fees are based upon the satisfaction of certain criteria including, among other things, satisfying designated benchmarks relating to emergency work order response, occupancy rates, home turnover and resident satisfaction surveys. Incentive management fees are recognized when the various criteria stipulated in the management contract have been satisfied. Accrued and unbilled incentive management fees of $1.0 million are included in accounts receivable—related party at both December 31, 2006 and 2005.

Standard and incentive development and construction/renovation fees, which are based on a percentage of development and construction/renovation costs incurred by the military housing projects, including hard and soft costs and financing costs, are recognized on a monthly basis as the costs are incurred by the military housing projects. Incentive development and construction/renovation fees are based upon the satisfaction of certain criteria including, among other things, completing a number of houses according to schedule, achieving specific safety records and implementing small business or minority subcontracting plans. Incentive development and construction/renovation fees are recognized when the various criteria stipulated in the contract have been satisfied. Accrued and unbilled incentive development and construction/renovation fees of $2.3 million and $2.7 million are included in accounts receivable—related party at December 31, 2006 and 2005, respectively.

Revenues on fixed-price renovation contracts are recorded on the percentage-of-completion method. When the percentage-of-completion method is used, contract revenue is recognized in the ratio that costs incurred to date bear to estimated costs at completion. Adjustments to cost estimates are made in the period in which the facts requiring such revisions become known. When the revised estimates indicate a loss, such loss is currently provided for in its entirety.

Business development fees are earned from our business partners that provide architectural and design or construction services for the Company’s military housing projects. The fees consist of (i) an annual base fee, which is a fee paid to the Company in consideration of the Company’s ongoing pursuit of additional projects and is not contingent upon the success of those efforts and can be cancelled at any time, and (ii) an additional fee, which is paid over the course of an awarded project based on a percentage of revenue earned by these business partners for providing services to the Company’s military housing projects. The base fees are recognized on a straight-line basis over the term of the related business development agreement, which is generally one year. The additional fee is recognized and paid to us as the related services are provided to our military housing projects by our business partners.

In certain instances, the Company may receive fees relating to the performance of pre-construction/renovation services. These pre-construction/renovation fees are determined on a project-by-project basis, and are (i) paid in proportion to the amount of pre-construction/renovation costs incurred by us for the project, and (ii) recognized as revenue upon performance of the pre-construction/renovation services.

The Company earns equity returns on its investments in military housing projects. During the initial development period for a project, the equity returns are a fixed percentage of our investment and subsequent to the initial development period for a project, the equity returns are based on a fixed percentage of our investment and on the project’s net operating income, subject to cash distribution caps, as defined in the operating agreements related to the particular project. As of December 31, 2006, only the Fort Carson project had passed its initial development period.

Expense reimbursements are comprised primarily of renovation expenses and property management expenses, the costs of which are reimbursed by the military housing projects to which they relate. The expenses include payments to third parties for renovation services, and include salaries and related costs of the Company’s employees that are managing the renovation and property management services. The Company accrues expense reimbursements as the related expenses are incurred.

Minority Interest

Minority interest as initially reported at the date of our initial public offering represented the net equity of the Operating Partnership, including the proceeds received from the sale of the warrant to Vornado, multiplied by the ownership percentage of holders of limited partnership units in the Operating Partnership other than the Company. The Operating Partnership is obligated to redeem, at the request of a holder, each unit of limited partnership interest for cash or common shares on a one-for-one basis, at the Company’s option, subject to adjustments for share splits, dividends, recapitalizations and similar events; except that Gary M. Holloway, Sr. has the right to require the Operating Partnership to redeem his and his affiliates’ units of limited partnership interest for common shares, subject to his restriction from owning more than 20% of the Company’s outstanding common shares. If the minority interest unitholders’ share of a current year loss would cause the minority interest balance to be less than zero, the minority interest balance will be reported as zero unless there is an obligation of the minority interest holders to fund those losses. Any losses in excess of the minority interest will be charged against equity. If future earnings materialize, equity will be credited for all earnings up to the amount of those losses previously absorbed. Distributions to limited partnership unitholders other than the Company are recorded as a reduction to minority interest.

Investments in Military Housing Projects and Student Housing Joint Ventures

We own equity interests in the joint ventures that own our military housing privatization projects with the U.S. military to design, develop, construct/renovate and manage the military family housing located on or near various bases throughout the United States. The Company evaluates its investments in military housing project joint ventures in which we have a variable interest to determine if the underlying entity is a variable interest entity (“VIE”) as defined under FASB Financial Interpretation No. 46 (as revised) (“FIN 46(R)”). The Company has concluded that each of the military housing project joint ventures in which it has a variable interest is a VIE and that the Company is not the primary beneficiary of any of these VIEs. We record our investments in joint ventures under our military housing projects in accordance with the equity method of accounting. Our investment is initially recorded at cost, and then subsequently adjusted at each balance sheet date to an amount equal to what we would receive from the joint venture in the event that it were liquidated at net book value as of that date, and assuming that the proceeds from the liquidation are distributed in accordance with the terms of, and priority of returns set forth under, the joint venture’s operating agreement. The Company has exposure to loss to the extent of its investments, if any, and any receivables due from the project.

The Company entered into a joint venture in the third quarter of 2005 to develop and construct two student housing properties. The Company contributed land to the joint venture in exchange for its 10% interest and cash. In addition, the Company has the option to purchase the joint venture partner’s interest in the joint venture within one year of completion of the properties, and the Company has provided certain guarantees for a portion of the construction loans. As such, the transaction is being accounted for as a financing arrangement, whereby the Company records the real estate as an asset, depreciates the property, and records a financing obligation. Construction was completed in August 2006.

Income Taxes

The Company elected to be taxed as a REIT under the Code commencing with its taxable year ended December 31, 2004. To continue to qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that we currently distribute at least 90% of our adjusted taxable income to our shareholders. We believe we are organized and operate in a manner that allows us to qualify for taxation as a REIT under the Code, and it is our intention to adhere to these requirements and maintain the Company’s REIT status in the future. Accordingly, no provision has been made for federal income taxes in the accompanying consolidated financial statements, other than with respect to the Company’s taxable REIT subsidiaries.

In conformity with the Code and applicable state and local tax statutes, taxable income or loss of The GMH Predecessor Entities was required to be reported in the tax returns of Gary M. Holloway, Sr. and Vornado, as such entities were treated as pass-through entities for tax purposes. Accordingly, no income tax provision has been reflected in the accompanying combined statement of operations of The GMH Predecessor Entities.

Audit Committee and Special Committee Expenses

During the first quarter of 2006, the Audit Committee of our Board of Trustees initiated an investigation promptly following receipt of a letter from the Company’s former Chief Financial Officer, alleging, among other things, a “tone at the top” problem within management, and raising concerns regarding various accounting methodologies that were being considered by management in connection with certain transactions that occurred in the fourth quarter of 2005. The Audit Committee conducted the investigation with the assistance of independent legal counsel, as well as a forensic accounting firm retained by the Audit Committee’s counsel. The investigation was completed during the third quarter of 2006.

During 2006, the Board of Trustees formed a Special Committee to explore strategic alternatives for the Company. The Special Committee was disbanded in December 2006.

The Company incurred significant legal, accounting, financial advisory as well as committee fees in connection with both the Audit Committee investigation and activities of the Special Committee. All costs have been expensed as incurred and are reported in Audit Committee and Special Committee expenses on the accompanying consolidated statements of operations.

Adoption of Recent Accounting Pronouncements

Share based compensation

On January 1, 2006, the Company adopted the provisions of SFAS No. 123R, as revised, “Share-Based Payments.” SFAS No. 123R replaces SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” The scope of SFAS No. 123R includes a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, stock appreciation rights, and employee stock purchase plans. SFAS No. 123R requires companies to recognize in their financial statements the compensation expense relating to share-based payment transactions. The adoption of SFAS No. 123R did not have a material impact on the Company’s financial condition or results of operations during 2006.

Accounting for misstatements

In September 2006, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 108 (SAB 108) which addresses how the effects of prior-year uncorrected misstatements should be considered when quantifying misstatements in current-year financial statements. SAB 108 requires companies to quantify misstatements using both the balance-sheet and income-statement approaches and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. Upon initial adoption, if the effect of the misstatement is determined to be material, SAB 108 allows companies to record that effect as a cumulative effect adjustment to beginning of year retained earnings. The Company adopted SAB 108 during 2006 and there was no impact on the Company’s financial condition.

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” (FIN 48), which prescribes detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. FIN 48 will be effective for fiscal years beginning after December 15, 2006, which for the Company is January 1, 2007, and the provisions of FIN 48 will be applied to all tax positions accounted for under SFAS No. 109 upon initial adoption. The cumulative effect of applying the provisions of this interpretation will be reported as an adjustment to the opening balance of retained earnings for that fiscal year. The Company is currently evaluating the potential impact of the adoption of FIN 48 on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 applies where other accounting pronouncements require or permit fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, which for the Company is January 1, 2008, and interim periods within those fiscal years. The Company is evaluating the impact this statement will have on its consolidated financial statements.

Reclassifications

Certain amounts in the prior period financial statements have been reclassified to be consistent with the current period presentation

3.   Real Estate Investments

As of December 31, 2006, the Company owned 75 student housing properties and had ownership interests in two student properties through a joint venture, located near 51 colleges and universities in 27 states. These properties contain an aggregate of 14,432 units and 46,696 beds. The Company’s investment in student housing properties at December 31, 2006 and 2005, which includes the two joint venture properties that were under development and placed into service during the third quarter of 2006 are as follows (in thousands):

	2006	2005
Land	$168,579	$110,634
Building and improvements	1,444,349	1,055,157
Residential furniture and appliances	44,902	26,159
Construction in Progress	1,592	18,305
	$1,659,422	$1,210,255

4.   Real Estate Acquisitions

2006 acquisitions

During the year ended December 31, 2006, the Company acquired 21 student housing properties and five undeveloped parcels of land with an aggregate of 3,904 units and 12,128 beds for an aggregate purchase price of approximately $409.7 million. These acquisitions were financed through the placement of $266.8 million of new mortgage debt on the properties; assumption of $46.5 million of existing mortgage debt and the remaining balance was financed through borrowings under the Company’s credit facilities. The Company ascribed $4.4 million of the aggregate purchase price to the fair value of the in-place leases acquired. The results of operations of these properties are included in the accompanying statements of operations as of the respective acquisition dates.

The following unaudited proforma results of operations reflect the 2006 acquisitions as if they had occurred on January 1, 2005 (in thousands):

	December 31,
	2006	2005
Pro forma revenue	$301,754	$264,437
Pro forma net (loss)income	$(10,058)	$2,333
Pro forma EPS—Basic	$(0.25)	$0.07
Pro forma EPS—Diluted	$(0.25)	$0.07

2005 and 2004 acquisitions

During the year ended December 31, 2005, the Company acquired 24 student housing properties and three undeveloped parcels of land with an aggregate of 4,753 units and 14,302 beds for an aggregate purchase price of approximately $548.5 million. The Company ascribed $6.4 million of the aggregate purchase price to the fair value of in-place leases acquired. The results of operations are included in the accompanying statements of operations beginning on the respective acquisition dates.

Gary M. Holloway, Sr. and three other employees of the Company at the time, including two executive officers of the Company, and an employee of an entity owned by Mr. Holloway, held an ownership interest in two student housing properties that were acquired by the Company during the first quarter of 2005 for a total purchase price of $38.2 million. The Company paid $36.5 million in cash to investors in the selling entity not affiliated with the Company and issued a total of 141,549 units of limited partnership interest in the Operating Partnership to Mr. Holloway and these individuals with an aggregate fair value of $1.7 million in connection with the purchase. The fair value of the limited partnership units was based on the closing price of the Company’s common shares on the acquisition date. The fair value of the units of limited partnership interest was recorded as an increase to minority interest.

In connection with the acquisition of two other student housing properties in the second quarter of 2005, the Company issued a total of 1,940,282 units of limited partnership interest in the Operating Partnership to the sellers with an aggregate fair value of $26.9 million. The fair value of the limited partnership units was based on the closing price of the Company’s common shares on the acquisition date. The fair value of the units of limited partnership interest was recorded as an increase to minority interest.

In August 2005, the Company entered into a joint venture with an institutional investor to develop and construct two student housing properties, located in Orono, Maine and Bowling Green, Ohio, with estimated aggregate costs of $43.4 million for acquiring, developing and constructing a total of 1,152 beds. The Company contributed land to the joint venture in exchange for its 10% interest and cash. In addition, the Company has the option to purchase the joint venture partner’s interest in the joint venture within one year of completion of the properties, and the Company has provided certain guarantees for a portion of the construction loans that are still outstanding. During 2006 and 2005 the Company capitalized interest costs of $1.2 million and $0.5 million, respectively. As such, the transaction is being accounted for as a financing arrangement, whereby the Company records the real estate as an asset, depreciates the property, and records a financing obligation. Construction was completed in August 2006.

The remaining acquisitions were financed through the placement of $210.9 million of new mortgage debt on the properties, assumption of $118.9 million in existing mortgage debt and the remaining balance was primarily financed through borrowings under the Company’s credit facilities.

During the year ended December 31, 2004, the Company acquired 30 student housing properties, and one undeveloped parcel of land for development as a student housing property, for an aggregate purchase price of $633.1 million. The results of operations of each of the acquired properties have been included in our statements of operations from the respective purchase dates.

The following unaudited pro forma financial information for the years ended December 31, 2005 and 2004 gives effect to the 2005 and 2004 student housing property acquisitions as if the transactions had occurred on January 1, 2004 (in thousands). The pro-forma financial information for the year ended December 31, 2004 includes the $33.2 million of profits interest expense.

	December 31,
	2005	2004
Pro forma revenue	$255,159	$200,942
Pro forma net income (loss)	$7,675	$(33,105)
Pro forma EPS—Basic	$0.19	—
Pro forma EPS—Diluted	$0.18	—

5.   Investments in Military Housing Projects

We record our investments in joint ventures under our military housing projects in accordance with the equity method of accounting. Our investment is initially recorded at cost, and subsequently adjusted at each balance sheet date to an amount equal to what we would receive from the joint venture in the event that it were liquidated at net book value as of that date, and assuming that the proceeds from the liquidation are distributed in accordance with the terms of, and priority of returns set forth under, the joint venture’s operating agreement. The terms of the various agreements generally provide for the payment to the Company of an agreed upon preferred return on the Company’s invested capital and a return of the Company’s invested capital prior to the distribution of any amounts to the government entity that is a member of the joint venture.

As of December 31, 2006, we held a 10% and 9% ownership interest in eight and one, respectively, of the joint ventures that own and operate the military housing projects. As of December 31, 2006 we have invested capital in two of the joint ventures as discussed below.

The acquisition of our ownership interests in the joint venture that owns a 10% interest in Fort Carson Family, LLC and had the rights to exclusively negotiate the Fort Eustis/Fort Story military housing projects was recorded at fair value of the consideration paid in the amount of $31.0 million. The Fort Carson Family, LLC owns and operates the Fort Carson project. The underlying book value of the equity on the acquisition date was approximately $11.5 million. The remaining $19.5 million of this investment is being amortized based on the then current fiscal year revenue as a percentage of the estimated revenue to be earned over the remaining lives of the projects, which are 45 years for the Fort Carson project and 50 years for the Fort Eustis/Fort Story project. Amortization expense was $383,000, and $275,000 in 2006, and 2005, respectively.

The carrying value of the Company’s investment in Fort Carson Family Housing, LLC was $25.3 million at December 31, 2006 and $26.1 million at December 31, 2005. The Company is entitled to a preferred return on its investment in Fort Carson Family Housing LLC, plus 30% of the project’s net operating income. The project began repaying the Company’s equity investment in Fort Carson Family Housing LLC in July 2005. The equity investment is expected to be completely repaid by 2015. During 2006 and 2005, the Company received $3.1 million and $4.5 million respectively, of equity distributions from Fort Carson Family Housing LLC.

In November 2004, the Company and Benham Military Communities, LLC formed a joint venture known as GMH/Benham Military Communities LLC for the purpose of investing in the Navy Northeast Region military housing project. The Company contributed $9.5 million to GMH/Benham Military Communities LLC in return for a 90% interest and Benham Military Communities, LLC invested $1.1 million for the remaining 10% interest. The Company consolidates GMH/Benham Military Communities LLC as it has a 90% economic interest and controls a majority of the voting interests. Benham Military Communities, LLC’s 10% interest is accounted for as minority interest and is included in accrued expenses on the accompanying consolidated balance sheets at December 31, 2006 and 2005. In November 2004, GMH/Benham Military Communities, LLC invested $10.6 million for its 10% equity interest in Northeast Housing LLC, which owns and operates the Navy Northeast Region military housing project. GMH/Benham Military Communities LLC is entitled to a preferred return on its investment in Northeast Housing LLC. The preferred return will accrue, but not be paid, until the end of the initial development period for the project in October 2010. The carrying value of this investment was $12.7 million at December 31, 2006 and $11.7 million at December 31, 2005.

The following is a summary of the unaudited financial position of the unconsolidated military housing projects in which the Company had invested capital as of December 31, 2006 and 2005 (in thousands):

	December 31,
	2006	2005
Net property	$331,066	$353,447
Other assets	621,371	472,312
Liabilities	36,859	28,527
Debt	778,530	662,135
Equity	137,048	135,097
Company’s share of equity	19,146	18,605

The following is a summary of unaudited results of operations of the unconsolidated military housing projects in which the Company had invested capital as of December 31, 2006 and 2005 (in thousands):

	Year ended December 31,
	2006	2005
Revenue	$101,493	$111,319
Operating expenses	57,174	61,463
Interest expense, net	19,249	28,028
Depreciation and amortization	20,539	23,205
Net income	4,531	(1,377)
Company’s equity income	3,523	3,073

6.   Income Taxes

The Company operates in a manner intended to enable it to continue to qualify as a REIT under Sections 856-860 of the Internal Revenue Code of 1986, as amended. As a REIT, the Company generally is not subject to federal income tax (including alternative minimum tax) on net income that it currently distributes to its shareholders, provided that the Company satisfies certain organizational and operational requirements including the requirement to distribute at least 90 percent of its REIT taxable income to its shareholders. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates. The Company is subject to certain state and local taxes.

The Company has elected to treat certain of its corporate subsidiaries as taxable REIT subsidiaries (each a “TRS”). In general, a TRS of the Company may perform additional services for tenants of the Company and generally may engage in any real estate or non-real estate related business (except for the operation or management of health care facilities or lodging facilities). A TRS is subject to corporate federal and state income tax. The TRS follows SFAS No. 109, Accounting for Income Taxes, which requires the use of the asset and liability method. Deferred income taxes represent the tax effect of the differences between the book and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates in effect in the years in which those temporary differences are expected to reverse. The TRS has recorded a deferred tax asset of $436,000 and $741,000 in 2006 and 2005 which are included in other assets on the accompanying consolidated balance sheets, primarily relating to development fees received and recognized for income tax purposes that have been deferred in the accompanying financial statements.

The provision for income taxes is comprised of the following for the years ended 2006 and 2005, and for the period November 2, 2004 to December 31, 2004 (in thousands):

	2006	2005	2004
Current federal	$ 3,695	$ 5,334	$ 263
Current state	733	987	49
Total current	4,428	6,321	312
Deferred federal	256	(630)	—
Deferred state	49	(111)	—
Total deferred	305	(741)	—
Provision for income tax expense	$ 4,733	$ 5,580	$ 312

The provision for income taxes differs from the amount computed by applying the statutory income tax rate to income before provision for income taxes. The effective tax rate of the taxable REIT subsidiaries was 35.5% and 35.1% for the years ended December 31, 2006 and 2005, respectively and 24.9% for the period from November 2, 2004 to December 31, 2004. The Company’s effective tax rate is lower than the statutory tax rate as a result of permanent depreciation and amortization differences between income subject to income tax for book and tax purposes.

7.   Mortgage Notes Payable

The following table sets forth information regarding our mortgage indebtedness outstanding at December 31, 2006 and 2005 (in thousands):

	2006	2005

Fixed rate mortgages encumbered by student housing properties, bearing interest rates ranging from 4.03% to 6.19% at December 31, 2006, maturing at various dates through 2024, adjusted for unamortized net debt premium of $10.2 million

	$ 964,817	$ 658,358
Variable rate mortgages encumbered by student housing properties we own and two in which we have an ownership interest through a joint venture, bearing interest rates ranging from 7.23% to 7.43% at December 31, 2006, maturing at various dates through 2015	57,773	33,711
Fixed rate mortgage encumbered by corporate office building bearing interest at 5.58%, requiring payments of interest only with balloon payment due in 2016	5,700	—
Total mortgage notes payable	$ 1,028,290	$ 692,069

The weighted-average interest rate on our mortgage notes payable was 5.18%, 4.97% and 4.65% during 2006, 2005 and 2004 respectively. As of December 31, 2006 and 2005, the net carrying value of the properties that are encumbered by mortgage indebtedness, including the two properties that we have an ownership interest in and our corporate office building was $1.433 billion and $1.013 billion, respectively.

The table below sets forth for 2007, the five succeeding years and thereafter the aggregate annual principal payments of the above-referenced indebtedness (in thousands):

	Principal Amortization	Balloon Payments	Total
2007	$ 5,541	$ 40,828	$ 46,369
2008	5,598	27,086	32,684
2009	5,170	39,872	45,042
2010	5,153	94,855	100,008
2011	5,247	90,318	95,565
2012 and thereafter	16,675	681,699	698,374
	$ 43,384	$ 974,658	$ 1,018,042
Net debt premium			10,248
			$ 1,028,290

8.   Line of Credit

New Line of credit

On October 2, 2006 the Company entered into a $250 million revolving line of credit with Wachovia Bank, National Association, as amended. In connection with this transaction, the Company incurred approximately $3.3 million of transaction costs that are being amortized over the term of the agreement. Borrowings under this line of credit were used to (i) repay all the obligations under the Former Credit Facility, as defined below, and (ii) fund the equity portion of the purchase price for our acquisition of a portfolio of eleven properties that closed in October 2006. Borrowings from the line of credit may be used for only those purposes approved by the lender. Upon entering into the line of credit, the lender pre-approved the following uses: (i) acquire or fund certain pending student housing acquisitions and military housing projects, and (ii) fund the third and fourth quarter distributions, other general working capital advances pursuant to the terms of the agreement, and such other transactions as may be approved by Wachovia in its sole and absolute discretion. The new line of credit had an initial term of six months, which was subsequently amended in February 2007 to extend the initial term through June 1, 2007, referred to as the Initial Maturity Date, and provides for either of two additional extension options: (i) an additional three-month extension through September 1, 2007, referred to as the Option One Maturity Date, in the event that we have entered into a definitive agreement relating to a merger or the sale of substantially all of our assets, provided such merger/sale agreement has been approved by our Board of Trustees, has been announced publicly and is not subject to financial contingencies; and (ii) an additional four-month extension option through October 2, 2007 (provided notice is given no later than fifteen days prior to the later of the Initial Maturity Date or the Option One Maturity Date), subject to payment of a fee in an amount equal to 2% of the outstanding principal balance of the line as of the Initial Maturity Date or the Option One Maturity Date, as the case may be (this extension right is referred to as the Option Two Maturity Extension). In no event, however, will the maturity date of the line of credit extend beyond October 2, 2007.

Borrowings under this new line of credit currently bear interest at a Eurodollar rate based on LIBOR plus 2% and LIBOR plus 4.5% during the Option Two Maturity Extension.

The Operating Partnership and several of its direct and indirect subsidiaries that own and operate the student housing properties, including third party management contracts and our military housing projects guarantee the indebtedness under the line of credit. These entities have granted a security interest in the entities that own, directly or indirectly, the student housing properties, our third party management business and the contracts, pursuant to which we receive management, development and renovation fees with respect to operation of its military housing projects.

The new line of credit contains affirmative and negative covenants and also contains financial covenants which, among other things, require that the Company maintain (i) a fixed charge coverage ratio with respect to the student housing properties, as defined in the line of credit agreement, of at least 1.25 to 1.00, (ii) a consolidated tangible net worth, as defined in the line of credit agreement, of at least $455 million, (iii) maintain quarterly minimum aggregate adjusted management EBITDA relating to the military housing segment and student housing managed properties, as defined in the line of credit agreement, of $5 million, and (iv) maintain the Company’s federal tax status as a REIT. As of December 31, 2006, the Company was in compliance with these debt covenants.

As of December 31, 2006, the Company had $199.4 million outstanding under the line of credit, bearing interest at a weighted-average rate of 7.35%, and an additional $50.6 million was available for draw under the facility under the terms and conditions referred to above.

Former Credit Facility

In November 2004, the Company entered into a $150 million three-year unsecured revolving credit facility, subject to increase to $250 million (the “Former Credit Facility”), with a consortium of banks. The Former Credit Facility was terminated and all outstanding borrowings were paid on October 2, 2006 with proceeds from the new line of credit, as described above. The Company wrote off approximately $1.1 million of deferred financing costs relating to the termination of the Former Credit Facility during the fourth quarter of 2006. The Former Credit Facility provided for the issuance of up to $20 million of letters of credit, which was included in the $150 million availability. During certain periods in 2006, the Company was not in compliance with certain of its debt covenants under the former credit facility. All such events of non compliance had been previously waived.

As of December 31, 2005, the weighted average interest rate on borrowings outstanding under the former Credit Facility was 6.5%.

9.   Transactions with Related Parties

Related Party Management and Other Services

In the ordinary course of its operations, the Company has on-going business relationships with Gary M. Holloway, Sr., entities affiliated with Mr. Holloway, and entities in which Mr. Holloway or the Company has an equity investment. The operating results or financial position of the Company and the GMH Predecessor Entities could be significantly different from those that would have been reported if the entities were autonomous. These relationships and related transactions are summarized below.

In connection with the Company’s initial public offering, Mr. Holloway, and various entities wholly-owned by Mr. Holloway, entered into a Contribution Agreement, dated October 18, 2004, with the Operating Partnership. Pursuant to the Contribution Agreement, Mr. Holloway contributed to the Operating Partnership all of the partnership interests of 353 Associates, L.P., which entity’s sole asset was the corporate headquarters building located in Newtown Township, Pennsylvania. The Commonwealth of Pennsylvania and Newtown Township each impose a 1% transfer tax on the transfer of these partnership interests. Mr. Holloway paid the Company approximately $61,000 as reimbursement for one-half of the aggregate transfer tax that was originally paid for by the Company in connection with transfer tax assessed against the transfer of the partnership interests. The amount was received by the Company in 2006 from Mr. Holloway, and was recorded as a reduction to corporate assets on the Company balance sheet as of December 31, 2005.

Through the completion of the Company’s initial public offering on November 2, 2004, common costs for human resources, information technology, office equipment and furniture, and certain management personnel were allocated to the various entities owned or controlled by Mr. Holloway, including The GMH Predecessor Entities, using assumptions based on headcount that management believed were reasonable. During the period from January 1, 2004 to November 1, 2004, or such costs totaled $2.1 million and are included in administrative expenses in the accompanying combined statement of operations. Subsequent to November 2, 2004, such costs were incurred directly by the Operating Partnership. The allocation of such costs to other entities owned or controlled by Mr. Holloway during the years ended December 31, 2006 and 2005 and the period from November 2, 2004 to December 31, 2004 totaled $218,000, $318,000 and $47,000, respectively, and are reflected as expense reimbursements from related parties in the accompanying consolidated statements of operations.

The Company leases space in its corporate headquarters to entities wholly-owned by Mr. Holloway. During the years ended December 31, 2006 and 2005, rental income from these entities totaled $156,000 and $245,000, respectively, and during the period from November 2, 2004 to December 31, 2004, rental income from these entities totaled less than $0.1 million. These amounts are included in other property income in the accompanying consolidated and combined statements of operations.

The Company provided property management consulting services to GMH Capital Partners Asset Services, LP, an entity wholly-owned by Mr. Holloway, in connection with property management services that GMH Capital Partners Asset Services, LP performed during the year ended December 31, 2005 and for the period November 2, 2004 to December 31, 2004 relating to five student housing properties containing a total of 2,174 beds. The Company earned consulting fees equal to 80% of the net management fees that GMH Capital Partners Asset Services, LP earned for providing the property management services. For the year ended December 31, 2005 and for the period November 2, 2004 to December 31, 2004, such fees totaled $0.3 million and less than $0.1 million, respectively. As of January 1, 2006, the management agreements relating to four of these properties were assigned from GMH Capital Partners Asset Services, LP to a subsidiary of the

Company, and the management agreement relating to the fifth property was terminated. As a result, no such consulting fees were earned by the Company during 2006.

The Company earned management fees from properties in which Mr. Holloway was an investor. During the years ended December 31, 2006 and 2005, the period from November 2, 2004 to December 31, 2004, and the period from January 1, 2004 to November 1, 2004, such income totaled $0.1 million, $0.2 million, $0.1 million, and $1.1 million, respectively. This property was sold during 2006.

The Company is reimbursed by the joint ventures relating to certain of its military housing projects in which the Company has an ownership interest, as well as student housing properties under the Company’s management in which Mr. Holloway was an investor through December 2006, for the cost of certain employees engaged in the daily operation of those military housing projects and student housing properties. The reimbursement of these costs is included in expense reimbursements—related party in the accompanying consolidated and combined statements of operations. During the year ended December 31, 2006 and 2005, the period from January 1, 2004 to November 1, 2004, and the period from November 2, 2004 to December 31, 2004, such expense reimbursements relating to these military housing projects and student housing properties totaled $64.0 million, $57.9 million, $19.5 million and $13.8 million, respectively.

The GMH Predecessor Entities previously paid management fees and reimbursed expenses to entities owned by Mr. Holloway that were not contributed to the Company in connection with its initial public offering. During the period from January 1, 2004 to November 1, 2004, the management fees and reimbursed expenses totaled less than $0.1 million.

Mr. Holloway owns Bryn Mawr Abstract, Inc., an entity that provides title abstract services to third party title insurance companies, from which we have purchased title insurance with respect to certain student housing properties and military housing projects that we have acquired or refinanced. In connection with the purchase of title insurance for these student housing properties and military housing projects, premiums were paid to other title insurance companies, which fees in some cases are fixed according to statute. From these premiums, the other title insurance companies paid to Bryn Mawr Abstract, Inc. $0.4 million, $0.3 million and $0.5 million during the years ended December 31, 2006, 2005 and 2004, respectively, for providing title abstract services.

Mr. Holloway owns GMH Capital Partners Commercial Realty LP, an entity that provides real estate consulting and brokerage services for real estate transactions. During the year ended December 31, 2005, GMH Capital Partners Commercial Realty LP received aggregate commissions of $0.3 million from the sellers of two student housing properties that the Company purchased. In addition, in connection with the Company’s Navy Northeast Region project, GMH Capital Partners Commercial Realty LP received brokerage service fees of $0.2 million during the year ended December 31, 2004, in connection with the sale of a land parcel by the Navy that was formerly part of the Company’s Navy Northeast Region project. No such payments were made during the year ended December 31, 2006.

In February 2005, the Company transferred its interest in Corporate Flight Services, LLC, including the corporate aircraft and associated debt initially contributed to the Operating Partnership at the time of the initial public offering, back to Mr. Holloway. Corporate Flight Services, LLC had a net deficit of $171,000, net of $180,000 tax expense related to the taxable gain upon the transfer to Mr. Holloway, on the date it was transferred back to Mr. Holloway. This transfer was accounted for as a capital contribution to additional paid-in capital. During the year ended December 31, 2006 and 2005, the Company paid Corporate Flight Services, LLC $993,000 and $290,000, respectively for use of an aircraft owned by Corporate Flight Services, LLC.

Gary M. Holloway, Sr. and three other employees of the Company at the time, including two executive officers of the Company, and an employee of an entity wholly-owned by Mr. Holloway, held an ownership interest in two student housing properties that were acquired by the Company during the first quarter of 2005 for a total purchase price of $38.2 million. The Company paid $36.5 million in cash to investors in the selling entity not affiliated with the Company and issued a total of 141,549 units of limited partnership interest in the Operating Partnership to Mr. Holloway and these individuals with an aggregate fair value of $1.7 million in connection with the purchase.

Loan from General Electric Capital Corporation

During 2005, Denis J. Nayden, one of our trustees, served as a consultant to General Electric Company, which is the parent company of General Electric Capital Corporation. Prior to 2005, he served as a senior vice president of General Electric Company. As of December 31, 2005, we had outstanding mortgage indebtedness owed to General Electric Capital Corporation in an aggregate amount of $253.6 million secured by properties or other assets that we owned. Mr. Nayden ceased his consulting relationship with General Electric Company as of December 31, 2005.

10.   Profits Interests

In recognition of past services, certain employees of The GMH Predecessor Entities and other entities affiliated with Mr. Holloway were previously awarded profits interests by Mr. Holloway. These employees were eligible to participate in the net proceeds or value received by Mr. Holloway upon the sale or disposition of certain student housing properties and the military housing business in excess of Mr. Holloway’s equity investments in such assets. These employees rendered all services and satisfied all conditions necessary to earn the right to benefit from these profits interests as of the date that such profits interests were awarded. In accordance with SFAS No. 5, Accounting for Contingencies, compensation expense relating to the award of these profits interests was required to be recognized by The GMH Predecessor Entities when the sale or disposition of the assets resulting in proceeds received by Mr. Holloway in an amount in excess of his equity investment in such assets became probable. This amount became probable during the third quarter of 2004 when the remaining profits interests awards were amended to fix the value of such awards at $33.2 million to be paid to these employees unconditionally. Accordingly, we recognized compensation expense in this amount in the third quarter of 2004. Mr. Holloway’s obligations regarding the profits interests were satisfied upon the transfer to these employees of $33.2 million of units of limited partnership in the Operating Partnership owned by Mr. Holloway on November 2, 2004, the closing date of our initial public offering.

11.   Employee 401(k) Plan

Subsequent to the formation of the Operating Partnership, the Company established a tax deferred defined contribution
401(k) plan for its eligible employees. Participants may elect to defer a portion of their compensation by salary reduction. The Company’s contributions to the plan, which are based on a percentage of participant contributions, for the years ended December 31, 2006 and 2005 and the period from November 2, 2004 to December 31, 2004 totaled $0.2 million, $0.1 million and less than $0.1 million, respectively.

The GMH Predecessor Entities’ employees were eligible to participate in a multi-employer tax-deferred defined contribution 401(k) plan. Participants elected to defer a portion of their compensation by salary reduction. The GMH Predecessor Entities’ contributions to the plan, which were based on a percentage of participant contributions, amounted to $35,000 for the period from January 1, 2004 to November 1, 2004.

12.   Commitments and Contingencies

As of December 31, 2006, we had an agreement to acquire one student housing property and 14 undeveloped parcels of land, of which 13 parcels relate to one project, for an aggregate purchase price of $19.0 million and had placed deposits related to such planned acquisitions totaling $155,000.

With regard to military housing privatization projects, the Company is typically required to fund its portion of the equity commitment to the project’s joint venture after all other sources of funding for the project have been expended. With respect to the Company’s Navy Northeast Region project, however, the Company was required to fund the equity commitment at commencement of the project. In connection with finalizing the agreements with the DoD for the Company’s military housing projects, the Company has committed to contribute the following aggregate amounts as of December 31, 2006 (in thousands):

2007	$ 7,830
2010	6,600
2011	12,510
2012	6,300
Total	$ 33,240

In connection with the development, management, construction, and renovation agreements for certain of the military housing projects, the Company guarantees the completion of its obligations under the agreements. The guarantees require the Company to fund any costs in excess of the amounts budgeted in the underlying development, management, construction, and renovation agreements. The maximum exposure to the Company on these guarantees cannot be determined at this time. Management believes that these guarantees will not have a material adverse impact on the Company’s financial position or results of operations.

The Company has two ground leases with respect to two of its student housing properties, one of which expires on September1, 2051 and the other of which expires on October 31, 2054. Each ground lease provides for additional renewal terms. Aggregate annual payments under these ground leases are approximately $400,000.

As of December 31, 2006 the Company had employment agreements in place with each of its executive officers, of which two were executed in 2004 and three in 2006. Each employment agreement is for an initial three-year term and provides for base salaries aggregating $2.8 million over the next three years. The base salaries are increased annually effective January 1 of each year by a minimum amount equal to at least the percentage increase in the Consumer Price Index.

On December 31, 2005, the Company and one of its executive officers entered into a separation agreement, pursuant to which the executive resigned from his position as an officer of the Company and effectively terminated his employment agreement with the Company. Under the terms of the separation agreement, the executive remained eligible for an incentive bonus award for the fiscal year 2005, which was paid to the executive in June 2006. In addition, the executive has agreed to remain subject to certain restrictive covenants contained in the employment agreement, including non-disclosure of confidential information, non-competition and non-solicitation of employees, assignment of intellectual property rights, and on-going cooperation with the Company in connection with pending matters. The Company and the executive separately executed a Consulting Agreement, dated January 1, 2006, pursuant to which the executive has agreed to provide consulting services to the Company for an initial term through May 31, 2007. The Company is paying the executive $25,000 per month during the term of the Consulting Agreement as compensation for his services, which is being charged to expense as incurred.

Under the provisions of FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34,” a guarantor is to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken by issuing the guarantee. The Company enters into indemnification agreements in the ordinary course of business that are subject to the provisions of FIN 45. Under these agreements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified party for losses suffered or incurred by the indemnified party. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. The Company believes the estimated fair value of these agreements is immaterial. Accordingly, there were no liabilities recorded for these agreements as of December 31, 2006 and 2005.

On April 5, 2006, the Company, Gary M. Holloway Sr., our Chairman, President and Chief Executive Officer, and Bradley W. Harris, our former Chief Financial Officer, were named as defendants in a class action complaint filed in United States District Court for the Eastern District of Pennsylvania, or the Court. The complaint provides that the Plaintiff has filed a federal class action on behalf of purchasers of the publicly traded securities of the Company between October 28, 2004 and March 10, 2006, referred to as the Class Period, seeking to pursue remedies under the Securities Act of 1933 and the Securities Exchange Act of 1934. Plaintiff alleges that defendants issued a series of false and misleading financial results regarding the Company to the market during the Class Period, and more specifically, failed to disclose: (1) that the Company’s earnings, net income and revenues were materially inflated and expenses were materially understated; (2) that the Company’s funds from operations were materially inflated; (3) that the Company lacked adequate internal controls; (4) that the Company’s reported financial results were in violation of generally accepted accounting principles, or GAAP; and (5) that as a result of the foregoing, the Company’s financial results were materially inflated at all relevant times. Plaintiff alleges claims under Section 11 of the Securities Act with respect to all of the defendants; Section 12(a)(2) of the Securities Act with respect to the Company; Section 15 of the Securities Act with respect to Mr. Holloway and Mr. Harris; Section 10(b) and Rule 10b-5 of the Exchange Act with respect to all of the defendants; and Section 20(a) of the Exchange Act with respect to Mr. Holloway and Mr. Harris.

On April 11, 2006, April 20, 2006, April 27, 2006 and May 15, 2006, four additional class action complaints were filed with the Court against the defendants by separate law firms, and additional complaints may be filed in the near future until a class has been certified by the court. Each of these additional filed complaints alleges the same claims against the defendants as described above with respect to the complaint filed on April 5, 2006, except that the complaint filed on April 20, 2006 restricts the class period to purchasers of the publicly traded securities of the Company to the time period between May 5, 2005 and March 10, 2006.

On January 22, 2007, the court entered an order appointing two lead plaintiffs, as well as lead counsel and a liaison counsel. In addition, on that date, the court entered an order indicating that the lead plaintiffs shall file a consolidated complaint within 60 days of the date of the order and that defendants shall respond to the consolidated complaint within 60 days of service of such consolidated complaint. This order also stated that the parties shall not file any dispositive motions before attending a settlement conference with an assigned magistrate judge. Accordingly, the defendants do not expect to file a dispositive motion, such as a motion to dismiss the action, until a consolidated complaint has been filed and a settlement conference has taken place. The outcome of this litigation is uncertain, and while the Company believes that it has valid defenses to Plaintiff’s claims and intends to defend the class action lawsuit vigorously, no assurance can be given as to the outcome of this litigation. The Company has not established a reserve for these claims as it has not determined that a loss is probable nor is it able to reasonably estimate potential losses, if any, related to this lawsuits. An adverse outcome could have a material adverse effect on our consolidated financial position and results of operations.

In addition, on March 12, 2007, the sellers of a portfolio of student housing properties that we acquired in June 2005, and who received units of limited partnership interests in our operating partnership in connection with the transaction, filed a lawsuit against the Company for securities fraud relating to our sale of the partnership interests. The sellers have alleged similar claims to those asserted in the Company’s pending class action litigation described above, including that the Company provided false and misleading financial results in connection with the offer and sale of the partnership interests. In connection with the acquisition of the portfolio, the Company purchased four student housing properties in exchange for a combination of cash, assumption of debt and units of limited partnership interests at a total value of approximately $76.8 million. The units of limited partnership interest were issued for a total value of approximately $27.5 million or $14.17 per unit of limited partnership interest. The outcome of this litigation is uncertain; and while the Company believes it has valid defenses to the claims and will defend itself vigorously, no assurance could be given as to the outcome of this litigation. The Company has not established a reserve for this claim as it has not determined that a loss is probable nor is it able to reasonably estimate potential losses, if any, related to these lawsuit. An adverse outcome could have a material adverse effect on the Company’s consolidated financial position and results of operations.

The Company also is subject to other routine litigation, claims and administrative proceedings arising in the ordinary course of business. The maximum exposure to the Company relating to these matters cannot be determined at this time. Management believes that the disposition of these routine litigation matters will not have a material adverse impact on the Company’s financial position or results of operations.

13.   Segment Reporting

The Company is managed as individual entities that comprise four reportable segments: (1) student housing—owned properties (2) student housing management (3) military housing and (4) corporate. The operating results of our student housing owned properties and student housing management which included our acquisitions department had been previously classified as one segment. The acquisition department is now included in the corporate segment. The segment data for 2005 and 2004 have been restated to conform with the current year presentation. The other segment also includes the corporate overhead and other service departments. The Company’s management evaluates each segment’s performance based upon net income. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. (dollars in thousands)

	2006
	Student Housing— Owned Properties	Student Housing Management	Military Housing	Corporate	Eliminations	Total
Revenue:
Rent and other property income	$ 170,665	$ —	$ —	$ 156	$ —	$ 170,821
Expense reimbursements:
Related party	—	390	63,622	218	—	64,230
Third party	—	6,013	—	—	—	6,013
Management fees:
Management fees—owned properties	—	6,592	—	—	(6,592)	—
Related party	—	93	8,388	—	—	8,481
Third party	—	3,167	—	—	—	3,167
Other fee income-related party	—	—	21,635	—	—	21,635
Other income	207	35	72	232	—	546
Total revenue	170,872	16,290	93,717	606	(6,592)	274,893
Operating Expenses:
Property operating expense	67,615	6,516	6,402	—	—	80,533
Intercompany management fees	6,592	—	—	—	(6,592)	—
Reimbursed expenses	—	6,403	63,622	218	—	70,243
Real estate taxes	15,953	—	—	97	—	16,050
Administrative expenses	—	—	—	17,682	—	17,682
Audit Committee and Special Committee expenses	—	—	—	7,821	—	7,821
Profits interest and employee initial public offering bonus expense	—	—	—	—	—	—
Depreciation and amortization	39,361	—	444	402	—	40,207
Interest	46,670	—	—	5,082	—	51,752
Total operating expenses	176,191	12,919	70,468	31,302	(6,592)	284,288
(Loss) income before equity in earnings of unconsolidated entities, minority interest and income taxes from continuing operations	(5,319)	3,371	23,249	(30,696)	—	(9,395)
Equity in earnings of unconsolidated entities	—	—	3,523	—	—	3,523
(Loss) income before minority interest and income taxes from continuing operations	(5,319)	3,371	26,772	(30,696)	—	(5,872)
Income tax expense (benefit)	—	(337)	5,070	—	—	4,733
(Loss) income before minority interest from continuing operations	(5,319)	3,708	21,702	(30,696)	—	(10,605)
Minority interest	—	—	—	(4,625)	—	(4,625)
(Loss) income from continuing operations	(5,319)	3,708	21,702	(26,071)	—	(5,980)
Discontinued Operations:
Income from discontinued operations before minority interest	1,064	698	—	—	—	1,762
Minority interest attributable to discontinued operations	—	—	—	768	—	768
Income (loss) from discontinued operations	1,064	698	—	(768)	—	994
Net (loss) income	$ (4,255)	$ 4,406	$ 21,702	$ (25,303)	$ —	$ (4,986)

	2005
	Student Housing— Owned Properties	Student Housing Management	Military Housing	Corporate	Eliminations	Total
Revenue:
Rent and other property income	$ 119,207	$ —	$ —	$ 245	$ —	$ 119,452
Expense reimbursements:
Related party	—	176	57,436	318	—	57,930
Third party	—	4,650	—	—	—	4,650
Management fees:
Management fees—owned properties	—	4,643	—	—	(4,643)	—
Related party	—	197	6,808	—	—	7,005
Third party	—	3,774	—	—	—	3,774
Other fee income-related party	—	290	18,000	31	—	18,321
Other income	113	19	108	128	—	368
Total revenue	119,320	13,749	82,352	722	(4,643)	211,500
Operating Expenses:
Property operating expense	43,507	4,196	4,431	—	—	52,134
Intercompany management fees	4,643	—	—	—	(4,643)	—
Reimbursed expenses	—	4,826	57,436	318	—	62,580
Real estate taxes	10,921	—	—	—	—	10,921
Administrative expenses	—	—	—	12,254	—	12,254
Audit Committee and Special Committee expenses	—	—	—	—	—	—
Profits interest and employee initial public offering bonus expense	—	—	—	—	—	—
Depreciation and amortization	30,187	—	299	520	—	31,006
Interest	26,838	—	—	1,532	—	28,370
Total operating expenses	116,096	9,022	62,166	14,624	(4,643)	197,265
Income (loss) before equity in earnings of unconsolidated entities, minority interest and income taxes from continuing operations	3,224	4,727	20,186	(13,902)	—	14,235
Equity in earnings of unconsolidated entities	—	—	3,073	—	—	3,073
Income (loss) before minority interest and income taxes from continuing operations	3,224	4,727	23,259	(13,902)	—	17,308
Income tax expense	—	66	5,514	—	—	5,580
Income (loss) before minority interest from continuing operations	3,224	4,661	17,745	(13,902)	—	11,728
Minority interest	—	—	—	5,700	—	5,700
Income (loss) from continuing operations	3,224	4,661	17,745	(19,602)	—	6,028
Discontinued Operations
(Loss) income from discontinued operations before minority interest	(438)	498	—	—	—	60
Minority interest attributable to discontinued operations	—	—	—	29	—	29
Income from discontinued operations	(438)	498	—	(29)	—	31
Net income (loss)	$ 2,786	$ 5,159	$ 17,745	$ (19,631)	$ —	$ 6,059

	2004 and Predecessor Companies
	Student Housing— Owned Properties	Student Housing Management	Military Housing	Corporate	Eliminations	Total
Revenue:
Rent and other property income	$23,413	$—	$—	$399	$—	$23,812
Expense reimbursements:
Related party	—	1,140	31,822	347	—	33,309
Third party	—	7,203	—	—	—	7,203
Management fees:
Management fees—owned properties	—	950	—	—	(950)	—
Related party	—	1,458	2,897	—	—	4,355
Third party	—	3,986	—	—	—	3,986
Other fee income-related party	—	—	8,460	—	—	8,460
Other income	32	92	393	396	—	913
Total revenue	23,445	14,829	43,572	1,142	(950)	82,038
Operating Expenses:
Property operating expenses	8,524	5,271	6,497	—	—	20,292
Intercompany management fees	950	—	—	—	(950)	7
Reimbursed expenses	—	8,343	31,822	347	—	40,512
Real estate taxes	1,736	—	—	—	—	1,736
Administrative expenses	—	—	—	6,006	—	6,006
Profits interest and employee initial public offering bonus expense	—	—	—	37,502	—	37,502
Depreciation and amortization	5,684	—	25	915	—	6,624
Interest	5,129	—	—	493	—	5,622
Total operating expenses	22,024	13,614	38,344	45,263	(950)	118,294
Income (loss) before equity in earnings of unconsolidated entities and income taxes from continuing operations	1,422	1,215	5,228	(44,121)	—	(36,256)
Equity in earnings of unconsolidated entities	—	—	—	—	—	—
Income (loss) before income taxes from continuing operations	1,422	1,215	5,228	(44,121)	—	(36,256)
Income taxes	—	33	279	—	—	312
Income (loss) before minority interest from continuing operations	1,422	1,182	4,949	(44,121)	—	(36,568)
Minority interest	—	—	—	256	—	256
Income (loss) from continuing operations	1,422	1,182	4,949	(44,377)	—	(36,824)
Discontinued Operations
(Loss) income from discontinued operations before minority interest	(265)	78	—	—	—	(187)
Minority interest attributable to discontinued operations	—	—	—	(9)	—	(9)
(Loss) income from discontinued operations	(265)	78	—	(9)	—	(178)
Net income (loss)	$1,157	$1,260	$4,949	$(44,368)	$—	$37,002

	Student Housing	Student Housing Management	Military Housing	Corporate	Total
As of December 31, 2006:
Total assets	$1,619,776	$2,560	$58,714	$32,940	$1,713,990
Total liabilities	$1,087,819	$4,435	$(16,551)	$223,015	$1,298,718
As of December 31, 2005:
Total assets	$1,142,563	$63,992	$59,242	$12,154	$1,277,951
Total liabilities	$722,105	$47,364	$(3,682)	$26,665	$792,452

14.   Equity Incentive Plan

In November 2004, the Company established an equity incentive plan (the “Plan”) that provides for the issuance of up to 2,000,000 common shares pursuant to options, restricted share awards, share appreciation rights, performance units and other equity based awards, of which 1,916,090 were available for grant at December 31, 2006. As of December 31, 2006, the Company issued 83,910 restricted common shares under the Plan to non-employee members of the Company’s Board of Trustees and to an executive officer of the Company. The restricted common shares vest over a three-year period from the grant date. The restricted common shares are entitled to the same dividend and voting rights during the vesting period as the issued and outstanding common shares. The fair value of the awards was calculated based on the closing market price of the Company’s common shares on the grant date and is expensed on a straight-line basis over the vesting period.

In 2006 and 2005, the Company recognized non-cash stock-based compensation expense related to the restricted common shares of $260,000 and $131,000, respectively. The Company did not issue any shares under the Plan in 2004.

The following table presents unvested restricted share activity during the year ended December 31, 2006:

	Unvested Number of Restricted Shares	Weighted Average Grant—Date Fair Value
Unvested at December 31, 2005	26,854	$13.40
Granted	50,056	$13.28
Vested and distributed	(11,285)	$13.32
Forfeited	—	—
Unvested at December 31, 2006	65,625	$13.32

As of December 31, 2006, there was $724,000 of total unrecognized compensation cost related to future service periods for unvested restricted common shares, which is expected to be recognized once the remaining vesting periods have lapsed.

15.   Earnings Per Share

The following table details the number of shares and net income (loss) used to calculate basic and diluted earnings per share for the years ended December 31, 2006 and 2005 and for the period from November 2, 2004 to December 31, 2004 (in thousands, except share and per share amounts):

	Year Ended December 31, 2006		Year Ended December 31, 2005		Period from November 2, 2004 To December 31, 2004
	Basic	Diluted	Basic	Diluted	Basic	Diluted
Net (loss) income from continuing operations	$(5,980)	$(5,980)	$6,028	$6,028	$262	$262
Net income (loss) from discontinued operations	994	994	31	31	(11)	(11)
Minority interest in continuing operations	—	(4,625)	—	5,700	—	256
Minority interest in discontinued operations	—	768	—	29	—	(9)
(Loss) income available to common shareholders	$(4,986)	$(8,843)	$6,059	$11,788	$251	$498
Weighted-average common shares outstanding	40,889,508	40,889,508	32,623,564	32,623,564	29,965,418	29,965,418
Warrant	—	818,100	—	2,340,761	—	1,721,726
Units of limited partnership held by minority interest holders	—	31,625,283	—	30,639,345	—	29,545,486
Restricted common shares	—	12,104	—	5,682	—	—
Total weighted-average shares outstanding	40,889,508	73,344,995	32,623,564	65,609,352	29,965,418	61,232,630
(Loss) earnings per common share
Continuing operations	$(0.14)	$(0.14)	$0.19	$0.18	$0.01	$0.01
Discontinued operations	0.02	0.02	0.00	0.00	0.00	0.00
	$(0.12)	$(0.12)	$(0.19)	$0.18	$0.01	$0.01

16. Discontinued Operations

For the year ended December 31, 2006 and 2005, the period from January 1, 2004 to November 1, 2004, and the period from November 2, 2004 to December 31, 2004, income from discontinued operations relates to six properties of which three properties have been sold as of May 24, 2007 and the other three are expected to be sold in June 2007. The six properties that the Company has or will place into a joint venture by the end of the second quarter of 2007 have not been presented as discontinued operations because the Company (i) expects to receive significant continuing cash flows generated by earning management fees from the Company’s ongoing management of the properties in addition to the cash flows resulting from the Company’s 10% equity ownership in the joint venture that owns and operates the properties, and (ii) will continue to have significant involvement in the ongoing operations through its continuing management of the properties and its 10% equity ownership in the joint venture that owns the properties. The Company has or expects to enter into management agreements to manage five of the properties that have been included in discontinued operations. The Company will continue to receive cash flows under the management agreement, which have been deemed to be indirect cash flows as the amounts are not material. The management agreements are for an initial one year term. They are expected to be renewed annually but there are termination provisions for both the owner and manager, which generally provides for a 30 day notice, as defined by the agreement.

The following table summaries the revenue and expense information relating to the properties classified as discontinued operations (in thousands):

			Period from	Period from
			January 1 to	November 2 to
	Year Ended		November 1, 2004	December 31, 2004
	December 31, 2006	December 31, 2005	(Predecessor)	(Company)
Revenue:
Rent and other operating income	$18,220	$12,642	$439	$1,399
Other income	18	10	—	2
Total revenue	18,238	12,652	439	1401

Expenses:
Property operating expenses	7,312	5,485	300	596
Real estate taxes	1,960	1,270	37	115
Depreciation and amortization	3,623	3,182	121	409
Interest expense	3,581	2,655	148	301
Total operating expenses	16,476	12,592	606	1,421

Income from discontinued operations before minority interest	1,762	60	(167)	(20)
Minority interest	768	29	—	(9)
Income from discontinued operations	$994	$31	$(167)	$(11)

As of December 31, 2006, included in real estate investments and notes payable on the balance sheet was $125.2 million and $86.4 million relating to the twelve properties that were subsequently classified as held for sale during the first quarter of 2007.

17.   Summary of Quarterly Results (unaudited)

The following tables summarize the quarterly financial data for the years ended December 31, 2006 and 2005:

	2006
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total
Total revenue from continuing operations	$79,774	$67,194	$69,198	$76,310	$274,893
Net income (loss)	$1,140	$(541)	$(4,292)	$(1,293)	$(4,986)
Basic earnings (loss) per common share	$0.03	$(0.01)	$(0.10)	$(0.03)	$(0.12)
Diluted earnings (loss) per common share	$0.03	$(0.01)	$(0.10)	$(0.03)	$(0.12)

During the first, second, third and fourth quarters of 2006, the Company incurred $2.6 million, $2.3 million, $1.8 million and $1.1 million of costs, respectively, associated with the Audit Committee investigation which commenced during the first quarter of 2006 and the Special Committee fees associated with the activities of the Special Committee to explore strategic alternatives for the Company which was disbanded in December 2006. In addition, during the fourth quarter, the Company wrote-off approximately $1.1 million of deferred financing costs associated with the termination of the $150 million credit facility.

	2005
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total
Total revenue from continuing operations	$38,751	$47,464	$61,188	$64,096	$211,500
Net income (loss)	$1,445	$826	$(32)	$3,820	$6,059
Basic earnings per common share	$0.05	$0.03	$0.00	$0.10	$0.19
Diluted earnings per common share	$0.05	$0.03	$0.00	$0.10	$0.18

18.   Subsequent Events

On January 26, 2007, we acquired a 50.1-acre land parcel located adjacent to a currently-owned student housing property located in Lincoln, Nebraska and serving the University of Nebraska, for total consideration of approximately $1.2 million.

On February 6, 2007, we closed on the Air Education and Training Command (“AETC”) Group I project with the Department of the Air Force. This military housing privatization project covers four bases and 2,875 end-state housing units. The AETC Group I project represents our first military housing project with the Department of the Air Force. The 50-year term of the project commences with a five-year Initial Development Period (“IDP”) that includes the design, construction, and/or renovation of, as well as the overall management and operational responsibilities over the end-state housing units. We invested $8.0 million for our 80% interest in the partnership that owns the rights to the AETC Group I project.

On February 28, 2007, we completed the refinancing of four currently-owned student housing properties. Under the refinancing, the Company placed an aggregate of $90.0 million in mortgage indebtedness covering the four properties, with each loan having a 10-year interest-only term and bearing a fixed interest rate of 5.6%. As a result of the refinancing, the Company realized net proceeds of $73.6 million, after repayment of existing mortgage loans, payment of prepayment penalties and closing costs. These net proceeds were used to repay an equal portion of the outstanding indebtedness under the Company’s Wachovia Line.

On April 13, 2007, the Company entered into a joint venture transaction with the Fidelity Real Estate Group, a unit of Pyramis Global Advisors, a Fidelity Investments Company, encompassing six student housing properties. Under the joint venture structure, the Company completed the transfer of its 100% interest in five of the six student housing properties into the joint venture entity, which is now jointly owned by Fidelity and the Company. The sixth property to be included in the joint venture will be transferred upon lender approval of the joint venture’s assumption of existing mortgage indebtedness on that property. As part of the transaction the joint venture simultaneously placed new mortgage indebtedness on the five properties in an aggregate amount of approximately $88.0 million. The new mortgage debt has a five-year term and requires interest-only payments at a fixed rate of approximately 5.52%. After the repayment of previously existing mortgage debt on the properties, the Company received net proceeds from both the Fidelity equity contribution and the new mortgage debt totaling approximately $56.1 million, and has used these proceeds to repay an equal amount of indebtedness outstanding under the Wachovia Line. The transfer of the sixth property to be placed into the joint venture is expected to be completed by the end of the second quarter of 2007 and is expected to generate $5.1 million of net proceeds.  Under the terms of the joint venture, the Company will continue to manage the properties and receive management fees.

On May 3, 2007, the Company completed the refinancing of three student housing properties that previously had debt maturity dates during 2007. Under the refinancing, the Company placed an aggregate of $31.6 million in mortgage indebtedness covering the three properties pursuant to a LIBOR-based pool. Under this pool arrangement, the loan is interest-only with a one year term (with four additional one year extension options), and bears a variable interest rate of 30-day LIBOR plus 1.9%. The Company did not receive any net proceeds from this refinancing.

On May 7, 2007, the Company entered into the Note Facility, under the terms of a Note Purchase Agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated (Merrill Lynch).  Under the terms of the Facility, our Operating Partnership may issue up to an aggregate principal amount of $100.0 million in notes at any time through April 30, 2010, and subject to certain conditions may increase the maximum principal amount up to $125 million. On May 7, 2007, the Operating Partnership issued a note to Merrill Lynch for approximately $90.7 million, which was used to pay a $1.0 million commitment fee to Merrill Lynch, closing costs and to repay principal and interest due under, and to terminate, the Wachovia Line. The initial note was issued with an interest rate of 7.07% and has a term through April 30, 2010.   The notes are issuable at an annual interest of LIBOR plus 1.75%, will require monthly payments of interest only, and are secured solely by the fees and equity returns the Company receives in connection with the military housing projects currently in operation, as well as those projects for which the Company is currently under exclusive negotiations. On June 1, 2007, the Company redeemed an aggregate principal amount of notes outstanding under the Note Facility equal to $30.5 million, resulting in a remaining balance of $60.2 million in princial amount of notes outstanding under the Note Facility.

The notes issued in connection with the Note Facility are administered under a Trust Indenture, which contains affirmative and negative covenants and also contains financial covenants which, among other things, require that the Company maintain (i) a fixed charge coverage ratio, as defined in the Trust Indenture, of at least 1:15 to1:00, (ii) a consolidated tangible net worth, as defined in the Trust Indenture, of at least $375 million (iii) quarterly minimum Adjusted Management EBITDA, as defined in the Trust Indenture, of $3.5 million and (iv) our federal tax status as a REIT.

On May 24, 2007 the Company completed the sale of three student housing properties to an unrelated third party, and received an aggregate of approximately $27.8 million in net proceeds, after the repayment of existing mortgage debt on the properties totaling approximately $37.0 million. The Company used approximately $23.2 million of the proceeds from these transactions to repay outstanding indebtedness under the Note Facility, and the remaining $4.6 million in proceeds are being held in escrow pending the Company’s completion of a 1031 exchange transaction. Pursuant to the agreement with the buyer, the Company has agreed to sell an additional two student housing properties. The Company has also entered into an agreement of sale with a seperate buyer for one of its student housing properties. These pending student housing property sales are expected to close during the second quarter of 2007 or early in the third quarter of 2007, depending upon the timing of lender approval of certain loan assumptions relating to the property sales.  The net proceeds from these transactions will be used to repay outstanding indebtedness under the Note Facility or for general working capital purposes.

ASPEN APARTMENTS

STATEMENT OF REVENUES AND CERTAIN EXPENSES
FOR THE YEAR ENDED DECEMBER 31, 2005
with
INDEPENDENT AUDITORS’ REPORT

Independent Auditors’ Report

To the Board of Trustees and Shareholders
GMH Communities Trust
Newtown Square, Pennsylvania

We have audited the accompanying statement of revenues and certain operating expenses (the Historical Summary) of Aspen Apartments (the Property) for the year ended December 31, 2005.  This historical summary is the responsibility of the Property’s management.  Our responsibility is to express an opinion on this historical summary based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summary is free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Summary.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall historical summary presentation.  We believe that our audit provides a reasonable basis for our opinion.

The accompanying historical summary was prepared for purposes of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in From 8-K/A of GMH as described in Note 1 to the Historical Summary) and is not intended to be complete presentation of the Property’s revenues and expenses.

In our opinion, the Historical Summary referred to above present fairly, in all material respects, the revenues and certain operations of Aspen Apartments for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/	Reznick Group, P.C.

Baltimore, Maryland
April 18, 2007

ASPEN APARTMENTS

STATEMENT OF REVENUES AND CERTAIN EXPENSES

FOR THE YEAR ENDED DECEMBER 31, 2005

(in thousands)

REVENUES
Rental revenue	$1,530,251
Tenant reimbursement income	59,784

Total revenues		$1,590,035

CERTAIN OPERATING EXPENSES
Property and operating expenses	769,602
Real estate taxes	108,298

Total certain operating expenses		877,900

Revenue in excess of certain operating expenses		$712,135

ASPEN APARTMENTS

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

For the year ended December 31, 2005

NOTE 1 - ORGANIZATION

The accompanying statement of revenues and certain operating expenses includes the revenues and certain operating expenses of Aspen Apartments, a student housing property  (the Property), located at 425 Riverbend Parkway, Athens, Georgia.  GMH Communities Trust (GMH) acquired the Property on January 26, 2006 for a purchase price of $13.5 million, plus closing costs.  On the date of acquisition, the Property contained 120 units and 480 beds.

The accompanying statement of revenues and certain operating expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties.  The statements of revenues and certain operating expenses are not representative of the actual operations of the Property for the period presented, because certain operating expenses that may not be comparable to the expenses to be incurred in the proposed future operations of the Property have been excluded.  Expenses excluded generally consist of management fees, interest and debt related costs, depreciation and amortization expense, interest income, partnership income taxes and certain other corporate expenses not directly related to the operations of the property.  Therefore the statement may not be comparable to the statements of operations for the Property after its acquisition by GMH.  Except as noted above, the management of the Property is not aware of any material factors relating to the Property for the year ended December 31, 2005, that would cause the reported financial information not to be indicative of future operating results.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The financial statements have been prepared using the accrual method of accounting.  As such, revenues are recorded when earned and expenses are recognized when incurred.

Revenue Recognition

The Property generally leases apartment units based on annual lease agreements on an August to July lease period.  Tenants are billed on the first of the month for that month’s portion of the lease and the Property recognizes revenue at that time.  Other property income mainly includes amounts earned from lease processing fees, tenant damages and late charges.

Property Operations

Property operating expenses represent the direct expenses of operating the Property and consist primarily of common area maintenance, security, utilities, insurance, promotional, general and administrative and other operating expenses that are expected to continue in the ongoing operation of the Property.

Use of Estimates

The preparation of the Historical Summary in accordance with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of revenues and certain operating expenses and disclosures of at the date of the Historical Summary and the reported amounts of revenue and certain operating expenses during the reporting period.  Actual results could differ from those estimates.

COMMONS ON OAK TREE

STATEMENT OF REVENUES AND CERTAIN EXPENSES
FOR THE YEAR ENDED DECEMBER 31, 2005
with
INDEPENDENT AUDITORS’ REPORT

Independent Auditors’ Report

To the Board of Trustees and Shareholders
GMH Communities Trust
Newtown Square, Pennsylvania

We have audited the accompanying statement of revenues and certain expenses of the Commons on Oak Tree, formally known as University Commons- Norman (OK). Ltd., for the year ended December 31, 2005.  This financial statement is the responsibility of the management of the Commons on Oak Tree.  Our responsibility is to express an opinion on this statement of revenues and certain expenses based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses of the Commons on Oak Tree was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1, and is not intended to be a complete presentation of the revenues and expenses of the Commons on Oak Tree.

In our opinion, the statement of revenues and certain expenses referred to above present fairly, in all material respects, the revenues and certain expenses of the Commons on Oak Tree for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Horton, Lee, Burnett, Peacock, Cleveland & Grainger, P.C.
Birmingham, Alabama
November 10, 2006

COMMONS ON OAK TREE

STATEMENT OF REVENUES AND CERTAIN EXPENSES

FOR THE YEAR ENDED DECEMBER 31, 2005

(in thousands)

Revenues:
Rental income	$2,371
Other property income	75
Total revenues	2,446

Certain expenses:
Property operating expenses	1,266
Real estate taxes	159
Total certain expenses	1,425

Revenues in excess of certain expenses	$1,021

COMMONS ON OAK TREE
NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES
For the year ended December 31, 2005

1.                                       ORGANIZATION AND BASIS OF PRESENTATION

The accompanying statement of revenues and certain expenses includes the revenues and certain expenses of a student-housing property known as the Commons on Oak Tree (the “Property”), formerly known as University Commons - Norman (OK), Ltd., located near the University of Oklahoma in Norman, Oklahoma.  GMH Communities Trust (“GMH”) acquired the Commons on Oak Tree on January 19, 2006 for a purchase price of $18,585,000, plus closing costs.  On the date of acquisition, the property contained 252 units and 792 beds.

The accompanying statement of revenues and certain expenses for the year ended December 31, 2005, was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties.  The statement of revenues and certain expenses is not representative of the actual operations of the Property for the year ended December 31, 2005, as certain expenses that may not be comparable to the expenses to be incurred in the proposed future operations of the Property have been excluded.  Expenses excluded generally consist of management fees, interest and debt related costs, depreciation and amortization expense, interest income, partnership income taxes, management incentive fees, and certain other corporate expenses not directly related to the future operations of the Property.  Therefore, the statement may not be comparable to the statement of operations of the Property after its acquisition by GMH.  Except as noted above, the management of the Property is not aware of any material factors relating to the operation of the Property for the year ended December 31, 2005 that would cause the reported financial information not to be indicative of future operating results.

2.                                       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting:

The statement of revenues and certain expenses was prepared using the accrual basis of accounting.

Revenue recognition:

The Property generally leases apartment units based on annual lease agreements on an August to July lease period. Tenants are billed on the first of the month for that month’s portion of the lease and the Property recognizes revenue at that time.  Other property income mainly includes amounts earned from lease processing fees, tenant damages, and late charges.

Property operating expenses:

Property operating expenses represent the direct expenses of operating the properties and consist primarily of common area maintenance, security, utilities, insurance, promotional, general and administrative, and other operating expenses that are expected to continue in the ongoing operation of the properties.

Capitalization:

Expenditures for ordinary repairs and maintenance are expensed as incurred and significant renovations and improvements that improve and/or extend the useful life have been capitalized.

Advertising:

Advertising costs are expensed as incurred.

Use of Estimates:

The preparation of the statement of revenues and certain expenses in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses. Actual results could differ from these estimates.

LION’S CROSSING

STATEMENT OF REVENUES AND CERTAIN EXPENSES
FOR THE YEAR ENDED DECEMBER 31, 2005
with
INDEPENDENT AUDITORS’ REPORT

Independent Auditors’ Report

To the Board of Trustees and Shareholders
GMH Communities Trust
Newtown Square, Pennsylvania

We have audited the accompanying statement of revenues and certain expenses of Lion’s Crossing, formally known as Capstone Commons – State College, PA, Ltd., for the year ended December 31, 2005.  This financial statement is the responsibility of the management of Lion’s Crossing.  Our responsibility is to express an opinion on this statement of revenues and certain expenses based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses of Lion’s Crossing was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1, and is not intended to be a complete presentation of the revenues and expenses of the Lion’s Crossing.

In our opinion, the statement of revenues and certain expenses referred to above present fairly, in all material respects, the revenues and certain expenses of Lion’s Crossing for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Horton, Lee, Burnett, Peacock, Cleveland & Grainger, P.C.
Birmingham, Alabama
November 15, 2006

LION’S CROSSING

STATEMENT OF REVENUES AND CERTAIN EXPENSES

FOR THE YEAR ENDED DECEMBER 31, 2005

(in thousands)

Revenues:
Rental income	$2,711
Other property income	112
Total revenues	2,823

Certain expenses:
Property operating expenses	1,381
Real estate taxes	240
Total certain expenses	1,621

Revenues in excess of certain expenses	$1,202

LION’S CROSSING

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

For the year ended December 31, 2005

1.               ORGANIZATION AND BASIS OF PRESENTATION

The accompanying statement of revenues and certain expenses includes the revenues and certain expenses of a student-housing property known as Lion’s Crossing (the “Property”), formerly known as Capstone Commons - State College, PA, Ltd., located near the Pennsylvania State University in State College, Pennsylvania.  GMH Communities Trust (“GMH”) acquired Lion’s Crossing on February 16, 2006 for a purchase price of $18,618,085, plus closing costs.  On the date of acquisition, the property contained 240 units and 696 beds.

The accompanying statement of revenues and certain expenses for the year ended December 31, 2005, was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties.  The statement of revenues and certain expenses is not representative of the actual operations of the Property for the year ended December 31, 2005, as certain expenses that may not be comparable to the expenses to be incurred in the proposed future operations of the Property have been excluded.  Expenses excluded consist of management fees, interest and debt related costs, depreciation and amortization expense, interest income, partnership income taxes, and certain other corporate expenses not directly related to the future operations of the Property.  Therefore, the statement may not be comparable to the statement of operations of the Property after its acquisition by GMH.  Except as noted above, the management of the Property is not aware of any material factors relating to the operation of the Property for the year ended December 31, 2005 that would cause the reported financial information not to be indicative of future operating results.

2.                                       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting:

The statement of revenues and certain expenses was prepared using the accrual basis of accounting.

Revenue recognition:

The Property generally leases apartment units based on annual lease agreements on an August to July lease period. Tenants are billed on the first of the month for that month’s portion of the lease and the Property recognizes revenue at that time.  Other property income mainly includes amounts earned from lease processing fees, tenant damages, and late charges.

Property operating expenses:

Property operating expenses represent the direct expenses of operating the properties and consist primarily of common area maintenance, security, utilities, insurance, promotional, general and administrative, and other operating expenses that are expected to continue in the ongoing operation of the properties.

Capitalization:

Expenditures for ordinary repairs and maintenance are expensed as incurred and significant renovations and improvements that improve and/or extend the useful life have been capitalized.

Advertising:

Advertising costs are expensed as incurred.

Use of Estimates:

The preparation of the statement of revenues and certain expenses in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses. Actual results could differ from these estimates.

STADIUM SUITES

STATEMENT OF REVENUES AND CERTAIN EXPENSES
FOR THEPERIOD FROM JANUARY 1, 2006 TO MARCH 31, 2006 (Unaudited)
AND FOR THE YEAR ENDED DECEMBER 31, 2005
with
INDEPENDENT AUDITORS’ REPORT

Independent Auditors’ Report

To the Board of Trustees and Shareholders
GMH Communities Trust
Newtown Square, Pennsylvania

We have audited the accompanying statement of revenues and certain expenses of Stadium Suites, formally known as CSC 1, Limited Partnership, for the year ended December 31, 2005.  This financial statement is the responsibility of the management of the Stadium Suites.  Our responsibility is to express an opinion on this statement of revenues and certain expenses based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses of Stadium Suites was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1, and is not intended to be a complete presentation of the revenues and expenses of Stadium Suites.

In our opinion, the statement of revenues and certain expenses referred to above present fairly, in all material respects, the revenues and certain expenses of Stadium Suites for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Horton, Lee, Burnett, Peacock, Cleveland & Grainger, P.C.
Birmingham, Alabama
December 19, 2006

STADIUM SUITES

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

(in thousands)

	For the period January 1, 2006 to March 31, 2006 (Unaudited)	For the year ended December 31, 2005
Revenues:
Rental income	$1,211	$4,657
Other property income	32	197
Total revenues	1,243	4,854

Certain expenses:
Property operating expenses	340	1,750
Real estate taxes	77	628
Total certain expenses	417	2,378

Revenues in excess of certain expenses	$826	$2,476

STADIUM SUITES

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES
For the period January 1, 2006 to March 31, 2006 (Unaudited)
and for the year ended December 31, 2005

1.               ORGANIZATION AND BASIS OF PRESENTATION

The accompanying statements of revenues and certain expenses include the revenues and certain expenses of a student-housing property known as Stadium Suites (the “Property”), formerly known as CSC 1, Limited Partnership, located near the University of South Carolina in Columbia, South Carolina.  GMH Communities Trust (“GMH”) acquired Stadium Suites on April 20, 2006 for a purchase price of $36,850,000, plus closing costs.  On the date of acquisition, the property contained 264 units and 924 beds.

The accompanying statements of revenues and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties.  The statements of revenues and certain expenses are not representative of the actual operations of the Property for the periods presented, as certain expenses that may not be comparable to the expenses to be incurred in the proposed future operations of the Property have been excluded.  Expenses excluded generally consist of management fees, interest and debt related costs, depreciation and amortization expense, interest income, partnership income taxes, and certain other corporate expenses not directly related to the future operations of the Property.  Therefore, the statements may not be comparable to the statements of operations of the Property after its acquisition by GMH.  Except as noted above, the management of the Property is not aware of any material factors relating to the operation of the Property for the period January 1, 2006 to March 31, 2006 and for the year ended December 31, 2005 that would cause the reported financial information not to be indicative of future operating results.

The accompanying interim statement of revenues and certain expenses for the period January 1, 2006 to March 31, 2006 is unaudited.  However, in the opinion of the management of the Property, the interim statement includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim period.  The results for the period presented are not necessarily indicative of the results for the full year.

2.                                       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting:

The statements of revenues and certain expenses were prepared using the accrual basis of accounting.

Revenue recognition:

The Property generally leases apartment units based on annual lease agreements on an August to July lease period. Tenants are billed on the first of the month for that month’s portion of the lease and the Property recognizes revenue at that time.  Other property income mainly includes amounts earned from lease processing fees, tenant damages, and late charges.

Property operating expenses:

Property operating expenses represent the direct expenses of operating the properties and consist primarily of common area maintenance, security, utilities, insurance, promotional, general and administrative, and other operating expenses that are expected to continue in the ongoing operation of the properties.

Capitalization:

Expenditures for ordinary repairs and maintenance are expensed as incurred and significant renovations and improvements that improve and/or extend the useful life have been capitalized.

Advertising:

Advertising costs are expensed as incurred.

Use of Estimates:

The preparation of the statements of revenues and certain expenses in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses. Actual results could differ from these estimates.

CAPSTONE PORTFOLIO

COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

FOR THE PERIOD JANUARY 1, 2006 TO SEPTEMBER 30, 2006 (Unaudited)

AND FOR THE YEAR ENDED DECEMBER 31, 2005

with

INDEPENDENT AUDITORS’ REPORT

Independent Auditors’ Report

To the Board of Trustee and Shareholders
GMH Communities Trust
Philadelphia, Pennsylvania

We have audited the accompanying combined statement of revenues and certain expenses of Capstone Portfolio for the year ended December 31, 2005. This financial statement is the responsibility of the management of Capstone Portfolio. Our responsibility is to express an opinion on this combined statement of revenues and certain expenses based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statement of revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying combined statement of revenues and certain expenses of Capstone Portfolio was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1, and is not intended to be a complete presentation of Capstone Portfolio’s revenues and expenses.

In our opinion, the combined statement of revenues and certain expenses referred to above present fairly, in all material respects, the combined revenues and certain expenses described in Note 1 of Capstone Portfolio for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

October 27, 2006	/s/ Horton, Lee, Burnett, Peacock, Cleveland, & Grainger, P.C.

CAPSTONE PORTFOLIO

COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

(in thousands)

	For the period
	January 1, 2006 to
	September 30, 2006 (Unaudited)	For the year ended

Revenues:
Rental income	$22,166	$28,634
Other property income	1,082	1,181
Total revenues	23,248	29,815

Certain expenses:
Property operating expenses	10,965	12,515
Real estate taxes	1,529	2,240
Total certain expenses	12,494	14,755

Revenues in excess of certain expenses	$10,754	$15,060

See accompanying notes.

CAPSTONE PORTFOLIO

NOTES TO COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

For the period January 1, 2006 to September 30, 2006 (Unaudited)

and for the year ended December 31, 2005

1.             ORGANIZATION AND BASIS OF PRESENTATION

The accompanying combined statements of revenues and certain expenses includes the combined operations of eleven student-housing rental properties acquired by GMH Communities Trust (“GMH”) in October 2006, collectively known as Capstone Portfolio (the “Portfolio”) for a total combined purchase price of $222,950,000, plus closing costs. At acquisition, the Portfolio contained an aggregate of 2,212 units and 7,190 beds.

The Portfolio consists of the following properties:

Property	University	Units/Beds

University Commons- Baton Rouge, LTD.	Louisiana State University	134 units/532 beds
University Commons- Ohio, LTD.	Miami University	122 units/484 beds
University Commons- Bloomington, IN., LTD.	University of Indiana	252 units/792 beds
University Commons- Lexington, KY., LTD.	University of Kentucky	182 units/676 beds
University Commons- Columbia, S.C., LTD.	University of South Carolina	206 units/700 beds
University Commons- Urbana, IL., LTD.	University of Illinois	252 units/728 beds
University Commons- Tuscaloosa, LTD.	University of Alabama	192 units/676 beds
University Commons- Starkville, LTD.	Mississippi State University	156 units/480 beds
Univeristy Commons- Eugene, OR., LTD.	University of Oregon	252 units/696 beds
University Commons- East Lansing, LTD.	Michigan State University	222 units/654 beds
Capstone Commons- Athens, LTD.	University of Georgia	242 units/772 beds

The accompanying combined statements of revenues and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. The combined statements of revenues and certain expenses are not representative of the actual operations of the properties for the periods presented, as certain expenses which may not be comparable to the expenses to be incurred in the proposed future operations of the Portfolio have been excluded. Expenses excluded generally consist of management fees, interest and debt related costs, depreciation and amortization expense, interest income, partnership income taxes, gain on sale of land, insurance proceeds from fire loss, and certain other corporate expenses not directly related to the future operations of the properties. Therefore, the statements may not be comparable to the statements of operations of the Portfolio after its acquisition by GMH. Except as noted above, the management of the Portfolio is not aware of any material factors relating to the operation of the Portfolio for the period January 1, 2006 to September 30, 2006 and for the year ended December 31, 2005 that would cause the reported financial information not to be indicative of future operating results.

The accompanying interim combined statement of revenues and certain expenses for the period January 1, 2006 to September 30, 2006 is unaudited. However, in the opinion of the management of the Portfolio, the interim statement includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim period. The results for the period presented are not necessarily indicative of the results for the full year.

2.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting:

The combined statements of revenues and certain expenses was prepared using the accrual basis of accounting.

Revenue recognition:

The Portfolio generally leases apartment units based on annual lease agreements on an August to July lease period. Tenants are billed on the first of the month for that month’s portion of the lease and the Portfolio recognizes revenue at that time. Other property income mainly includes amounts earned from lease processing fees, tenant damages, and late charges.

Property operating expenses:

Property operating expenses represent the direct expenses of operating the properties and consist primarily of common area maintenance, security, utilities, insurance, promotional, general and administrative, and other operating expenses that are expected to continue in the ongoing operation of the properties.

Capitalization:

Expenditures for ordinary repairs and maintenance are expensed as incurred and significant renovations and improvements that improve and/or extend the useful life have been capitalized.

Advertising:

Advertising costs are expensed as incurred.

Use of Estimates:

The preparation of the combined statements of revenues and certain expenses in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses. Actual results could differ from these estimates.

FINANCIAL STATEMENT SCHEDULES

GMH Communities Trust
Schedule II
Valuation and Qualifying Accounts
(dollars in thousands)

Description	Balance beginning of Period	Additions Charged to Cost and Expenses	Write Off of Accounts	Balance at End of Period
Allowance for doubtful accounts:
Year ended December 31, 2006	$710	$2,693	$(3,072)	$331
Year ended December 31, 2005	$159	$1,632	$(1,081)	$710
Year ended December 31, 2004	$—	$159	$—	$159

Schedule III—Real Estate and Accumulated Depreciation

(dollars in thousands)

							Costs
							Capitalized		Gross Amount at Which Carried at Close of Period
					Initial Cost		Subsequent to Acquisition		December 31, 2006(3)
						Buildings		Buildings		Buildings
			# of	Encumbrances		and		and		and		Accumulated	Date of	Year	Depreciable
Property Name	Address	Location	Beds	at 31-Dec-06	Land	Furniture	Land	Furniture	Land	Furniture	Total	Depreciation	Construction	Acquired	Life, in years
Investments in student housing properties
University Crescent	4500 Burbank Drive	Baton Rouge, LA	660	15,569	$1,562	$19,052	$—	$356	$1,562	$19,408	$20,970	$(1,369)	1999	2004	(2)
University Greens	2900 Oak Tree Avenue	Norman, OK	516	7,710	947	11,588	—	881	947	12,469	13,416	(909)	1999	2004	(2)
University Heights	1319 Knotty Pine Way	Knoxville, TN	636	11,966	1,122	13,689	—	300	1,122	13,989	15,111	(1,000)	1999	2004	(2)
University Lodge	2024 Binford Street	Laramie, WY	481	10,663	925	11,931	—	116	925	12,047	12,972	(850)	2002	2004	(2)
University Pines	122 Lanier Drive	Statesboro, GA	552	12,557	1,210	13,974	—	214	1,210	14,188	15,398	(1,004)	2001	2004	(2)
University Trails	2210 Main Street	Lubbock, TX	684	15,725	5,921	19,993	—	223	5,921	20,216	26,137	(1,475)	2003	2004	(2)
University Court	4915 Belle Chase Boulevard	East Lansing, MI	516	13,737	1,081	15,057	—	199	1,081	15,256	16,337	(1,070)	2001	2004	(2)
University Estates	4500 W. Bethel Avenue	Muncie, IN	552	10,239	752	11,686	—	208	752	11,894	12,646	(844)	2001	2004	(2)
University Gables	2827 S. Rutherford Boulevard	Murfreesboro, TN	648	15,843	778	17,528	—	322	778	17,850	18,628	(1,248)	2001	2004	(2)
University Glades	3443 Southwest 39th Boulevard	Gainesville, FL	432	10,315	1,134	10,465	—	449	1,134	10,914	12,048	(803)	2000	2004	(2)
University Manor	3535 E. 10th Street	Greenville, NC	600	14,600	1,615	16,042	—	67	1,615	16,109	17,724	(1,133)	2002	2004	(2)
University Mills	2124 W. 27th Street	Cedar Falls, IA	481	9,022	1,313	11,556	—	38	1,313	11,594	12,907	(820)	2002	2004	(2)
University Place	100 Wahoo Way	Charlottesville, VA	528	14,001	1,387	16,838	—	79	1,387	16,917	18,304	(1,186)	2003	2004	(2)
Collegiate Hall	500 Palisades Drive	Birmingham, AL	528	9,908	1,369	14,380	—	301	1,369	14,681	16,050	(1,039)	2001	2004	(2)
Campus Club—Statesboro	211 Lanier Drive	Statesboro, GA	984	18,811	2,089	28,429	—	117	2,089	28,546	30,635	(1,950)	2003	2004	(2)
Campus Edge	105 Doleac Drive	Hattiesburg, MS	552	9,662	1,592	14,005	—	199	1,592	14,204	15,796	(908)	2003	2004	(2)
Campus Connection(1)	1601 North Linclon Avenue	Urbana, IL	864	14,193	2,248	20,388	—	657	2,248	21,045	23,293	(1,380)	1998	2004	(2)
University Fields	200 Curtis Street	Savoy, IL	588	—	1,319	17,061	—	150	1,319	17,211	18,530	(1,077)	1999	2004	(2)
University Oaks	21 National Guard Rd	Columbia, SC	662	—	1,734	23,442	—	173	1,734	23,615	25,349	(1,471)	2004	2004	(2)
University Pointe	2323 Glenna Goodacre Blvd.	Lubbock, TX	682	21,300	5,929	23,442	—	214	5,929	23,656	29,585	(1,513)	2004	2004	(2)
Chapel Ridge	101 Legacy Terrace	Chapel Hill, NC	544	16,180	1,748	24,490	—	288	1,748	24,778	26,526	(1,618)	2003	2004	(2)
University Centre	5200 Croyden Avenue	Kalamazoo, MI	700	—	1,599	24,585	—	151	1,599	24,736	26,335	(1,550)	2004	2004	(2)
The Summit	1801 Monks Avenue	Mankato, MN	672	—	1,291	22,151	—	290	1,291	22,441	23,732	(1,382)	2003	2004	(2)
University Highlands	2800 Enterprise Blvd	Reno, NV	732	—	4,744	27,759	—	156	4,744	27,915	32,659	(1,753)	2004	2004	(2)
University Uptown	2601 West Oak	Denton, TX	528	—	2,574	19,617	—	100	2,574	19,717	22,291	(1,240)	2004	2004	(2)
Grand Marc at University Village	3549 Iowa Avenue	Riverside, CA	824	42,091	—	54,655	—	360	—	55,015	55,015	(3,381)	2001	2004	(2)
The Verge	6730 4th Avenue	Sacramento, CA	792	31,400	3,894	47,369	—	74	3,894	47,443	51,337	(2,517)	2004	2005	(2)
WillowTree Apartments	1819 Willowtree Lane	Ann Arbor, MI	572	15,456	1,843	22,438	—	1,789	1,844	24,226	26,070	(1,398)	1967-1968	2005	(2)
WillowTree Towers	1819 Willowtree Lane	Ann Arbor, MI	283	7,562	875	10,661	—	106	875	10,767	11,642	(632)	1974	2005	(2)
Campus Walk	401 Hathorn Road	Oxford, MS	432	8,133	1,469	11,758	—	192	1,469	11,950	13,419	(736)	2001	2004	(2)
Pirate’s Cove	3305 East 10th Street	Greenville, NC	1,056	20,971	2,243	28,595	—	372	2,243	28,967	31,210	(1,716)	2000	2004	(2)
University Walk	1205 University Walk Circle	Charlotte, NC	480	10,559	1,004	14,276	—	475	1,004	14,751	15,755	(862)	2002	2004	(2)
Campus Club—Gainesville	4000 S.W. 37th Boulevard	Gainesville, FL	924	18,475	1,479	26,953	—	434	1,479	27,387	28,866	(1,772)	1997	2004	(2)
The Enclave	706 Napolean Road	Bowling Green, OH	480	10,062	1,144	12,423	—	152	1,144	12,575	13,719	(651)	2002	2005	(2)
The Ridge	350 Wedgewood Drive	Morgantown, WV	644	15,370	1,828	20,435	—	166	1,828	20,601	22,429	(1,056)	2002	2005	(2)
The View	301 West Charleston Street	Lincoln, NE	588	9,160	822	11,119	—	258	822	11,377	12,199	(630)	2003	2005	(2)

							Costs
							Capitalized		Gross Amount at Which Carried at Close of Period
					Initial Cost		Subsequent to Acquisition		December 31, 2006(3)
						Buildings		Buildings		Buildings
			# of	Encumbrances		and		and		and		Accumulated	Date of	Year	Depreciable
Property Name	Address	Location	Beds	at 31-Dec-06	Land	Furniture	Land	Furniture	Land	Furniture	Total	Depreciation	Construction	Acquired	Life, in years
Investments in student housing properties
State College Park	348 Blue Course Drive	State College, PA	752	11,759	1,456	17,669	—	264	1,456	17,933	19,389	(923)	1991	2005	(2)
Nittany Crossing	601 Vairo Boulevard	State College, PA	684	11,830	1,450	17,604	—	195	1,450	17,799	19,249	(923)	1996	2005	(2)
Grand Marc at Seven Corners	1849 Washington Avenue South	Minneapolis, MN	440	18,867	3,616	24,276	—	1,003	3,616	25,279	28,895	(1,259)	2000	2005	(2)
Campus Edge I	1300 Varsity Lane	Charlotte, NC	384	9,849	1,205	14,650	—	(3)	1,205	14,647	15,852	(672)	1998	2005	(2)
Campus Edge II	1300 Varsity Lane	Charlotte, NC	336	4,456	508	6,823	—	19	508	6,842	7,350	(313)	1999	2005	(2)
Chapel View	2701 Homestead Road	Chapel Hill, NC	358	9,690	2,510	12,584	—	974	2,510	13,558	16,068	(638)	1986	2005	(2)
Campus Ridge Apartments(1)	1301 Seminole Drive	Johnson City, TN	528	7,401	693	8,393	—	1,983	693	10,376	11,069	(469)	2000	2005	(2)
Southview Apartments	1068-N Lois Lane	Harrisonburg, VA	960	18,918	1,668	28,007	—	344	1,668	28,351	30,019	(1,258)	1996-1998	2005	(2)
Stonegate Apartments	1820 Putter Court	Harrisonburg, VA	672	14,264	1,271	21,136	—	479	1,271	21,615	22,886	(958)	1999-2000	2005	(2)
The Commons	869 Port Republic Road	Harrisonburg, VA	528	6,362	773	12,477	—	179	773	12,656	13,429	(539)	1991	2005	(2)
University Crossing	2215 College Avenue	Manhattan, KS	700	11,433	1,148	17,033	—	416	1,148	17,449	18,597	(771)	1997	2005	(2)
Seminole Suites	2421 Jackson Bluff Road	Tallahasee, FL	924	20,400	2,589	30,359	5	213	2,594	30,572	33,166	(1,257)	2004	2005	(2)
Blanton Commons	1505 Lankford Drive	Valdosta, GA	596	—	1,885	22,961	—	307	1,885	23,268	25,153	(898)	2005	2005	(2)
The Towers at Third	302 East John Street	Champaign, IL	295	14,491	4,589	18,338	3	1,268	4,592	19,606	24,198	(779)	1973	2005	(2)
Campus Walk - UNCW	455 Racine Drive	Wilmington, NC	290	6,700	1,812	8,432	—	212	1,812	8,644	10,456	(344)	1990	2005	(2)
University Crossing (Conrail)	3175 JFK Boulevard	Philadelphia, PA	1,026	44,065	10,850	49,374	—	1,591	10,850	50,965	61,815	(2,005)	1929/2003(5)	2005	(2)
University Meadows	4310 Sterling Way	Mount Pleasant, MI	616	9,633	639	13,261	—	192	639	13,453	14,092	(500)	2001	2005	(2)
Pegasus Connection	11841 Jefferson Commons Circle	Orlando, FL	930	29,914	4,596	43,762	—	521	4,596	44,283	48,879	(1,518)	2000	2005	(2)
University Village -Royal Riverwood	7767 La Riviera Drive	Sacramento, CA	394	14,740	5,990	15,687	—	934	5,990	16,621	22,611	(509)	1979/2006(5)	2006	(2)
Jacob Heights	1801 Monks Avenue	Mankato, MN	162	3,850	430	5,874	—	51	430	5,925	6,355	(174)	2004	2006	(2)
The Commons on Oak Tree	1111 Oak Tree Avenue	Norman, OK	780	11,729	2,050	16,380	—	403	2,050	16,783	18,833	(462)	1995	2006	(2)
Lion’s Crossing	201 Vairo Boulevard	Aspen, GA	696	8,823	2,860	17,083	—	681	2,860	17,764	20,624	(441)	1996	2006	(2)
The Club	425 Riverbend Parkway	Wilmington, NC	480	10,161	2,002	10,585	—	373	2,002	10,958	12,960	(305)	1989/2001(5)	2006	(2)
Brookstone Village	420 Racine Drive	State College, PA	238	4,141	950	5,168	—	49	950	5,217	6,167	(145)	1994	2006	(2)
Stadium Suites	112 Silo Court	Columbia, SC	924	27,365	4,750	31,169	—	81	4,750	31,250	36,000	(609)	2004	2006	(2)
Aztec Corner	5504 Montezuma Road	San Diego, CA	600	28,600	10,400	26,978	—	969	10,400	27,947	38,347	(393)	1997-2005(6)	2006	(2)
Jacob Heights III	1801 Monks Avenue	Mankato, MN	96	2,948	210	3,674	—	—	210	3,674	3,884	(44)	2006	2006	(2)
Cambridge at Southern	130 Lanier Drive	Athens, GA	564	18,388	1,900	22,331	—	24	1,900	22,355	24,255	(54)	2006	2006	(2)
Lakeside	1000 Lakeside Drive	Starkville, MS	772	14,100	1,448	16,297	—	21	1,448	16,318	17,766	(117)	1991	2006	(2)
Campus Trails	1000 Campus View Drive	Bloomington, IN	480	7,486	1,763	8,583	—	21	1,763	8,604	10,367	(63)	1997	2006	(2)
Campus Corner	1150 Clarizz Boulevard	Oxford, OH	792	22,266	1,598	26,717	—	26	1,598	26,743	28,341	(192)	1994	2006	(2)
Hawk’s Landing	5262 Brown Road	Lexington, KY	484	15,600	847	19,575	—	17	847	19,592	20,439	(140)	1996	2006	(2)
The Courtyards	845 Red Mile Road	Tuscaloosa, AL	676	16,875	2,243	19,106	—	18	2,243	19,124	21,367	(138)	1993	2006	(2)
Campus Way	301 Helen Keller Boulevard	Urbana, IL	676	15,375	1,439	18,145	—	28	1,439	18,173	19,612	(131)	1998	2006	(2)
Lincoln View	1321 North Lincoln Avenue	Columbia, SC	732	16,575	2,200	18,465	—	22	2,200	18,487	20,687	(89)	1994/1999(7)	2006	(2)
Riverside Estates	800 Alexander Road	Baton Rouge, LA	700	16,200	3,659	15,560	—	27	3,659	15,587	19,246	(114)	1995	2006	(2)
Burbank Commons	4600 Burbank Drive	East Lansing, MI	532	14,887	2,908	15,982	—	27	2,908	16,009	18,917	(116)	1999	2006	(2)
Abbott Place	2501 Abbott Road	Eugene, OR	654	17,850	3,659	18,917	—	22	3,659	18,939	22,598	(138)	1999	2006	(2)
Campus Commons	90 Commons Drive	Statesboro, GA	696	16,148	2,635	19,543	—	25	2,635	19,568	22,203	(140)	1991/1993(7)	2006	(2)
Orchard Trails(8)	4 Empire Drive	Orono, ME	15,938	1,812	—	—	23,279	1,812	23,279	25,091	—
The Enclave II(8)	706 Napolean Road	Bowling Green, OH	—	11,273	980	—	—	12,582	980	12,582	13,562	(374)	2006	2005	(2)
Huntsville Land(9)	Various	Huntsville, TX	—	—	1,995	—	—	—	1,995	—	1,995	—	—	2006	—
Contruction in process	Various	Various	—	—	—	—	—	1,593	—	—	1,593	—	—	—	—

Total investments in student housing properties			45,544	1,022,590	168,570	1,428,788	8	62,056	168,579	1,489,250	1,659,422	(66,855)

Corporate assets
Corporate headquarters(4)	10 Campus Boulevard	Newtown Square, PA	—	$5,700	2,096	4,874	—	327	2,096	5,201	7,297	(310)	2000	2004	(2)

Total investment in real estate and corporate assets			45,544	$1,028,29	$170,666	$1,433,662	$8	$62,383	$170,675	$1,494,451	$1,666,719	$(67,165)

Notes:

(1)             Includes an undeveloped parcel of land.

(2)             Depreciation is computed based on the following estimated lives:

Land	No depreciation
Buildings	40 years
Building Improvements	3-10 years
Furniture, Fixtures and Equipment	3-5 years

(3)             At December 31, 2006, the aggregate net carrying amount for land and buildings and improvements for federal income tax reporting was approximately $1.5 billion.

(4)             Includes land and building as reported in our Corporate Segment. This balance excludes certain technology equipment, furniture and other capital assets that are non real estate related.

(5)             Year Built/ Year Renovated

(6)             Built in three phases (1997, 2001, 2005)

(7)             Built in two phases

(8)             The Company currently holds a 10% interest through a joint venture on these properties.

(9)             Includes five undeveloped parcels of land

Summary of Real Estate and Accumulated Depreciation Activity:

	2006	2005	2004
Real Estate:
Balance beginning of period	$1,217,164	$645,605	$6,970
Additions during the period:
Acquisitions	409,756	549,139	638,464
Capital expenditures	38,206	4,115	171
Construction in progress	1,593	18,305	—
Write off fully depreciated assets
Dispositions
Balance at close of period	$1,666,719	$1,217,164	$645,605
Accumulated Depreciation:
Balance beginning of period	$29,203	$3,928	$—
Depreciation expense	37,962	25,275	3,928
Write off fully depreciated assets	—	—	—
Dispositions	—	—	—
Balance at close of period	$67,165	$29,203	$3,928

FINANCIAL STATEMENTS AND

INDEPENDENT AUDITORS’ REPORT

FORT CARSON FAMILY HOUSING, LLC

December 31, 2006

Fort Carson Family Housing, LLC

INDEPENDENT AUDITORS’ REPORT

To the Members
Fort Carson Family Housing, LLC

We have audited the accompanying balance sheet of Fort Carson Family Housing, LLC, as of December 31, 2006, and the related statements of operations, changes in members’ equity, and cash flows for the year then ended. These financial statements are the responsibility of Fort Carson Family Housing, LLC’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fort Carson Family Housing, LLC as of December 31, 2006, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ REZNICK GROUP, P.C.

Atlanta, Georgia
March 15, 2007

Fort Carson Family Housing, LLC
BALANCE SHEET
December 31, 2006

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,999,309
Tenant accounts receivable, net of allowance for doubtful accounts of $170,694	2,444,494
Other receivables	51,542
Total current assets	4,495,345
RESTRICTED DEPOSITS AND FUNDED RESERVES
Bond reserves held by trustee	121,543,814
Total deposits held in trust—funded	121,543,814
RENTAL PROPERTY
Leasehold improvements	148,535,379
Land improvements	32,278,994
Furniture and fixtures	8,455,528
Construction in progress	6,495,473
195,765,374
Less accumulated depreciation	(33,659,444)
162,105,930
OTHER ASSETS
Intangible assets, net of accumulated amortization of $736,973	5,981,142
Total other assets	5,981,142
$294,126,231
LIABILITIES & MEMBERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$1,898,359
Accrued liabilities	294,015
Accrued management fee payable	381,048
Accrued interest payable	883,030
Development costs payable	1,592,732
Note payable—current portion	2,385,000
Prepaid rent	111,088
Total current liabilities	7,545,272
LONG-TERM LIABILITIES
Notes payable, net of current portion	258,345,000
Total long-term liabilities	258,345,000
COMMITMENTS AND CONTINGENCIES	—
MEMBERS’ EQUITY	28,235,959
$294,126,231

See notes to financial statements

Fort Carson Family Housing, LLC
STATEMENT OF OPERATIONS
For the year ended December 31, 2006

RENTAL REVENUE
Rent revenue—net	$30,850,335
Miscellaneous revenue	83,536
Total rental revenue	30,933,871
OPERATING EXPENSES
Advertising and marketing	82,020
Amortization expense	114,078
Depreciation expense	7,363,193
Bad debt expense	245,657
Benefits	274,326
Insurance expense	726,630
Legal expense	150,174
Maintenance & repairs	1,000,780
Management fees	1,554,461
Military transition	152,362
Office expenses	292,797
Other financial expenses	273,477
Payroll taxes	200,287
Salaries and wages	2,298,691
Supplies	2,688,415
Utilities	3,877,166
Vehicle lease expense	247,445
Total operating expenses	21,541,959
Operating income	9,391,912
OTHER (INCOME) AND EXPENSES
Interest income—bond reserves	(562,126)
Interest expense	12,279,518
Organization costs	42,500
Total other income and expenses	11,759,892
Net loss	$(2,367,980)

See notes to financial statements

Fort Carson Family Housing, LLC
STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)
For the year ended December 31, 2006

	GMH Military	Department
	Housing—Fort	of the	GMH/Integrated,
	Carson, LLC	Army	LLC	Total
Members’ equity (deficit) December 31, 2005	$6,598,148	$26,581,729	$—	$33,179,877
Distributions	(2,575,938)	—	—	(2,575,938)
Net income	(2,367,980)	—	—	(2,367,980)
Members’ equity (deficit) December 31, 2006	$1,654,230	$26,581,729	$—	$28,235,959

See notes to financial statements

Fort Carson Family Housing, LLC
STATEMENT OF CASH FLOWS
For the year ended December 31, 2006

Reconciliation of net income to net cash provided by operating activities
Net loss	$(2,367,980)
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	7,363,193
Amortization	114,078
Bad debt	245,657
(Increase) decrease in assets
Tenant accounts receivable	(207,832)
Other current assets	589
Increase (decrease) in liabilities
Accounts payable	1,893,237
Management fee payable	(106,166)
Accrued expenses	(865,482)
Accrued interest	411,103
Prepaid rent	111,088
Net cash provided by operating activities	6,591,485
Cash flows from investing activities
Deposits to bond reserves	(110,768,669)
Investment in rental property	(4,910,192)
Net cash used in investing activities	(115,678,861)
Cash flows from financing activities
Bond proceeds	118,600,000
Principal payments on bonds	(2,205,000)
Distributions to members	(2,575,938)
Payment of loan costs	(3,593,851)
Net cash used in financing activities	110,225,211
NET INCREASE IN CASH	1,137,835
Cash and cash equivalents, beginning	861,474
Cash and cash equivalents, ending	$1,999,309
Supplemental disclosure of cash flow information
Cash paid during the year for interest, net of capitalized of $27,642	$11,840,773
Supplemental schedule of noncash investing and financing activities
Construction in progress	$(1,592,732)
Development costs payable	1,592,732
$—

See notes to financial statements

Fort Carson Family Housing, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Fort Carson Family Housing, LLC, (the Company) was formed as a limited liability company on July 9, 1999, under the laws of the State of Colorado, for the purpose of leasing, constructing, rehabilitating, developing, and operating housing at a military base located in Colorado Springs, Colorado, known as Fort Carson (the Installation) under the terms of Contract Number DACA45-99-C-0066 (the Contract) awarded by the United States Department of the Army (Army).

The construction sites are located on the northwest corner of Fort Carson. Approximately 467.18 acres are currently developed and 309.69 acres are undeveloped. All sites are located on land owned by the Army and leased to the Company pursuant to terms of a 50 year ground lease. The original site development plan for the Installation requires construction of 841 new housing units within four years from the date of the contract award and renovation of the existing 1,823 units within five years from the date of the Contract award. As of December 31, 2006, all 841 new housing units and all 1,823 renovation units were completed. During 2006, the Company began construction to build additional new homes. The site development plan for the Installation includes the demolition of approximately 8 units on the project site and the construction of 404 new housing units within three years from the date of the Contract award.

The Company was reorganized on December 21, 2005, under the laws of the State of Delaware. The original operating agreement was terminated and all members entered into a new operating agreement effective December 21, 2005. The members consist of GMH Military Housing - Fort Carson, LLC, who will serve as the managing member (Managing Member) and the United States of America, acting by and through the Department of the Army (Government Member).

On November 29, 2006 the operating agreement was amended to admit a third member, GMH Army/Integrated, LLC (Integrated Member). The Members have acknowledged and agreed that the Integrated Member has not made and was not required to make a capital contribution to the Company as of November 29, 2006.

Prior to the effective date of the Second Amended and Restated Operating Agreement, which is effective November 29, 2006, available cash, as defined, shall be distributed as follows:

(a)                                  To repay any member loans;

(b)                                 To the Managing Member to the extent of any unpaid amortization amount, as defined;

(c)                                  To the Managing Member to fully amortize the unreturned contribution amount at a rate of 10 percent per year from July 1, 2005, to June 30, 2015, which should be paid monthly in accordance with the amortization schedule. In any given month, if the amortization amount is not paid in full, the unpaid portion will accrue interest at the rate of 10 percent per annum;

(d)                                 Until June 30, 2015, 30 percent of the balance, if any, shall be distributed to the managing member and the remainder shall be deposited into the Reinvestment Account and, after June 30, 2015, 10 percent of the balance, if any, shall be distributed to the Managing Member and the remainder shall be deposited into the Reinvestment Account;

(i)            Each year from 2005 to 2015, the Company shall recalculate the Internal Rate of Return (IRR) on the Managing Member’s initial capital contribution.

(ii)           Each year from 2005 to 2015, if the IRR for a given year does not exceed 18 percent, the annual percentage distribution to be made to the Managing Member will not be capped or otherwise limited;

(iii)          Each year from 2005 to 2015, if the IRR for a given year exceeds 18 percent, the distribution of the annual percentage distribution for such fiscal year will be determined as follows:

(a)           if the amount of the distribution necessary to meet the 18 percent ceiling is less than $1.745 million, the Managing Member will receive the full 30 percent annual percentage distribution of $1.745 million, whichever is less;

(b)           if the amount of the distribution necessary to meet the 18 percent ceiling is more than $1.745 million, the annual percentage distribution to be made to the Managing Member shall be capped or otherwise limited to that amount that does not result in an IRR computation exceeding 18 percent;

(iv)          For year 2016,  and for each year thereafter, the annual percentage distribution will be limited to $1.745 million only if an 18 percent IRR is received;

(v)           The disallowed portion of the annual percentage distribution for any fiscal year that would otherwise be payable to the Managing Member, but for the cap or limit as provided above, shall be deposited into the Reinvestment Account.

(e)   The balance of the Reinvestment Account shall be distributed to the Government Member upon any event of dissolution after payment of the above distributions.

During the year ended December 31, 2006, $2,575,938 was distributed to the Managing Member in accordance with the operating agreement that terminated on November 29, 2006. In addition, $502,167 was paid to the Managing Member as additional preferred return and is included in interest expense on the accompanying statement of operations.

Pursuant to the new operating agreement, available cash, as defined, shall be distributed as follows:

(a)           To repay any member loans;

(b)           To the Managing Member to the extent of any unpaid amortization amount, as amended;

(c)           To the Managing Member to fully amortize the unreturned contribution amount at a rate of 10 percent per year from July 1, 2005, to June 30, 2015, which should be paid monthly in accordance with the amortization schedule. In any given month, if the amortization amount is not paid in full, the unpaid portion will accrue interest at the rate of 10 percent per annum;

(d)           An amount equal to the annual percentage distribution shall be distributed to the Managing Member and the remainder, if any, shall be deposited into the Reinvestment Account;

(i)            Until December 31, 2011, the annual percentage distribution shall be equal to 50 percent of available cash, if any, after making the distributions provided for above; provided, however, in no event shall the annual percentage distribution in any particular year exceed amounts as noted in the operating agreement;

(ii)           After December 31, 2011 until June 30, 2015, the annual percentage distribution shall be equal to 30 percent of available cash, if any, after taking the distributions noted previously; provided, however, in no event shall the annual percentage distribution in any particular year exceeds the greater of an IRR of 18 percent or $1,745,000;

(iii)          After June 30, 2015 and until December 31, 2024, the annual percentage distribution shall be equal to 15 percent of available cash, if any, after making the distributions noted previously; provided however, in no event shall the annual percentage distribution in any particular year exceeds the greater of an IRR of 18 percent or annual amounts as noted in the operating agreement;

(iv)          For 2025 and for each year thereafter, the annual percentage distribution shall be equal to 10 percent of available cash, if any, up to a maximum of $1,745,000 after making distributions above.

(e)                                  Upon dissolution of the Company, the balance of the Reinvestment Account shall be distributed to the Government Member after:

(i)            Payment of the debts and liabilities of the Company, in the order of priority provided by law (excluding any member loans), and payment of the expenses of liquidation; and then

(ii)           Payment of any and all member loans made by members or their affiliates to the Company, plus any accrued but unpaid interest thereon, which amount shall be applied first to interest and then to principal; provided, that in the event the Company’s funds are insufficient to satisfy all such loans, then all member loans made by all members or their affiliates shall be repaid on a pro-rata basis; and then,

(iii)          Setting up of such reserves as the Manager or liquidating trustee deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company or any obligation or liability not then due and payable; provided, any balance of such reserve, at the expiration of such period as the members or liquidating trustee shall deem advisable, shall be distributed in the manner herein provided; and then,

(iv)          Distribution to the Managing Member of the unpaid amortization amount, if any; and then,

(v)           Distribution to the Managing Member in an amount not to exceed the then outstanding amortization amount balance as set forth in the amortization schedule; and then,

(vi)          Distribution to the members (or in the case of the Government Member, at the Government Member’s election, to the Integrated Member) in accordance with the positive balances in their capital accounts.

(f)                                    The balance of the Reinvestment Account shall be distributed to the Government Member upon any event of dissolution after payment of the above distributions.

No distributions were made under the terms of the new operating agreement during the year ended December 31, 2006.

Each year from 2006 through 2015, for purposes of computing the cap on the annual percentage distributions, the Company shall recalculate the IRR on the Managing Member’s Initial Capital Contribution. This calculation will include all cash distributions received by the Managing Member from the Company since the year 2000, such as distributions of the amortization amount, distributions from available cash and any special distributions, but shall specifically exclude the fees paid to various third parties affiliated with the Managing Member pursuant to contracts, including the Management Agreement, the Renovation Agreement and the Development Agreement, and any amounts paid for asset management services.

Net profits are allocated consistently in both agreements, and are allocated as follows:

(a)                                  to the Managing Member only to the extent the Managing Member actually receives cash distributions of available cash pursuant to the above;

(b)                                 any remaining net profits to the Government Member.

Net losses are allocated consistently in both agreements, and are allocated as follows:

(a)                                  to the Managing Member in an amount necessary to reduce the Managing Member’s positive capital account balance to zero

(b)                                 any remaining net losses to the Government Member.

A summary of significant accounting policies follows.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Accounts Receivable and Bad Debts

Tenant receivables are reported net of an allowance for doubtful accounts. Management’s estimate of the allowance is based on historical collection experience and a review of the current status of tenant accounts receivable. It is reasonably possible that management’s estimate of the allowance will change.

Intangible Assets and Amortization

Loan costs are amortized over the term of the mortgage loan using the straight-line method, which approximates the effective interest method. Estimated amortization expense for each of the five ensuing years is $223,891 annually.

Rental Property

All construction and soft costs associated with development are capitalized as construction in progress and are carried at cost. Leasehold improvements are removed from construction in progress and are capitalized as housing units are placed in service based on completion of construction. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over the lesser of the term of the ground lease or their estimated service lives by use of the straight-line method for financial reporting purposes.

The estimated lives used in determining depreciation are:

Leasehold improvements	40 years
Land improvements	15 years
Furniture and fixtures	5 years

Cash Equivalents

The Company considers all highly liquid investments, including money market accounts with an original maturity date of three months or less when purchased to be cash equivalents.

Rental Income

Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the Company and tenants of the property are operating leases. The Company receives rental payments from the United States Department of Defense on behalf of the tenants in the form of a Basic Allowance for Housing (BAH). Tenants authorized to occupy the Installation are limited to military personnel, except under limited circumstances.

Income Taxes

No provision or benefit for income taxes has been included in these financial statements since taxable income or loss passes through to, and is reportable by, the members individually.

Advertising Costs

Advertising costs are expensed as incurred.

Capitalization of Interest, Insurance, and Real Estate Taxes

During development of the Installation, the Company will capitalize interest costs incurred that relate to development. For the year ended December 31, 2006, the Company capitalized $27,642 of interest costs.

During the year ended December 31, 2006, the Company did not capitalize any insurance costs.

During the year ended December 31, 2006, the Company was exempt from real estate taxes, thus no amounts have been capitalized.

Fair Value of Financial Instruments

The carrying value of accounts receivable, accounts payable and accrued expenses, and other assets and liabilities are reasonable estimates of fair values because of their relatively short-term nature.

The fair value of the notes payable were estimated using discounted cash flow analysis, based on the Company’s estimated incremental borrowing rate at December 31, 2006. The fair value of  the notes exceed the carrying value by approximately $14,949,165 at December 31, 2006.

Impairment of Long-Lived Assets

The Company has implemented Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires the Company under certain circumstances to review long-lived assets and certain intangibles to determine if the carrying value exceeds the undiscounted cash flows expected to be derived from the asset. If the carrying value exceeds the cash flows, then recorded amounts of the assets will be reduced to their fair value. No impairment losses have been recognized during the year ended December 31, 2006.

NOTE 2—MORTGAGE PAYABLE

The Company entered into a loan agreement with Bank One, Colorado, N.A. (Bank One) on November 15, 1999, in the amount of $147,035,000. The mortgage was funded on November 15, 1999 with proceeds from the issuance of $147,035,000 of taxable bonds, Fort Carson Family Housing, LLC Taxable Fort Carson Housing Revenue Bonds, Series 1999 (the 1999 Bonds). Proceeds were specifically for funding development of the Installation and were placed in a restricted trust account with Bank One (the Trustee).

The mortgage bears interest at the rate of 7.78 percent. Interest only payments were required through August 15, 2004 (the date construction of the Installation was estimated to be completed). Monthly installments of principal and interest shall be payable on the first day of each month beginning on September 15, 2004, until maturity on November 15, 2029.

The loan is non-recourse and is secured by a first lien mortgage and security interest in the Installation and is also secured by a guaranteed loan. MBIA Insurance Corporation (MBIA) has provided a guarantee under a Financial Guaranty Insurance Policy dated February 12, 2001 between Bank One and MBIA. Under the terms of the Guaranty, MBIA guarantees to the full and complete payment of principal and interest as such payments become due. Furthermore, the United States of America (USA) has provided a guarantee under a Military Housing Loan Guaranty Agreement (Guaranty) dated November 15, 1999, between Bank One and the USA. Under the terms of the Guaranty, the USA will provide certain payments in the event of a payment default under the loan which is securing the Bonds that is directly caused by an Installation closure, downsizing of at least 40 percent of Installation personnel, or deployment of at least 40 percent of Installation personnel.

On November 1, 2006, the Company amended its Trust Indenture and Security Agreement with The Bank of New York (the Trustee). In addition to the financing secured by the original Indenture, the Company obtained additional financing in the amount of $118,600,000. The mortgage was funded on November 29, 2006 with proceeds from the issuance of $118,600,000 of taxable bonds, Fort Carson Family Housing, LLC Taxable Fort Carson Housing Revenue Bonds, Series 2006 (the 2006 Bonds). Proceeds were specifically for funding new development of the Installation and were placed in a restricted trust account with The Bank of New York. The loan is secured by the property as defined in the Trust Indenture and Security Agreement.

The mortgage note bears interest at the rate of 5.65 percent. Interest only payments are required through December 15, 2009. Monthly installments of principal and interest shall be payable on the first day of each month beginning on January 15, 2010, until maturity on September 15, 2044.

Principal payments required on the mortgages for each of the following five years are as follows:

	Series 1999	Series 2006	Total
December 21, 2007	$2,385,000	$—	$2,385,000
2007	2,680,000	—	2,680,000
2008	2,770,000	—	2,770,000
2009	2,985,000	—	2,985,000
2010	3,215,000	1,119,341	4,334,341
Thereafter	128,095,000	117,480,659	245,575,659
	$142,130,000	$118,600,000	$260,730,000

NOTE 3—RESERVES HELD BY TRUSTEE

In connection with the mortgage, the Company was required to deposit the proceeds with the Trustee. Amounts in these funds are restricted as to use. As of December 31, 2006, the Trustee has invested the money, with the exception of the construction account, interest reserve fund, and amenity fund, in short-term U.S. Treasury obligations. The Company has entered into a guaranteed investment contract with Societe Generale for a guaranteed rate of return of 6.25 percent per annum with respect to the interest reserve fund and the amenity fund. The Company has entered into a guaranteed investment contract with MBIA for a guaranteed rate of return of 4.933 percent per annum with respect to the construction account. Such funds are considered available for sale and are accounted for at their fair value, which approximates their cost at December 31, 2006.

The balances in these funds at December 31, 2006, are as follows:

Bond proceeds fund	$192,896
Construction fund	108,089,569
Amenity fund	703,353
Backlog repairs and maintenace fund	9,010
Interest reserve fund	18,821
Repair and replacement reserve	185,838
Tax and insurance escrow	263,282
Revenue fund	147,097
Reinvestment fund	2,286,488
Senior bond principal fund	10,000
Operating expense fund	108,330
Utility Fund	6,798,042
Debt reserve fund	200,000
Demolition fund	807,912
Air conditioning fund	1,723,176
$121,543,814

Each fund is utilized specifically for purposes related to the operation of the Installation as defined in the trust indenture.

NOTE 4—RELATED PARTY TRANSACTIONS

Development Services Fee

The Company entered into a development agreement on December 21, 2005, with GMH Military Housing Development, LLC, an affiliate of the Managing Member. The agreement provides for a monthly development fee in the amount of 3 percent of total development costs relating to development and construction of the Installation. The developer will also be entitled to a development incentive fee not to exceed 1 percent of development costs. As of December 31, 2006, $282,621 of the base development fee has been incurred and remains payable and is included as a component of development costs payable on the accompanying balance sheet. As of December 31, 2006, $94,207 of the incentive development fee has been incurred and remains payable and is included as a component of development costs payable on the accompanying balance sheet.

Management and Asset Management Fees

The Company entered into a management agreement on December 21, 2005, with GMH Military Housing Management, LLC, an affiliate of the Managing Member, to provide day-to-day oversight of the operations of the leasing and maintenance of the Installation. The agreement provides for a management fee of 3 percent and an asset management fee of 1 percent of monthly rental collections. For the year ended December 31, 2006, $1,212,012 of management fees and asset management fees were incurred and $281,764 is payable and is included as a component of accrued management fees on the accompanying balance sheet.

General and Administrative Expense Fee

In accordance with the management agreement, GMH is also entitled to a monthly general and administrative expense fee. The agreement provides for a general and administrative expense fee of an agreed-upon percentage of no less than 5.5 percent of all general and administrative expenses set forth in the budget. For the year ended December 31, 2006, $342,449 of general and administrative expense fee was incurred and $99,284 is included as a component of accrued management fees on the accompanying balance sheet.

Municipal Services Agreement

The Company entered into a municipal services agreement on December 21, 2005, with the United States of America (USA), an affiliate of the Government Member. In accordance with the agreement, the USA agrees provide the Installation with services such as utilities, fire protection, police patrol, and emergency services. As of December 31, 2006, the Company has incurred $3,593,524 of municipal services fees which are included as a component of utilities expense on the accompanying statement of operations. As of December 31, 2006, $911,473 remains payable and is included as a component of accounts payable on the accompanying balance sheet.

Payment for Municipal Services

Pursuant to the Second Amended and Restated Operating Agreement, the Government Member shall be responsible for provided utility service and fire, EMT and police service to the Project.  The Company shall use funds held in the Reinvestment Account to pay utility costs and emergency services costs.  Funds in the Reinvestment Account shall be applied in the following order of priority:

(a)                                  to pay emergency services costs,

(b)                                 to pay utility costs for housing units constructed as part of the 2006 project,

(c)                                  to pay utility costs for housing units constructed as part of the 1999 project, and

(d)                                 for other purposes permitted.

The Company shall establish a utility reserve fund outside of the Reinvestment Account (the “Utility Reserve Fund”) which shall be funded with proceeds of the bonds in the amount of $6,282,358.  To the extend funds in the Reinvestment Account are insufficient to pay utility costs, the Company shall pay utility costs from the Utility Reserve Fund.  Funds on deposit in the Utility Reserve Fund shall not be under the control of the Trustee or subject to the Trustee’s lien or encumbrance as security for the bonds or any loan to the Company, shall be invested in permitted investments, shall not be commingled with any other funds of the Company and shall not be pledged or voluntarily subjected to any lien or encumbrance.  Interest and investment earnings on amounts in the Utility Reserve Fund shall be credited to the Utility Reserve Fund.

In the event that sufficient funds are not available in the Reinvestment Account to pay emergency services costs, or in the Reinvestment Account or Utility Reserve Fund to pay utility costs related to housing units constructed as part of the 1999 project, payment for such expenses shall be carried as a payable from the Reinvestment Account and shall be paid out of the Reinvestment Account to the Government Member, as soon as sufficient funds become available.

Due to Affiliate

As part of its management activities, GMH Military Housing Management Fort Carson, LLC, an affiliate of the Managing Member, pays operating and maintenance expenses on behalf of the Installation and is then reimbursed. Amounts due to affiliates are non-interest bearing and are due upon demand. As of December 31, 2006, $88,641 is due to the affiliate and is included in accounts payable on the accompanying balance sheet.

NOTE 5—GROUND LEASE AGREEMENT

On November 18, 1999, the Company entered into a Ground Lease agreement with the Secretary of the Army (Secretary), an affiliate of the Trust. The consideration of the lease is the operation and maintenance of the Installation for 50 years. The lease can be extended at the option of the Secretary beyond the initial 50-year term of the contract. In addition, if the Company and its related construction affiliates are removed from the renovation and construction of the Installation for violation of terms and conditions of the contract, the Secretary can terminate the Ground Lease. Because the Army is a member of the Company, those assets transferred under the lease have been contributed to the Company under accounting principles generally accepted in the United States and have been recorded at the historical cost to the Army. Based on the age and estimated initial useful life of the existing structures, the historical cost to the Army was determined to be zero. The leasehold improvements incurred under the construction and renovation contracts are being depreciated over the lesser of their useful lives or the lease term.

On December 21, 2005, the original Ground Lease with the Secretary was amended and restated. The consideration of the lease is the operation and maintenance of the Installation for 50 years with an option by the Army to extend for an additional 25 years.

On November 29, 2006, the Ground Lease was amended by the Secretary to grant and convey by quitclaim deed to the Company additional land parcels, including all buildings, improvements, and fixtures of whatever nature currently located thereon. The additional parcels were added to the lease to encompass the new construction and rehabilitation phase of construction being funded by the new bonds. The payment terms of the lease remain unchanged. Existing structures on the new parcels are expected to be demolished as new construction progresses. No amount has been recorded in connection with the lease amendment. Cost of the existing structures located on the new parcels is estimated to be zero based on the Army’s historical net book value and the existing age of the structures. These structures are to be demolished and new structures to be constructed pursuant to plans described in Note 1.

NOTE 6—REINVESTMENT ACCOUNT

The generating agreement that terminated on November 26, 2006 required that a reinvestment account be established upon completion of the initial construction and renovation work. Funds available to be deposited in the reinvestment account are equal to the net operating income less the payment of debt service, any shortfall loans, management fees, and any preferred return on equity. Such deposits shall be kept in the trust solely for the use and benefit of meeting the costs and long-term capital expenses of the Installation. In the event that the operating agreement is terminated by the Trust, the remaining funds shall be first disbursed to and for the sole use and benefit of the Managing Member, in addition to all other amounts due the Managing Member under any provision of the agreement. In the event there are funds remaining at the expiration of the agreement, such funds will be disbursed to the Government Member.

Pursuant to the Second Amended and Restated Operating Agreement, the Company shall establish and maintain a separate, interest-bearing account known as the reinvestment account at a national bank or other financial institution.  Funds on deposit in the reinvestment account shall not be under the control of the Trustee or subject to the Trustee’s lien or encumbrance as security for the bonds or any loan to the Company, shall be invested in permitted investments, shall not be commingled with any other funds of the Company and shall not be pledged or voluntarily subjected to any lien or encumbrance.  Interest and investment earnings on amounts in the reinvestment account shall be credited to the reinvestment account.  The Company shall hold in the reinvestment account such amounts as were held in the reinvestment account established pursuant to the trust, which amounts were previously contributed by the trust pursuant to the available cash distributions as set forth in Note 1.  Expenditure of funds in, and disbursement of funds from, the reinvestment account shall require the consent of the Government Member and the Managing Member.  Notwithstanding the foregoing, funds in the reinvestment account may be withdrawn from the reinvestment account by the Manager, without further action by the members, to pay for utility costs and emergency services costs, to pay for demolition, construction, maintenance and renovation of the family housing and associated ancillary facilities at the installation if such expenditures are provided for in the annual budget or any out-year development plan, for emergency purposes not in excess of $50,000, and for expenditures that in the aggregate do not exceed $200,000 in a fiscal year.  In addition, upon the unanimous vote or consent of the Government Member and Managing Member, the Company may withdraw amounts from the reinvestment account and apply such funds to the benefit of any military housing development in which both Government Member and Managing Member or an affiliate of Managing Member holds an ownership interest.

As of December 31, 2006, $2,286,488 was held on deposit in the reinvestment account.

NOTE 7—COMMITMENTS AND CONTINGENCIES

Construction Contract

The Company entered into a cost plus a fee with a guaranteed maximum price construction contract on November 29, 2006, with Centex Construction, LLC (Centex), in an amount not to exceed $101,000,011, which is subject to additions and deductions by change orders, for the construction of approximately 404 new military housing units. As of December 31, 2006, $3,983,547 of the contract has been incurred and $960,541 remains payable and is included as a component of development costs payable on the accompanying balance sheet.

Concentration of Credit Risk

The primary source of revenue of the Installation will be rent collected from the tenants through the BAH. The BAH is adjusted and approved annually by the government and is based on civilian rental costs by pay grade, dependency status, and location. The Company is subject to payment of the BAH through appropriations made annually by the Army.  If such appropriations were removed or delayed or significantly reduced, the Company and its operations would be impaired.

The Company’s cash accounts are maintained in a chartered banking institution and are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company has not experienced any losses associated with deposits in excess of the maximum insurable limits.

Military Housing Loan Guaranty

As discussed in Note 2, the USA previously provided payments of the mortgage payable in the event of a payment default caused by an Installation closure, downsizing of at least 40 percent of Installation personnel, or deployment of at least 40 percent of Installation personnel.

On November 29, 2006, the loan guaranty agreement was amended to remove the guaranty of the mortgage obligations with respect to the 2006 bonds.

NOTE 8—INVOLUNTARY CONVERSIONS

During 2006, the Company received $1,080,327 of insurance proceeds related to various damage to housing units caused by wind in 2004 and 2005. Repairs were made to the damaged units. The Company has plans to make additional repairs in the amount of $654,532, which is included as a component of accrued liabilities on the accompanying balance sheet.

NOTE 9—OPERATING LEASE OBLIGATIONS

The Company has entered into several operating leases during 2006 related to vehicles under which it is a lessee. Rental expense related to these leases for the year ended December 31, 2006, was $150,279, which is included as a component of vehicle lease expense on the accompanying statement of operations. The following is a schedule of future minimum lease payments as of December 31, 2006, that have initial or remaining lease terms in excess of one year:

December 31, 2007	$132,408
2008	132,408
2009	132,408
2010	132,408
2011	132,408
$662,040

NOTE 10—DEPLOYMENT OF TROOPS

During the year ended December 31, 2006, a military unit of approximately 5,000 soldiers was deployed. During times of deployment, family members often do not stay on base, but instead return home to be near other family members. As a result, the Installation experienced a significant increase in the number of vacant units with occupancy falling from 92% to 86% during the year.

34,141,864 Shares

GMH COMMUNITIES TRUST

Common Shares of Beneficial Interest

Prospectus

June 8, 2007